    As filed with the Securities and Exchange Commission on August 15, 2001
                           Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------

                                 MOTOROLA, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                    3663                    36-1115800
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or            Code Number)
      organization)

                                --------------

                            1303 East Algonquin Road
                           Schaumburg, Illinois 60196
                                 (847) 576-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                               Carl F. Koenemann
              Executive Vice President and Chief Financial Officer
                                 Motorola, Inc.
                            1303 East Algonquin Road
                           Schaumburg, Illinois 60196
                                 (847) 576-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                With copies to:

   Paul P. Fleck, Esq.      Peter J. Rooney, Esq.     John R. Pomerance, Esq.
      Motorola, Inc.         Shearman & Sterling        Mintz, Levin, Cohn,
   101 Tournament Drive      599 Lexington Avenue             Ferris,
  Horsham, Pennsylvania    New York, New York 10022   Glovsky and Popeo, P.C.
          19044                 (212) 848-4000          One Financial Center
      (215) 323-1000                                   Boston, Massachusetts
                                                               02111
                                                           (617) 542-6000

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective time of the merger of a wholly-owned subsidiary of the registrant with and into RiverDelta Networks, Inc., which shall occur as soon as practicable after the effective date of this registration statement and the satisfaction of all conditions to the closing of such merger.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

                                                          Proposed
                                             Proposed     maximum
 Title of each class of                      maximum     aggregate   Amount of
    securities to be       Amount to be   offering price  offering  registration
       registered         registered(/2/) per share(/2/) price(/3/)   fee(/4/)
 ----------------------   --------------- -------------- ---------- ------------
 Common Stock, par value
  $3 per share (and
  associated preferred
  stock purchase
  price)(/1/)...........  Not applicable  Not applicable  $242,362     $60.59

(/1/Each)share of Motorola common stock is accompanied by a right to purchase
    Junior Participating Preferred Stock, Series B of Motorola. Prior to the occurrence of certain events, none of which has occurred as of this date, the rights will not be exercisable or evidenced separately from the common stock.
-------
(/2/Pursuant)to Securities Act Rule 457(o), this information is not included. (/3/Estimated)solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rule 457(f) thereunder. RiverDelta is a privately held corporation and there is no market for its securities. In addition, RiverDelta has an accumulated capital deficit. Therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum aggregate offering price is based upon one-third of the par value of the securities of RiverDelta being acquired in the proposed merger, which is $242,362, computed as of the last practicable date prior to the date of filing this registration statement.
(/4/Calculated)by multiplying .00025 by the proposed maximum aggregate offering price.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this proxy statement/prospectus is not complete and may be + +changed. We may not offer or sell these securities until the registration + +statement filed with the Securities and Exchange Commission is effective. + +This proxy statement/prospectus is not an offer to sell these securities and + +it is not soliciting an offer to buy these securities in any state where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion, Dated August 15, 2001

                           RiverDelta Networks, Inc.
                             3 Highwood Drive East
                         Tewksbury, Massachusetts 01876
                                 (978) 858-2300

                                 [      ], 2001

Dear RiverDelta Stockholders:

  You are cordially invited to attend a special meeting of stockholders of RiverDelta Networks, Inc. which we will hold at 10:00 a.m., local time, on
[        ], [  ], 2001, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111.

  RiverDelta Networks, Inc. has signed a merger agreement with Motorola, Inc. If the merger is completed, RiverDelta will become a wholly-owned subsidiary of Motorola.

  At the special meeting, we will ask you to vote on three proposals, including the merger agreement and the merger of RiverDelta and Motorola. Your board of directors has unanimously approved the merger agreement and the merger, has unanimously determined that the merger is advisable and fair to you and in your best interests and unanimously recommends that you approve and adopt the merger agreement and the merger at the special meeting.

  If RiverDelta's stockholders approve the merger agreement and the merger, then RiverDelta stockholders will, in the aggregate, receive Motorola common stock valued at $300 million, subject to certain purchase price adjustments (including a deduction for indebtedness of RiverDelta, which currently is approximately $23.5 million but may increase to as much as $45 million, plus accrued interest thereon), to be apportioned according to the number and class of shares that each RiverDelta stockholder owns.

  Under the merger agreement and an escrow agreement, 10% of the Motorola common stock that you would otherwise be entitled to receive in the merger will be deposited in an escrow account and may be used to compensate Motorola in the event that it is entitled to indemnification under the merger agreement or to the extent that there is a reduction in the purchase price based on a post-closing audit adjustment. To the extent that some or all of the escrowed shares are not required to indemnify Motorola or to be delivered to Motorola based on the post-closing audit adjustment, the escrowed shares will be distributed within five business days following the eighteen-month anniversary of the merger. Motorola common stock is listed on the New York Stock Exchange under the trading symbol "MOT" and on August 14, 2001, Motorola common stock closed at $18.41 per share. You will receive cash instead of any fractional share of Motorola common stock which you would otherwise receive in the merger.

  In order to complete the merger, RiverDelta's restated certificate of incorporation requires that the merger agreement and the merger be approved by the holders of a majority of the outstanding shares of RiverDelta common stock and RiverDelta Series A and Series B preferred stock on the record date on an as converted basis, voting together as a single class.

  In addition, and as a second proposal, it is proposed that the restated certificate of incorporation of RiverDelta be amended in order to increase the total number of shares of authorized capital stock of RiverDelta to 85,860,000 by increasing the number of authorized shares of RiverDelta preferred stock to 13,860,000, and to designate 6,500,000 shares of preferred stock as Series B preferred stock. This approval of the amendment to RiverDelta's restated certificate of incorporation requires the approval of a majority of the outstanding shares of RiverDelta common stock and RiverDelta Series A and Series B preferred stock on the record date on an as converted basis, voting together as a single class.

  Finally, in order to complete the merger, the holders of Series A preferred stock must elect to treat the merger as a deemed conversion of their shares, which election pursuant to RiverDelta's restated certificate of incorporation requires the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of RiverDelta Series A preferred stock on the record date, voting as a separate class.

   I, together with other stockholders of RiverDelta, holding in the aggregate approximately 64.2% of the outstanding RiverDelta common stock and Series A and Series B preferred stock on an as converted basis, voting together as a single class, and approximately 90% of the outstanding RiverDelta Series A preferred stock, voting as a separate class, have agreed to vote all of my shares in favor of the approval of the merger agreement, the merger and otherwise in such manner as may be necessary to consummate the merger. Consequently, approval of
(i) the merger agreement and the merger, (ii) the proposal to amend RiverDelta's restated certificate of incorporation and (iii) the proposal for the holders of Series A preferred stock to elect to be deemed to have converted all shares of Series A preferred stock into common stock immediately prior to the merger is assured.

   RiverDelta stockholders who properly preserve their rights are entitled to an appraisal of their shares of RiverDelta stock under Delaware law if the merger is completed.

   Only stockholders who hold shares of RiverDelta stock at the close of
business on [     ], 2001, the record date for the special meeting, will be
entitled to vote at the special meeting of RiverDelta stockholders. A list of stockholders entitled to vote will be kept at the offices of RiverDelta, 3 Highwood Drive East, Tewksbury, Massachusetts, 01876, for the ten days prior to the special meeting.

   You should consider the matters discussed under "Risk Factors" commencing on page 15 of the enclosed proxy statement/prospectus before voting. Please review carefully the entire proxy statement/prospectus.

   It is important that your shares be represented and voted at the special meeting, whether or not you are able to attend personally. If you do not return your proxy card, the effect will be a vote against the merger and the other proposals. You are therefore urged to complete, sign, date and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the meeting and vote in person, even if you have previously returned your proxy card.

   I look forward to your support.

                                          Sincerely,
                                          David F. Callan
                                          President and Chief Executive
                                           Officer

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the Motorola common stock to be issued in the merger, or determined that this proxy statement/prospectus is accurate or complete. Any person who tells you otherwise is committing a crime.

   This proxy statement/prospectus is dated [ ], 2001 and is first being mailed to RiverDelta stockholders on or about [ ], 2001.

                           RiverDelta Networks, Inc.
                             3 Highwood Drive East
                         Tewksbury, Massachusetts 01876
                                 (978) 858-2300

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To Be Held On [       ], 2001

   A special meeting of stockholders of RiverDelta Networks, Inc. will be held
on [        ], [      ], 2001, at 10:00 a.m., local time, at the offices of
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111.

   The special meeting will be conducted:

     1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 11, 2001, by and among Motorola, Bayou Merger Sub, Inc., a wholly-owned subsidiary of Motorola, and RiverDelta, pursuant to which, among other things, Bayou Merger Sub, Inc. will merge with and into RiverDelta, as a result of which RiverDelta will become a wholly-owned subsidiary of Motorola, and Todd Dagres will be appointed as the stockholders' representative under the merger agreement.

     2. To consider and vote upon a proposal to amend the restated certificate of incorporation of RiverDelta in order to increase the total number of shares of authorized capital stock of RiverDelta to 85,860,000 by increasing the number of authorized shares of RiverDelta preferred stock to 13,860,000, and to designate 6,500,000 shares of preferred stock as Series B preferred stock.

     3. To consider and vote upon a proposal for the holders of Series A preferred stock to elect to be deemed to have converted all shares of Series A preferred stock into shares of RiverDelta common stock immediately prior to the effective time of the merger.

     4. To transact such other business as may properly come before the meeting.

   If RiverDelta's stockholders approve the merger agreement and the merger, then RiverDelta stockholders will, in the aggregate, receive Motorola common stock valued at $300 million, subject to certain purchase price adjustments (including a deduction for indebtedness of RiverDelta, which currently is approximately $23.5 million but may increase to as much as $45 million, plus accrued interest thereon), to be apportioned according to the number and class of shares that each RiverDelta stockholder owns.

   In order to complete the merger, RiverDelta's restated certificate of incorporation requires that the merger agreement and the merger be approved by the holders of a majority of the outstanding shares of RiverDelta common stock and RiverDelta Series A and Series B preferred stock on the record date on an as converted basis, voting together as a single class.

   In addition, in order to complete the merger, RiverDelta must amend its restated certificate of incorporation to increase the total number of shares of authorized capital stock of RiverDelta and to designate additional shares of preferred stock as Series B preferred stock. The approval of the amendment to RiverDelta's restated certificate of incorporation requires the approval of a majority of the outstanding shares of RiverDelta common stock and RiverDelta Series A and Series B preferred stock on the record date on an as converted basis, voting together as a single class.

   Finally, in order to complete the merger, the holders of Series A preferred stock must elect to treat the merger as a deemed conversion of their shares, which election pursuant to RiverDelta's restated certificate of incorporation requires the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of RiverDelta Series A preferred stock on the record date, voting as a separate class.

   Stockholders of RiverDelta holding in the aggregate approximately 64.2% of the outstanding RiverDelta common and Series A and Series B preferred stock on an as converted basis, voting together as a single class, and approximately 90% of the outstanding RiverDelta Series A preferred stock, voting as a separate class, have agreed to vote all of their shares in favor of the adoption of the merger agreement, the merger and otherwise in such manner as may be necessary to consummate the merger. Consequently, approval of (i) the merger agreement and the merger, (ii) the proposal to amend RiverDelta's restated certificate of incorporation and (iii) the proposal for the holders of Series A preferred stock to elect to be deemed to have converted all shares of Series A preferred stock into common stock immediately prior to the merger is assured.

   RiverDelta stockholders who properly preserve their rights are entitled to an appraisal of their shares of RiverDelta stock under Delaware law if the merger is completed.

   Only stockholders who hold shares of RiverDelta stock at the close of
business on [         ], 2001, the record date for the special meeting, will be
entitled to vote at the special meeting of RiverDelta stockholders. A list of stockholders entitled to vote will be kept at the offices of RiverDelta, 3 Highwood Drive East, Tewksbury, Massachusetts, 01876, for the ten days prior the special meeting.

   You should consider the matters discussed under "Risk Factors" commencing on page 15 of the enclosed proxy statement/prospectus before voting. Please review carefully the entire proxy statement/prospectus and the merger agreement attached as Appendix A-1.

   Your board of directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement and the merger and each other proposal, as described in detail in the accompanying proxy statement/prospectus.

                                          For the Board of Directors,

                                          David F. Callan
                                          President and Chief Executive
                                           Officer

Tewksbury, Massachusetts
[       ], 2001

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and promptly return it in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before it is voted by delivering to RiverDelta a subsequently executed proxy card or a written notice of revocation or by voting in person at the special meeting.

   You should not send stock certificates with your proxy card. A transmittal letter for your stock will be sent to you by the exchange agent after the merger.

   Motorola is a Delaware corporation and its shares of common stock trade on the New York Stock Exchange under the symbol "MOT." This proxy statement/prospectus incorporates by reference important business and financial information about Motorola that is not included in, or delivered with, this proxy statement/prospectus. Motorola will provide you with copies of the information relating to Motorola that has been incorporated by reference, without charge, upon written or oral request to:

                                 Motorola, Inc.
                            1303 East Algonquin Road
                           Schaumburg, Illinois 60196
                              Tel: (800) 762-8509
                            Attn: Investor Relations

   You may also obtain information from Motorola's website:
www.motorola.com/investor.

   For additional information concerning how you can obtain additional information on Motorola, see "Where You Can Find More Information" beginning on page 73.

   If you would like to request documents, please do so by [      ], 2001 in
order to obtain them before the special meeting of RiverDelta stockholders.

   RiverDelta is a privately held corporation with fewer than 300 stockholders that is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and therefore does not incorporate information in this proxy statement/prospectus by reference unless such information appears in an Appendix to this proxy statement/prospectus.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1

SUMMARY...................................................................   5
  The Companies (see page 18).............................................   5
  Risk Factors (see page 15)..............................................   5
  The RiverDelta Special Meeting (see page 20)............................   6
  Record Date (see page 20); Stockholders Entitled to Vote (see page 21)..   6
  Vote Required (see page 21).............................................   6
  Voting Agreement (see page 21)..........................................   7
  Recommendation of the RiverDelta Board of Directors (see page 20).......   7
  Accounting Treatment (see page 27)......................................   7
  Interests of RiverDelta Directors and Executive Officers in the Merger
   (see page 28)..........................................................   7
  Material Federal Income Tax Consequences of the RiverDelta Merger (see
   page 30)...............................................................   7
  Regulatory Matters (see page 33)........................................   8
  Statutory Appraisal Rights (see page 33)................................   8
  Management and Operations of RiverDelta after the Merger (see page 36)..   8
  What You Will Receive in the Merger (see page 27).......................   8
  Ownership of Shares after the Merger....................................   9
  The Merger (see page 24)................................................   9
  Effects of the Merger on the Rights of RiverDelta Stockholders (see page
   61)....................................................................   9
  Listing of Motorola Common Stock (see page 43)..........................   9
  Conditions to the Merger (see page 47)..................................   9
  Termination (see page 49)...............................................  10
  Fees and Expenses (see page 49).........................................  10
  Appointment of Stockholders' Representative (see page 51)...............  10
  Indemnification of Motorola; Escrow Agreement (see page 51).............  10
  Credit Agreement (see page 54)..........................................  11
  Original Equipment Manufacturer Agreement (see page 55).................  11
  Additional Proposals (see page 56)......................................  11
  Forward-Looking Statements (see page 72)................................  11

SUMMARY SELECTED FINANCIAL INFORMATION....................................  12
  Motorola Selected Historical Consolidated Financial Data................  12
  Motorola Per Share Data.................................................  13
  Market Price and Dividend Information...................................  13

RISK FACTORS..............................................................  15
  Risks Relating to the Merger............................................  15
  Risks Related to RiverDelta.............................................  16

THE COMPANIES.............................................................  18
  Motorola................................................................  18
  RiverDelta..............................................................  18

THE RIVERDELTA SPECIAL MEETING............................................  20
  Date, Time and Place....................................................  20
  Matters to be Considered at the Special Meeting.........................  20
  Board of Directors Recommendation.......................................  20
  Record Date.............................................................  20
  Quorum..................................................................  20
  Stockholders Entitled to Vote...........................................  21

                                                                            Page
                                                                            ----
  Vote Required............................................................  21
  Voting Agreement.........................................................  21
  Proxies..................................................................  22
  Revocability of Proxies..................................................  22
  Solicitation of Proxies and Expenses.....................................  22
  Dissenters' Rights to Appraisal..........................................  22

THE MERGER.................................................................  24
  Structure of the Merger..................................................  24
  Background...............................................................  24
  Motorola's Reasons for the Merger........................................  25
  RiverDelta's Reasons for the Merger......................................  25
  Recommendation of the RiverDelta Board of Directors......................  27
  Accounting Treatment.....................................................  27
  Effectiveness of Merger..................................................  27
  Merger Consideration.....................................................  27
  Interests of RiverDelta Directors and Executive Officers in the Merger...  28
  Material Federal Income Tax Consequences of the RiverDelta Merger........  30
  Regulatory Matters.......................................................  33
  Statutory Appraisal Rights...............................................  33
  Appraisal Rights Procedures..............................................  33
  Resale of Motorola Common Stock..........................................  36
  Management and Operations of RiverDelta after the Merger.................  36

THE MERGER AGREEMENT.......................................................  37
  The Merger...............................................................  37
  Merger Consideration.....................................................  37
  Post-Closing Adjustment..................................................  38
  Treatment of RiverDelta Stock Generally..................................  39
  Treatment of RiverDelta Series B Preferred Stock.........................  40
  Treatment of RiverDelta Common Stock.....................................  40
  Treatment of RiverDelta Series A Preferred Stock.........................  40
  Treatment of RiverDelta Stock Options and Restricted Shares..............  41
  Fractional Shares........................................................  42
  Exchange of Certificates.................................................  42
  Listing of Motorola Common Stock.........................................  43
  Representations and Warranties of RiverDelta.............................  43
  Representations and Warranties of Motorola and Bayou Merger Sub, Inc.....  44
  Certain Covenants and Agreements.........................................  44
  Conditions to the Merger.................................................  47
  Conditions to the Obligations of Motorola and Bayou Merger Sub, Inc......  48
  Conditions to the Obligations of RiverDelta..............................  48
  Termination..............................................................  49
  Effect of Termination....................................................  49
  Fees and Expenses........................................................  49
  Amendment................................................................  49
  Waiver...................................................................  50
  Voting Agreement.........................................................  50
  Appointment of Stockholders' Representative..............................  51
  Indemnification of Motorola; Escrow Agreement............................  51
  Letter of Transmittal....................................................  52
  Bridge Holders Agreement.................................................  53
  Credit Agreement.........................................................  54
  Original Equipment Manufacturer (OEM) Agreement..........................  55

                                                                          Page
                                                                          ----
ADDITIONAL PROPOSALS.....................................................  56
  Amendment to Certificate of Incorporation..............................  56
  Deemed Conversion of Series A Preferred Stock..........................  57

DESCRIPTION OF MOTOROLA CAPITAL STOCK....................................  58
  Motorola Common Stock..................................................  58
  Motorola Preferred Stock...............................................  58
  Motorola Rights Plan...................................................  59
  Transfer Agent; Registrar and Exchange Agent...........................  60

COMPARISON OF CERTAIN RIGHTS OF COMMON STOCKHOLDERS OF MOTOROLA AND
 STOCKHOLDERS OF RIVERDELTA..............................................  61
  Capitalization.........................................................  61
  Voting Stock...........................................................  61
  Number of Directors....................................................  61
  Classification of Board of Directors...................................  61
  Quorum for Meeting of Directors........................................  62
  Election of Directors..................................................  62
  Removal of Directors...................................................  62
  Amendments to Charter..................................................  62
  Filling Vacancies on the Board of Directors............................  62
  Amendments to By-Laws..................................................  63
  Rights Plan............................................................  63
  Special Stockholder Meetings...........................................  63
  Stockholder Action by Written Consent..................................  63
  Limitation of Personal Liability of Directors and Indemnification......  63
  Dividends..............................................................  64
  Liquidation............................................................  65
  Conversion.............................................................  65

CERTAIN INFORMATION CONCERNING RIVERDELTA................................  67
  Security Ownership of Directors, Executive Officers and Principal
   Stockholders of RiverDelta............................................  67

EXPERTS..................................................................  72

LEGAL AND TAX MATTERS....................................................  72

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS........................  72

WHERE YOU CAN FIND MORE INFORMATION......................................  73

                  APPENDICES TO THE PROXY STATEMENT/PROSPECTUS

Appendix A-1--Agreement and Plan of Merger..............................   A-1
Appendix A-2--Amendment No. 1 to the Agreement and Plan of Merger....... A-2-1
Appendix B--Voting Agreement............................................   B-1
Appendix C--Section 262 of the Delaware General Corporation Law.........   C-1
Appendix D--Form of Escrow Agreement....................................   D-1
Appendix E-1--Bridge Holders Agreement..................................   E-1
Appendix E-2--Agreement to Further Amend Subordinated Convertible
 Promissory Notes....................................................... E-2-1
Appendix F--Form of Company Affiliate Letter............................   F-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

   Q: What is the proposed transaction?

   A: A wholly-owned subsidiary of Motorola, Inc. will merge with and into RiverDelta Networks, Inc. As a result, RiverDelta will become a wholly-owned subsidiary of Motorola, and RiverDelta stockholders will gain the right to exchange their RiverDelta shares for shares of Motorola common stock.

   Q: Why are the companies proposing the merger?

   A: The merger will combine RiverDelta's integrated routing technology with Motorola's established Cable Modem Termination System business and broadband network operator sales and support channel. Combining the two organizations' resources and collective expertise is expected to result in a more efficient carrier-class Cable Modem Termination System solution with integrated routing capabilities for broadband network operators. The merger will allow the combined businesses to offer broadband network operators a more comprehensive solution, which will benefit both parties.

   Q: What will I receive in the merger?

   A: The merger agreement provides that RiverDelta stockholders will, in the aggregate, receive $300 million, subject to certain purchase price adjustments (including a deduction for indebtedness of RiverDelta, which currently is approximately $23.5 million but may increase to as much as $45 million, plus accrued interest thereon). The purchase price will be paid in shares of Motorola common stock in exchange for your RiverDelta stock, based on the number and class of RiverDelta shares that you own. The number of shares of Motorola common stock you will receive will depend on the value of such shares. Motorola common stock will be valued based on its average market price over a 20-day trading period ending two days prior to the closing date of the merger. We encourage you to obtain current market price quotations for Motorola common shares.

   Assuming the merger closes on September 25, 2001, holders of Series B preferred stock will receive approximately the first $62.6 million of consideration. The remaining consideration will be paid to the holders of RiverDelta Series A preferred stock and common stock. The holders of Series A preferred stock will receive the same consideration that they would receive if they had converted to common stock.

   Under the merger agreement and an escrow agreement, 10% of the shares of Motorola common stock that you would otherwise be entitled to receive in the merger will be deposited in an escrow account and may be used to compensate Motorola in the event that it is entitled to indemnification under the merger agreement or to the extent that there is a reduction in the purchase price based on a post-closing audit adjustment.

   In addition, as no fractional shares of Motorola common stock will be issued, you will receive cash payments instead of any fractional shares of Motorola common stock that you would have otherwise received. After giving effect to the merger, we expect that former RiverDelta stockholders will hold less than 1% of the outstanding shares of Motorola common stock.

   Q: What is the escrow fund and how does it work?

   A: If the merger is completed, Motorola will deposit 10% of the Motorola common shares to be issued in the merger into an escrow account.

   The escrowed shares will be available to compensate Motorola in the event that it is entitled to indemnification from the RiverDelta stockholders under the merger agreement or to the extent that there is a reduction in the purchase price based on the post-closing audit adjustment. To the extent that some or all of the escrowed shares are not required to indemnify Motorola or to be delivered to Motorola based on the post-closing audit adjustment, those escrowed shares will be distributed to the RiverDelta stockholders entitled to receive those shares within five business days following the eighteen-month anniversary of the merger.

   Q: Who must approve the merger?

   A: In addition to the approvals by the Motorola board of directors and the RiverDelta board of directors, each of which has already been obtained, and governmental and other regulatory approvals, the merger agreement and the merger must be approved by RiverDelta's stockholders.

   Q: What stockholder vote is required to approve the merger agreement and the merger?

   A: A majority of the outstanding shares of RiverDelta common stock entitled to vote constitutes a quorum for the RiverDelta special meeting. The affirmative vote of the holders of a majority of the outstanding shares of RiverDelta common stock and Series A and Series B preferred stock on the record date on an as converted basis, voting together as a single class, and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of RiverDelta Series A preferred stock on the record date, voting as a separate class, are required to approve the merger agreement and the merger. Certain stockholders of RiverDelta holding in the aggregate enough shares to approve the merger agreement and the merger have entered into a voting agreement under which they have agreed to vote all of their shares of RiverDelta stock in favor of the merger agreement and the merger. Consequently, approval of the merger agreement and the merger is assured.

   Q: Does the RiverDelta board of directors recommend approval of the merger agreement and the merger?

   A: Yes. After careful consideration, the RiverDelta board of directors unanimously recommends that its stockholders vote in favor of the merger agreement and the merger. For a more complete description of the recommendation of the RiverDelta board of directors, see the section entitled "The Merger-- RiverDelta's Reasons for the Merger" on page 25 and "The Merger--Recommendation of the RiverDelta Board of Directors" on page 27.

   Q: Are there any conditions to the merger being completed?

   A: Yes. The obligation of RiverDelta and Motorola to complete the merger is subject to satisfaction of several conditions including, without limitation, that certain RiverDelta employees continue to be employed by RiverDelta, that they sign retention agreements and that they not be in breach of those retention agreements. For a more complete description of the conditions to completion of the merger, see the section entitled "The Merger Agreement-- Conditions to the Merger" on page 47.

   Q: What if the merger is not completed?

   A: It is possible the merger will not be completed. That might happen if, for example, a required condition to the closing of the merger set forth in the merger agreement is not satisfied. Should that occur, none of Motorola, RiverDelta or any third party is under any obligation to make or consider any alternative proposals regarding the purchase of your shares of RiverDelta stock.

   Q: What stockholder vote is required to approve the amendment to the RiverDelta restated certificate of incorporation and the deemed conversion of RiverDelta Series A preferred stock?

   A: The approval of the amendment to RiverDelta's restated certificate of incorporation requires the approval of a majority of the outstanding shares of RiverDelta common stock and RiverDelta Series A and Series B preferred stock on the record date on an as converted basis, voting together as a single class. The approval of the election by the holders of the shares of RiverDelta Series A preferred stock to be deemed to have converted all shares of RiverDelta Series A preferred stock into RiverDelta common stock immediately prior to the closing of the merger will require the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of RiverDelta Series A preferred stock on the record date, voting as a separate class.

   Q: Does the RiverDelta board of directors recommend approval of the amendment to the RiverDelta restated certificate of incorporation and the deemed conversion of RiverDelta Series A preferred stock?

   A: Yes. After careful consideration, the RiverDelta board of directors unanimously recommends that its stockholders vote in favor of the amendment to the RiverDelta restated certificate of incorporation and the deemed conversion of RiverDelta Series A preferred stock. For a more complete description of the recommendation of the RiverDelta board of directors, see the section entitled "Additional Proposals--Amendment to Certificate of Incorporation" on page 56 and "Additional Proposals--Deemed Conversion of Series A Preferred Stock" on page 57.

   Q: What do I need to do now?

   A: We urge you to read this proxy statement/prospectus, including the appendices, carefully, and to consider how the merger will affect you as a stockholder of RiverDelta. You also may want to review the documents referenced under "Where You Can Find More Information" on page 73.

   Q: How do I vote?

   A: You may vote by mailing a signed proxy card in the enclosed return envelope as soon as possible so that those shares may be represented at the special meeting. You may also attend the special meeting and vote in person.

   Q: Can I change my vote?

   A: Yes. You may change your vote by delivering a later-dated, signed proxy card to RiverDelta's secretary before the special meeting of RiverDelta stockholders, or by attending the special meeting and voting in person.

   Q: Is the merger taxable?

   A: It is a condition of the merger that RiverDelta receive an opinion from its tax counsel stating that the merger will qualify as a reorganization for U.S. federal income tax purposes. Motorola is obligated to use its reasonable best efforts to obtain such an opinion from its tax advisor prior to the closing of the merger. As a result of the merger qualifying as a reorganization for U.S. federal income tax purposes, RiverDelta stockholders will generally not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their RiverDelta shares solely for Motorola common stock in the merger, except for cash received in lieu of fractional shares of Motorola common stock.

   We describe the material U.S. federal income tax consequences of the merger in more detail beginning on page 30. The tax consequences to you will depend on the facts of your own situation. Please consult your tax advisor for a full understanding of the tax consequences to you of the merger.

   Q: Am I entitled to appraisal rights?

   A: Yes. You will be entitled to appraisal rights in connection with the merger provided that you give written demand for appraisal and comply with all relevant provisions of Section 262 of the Delaware General Corporation Law explained beginning on page 33 and attached as Appendix C to this proxy statement/prospectus.

   Q: When do you expect to complete the merger?

   A: We expect to complete the merger during the late third or early fourth quarter of this year. Because the merger is subject to governmental approvals, however, we cannot predict the exact timing. We are awaiting the expiration of the waiting period under the Hart-Scott-Rodino Act.

   Q: Should I send in my RiverDelta stock certificates now?

   A: No. After we complete the merger, Motorola's exchange agent will send instructions to you regarding your RiverDelta shares that were converted in the merger. These instructions will explain how to exchange your RiverDelta share certificates for Motorola share certificates and, if applicable, cash instead of any fractional shares of Motorola common stock that you would otherwise receive in the merger. Please do not send in your RiverDelta stock certificates with your proxy card.

   Q: When and where is the special meeting?

   A: The special meeting will be held at 10:00 a.m., local time, on [       ],
2001 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111.

   Q: What else will happen at the meeting?

   A: We know of no other matters that are expected to come before the special meeting.

   Q: Whom can I call with questions?

   A: If you have any questions about the merger or any related transactions, please call RiverDelta at (978) 858-2300 (and ask for Michael Brown) or call Motorola's Investor Relations Department at (800) 262-8509.

   If you would like copies of any of the documents we refer to in this proxy statement/prospectus, you should call Motorola at (800) 262-8509.

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, and for a more complete description of the legal terms of the transaction, you should read this entire proxy statement/prospectus carefully, as well as those additional documents to which we refer you. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, which is attached as Appendix A-1 (as amended by Amendment No. 1 to the Agreement and Plan of Merger, which is attached as Appendix A-2), the voting agreement, which is attached as Appendix B, the form of escrow agreement, which is attached as Appendix D, the bridge holders agreement, which is attached as Appendix E-1 (as amended by the Agreement to Further Amend Subordinated Convertible Promissory Notes, which is attached as Appendix E-2), and the company affiliate letter, which is attached as Appendix F. Also see "Where You Can Find More Information" on page 73. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies (see page 18)

Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
Tel: (847) 576-5000
website: www.motorola.com

   Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

  . software-enhanced wireless telephone, two-way radio and messaging products and systems, as well as networking and Internet-access products, for consumers, network operators and commercial, government and industrial customers;

  . end-to-end systems for the delivery of interactive digital video, voice and high-speed data solutions for broadband operators;

  . embedded semiconductor solutions for customers in the networking and computing, transportation, wireless communications and digital consumer/home networking markets; and

  . embedded electronic systems for automotive, industrial, transportation, navigation, communications and energy systems markets.

   Motorola is a corporation organized under the laws of the State of Delaware. Motorola's sales in 2000 were $37.6 billion. Shares of Motorola common stock primarily trade on the New York Stock Exchange under the symbol "MOT".

RiverDelta Networks, Inc.
3 Highwood Drive East
Tewksbury, Massachusetts 01876
Tel: (978) 858-2300

   RiverDelta designs, develops and markets Internet Protocol, or IP, edge routing, aggregation and service delivery solutions for broadband, or cable, service providers. RiverDelta's products enable broadband service providers to offer high-quality voice, high-speed data and enhanced broadband services to their business and residential customers.

Risk Factors (see page 15)

   See "Risk Factors" for a discussion of certain risks that should be considered by RiverDelta stockholders in evaluating whether to approve the merger and the merger agreement and thereby become holders of Motorola common stock.

The RiverDelta Special Meeting (see page 20)

   The special meeting of the RiverDelta stockholders will be held on
[        ], [  ], 2001, at 10:00 a.m., local time, at the offices of Mintz,
Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111.

   At the special meeting, RiverDelta stockholders will be asked:

  . to approve the merger agreement and the merger and, in so doing, to appoint Todd Dagres as stockholders' representative under the merger agreement;

  . to approve the amendment to the restated certificate of incorporation of RiverDelta in order to increase the total number of shares of authorized capital stock of RiverDelta common stock to 85,860,000 by increasing the number of authorized shares of RiverDelta preferred stock to 13,860,000 and to designate 6,500,000 shares of preferred stock as Series B preferred stock;

  . to approve the proposal for the holders of Series A preferred stock to elect to be deemed to have converted all shares of Series A preferred stock into shares of RiverDelta common stock immediately prior to the effective time of the merger; and

  . to act on other matters that may be properly submitted to a vote at the RiverDelta special meeting.

Record Date (see page 20); Stockholders Entitled to Vote (see page 21)

   You can vote at the special meeting if you owned RiverDelta shares at the
close of business on [        ], 2001, the record date.

   On the record date, there were [       ] shares of RiverDelta common stock,
[       ] shares of RiverDelta Series A preferred stock and [       ] shares of
RiverDelta Series B preferred stock outstanding and entitled to vote at the special meeting. RiverDelta stockholders will have one vote at the special meeting for each share of RiverDelta common stock that they owned on the record date, and will have the number of votes equal to the number of shares of RiverDelta common stock into which each share of RiverDelta preferred stock that they owned on the record date was convertible.

   As of [        ], 2001, each share of RiverDelta Series A preferred stock was convertible into three shares of RiverDelta common stock, and each share of RiverDelta Series B preferred stock was convertible into one and one-half shares of RiverDelta common stock. Under a voting agreement, holders of 90% of the issued and outstanding shares of RiverDelta Series A preferred stock agreed to elect to be deemed to have converted all shares of Series A preferred stock into shares of common stock immediately prior to the effective time of the merger.

Vote Required (see page 21)

   The affirmative vote of a majority of the outstanding shares of RiverDelta common stock and RiverDelta Series A and Series B preferred stock on the record date on an as converted basis, voting together as a single class, is required to approve the merger agreement and the merger.

   The approval of the amendment to RiverDelta's restated certificate of incorporation requires the approval of a majority of the outstanding shares of RiverDelta common stock and RiverDelta Series A and Series B preferred stock on the record date on an as converted basis, voting together as a single class.

   The approval of the election by the holders of Series A preferred stock to be deemed to have converted all of their shares of RiverDelta Series A preferred stock into RiverDelta common stock immediately prior to the closing of the merger will require the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of RiverDelta Series A preferred stock on the record date, voting as a separate class.

   At the close of business on the record date, [ ]% of the outstanding shares of RiverDelta common stock and Series A and Series B preferred stock on an as converted basis, and [ ]% of the outstanding shares of RiverDelta Series A preferred stock were held by directors and officers of RiverDelta and their affiliates. All of the shares beneficially owned by the directors of RiverDelta, two of whom are executive officers, are subject to a voting agreement to vote the shares in favor of the approval and adoption of the merger agreement.

Voting Agreement (see page 21)

   Certain officers, directors and stockholders of RiverDelta have entered into a voting agreement with Motorola, pursuant to which they have agreed, among other things, to vote the shares of RiverDelta stock they own "FOR" approval of the merger agreement and the merger. Each of these stockholders has also granted an irrevocable proxy and a power of attorney to Motorola representatives to vote such stockholder's shares of RiverDelta stock "FOR" approval of the merger agreement and the merger.

   On the record date, these RiverDelta stockholders collectively owned and were entitled to vote approximately:

  . 64.2% of the outstanding shares of RiverDelta common stock and Series A and Series B preferred stock on an as converted basis, voting together as a single class; and

  . 90% of the outstanding shares of RiverDelta Series A preferred stock, voting as a separate class.

Recommendation of the RiverDelta Board of Directors (see page 20)

   After careful consideration, the RiverDelta board of directors unanimously recommends that the stockholders vote in favor of the merger agreement, the merger and each other proposal presented at the special meeting. For a more complete description of the recommendation of the RiverDelta board of directors, see the section entitled "The Merger--RiverDelta's Reasons for the Merger" on page 25 and "The Merger--Recommendation of the RiverDelta Board of Directors" on page 27.

Accounting Treatment (see page 27)

   Motorola will account for the merger as a purchase of a business, which means that the assets and liabilities of RiverDelta, including intangible assets, will be recorded at their fair value with the remaining purchase price over the fair value of net identifiable assets and liabilities and in process research and development reflected as goodwill, and the results of operations and cash flows of RiverDelta will be included in Motorola's results prospectively after the merger.

Interests of RiverDelta Directors and Executive Officers in the Merger (see page 28)

   RiverDelta stockholders should note that a number of directors and executive officers of RiverDelta have interests in the merger as directors or executive officers that are different from, or in addition to, those of a stockholder generally. If RiverDelta completes the merger, certain indemnification arrangements for current directors and executive officers of RiverDelta will be continued, and it is anticipated that certain employees of RiverDelta will be retained as employees of Motorola or will otherwise continue their relationship with Motorola and RiverDelta. As a result of the merger, the vesting of unvested stock options and the lapsing of RiverDelta's right to repurchase restricted stock held by certain executive officers of RiverDelta will be accelerated pursuant to the terms of existing stock option and stock repurchase agreements. It is a condition of the merger that certain executives and employees will enter into retention agreements with Motorola. It is expected that the retention agreements will provide for further acceleration of vesting, or of lapsing, of repurchase rights, the grant of Motorola stock options and the payment of cash retention bonuses and other consideration.

Material Federal Income Tax Consequences of the RiverDelta Merger (see page 30)

   The merger is intended to qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code. It is a condition of the merger that RiverDelta receive an opinion from its tax counsel stating that the merger will qualify as a reorganization for U.S. federal income tax purposes. Motorola is obligated to use its reasonable best efforts to obtain such an opinion from its tax advisor prior to the closing of the merger. As a result of the merger qualifying as a reorganization for U.S. federal income tax purposes, RiverDelta stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their RiverDelta shares solely for Motorola common stock in the merger, except for cash received in lieu of fractional shares of Motorola common stock.

Regulatory Matters (see page 33)

   Motorola and RiverDelta must make certain filings and take other actions necessary to obtain approvals from U.S. governmental authorities in connection with the merger, including antitrust authorities. Both parties will use reasonable best efforts to make all necessary filings with respect to the merger required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law. However, Motorola is not required to agree to any conditions, divestitures or expenditures of money to a third party in exchange for any consent that, in any such case:

  . would have a material adverse effect on RiverDelta; or

  . if such action relates to Motorola or its subsidiaries, would, if taken by RiverDelta or with respect to a comparable amount of assets, businesses or product lines of RiverDelta, have a material adverse effect on RiverDelta.

   The waiting period during which the U.S. antitrust authorities review the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will expire on September 13, 2001 unless the antitrust authorities grant early termination of the period or extend the period indefinitely by the issuance of a request for additional information. We expect to obtain all other material required governmental approvals and, if all other conditions to the merger are satisfied, complete the merger in the late third or early fourth quarter of 2001. We cannot be certain, however, that Motorola and RiverDelta will obtain all required governmental approvals, or that we will obtain these approvals without conditions that would be detrimental to Motorola or RiverDelta.

Statutory Appraisal Rights (see page 33)

   Appraisal rights are provided for under Delaware law. RiverDelta stockholders who do not vote for the merger and who satisfy certain other conditions described beginning on page 33 and in Appendix C to this proxy statement/prospectus are entitled to be paid the "fair value" of their shares of RiverDelta common or preferred stock, as determined by the Delaware Chancery Court. Since appraisal rights are available only to RiverDelta stockholders who satisfy certain conditions, you should carefully review the section of this proxy statement/prospectus titled "The Merger--Appraisal Rights Procedures" beginning on page 33 and the copy of the Delaware appraisal rights statute attached as Appendix C to this proxy statement/prospectus.

Management and Operations of RiverDelta after the Merger (see page 36)

   RiverDelta's products and businesses will be integrated into Motorola's Broadband Communications Sector - specifically within Motorola Broadband's existing Network Infrastructure Solutions business. The Network Infrastructure Solutions business is part of Motorola Broadband's IP Systems Group. Motorola expects that the members of RiverDelta's management will continue their relationship with the business after the merger.

What You Will Receive in the Merger (see page 27)

   The merger agreement provides that RiverDelta stockholders will, in the aggregate, receive $300 million, subject to certain purchase price adjustments (including a deduction for indebtedness of RiverDelta, which currently is approximately $23.5 million but may increase to as much as $45 million, plus accrued interest thereon). The purchase price will be paid in shares of Motorola common stock in exchange for your RiverDelta stock based on the number and class of RiverDelta shares that you own. Motorola common stock will be valued based on its average market price over a 20-day trading period ending on (and including) the second trading day prior to the closing date of the merger. We encourage you to obtain current Market price quotations for Motorola common shares.

   Assuming the merger closes on September 25, 2001, holders of Series B preferred stock will receive approximately the first $62.6 million of consideration. The remaining consideration will be paid to the holders of RiverDelta Series A preferred stock and common stock. The holders of Series A preferred stock will receive the same consideration that they would receive if they had converted to common stock.

   Under the merger agreement and an escrow agreement, 10% of the shares of Motorola common stock that you would otherwise be entitled to receive in the merger will be deposited in an escrow account and may be used to compensate Motorola in the event that it is entitled to indemnification under the merger agreement or to the extent that there is a reduction in the purchase price based on a post-closing audit adjustment.

   In addition, as no fractional shares of Motorola common stock will be issued, you will receive cash payments instead of any fractional shares of Motorola common stock that you would have otherwise received.

Ownership of Shares after the Merger

   After giving effect to the merger, we expect that the former RiverDelta stockholders will hold less than 1% of the outstanding Motorola common stock as a result of the merger, based upon the number of issued and outstanding shares of Motorola common stock as of August 14, 2001.

The Merger (see page 24)

   We propose that a wholly-owned subsidiary of Motorola formed for the purpose of the merger merge with and into RiverDelta. As a result, RiverDelta will become a wholly-owned subsidiary of Motorola.

   We have attached the merger agreement, which is the legal document that governs the merger, as Appendix A-1 to this proxy statement/prospectus (a minor amendment to the merger agreement is attached as Appendix A-2 to this proxy statement/prospectus). We encourage you to read the merger agreement. We have also filed other related agreements as exhibits to Motorola's registration statement on Form S-4 containing this proxy statement/prospectus. Please see the section titled "Where You Can Find More Information" on page 73 for instructions on how to obtain copies of these exhibits.

Effects of the Merger on the Rights of RiverDelta Stockholders (see page 61)

   The rights of RiverDelta stockholders who receive Motorola common stock in the merger will continue to be governed by Delaware law, but will also be governed by Motorola's charter and by-laws. The rights of RiverDelta stockholders under Motorola's charter and by-laws will differ in certain respects from their rights under RiverDelta's restated certificate of incorporation and by-laws. See "Comparison of Certain Rights of Common Stockholders of Motorola and Stockholders of RiverDelta" beginning on page 61 for a discussion of the material differences between the rights of holders of Motorola common stock and of RiverDelta stock.

Listing of Motorola Common Stock (see page 43)

   It is a condition to the completion by RiverDelta of the merger that the shares of Motorola common stock to be issued to the RiverDelta stockholders in the merger, or upon the exercise of RiverDelta options assumed by Motorola in connection with the merger, are authorized for listing on the New York Stock Exchange.

Conditions to the Merger (see page 47)

   We will complete the merger only if certain conditions are satisfied or waived, including but not limited to:

  . the requisite approval of the RiverDelta stockholders;

  . the expiration or termination of all applicable waiting periods and any extensions of these periods, under the Hart-Scott-Rodino Act;

  . no material adverse effect to the business of RiverDelta;

  . appraisal rights must not have been perfected for more than 5% of the aggregate shares of RiverDelta on a fully converted basis;

  . RiverDelta's receipt of a payoff letter in connection with principal and interest incurred under a loan and security agreement with Silicon Valley Bank;

  . certain employees must continue to be employed by RiverDelta after the effective time of the merger, must enter into retention agreements and must not be in breach of those retention agreements; and

  . the satisfaction of other customary contractual conditions set forth in the merger agreement.

Termination (see page 49)

   Either Motorola or RiverDelta may terminate the merger agreement if:

  . the merger is not completed on or before October 31, 2001 (subject to extension to November 30, 2001 under circumstances described in the merger agreement);

  . a final and nonappealable governmental order is entered enjoining or prohibiting the completion of the merger; or

  . the other party breaches its representations, warranties or agreements in certain circumstances and the breaching party fails to cure the breach within 20 days of receiving written notice of the breach.

   Motorola and RiverDelta may also mutually agree to terminate the merger agreement without completing the merger.

Fees and Expenses (see page 49)

   Whether or not the merger is completed, each party to the merger agreement will pay its own fees, costs and expenses. However, at the closing of the merger, RiverDelta will deliver to Motorola a certificate that sets forth the amount of all fees and expenses incurred by RiverDelta for the retention of advisors in connection with the transactions contemplated by the merger agreement. Motorola will pay such amounts by means of wire transfers of funds at the closing of the merger. These expenses will be deemed to be current liabilities (without duplication of such expenses already on any balance sheet) in the calculation of the net working capital as described in the merger agreement and will therefore decrease the total consideration received by the stockholders.

Appointment of Stockholders' Representative (see page 51)

   As provided by the terms of the merger agreement, the approval by the RiverDelta stockholders of the merger agreement and the merger will constitute the approval of the appointment of Todd Dagres, a director of RiverDelta and a beneficial owner of approximately 18% of the common stock of RiverDelta on an as converted basis, as the stockholders' representative under the merger agreement and will be deemed to be the approval by the RiverDelta stockholders of the performance by the stockholders' representative of all rights and obligations conferred on the stockholders' representative under the merger agreement and the escrow agreement. The letter of transmittal to be executed by the RiverDelta stockholders in order to receive the Motorola common stock to be issued in connection with the merger will also confirm the appointment of Todd Dagres.

Indemnification of Motorola; Escrow Agreement (see page 51)

   The merger agreement provides that 10% of the Motorola common stock that any RiverDelta stockholder is otherwise entitled to receive in the merger will be deposited in escrow with an escrow agent as soon as practicable after the closing date of the merger.

   Upon approval of the merger agreement and the merger, and upon their receipt of the merger consideration, the RiverDelta stockholders have agreed to indemnify Motorola and its directors, officers, employees, agents and advisors from and against any and all damages and liabilities (including reasonable legal fees) arising out of:

  . any breach in any representation or warranty made by RiverDelta in the merger agreement or in any certificate delivered pursuant to the merger agreement;

  . any breach or default by RiverDelta of any of the covenants or agreements given or made by it in the merger agreement or in any certificate delivered pursuant to the merger agreement; or

  . certain other matters described in the disclosure schedule to the merger agreement.

   With respect to claims for indemnification, Motorola may not seek indemnification from the RiverDelta stockholders until the aggregate amount of all damages for which Motorola is seeking indemnification is at least $350,000 and the RiverDelta stockholders are then liable for the amount of any such damages in excess of $250,000. The escrow fund will terminate on the eighteenth-month anniversary of the closing date of the merger.

Credit Agreement (see page 54)

   On July 11, 2001, in connection with the merger agreement, Motorola and RiverDelta entered into a credit agreement pursuant to which Motorola will provide RiverDelta with loans of up to $35 million to fund its working capital requirements pending the closing of the merger. The loans extended under the credit agreement will accrue interest at a rate of 10% per annum, but interest is not payable in cash until the maturity of the loans.

   The loans and interest are due and payable on the earlier of (a) July 11, 2002 and (b) the date of termination of Motorola's loan commitment due to an event of default.

Original Equipment Manufacturer Agreement (see page 55)

   Independent of the merger, RiverDelta and Motorola entered into an original equipment manufacturer agreement on August 1, 2001, pursuant to which RiverDelta will manufacture, test, deliver and sell data communications products of its design and manufacture to Motorola and provide support for such products.

Additional Proposals (see page 56)

   In connection with the merger agreement and the merger, it is proposed that RiverDelta amend the RiverDelta restated certificate of incorporation to increase the total number of shares of authorized capital stock of RiverDelta to 85,860,000, by increasing the number of authorized shares of RiverDelta preferred stock to 13,860,000, and to designate 6,500,000 shares of preferred stock as Series B preferred stock.

   Holders of RiverDelta Series A preferred stock will also be asked, in lieu of receiving their liquidation preference of $1.359 per share of Series A preferred stock, to elect to be deemed to have converted all shares of Series A preferred stock into shares of common stock immediately prior to the effective time of the merger.

Forward-Looking Statements (see page 72)

   Motorola and RiverDelta have made forward-looking statements in this proxy statement/prospectus and in the documents to which we have referred you. These statements are subject to risks and uncertainties, and therefore may not prove to be correct. Forward-looking statements include assumptions as to how Motorola may perform after the merger and, accordingly, it is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or, if any of them do transpire or occur, what impact they will have on the results of operations and financial condition of Motorola or the price of its stock. See "Special Note Regarding Forward-Looking Statements" on page 72 for further details.

   When we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, Motorola and RiverDelta claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     SUMMARY SELECTED FINANCIAL INFORMATION

Motorola Selected Historical Consolidated Financial Data

   The selected historical consolidated financial data of Motorola as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 have been derived from consolidated financial statements of Motorola. These consolidated financial statements have been audited by KPMG LLP, independent auditors, and are incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data of Motorola as of December 31, 1998 and for the year ended December 31, 1997 have been derived from audited consolidated financial statements of Motorola previously filed with the Securities and Exchange Commission, but are not incorporated by reference in this proxy statement/prospectus. The selected historical consolidated financial data of Motorola as of December 31, 1997 and 1996 and for the year ended December 31, 1996 have been derived from audited consolidated financial statements of Motorola and General Instrument Corporation (merged on January 5, 2000 and accounted for as a pooling of interests), previously filed with the Securities and Exchange Commission, but are not incorporated by reference in this proxy statement/prospectus. The selected historical consolidated financial data as of June 30, 2001 and for the six months ended June 30, 2001 and July 1, 2000, have been derived from unaudited condensed consolidated financial statements filed with the SEC and are incorporated by reference herein and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of Motorola's financial position and results of operations as of and for such periods. Operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. This information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Motorola incorporated by reference in this proxy statement/prospectus.

                           For the Six Months Ended      For the Year Ended December 31,
                          -------------------------- -------------------------------------------
                          June 30, 2001 July 1, 2000  2000     1999     1998     1997     1996
                          ------------- ------------ -------  -------  -------  -------  -------
                                         (in millions, except per share data)
Consolidated Statements
 of Operations Data:
Net sales...............     $15,274      $18,023    $37,580  $33,075  $31,340  $31,498  $29,657
Cost and expenses:
 Manufacturing and other
  costs of sales........      11,154       10,708     23,628   20,631   19,396   18,532   17,854
 Selling, general and
  administrative
  expenses..............       1,999        2,610      5,141    5,220    5,807    5,443    4,891
 Research and
  development
  expenditures..........       2,258        2,122      4,437    3,560    3,118    2,930    2,572
 Depreciation expense...       1,216        1,126      2,352    2,243    2,255    2,394    2,367
 Reorganization of
  businesses............         860          --         596     (226)   1,980      327      --
 Other charges..........         394          416        517    1,406      109      --       249
 Interest expense, net..         188          101        248      138      215      136      211
 Gains on sales of
  investments and
  businesses............      (1,356)        (120)    (1,570)  (1,180)    (260)     (70)    (113)
 Total costs and
  expenses..............     $16,713      $16,963    $35,349  $31,792  $32,620  $29,692  $28,031
 Earnings (loss) before
  income taxes..........      (1,439)       1,060      2,231    1,283   (1,280)   1,806    1,626
 Income tax provision
  (benefit).............        (147)         408        913      392     (373)     642      568
 Net earnings (loss)....     $(1,292)     $   652    $ 1,318  $   891  $  (907) $ 1,164  $ 1,058
Per Share Data:
 Net earnings (loss) per
  common share(/1/)
 Basic..................     $ (0.59)     $  0.30    $  0.61  $  0.42  $ (0.44) $  0.57  $  0.52
 Diluted................     $ (0.59)     $  0.29    $  0.58  $  0.41  $ (0.44) $  0.56  $  0.51
 Weighted average common
  shares
  outstanding(/1/)
 Basic..................     2,198.8      2,156.0    2,170.1  2,119.5  2,071.1  2,040.9  2,031.6
 Diluted................     2,198.8      2,254.2    2,256.6  2,202.0  2,071.1  2,091.2  2,081.0
Dividends declared per
 share(/2/).............     $  0.08      $  0.08    $  0.16  $  0.16  $  0.16  $  0.16  $  0.15

--------
(/1/The)1996 through 1999 amounts are restated to reflect the June 1, 2000 3-
    for-1 stock split.
(/2/Dividends)declared per share for 1996 through 1999 represent dividends on Motorola common stock outstanding prior to the General Instrument merger.

                                                                 December 31,
                                                    ---------------------------------------
                         June 30, 2001 July 1, 2000  2000    1999    1998    1997    1996
                         ------------- ------------ ------- ------- ------- ------- -------
                                                   (in millions)
Consolidated Balance
 Sheets:
Total assets............    $38,728      $45,641    $42,343 $40,489 $30,951 $28,954 $25,665
Working capital.........      6,589        5,220      3,628   4,679   2,532   4,597   3,696
Long-term debt and
 redeemable preferred
 securities.............      7,299        3,570      4,778   3,573   2,633   2,144   1,931
Total debt and
 redeemable preferred
 securities.............     11,281        8,439     11,169   6,077   5,542   3,426   3,328
Total stockholders'
 equity.................     16,301       21,473     18,612  18,693  13,913  14,487  12,843

Motorola Per Share Data

   The following table sets forth certain historical per share data of Motorola for the six months ended June 30, 2001 and the year ended December 31, 2000.

                                               For the
                                           Six Months Ended For the Year Ended
                                            June 30, 2001   December 31, 2000
                                           ---------------- ------------------
                                             (unaudited)
      Motorola historical per share data
        Income (loss) per common share,
         basic............................      $(0.59)           $0.61
        Income (loss) per common share,
         diluted..........................       (0.59)            0.58
        Book value per share(/1/).........        7.37             8.49

--------
(/1/Historical)book value per share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of each period.

Market Price and Dividend Information

   Motorola common stock is currently traded on the New York Stock Exchange, or NYSE, under the symbol "MOT". Motorola common stock is also listed and trades on the Chicago, London and Tokyo stock exchanges.

   The following table sets forth the high and low sale prices for a share of Motorola common stock and the dividends declared for the periods indicated. The prices for Motorola common stock are as reported on the NYSE Composite Transaction Tape, based on published financial sources.

                                                    Motorola Common Stock(/1/)
                                                    ---------------------------
                                                                  Cash Dividend
                                                                       Per
                                                     High   Low    Share(/2/)
                                                    ------ ------ -------------
      Calendar Year 1999
        First Quarter.............................. $25.79 $20.85     $.04
        Second Quarter.............................  33.04  24.58      .04
        Third Quarter..............................  33.83  27.33      .04
        Fourth Quarter.............................  49.83  28.33      .04
      Calendar Year 2000
        First Quarter.............................. $61.54 $39.26     $.04
        Second Quarter.............................  52.55  28.61      .04
        Third Quarter..............................  39.67  27.20      .04
        Fourth Quarter.............................  29.76  15.78      .04
      Calendar Year 2001
        First Quarter.............................. $25.06 $13.93     $.04
        Second Quarter.............................  17.00  10.50      .04
        Third Quarter (through August 14, 2001)....  19.40  15.37      .04

--------
(/1/Reflects)the June 1, 2000 3-for-1 stock split.
(/2/The)1999 amounts represent dividends per share on Motorola common stock outstanding prior to the General Instrument merger.

   The following table lists the closing prices per share of Motorola common stock as reported on the NYSE on:

  . July 30, 2001, the last full trading day prior to public announcement of the merger agreement; and

  . August 14, 2001, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus.

                                                                      Motorola
                                                                    Common Stock
                                                                    ------------
      July 30, 2001................................................    $19.03
      August 14, 2001..............................................    $18.41

   We urge RiverDelta stockholders to obtain current market quotations for Motorola common stock. We cannot give any assurance as to the future prices or markets for Motorola common stock.

   RiverDelta's capital stock is not listed for trading on any exchange or automated quotation service. As of the record date, there were approximately [ ] holders of record of RiverDelta capital stock. RiverDelta has never declared or paid cash dividends on its common stock and does not plan to pay any cash dividends prior to the merger.

                                  RISK FACTORS

   You should carefully consider the following important factors, in addition to the other information included and incorporated by reference in this proxy statement/prospectus, to determine whether to vote for the proposals relating to the merger. See "Where You Can Find More Information" on page 73.

Risks Relating to the Merger

   RiverDelta's stockholders may never receive the shares of Motorola common stock placed in escrow. Under the merger agreement and an escrow agreement, 10% of the Motorola common stock that RiverDelta stockholders would otherwise be entitled to receive in the merger will be deposited in an escrow account to secure the indemnification obligations of the RiverDelta stockholders under the merger agreement or to be delivered to Motorola to the extent that there is a reduction in the purchase price based on the post-closing audit adjustment. The escrow account will terminate eighteen months after the date of the merger. If Motorola makes no claims for indemnification, or there is no reduction in the purchase price based on the post-closing audit adjustment, all of the shares held in escrow will be released to the RiverDelta stockholders within five business days after such termination date. However, Motorola may make claims against the shares held in escrow for damages and liabilities (including reasonable legal fees) arising out of:

  . any breach in any representation or warranty made by RiverDelta in the merger agreement or in any certificate delivered pursuant to the merger agreement;

  . any breach or default by RiverDelta of any of the covenants or agreements given or made by it in the merger agreement or in any certificate delivered pursuant to the merger agreement; or

  . certain other matters described in the disclosure schedule to the merger agreement.

   Moreover, the purchase price paid by Motorola is subject to a purchase price adjustment based on a post-closing audit. This may reduce the number of shares of Motorola stock released to the RiverDelta stockholders.

   There can be no assurance that the RiverDelta stockholders will receive any of the shares held in the escrow account should they be required to indemnify Motorola, or to satisfy the reduction in the purchase price based on the post-closing audit adjustment, under the terms of the merger agreement.

   The actual number of shares of Motorola common stock to be issued for each share of RiverDelta common or preferred stock will be determined based on the average trading price for the twenty trading days ending two trading days prior to the date of the merger. Because the exchange ratios will not be adjusted after the date of determination, the value of the Motorola common stock when issued in the merger may be lower than the average trading value used to calculate the exchange ratio.

   These variations may be the result of various factors including:

  . changes in the business, operations or prospects of Motorola;

  . governmental or regulatory considerations; and

  . general stock market and economic conditions.

   Conditions to the merger may not be satisfied. The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though the RiverDelta stockholders may have approved it. We cannot assure you that all of the closing conditions to the merger will be satisfied, that any unsatisfied conditions will be waived or that the merger will occur. If the merger does not occur, expenses incurred by RiverDelta that are not reimbursed by Motorola could have a material adverse effect on the financial and operating results of RiverDelta.

   RiverDelta may lose an opportunity to enter into a merger or business combination with another party on more favorable terms because of provisions in the merger agreement that prohibit RiverDelta from entering into such transactions or soliciting such proposals. While the merger agreement is in effect, RiverDelta is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer to enter into certain transactions, such as a merger, sale of assets or other business combination, with any person other than Motorola. As a result of this prohibition, RiverDelta may lose an opportunity to enter into a transaction with another potential partner on more favorable terms.

   If the merger is not completed, RiverDelta may be unable to attract another strategic partner on equivalent or more attractive terms than those being offered by Motorola. If the merger agreement is terminated and the RiverDelta board of directors determines that it is in the best interests of the RiverDelta stockholders to seek a merger or business combination with another strategic partner, RiverDelta cannot assure you that it will be able to find a partner offering terms equivalent to or more attractive than the price and terms offered by Motorola in the merger.

   The price of Motorola common stock may be affected by factors different from those affecting the value of RiverDelta stock. Upon completion of the merger, RiverDelta stockholders will become Motorola common stockholders. Motorola's business differs from that of RiverDelta, and Motorola's results of operations, as well as the price of Motorola common stock, may be affected by factors different from those affecting RiverDelta's results of operations and the value of RiverDelta stock. For a discussion of Motorola's business and certain factors to consider in connection with its business, see Motorola's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and Motorola's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, each of which is incorporated by reference in this proxy statement/prospectus.

   Some of RiverDelta's directors and officers have interests that differ in several respects from RiverDelta stockholders. In considering the recommendation of the RiverDelta board of directors to approve the merger agreement and the merger, you should consider that some of RiverDelta's directors and officers have interests that differ from, or are in addition to, their interests as RiverDelta stockholders generally. These interests include benefits provided to them by Motorola under retention agreements, the continuation of certain indemnification arrangements and the ownership of certain subordinated convertible promissory notes.

   Clients of Motorola and/or RiverDelta may delay or cancel contracts as a result of concerns over the merger. The announcement and closing of the merger could cause clients and potential clients of Motorola and RiverDelta to delay or cancel contracts as a result of client concerns and uncertainty over the combined company's offerings, personnel or services. Such a delay or cancellation could have a material adverse effect on the business, operating results and financial condition of Motorola and RiverDelta.

Risks Related to RiverDelta

   As a stand-alone company, RiverDelta's business is subject to numerous risks and uncertainties, including those described below. RiverDelta's stockholders should understand that these and other risks will continue to apply to RiverDelta's business if the merger is not consummated.

   RiverDelta has a history of losses and expects to incur future losses. Since its inception in March 1999, RiverDelta has not achieved profitability. As RiverDelta only began to recognize revenues during the fourth quarter of 2000, RiverDelta cannot assure you that its revenue will continue to grow or that it will realize sufficient revenue to achieve profitability. RiverDelta has incurred cumulative net losses of approximately $76.3 million from inception through June 30, 2001, including losses of approximately $7.3 million for fiscal year 1999, $41.7 million for fiscal year 2000 and $27.3 million for the six months ended June 30, 2001. If the merger with Motorola is not consummated, RiverDelta would expect to increase its operating expenses to expand its sales and marketing activities, develop new distribution channels, fund increased levels of research and development and build its operational infrastructure. If RiverDelta's future revenue does not increase substantially, these increased expenditures would have a materially adverse effect on RiverDelta's future business, results of operations and financial condition.

   RiverDelta will need additional financing. If the merger with Motorola is not consummated and RiverDelta continues as a stand-alone company, RiverDelta will not have sufficient cash resources to continue its business operations as they are now being conducted without obtaining significant additional debt and/or equity funds to provide working capital for RiverDelta's continuing operations. While RiverDelta believes that it would be able to raise the funds required to finance its operations as a stand-alone company, it cannot assure you that the required funds would be available when needed or that they can be obtained on terms favorable to RiverDelta. If the required funds cannot be obtained, RiverDelta could be forced to revise its business plans, including possible curtailment of its future business operations, reduction of its planned future growth or a combination with another company on terms less favorable than the terms governing RiverDelta's merger with Motorola.

   Market acceptance of RiverDelta's broadband and optical services routers and platform is not assured and may not be achieved. If RiverDelta's broadband and optical services routers and platform do not achieve market acceptance, or if market acceptance occurs more slowly than expected, RiverDelta's ability to increase its revenues and achieve profitability could be harmed. The success of RiverDelta's product depends, in part, on the ability to make potential customers recognize the advantages and cost-effectiveness of the products. In addition, many of RiverDelta's customers and potential customers have long-standing relationships with suppliers of competing technologies and network architectures that have already achieved a degree of market acceptance. If RiverDelta's broadband and optical services routers and platform do not quickly achieve sufficient customer acceptance, RiverDelta may be unable to attract additional users to generate the volume of business necessary for widespread acceptance of its products.

                                 THE COMPANIES

Motorola

   Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

  . software-enhanced wireless telephone, two-way radio and messaging products and systems, as well as networking and Internet-access products, for consumers, network operators and commercial, government and industrial customers;

  . end-to-end systems for the delivery of interactive digital video, voice and high-speed data solutions for broadband operators;

  . embedded semiconductor solutions for customers in the networking and computing, transportation, wireless communications and digital consumer/home networking markets; and

  . embedded electronic systems for automotive, industrial, transportation, navigation, communications and energy systems markets.

   Motorola's worldwide sales in 2000 were $37.6 billion.

   Motorola's Broadband Communications Sector designs, manufactures and sells digital and analog systems and set-top terminals for wired and wireless cable television networks; high speed data products, including DOCSIS cable modems, as well as emerging Internet Protocol (IP)-based telephony products; hybrid fiber/coaxial network transmission systems used by cable television operators; digital satellite television systems for programmers; direct-to-home (DTH) satellite networks and private networks for business communications, and high-definition digital broadcast products for the cable and broadcast industries.

   The Broadband Communications Sector's products are marketed primarily to cable television operators, satellite television programmers, and other communications providers worldwide. Motorola is a Delaware corporation and the shares of Motorola common stock primarily trade on the New York Stock Exchange under the symbol "MOT".

   Motorola's principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196, and its telephone number is (847) 576-5000.

   Additional information regarding Motorola is included in Motorola's reports filed under the Securities Exchange Act of 1934 that are incorporated by reference in this document. See "Where You Can Find More Information" on page
73. Additional information concerning Motorola can also be found at Motorola's website at www.motorola.com.

RiverDelta

   RiverDelta designs, develops and markets Internet Protocol, or IP, edge routing, aggregation and service delivery solutions for broadband, or cable, service providers. RiverDelta's products enable broadband service providers to offer high-quality voice, high-speed data and enhanced broadband services to their business and residential customers.

   RiverDelta sells its products to broadband service providers, broadband equipment manufacturers and systems integrators. RiverDelta is in customer trials with leading broadband service providers such as Adelphia, Armstrong Cable, Comcast, Cox Communications, Insight Communications and Time Warner. As of July 27, 2001, customers deploying RiverDelta's products included Armstrong Cable, Conway Corporation, Cox Communications and Insight Communications.

   RiverDelta provides an end-to-end solution comprised of multiple next-generation products designed to address the requirements of broadband service providers. RiverDelta's broadband services router, or BSR 64000, provides a flexible, high capacity, fully redundant platform for broadband service delivery through a full suite of high-speed access and transport interfaces, including DOCSIS, ATM/Packet-Over-SONET (ATM/POS) and Gigabit-Ethernet. RiverDelta's BSR 1000 broadband services router provides a medium capacity DOCSIS cable modem termination system and IP edge router that connects business and residential customers to the Internet using cable broadband access technologies. RiverDelta's optical services router, or OSR 2000, is a compact, cost-effective, high-performance, IP edge routing solution that connects optical regional and metropolitan area networks with high-performance access and local area networks. RiverDelta's RiverGuide Service Creation Environment
(SCE) platform integrates with its BSR 64000, BSR 1000 and OSR 2000 to define and deploy managed IP services.

   RiverDelta currently has approximately 206 employees. RiverDelta has two facilities located in Tewksbury, Massachusetts, one with executive offices and research and development laboratories and the other with manufacturing facilities, administrative offices and a sales office. RiverDelta also has sales offices located in Englewood, Colorado, Newport Beach, California, Freehold, New Jersey, and Basingstoke, United Kingdom. RiverDelta leases all of its facilities.

   RiverDelta Networks, Inc. was incorporated in Delaware as Packet View, Inc. on July 23, 1998. RiverDelta is a privately held corporation with approximately 158 stockholders and one wholly-owned subsidiary, RiverDelta Networks International, Inc.

   RiverDelta's principal executive offices are located at 3 Highwood Drive East, Tewksbury, Massachusetts 01876, and its telephone number is (978) 858-2300.

                         THE RIVERDELTA SPECIAL MEETING

   We are furnishing this proxy statement/prospectus to RiverDelta stockholders in connection with the solicitation of proxies from RiverDelta stockholders for
use at the special meeting of RiverDelta stockholders to be held on [        ],
2001 and at any adjournment or postponement of the meeting. We are also furnishing this proxy statement/prospectus to RiverDelta stockholders as a prospectus in connection with the issuance by Motorola of shares of Motorola common stock in the merger.

Date, Time and Place

   The special meeting will be held on [        ], 2001, at 10:00 a.m. local
time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111.

Matters to be Considered at the Special Meeting

   At the special meeting of RiverDelta stockholders, and any adjournment of the special meeting, RiverDelta stockholders will be asked:

  . to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger by and among Motorola, Bayou Merger Sub, Inc. and RiverDelta, dated as of July 11, 2001, and the merger under which RiverDelta will become a wholly-owned subsidiary of Motorola, as a result of which Todd Dagres will be appointed as the stockholders' representative under the merger agreement;

  . to consider and vote upon a proposal to amend the restated certificate of incorporation of RiverDelta in order to increase the total number of shares of authorized capital stock of RiverDelta to 85,860,000 by increasing the number of authorized shares of RiverDelta preferred stock to 13,860,000, and to designate 6,500,000 shares of preferred stock as Series B preferred stock;

  . to consider and vote upon a proposal for the holders of Series A preferred stock to elect to be deemed to have converted all shares of Series A preferred stock into shares of RiverDelta common stock immediately prior to the effective time of the merger; and

  . to consider and transact such other matters which may properly come before the special meeting or any and all adjournments thereof.

Board of Directors Recommendation

   The RiverDelta board of directors has unanimously approved the merger and the merger agreement and determined that the terms of the merger and the merger agreement are advisable and fair to, and in the best interests of, RiverDelta and its stockholders. The RiverDelta board of directors unanimously recommends a vote "FOR" approval of the merger agreement and the merger and "FOR" approval of each other proposal to be considered at the special meeting.

Record Date

   The RiverDelta board of directors fixed the close of business on [        ],
2001 as the record date for the special meeting. Accordingly, only stockholders
of record of RiverDelta stock at the close of business on [        ], 2001 are
entitled to notice of and to vote at the special meeting.

Quorum

   The presence at the special meeting, either in person or by proxy, of a majority of the RiverDelta shares issued and outstanding on the record date is necessary to constitute a quorum to transact business at that meeting. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed in order to solicit additional proxies. Abstentions will be counted for the purpose of determining whether a quorum is present. Because certain officers, directors and stockholders of RiverDelta have entered into a voting agreement (see page 50) with Motorola, a quorum will be present.

Stockholders Entitled to Vote

   At the close of business on the record date, [        ], 2001, there were
[        ] shares of RiverDelta common stock outstanding and entitled to vote
held by [       ] stockholders of record. At the close of business on the
record date, there were 7,358,358 shares of RiverDelta Series A preferred stock outstanding and entitled to vote held by 15 stockholders of record. At the close of business on the record date, there were 2,956,988 of RiverDelta Series B preferred stock outstanding and entitled to vote held by 13 stockholders of record.

   The holders of RiverDelta common stock are entitled to cast one vote for each share of common stock they hold on each matter submitted to the common stockholders for a vote at the special meeting. The holders of RiverDelta Series A preferred stock are entitled to cast three votes for each share of RiverDelta Series A preferred stock that they hold. The holders of RiverDelta Series B preferred stock are entitled to cast one and one-half votes for each share of Series B preferred stock that they hold.

Vote Required

   Approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the RiverDelta common stock and Series A and Series B preferred stock outstanding on the record date on an as converted basis, voting together as a single class.

   The approval of the amendment to RiverDelta's restated certificate of incorporation requires the approval of a majority of the outstanding shares of RiverDelta common stock and RiverDelta Series A and Series B preferred stock on the record date on an as converted basis, voting together as a single class. The approval of the election by the holders of shares of RiverDelta Series A preferred stock to be deemed to have converted all shares of RiverDelta Series A preferred stock into RiverDelta common stock immediately prior to the closing of the merger will require the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of RiverDelta Series A preferred stock on the record date, voting as a separate class.

   At the close of business on the record date, [ ]% of the outstanding shares of RiverDelta common stock and Series A and Series B preferred stock on an as converted basis, and [ ]% of the outstanding shares of RiverDelta Series A preferred stock were held by directors and officers of RiverDelta and their affiliates. All of the shares beneficially owned by the directors of RiverDelta, two of whom are executive officers, are subject to a voting agreement to vote the shares in favor of the approval and adoption of the merger agreement.

   Failure to vote and abstentions will not be deemed to be cast either "FOR" or "AGAINST" the merger agreement and the merger or any other proposal. However, because approval and adoption of the merger agreement and the merger and each other proposal requires the affirmative vote of the holders of the requisite majority or supermajority of the outstanding RiverDelta shares, the failure to vote and abstentions will have the same effect as a vote "AGAINST" the merger agreement and the merger and each other proposal.

Voting Agreement

   On July 11, 2001, certain stockholders of RiverDelta, including certain officers and directors of RiverDelta, entered into a voting agreement, pursuant to which, among other things, they agreed to vote their shares of RiverDelta stock "FOR" approval of the merger agreement and the merger and otherwise in such manner as may be necessary to consummate the merger. A copy of the voting agreement is attached as Appendix B to this proxy statement/prospectus. Each of these stockholders has also granted an irrevocable proxy and a power of attorney to Motorola representatives to vote his, her or its shares of RiverDelta stock "FOR" approval of the merger agreement and the merger and in such other manner as may be necessary to consummate the merger. On the record date, the RiverDelta stockholders that are parties to the voting agreement collectively owned and were entitled to vote approximately:

  . 64.2% of the outstanding shares of RiverDelta common stock and Series A and Series B preferred stock on an as converted basis, voting together as a single class; and

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

  . 90% of the shares of outstanding RiverDelta Series A preferred stock, voting as a separate class.

Proxies

   All shares represented by properly executed proxy cards received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxy cards that do not contain voting instructions with respect to approval of the merger agreement and the merger and each other proposal presented at the special meeting will be voted "FOR" approval of the merger agreement and the merger and each other proposal.

   Shares of RiverDelta stock represented at the special meeting but not voting, including shares of RiverDelta stock for which proxy cards have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

   Only shares affirmatively voted for approval of the merger agreement and the merger and each other proposal presented at the special meeting, including properly executed proxy cards that do not contain voting instructions, will be counted as favorable votes for such proposals.
   The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposals to be presented at the special meeting will be voted in favor of any adjournment or postponement.

Revocability of Proxies

   You may revoke your proxy at any time prior to its use:

  . by delivering to the secretary of RiverDelta at the address set forth below a signed notice of revocation or a later-dated, signed proxy card; or

  . by attending the special meeting and voting in person.

   Attendance at the special meeting is not in itself sufficient to revoke a proxy.

   All written notices of revocation and other communications with respect to revocation of proxies should be addressed to RiverDelta Networks, Inc., 3 Highwood Drive East, Tewksbury, Massachusetts 01876, Attention: Secretary. A proxy appointment will not be revoked by death or incapacity of the RiverDelta stockholder executing the proxy card unless, before the shares are voted, notice of such death or incapacity is filed with RiverDelta's secretary or other person responsible for tabulating votes on RiverDelta's behalf.

Solicitation of Proxies and Expenses

   RiverDelta will pay the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, RiverDelta's directors, officers and employees may solicit proxies by telephone, fax, e-mail, telegram or in person.

   Please do not send stock certificates with your proxy card. A transmittal form with instructions concerning the surrender of RiverDelta stock certificates will be mailed to you by Motorola's exchange agent promptly after completion of the merger.

Dissenters' Rights to Appraisal

   If you do not wish to accept Motorola common stock in the merger, you have the right under Delaware law to have the fair value of your RiverDelta shares determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights:

  . you must send a written demand to RiverDelta for appraisal in compliance with Delaware law before the vote on the merger;

  . you must not vote in favor of the merger; and

  . you must continuously hold your RiverDelta stock from the date you make the demand for appraisal through the closing of the merger.

   Merely voting against the merger will not protect your rights to an appraisal. Appendix C to this proxy statement/prospectus contains a copy of the Delaware statute governing appraisal rights. Failure to follow all the steps required by Delaware law will result in the loss of your rights to appraisal. The Delaware law requirements for exercising appraisal rights are described in further detail beginning on page 33. See "The Merger--Statutory Appraisal Rights" on page 33 and "The Merger--Appraisal Rights Procedures" on page 33.

                                   THE MERGER

   This section of the proxy statement/prospectus, as well as the next section titled "The Merger Agreement" beginning on page 37, describes certain aspects of the proposed merger. These sections highlight key information about the merger agreement and the merger, but they may not include all the information that a stockholder would like to or should know. The merger agreement is attached as Appendix A-1 to this proxy statement/prospectus (a minor amendment to the merger agreement is attached as Appendix A-2 to this proxy statement/prospectus). We urge you to read the merger agreement in its entirety.

Structure of the Merger

   If the merger is adopted by the holders of a majority of the outstanding RiverDelta common and Series A and Series B preferred shares on an as converted basis, voting together as a single class, and by sixty-six and two-thirds (66 2/3%) of the outstanding RiverDelta Series A preferred shares, voting as a separate class, and the other conditions to the merger are satisfied, Bayou Merger Sub, Inc., a wholly-owned subsidiary of Motorola, formed for the purpose of the merger, will merge with and into RiverDelta, with RiverDelta being the surviving corporation in the merger and becoming a wholly-owned subsidiary of Motorola.

Background

   In April of 2000, representatives of Motorola and RiverDelta had preliminary discussions concerning a possible relationship between the two companies.

   Between April 2000 and September 2000, RiverDelta had preliminary discussions with several large broadband network equipment manufacturers about a possible acquisition of RiverDelta.

   In two separate meetings in July 2000 and August 2000, representatives from Motorola and RiverDelta held preliminary discussions regarding a potential transaction between the two companies.

   In September of 2000, Richard C. Smith and Daniel Moloney, of Motorola, met with David Callan, Mike Brown and Todd Dagres, a director of RiverDelta and a general partner of Battery Ventures, in Tewksbury, Massachusetts, to discuss a possible acquisition of RiverDelta by Motorola. These discussions did not lead to agreement on the terms of a potential acquisition, and discussions were terminated.

   On September 28, 2000, RiverDelta retained Credit Suisse First Boston as its financial advisor with respect to a possible acquisition of RiverDelta.

   In December of 2000, Richard C. Smith, Daniel Moloney and Ed Breen, of Motorola, met with David Callan and Mike Brown, of RiverDelta, in Horsham, Pennsylvania, to discuss a possible acquisition of RiverDelta by Motorola. These discussions did not lead to agreement on the terms of a potential acquisition.

   In April of 2001, as part of a review of the strategic plan for Motorola's Broadband Communications Sector, the board of directors of Motorola discussed RiverDelta as a potential acquisition candidate.

   In April of 2001, representatives of the parties met in Horsham, Pennsylvania, to re-engage in discussions regarding a possible acquisition of RiverDelta by Motorola. Over the next several weeks, the parties held periodic discussions regarding the possible combination.

   On May 22, 2001, Motorola presented RiverDelta with term sheets outlining the general terms of a proposed acquisition, together with proposed terms regarding a bridge credit facility. Detailed due diligence and discussions regarding the term sheets continued periodically thereafter.

   On June 18, 2001, Motorola provided a draft definitive merger agreement to RiverDelta, and, on June 19, 2001, Motorola provided a draft definitive credit agreement. Over the next several weeks, Motorola and RiverDelta and their representatives negotiated the terms of the merger agreement and credit agreement.

   On June 21, 2001, the RiverDelta board of directors held a special meeting at which the board discussed the terms of the proposed merger with representatives of RiverDelta's counsel.

   On July 9, 2001, the RiverDelta board of directors had two special meetings via teleconference. At each of the two meetings, representatives of RiverDelta's counsel and Credit Suisse First Boston discussed the terms and conditions of the merger and the status of the Motorola negotiations. Counsel also answered questions from the board at each of the meetings.

   On July 10, 2001, the RiverDelta board of directors again held a special meeting via teleconference with RiverDelta's counsel and Credit Suisse First Boston participating. At that meeting, the RiverDelta board of directors reviewed discussion materials prepared by Credit Suisse First Boston with regard to Motorola's offer and engaged in a detailed discussion of the merits of the proposed transaction to RiverDelta's stockholders, including the reasons set forth under "RiverDelta's Reasons for the Merger" below. Counsel also answered questions from the board. Following the discussion, RiverDelta's board authorized management to execute a definitive merger agreement, credit agreement and related agreements.

   On July 11, 2001, the merger agreement was executed by Motorola, Bayou Merger Sub, Inc. and RiverDelta. In connection with the execution of the merger agreement, certain stockholders entered into a voting agreement, pursuant to which they agreed, among other things, to vote their shares of RiverDelta stock in favor of the merger. Additionally, RiverDelta and Motorola executed a definitive credit agreement.

   Shortly after execution of the merger agreement, Motorola formally solicited the unanimous written consent of the Motorola board of directors to approve the merger agreement and the merger. This approval was obtained during the week ending July 29, 2001.

   On July 30, 2001, after the close of trading on the New York Stock Exchange, Motorola issued a press release announcing the proposed merger.

Motorola's Reasons for the Merger

   Motorola is making the acquisition to enhance its current Cable Modem Termination Systems (CMTS) product line. Motorola currently provides a modular CMTS product line that is very well-suited for small to medium headends, with emphasis on advanced VoIP protocols and high-availability capabilities. Right now, Motorola's broadband operator customers deploy CMTSs across their regions and tie them together with additional routers. RiverDelta provides a platform that addresses the needs of large, high-density headends, and more importantly, supports an extensive suite of routing protocols and Wide-Area-Network interfaces. The acquisition of RiverDelta is expected to broaden Motorola's product line coverage across all system sizes and into regional IP network applications.

RiverDelta's Reasons for the Merger

   In reaching its decision to approve the merger agreement and the merger and to recommend approval of the merger agreement by RiverDelta stockholders, the RiverDelta board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The following discussion of the factors considered by the RiverDelta board of directors in making its decision is not intended to be exhaustive but includes all material factors considered by the RiverDelta board of directors.

   The RiverDelta board of directors considered and reviewed with management the following factors as reasons that the merger will be beneficial to RiverDelta and its stockholders:

  . the belief that the merger would enable RiverDelta to capitalize on Motorola's extensive international and domestic sales, marketing, and distribution expertise and resources, thereby increasing the visibility and accessibility of RiverDelta's products;

  . the belief that the merger would permit RiverDelta to utilize Motorola's research and development resources and complementary hardware and software technology to enable RiverDelta to accelerate its development activities;

  . the strategic fit of combining RiverDelta's broadband services routing expertise with that of Motorola's as well as Motorola's extensive product lines in transmission systems and set-top terminals for wired and wireless cable television networks and in high speed data products, such as DOCSIS cable modems, providing RiverDelta's OEM customers an easier design capability for their products and providing RiverDelta's service provider customers a complete broadband solution;

  . the expected qualification of the merger as a reorganization under
    Section 368(a) of the Internal Revenue Code; and

  . the liquidity that the transaction would provide in light of the consideration being shares of Motorola common stock, which are publicly traded securities on the New York Stock Exchange and are more readily marketable than shares of RiverDelta stock (see "Risk Factors" on page 15 and "The Merger--Resale of Motorola Common Stock" on page 36).

   In the course of its deliberations, the RiverDelta board of directors reviewed with RiverDelta management and RiverDelta's legal and financial advisors a number of additional factors that the RiverDelta board of directors deemed relevant to the merger, including, but not limited to:

  . the strategic importance to RiverDelta of the proposed merger;

  . the terms of the merger agreement, including the form and amount of the consideration to be received by the RiverDelta stockholders, the terms and structure of the merger, the size and nature of the escrow and the closing conditions;

  . information concerning RiverDelta's and Motorola's respective businesses, prospects, strategic business plans, financial performance and condition, results of operations, technology positions, management and competitive positions;

  . RiverDelta management's view as to the financial condition, results of operations and business of RiverDelta before and after giving effect to the merger;

  . RiverDelta management's view as to the prospects of RiverDelta's continuing as an independent company;

  . RiverDelta management's view as to RiverDelta's ability to gain access to the necessary capital to meet its strategic business goals in both the near term and the long term as well as the relative costs associated with obtaining the capital;

  . current financial conditions and historical market prices, volatility and trading information with respect to Motorola common stock;

  . RiverDelta management's view as to the effect of the merger on the core business of RiverDelta, including its research and development efforts, potential synergy of Motorola's technologies with RiverDelta's technologies, the breadth of Motorola's product offerings, and sales and marketing infrastructure;

   .the impact of the merger on RiverDelta's strategic marketing partners, employees and customers; and

  . the compatibility of the managements of RiverDelta and Motorola.

   During the course of its deliberations concerning the merger, the RiverDelta board of directors also identified and considered a variety of potentially negative factors that could materialize as a result of the merger, including, but not limited to:

  . the risk that the potential benefits sought in the merger might not be fully realized;

  . the transaction costs involved in connection with closing the merger;

  . the possibility that the merger might not be consummated and the effect of the public announcement of the merger on RiverDelta's partners, customers and employees;

  . the risk that, despite the efforts of RiverDelta and Motorola, key personnel might leave RiverDelta;

  . the risks associated with obtaining the necessary approvals required to complete the merger;

  . the effects of the diversion of management resources necessary to respond to due diligence inquiries and the negotiation and consummation of the merger; and

  . the other risks described beginning on page 15 above under "Risk
    Factors."

   The RiverDelta board of directors believed that certain of these risks were unlikely to occur, that RiverDelta could avoid or mitigate others, and that, overall, these risks were outweighed by the potential benefits of the merger.

   The foregoing factors are not intended to be an exhaustive list of all factors considered. In view of the variety of factors considered, the RiverDelta board found it impractical to and did not quantify or otherwise assign relative weights to the specific factors discussed above.

Recommendation of the RiverDelta Board of Directors

   After extensive discussion among the members of the board of directors, the RiverDelta board of directors unanimously determined that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, RiverDelta and its stockholders and has unanimously approved the merger agreement and the merger. The RiverDelta board of directors unanimously recommends that the stockholders of RiverDelta vote "FOR" adoption of the merger agreement. Some directors of RiverDelta may be deemed to have a conflict of interest in the RiverDelta board of directors' approval of the merger and its recommendation that the RiverDelta stockholders approve the merger. See "The Merger--Interests of RiverDelta Directors and Executive Officers in the Merger" on page 28.

Accounting Treatment

   We anticipate that the merger will be accounted for as a purchase business combination for financial reporting and accounting purposes, under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the purchase price paid by Motorola for RiverDelta (including direct costs of the merger) will be allocated to the identifiable assets and liabilities of RiverDelta based upon the fair value of RiverDelta's identifiable assets and liabilities as of the effective date of the merger and in-process research and development, with the excess of the purchase price over the fair value of net identifiable assets and in-process research and development being allocated to goodwill. After consummation of the merger, the financial condition and results of operations of RiverDelta will be included (but not separately reported) in the consolidated financial condition and results of operations of Motorola.

Effectiveness of Merger

   The merger will become effective upon the filing of a certificate of merger with the Delaware secretary of state, or at such later time as is stated in the certificate of merger. The filing of a certificate of merger will occur as soon as practicable, but no later than the third business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement or another date agreed to by Motorola and RiverDelta.

Merger Consideration

   If RiverDelta's stockholders approve the merger agreement and the merger, then RiverDelta stockholders will, in the aggregate, receive Motorola common stock valued at $300 million, subject to certain purchase price adjustments (including a deduction for indebtedness of RiverDelta, which currently is approximately $23.5 million but may increase to as much as $45 million, plus accrued interest thereon), to be apportioned according to the number and class of shares that each RiverDelta stockholder owns.

Interests of RiverDelta Directors and Executive Officers in the Merger

   In considering the recommendation of the RiverDelta board of directors in favor of the merger agreement and the merger, you should be aware that certain directors and executive officers of RiverDelta and their affiliates have interests in the merger that are different from or in addition to, the interests of stockholders of RiverDelta. These interests relate to or arise from, among other things:

  . the continued indemnification of current directors and executive officers of RiverDelta;

  . the existence of subordinated convertible promissory notes held by certain directors and executive officers of RiverDelta and their affiliates;

  . the acceleration of the vesting of stock options and restricted stock held by certain executive officers of RiverDelta pursuant to existing stock option and stock purchase agreements;

  . the retention agreements that certain executive officers of RiverDelta are expected to enter into with Motorola, which will provide for the acceleration of the vesting of unvested stock options and restricted stock in addition to the accelerated vesting provided by the terms of existing stock option and stock purchase agreements, the grant of Motorola stock options and the payment of cash retention bonuses and other consideration; and

  . the employee benefits plans, agreements, programs, policies and arrangements and appropriate employment positions that will be provided to certain employees who continue with RiverDelta following the effective date of the merger.

   These interests are described below, to the extent material, and except as described below, those persons have, to the knowledge of RiverDelta, no material interest in the merger apart from those of stockholders generally. The RiverDelta board of directors was aware of, and considered the interests of, itself and RiverDelta's executive officers in approving the merger agreement and the merger. You should also read the section entitled "Certain Information Concerning RiverDelta" beginning on page 67.

   Indemnification. The merger agreement provides that Motorola will, for a period of three years following the effective date of the merger, fulfill and honor in all respects the obligations of RiverDelta to indemnify each person who is or was a director or officer of RiverDelta pursuant to any indemnification provision contained in RiverDelta's restated certificate of incorporation or by-laws, each as amended and as in effect on the date of the merger agreement.

   Ownership and Voting of RiverDelta Stock. As of July 27, 2001, the directors and executive officers of RiverDelta collectively owned directly approximately 17,362,832 shares of RiverDelta common stock, no shares of RiverDelta Series A preferred stock, and 413,565 shares of RiverDelta Series B preferred stock. As of July 27, 2001, directors and officers of RiverDelta and their affiliates may be deemed to have beneficial ownership of approximately 17,362,832 shares of RiverDelta's common stock, 6,622,516 shares of RiverDelta's Series A preferred stock, and 5,085,688 shares of RiverDelta's Series B preferred stock. These officers and directors may be deemed to have beneficial ownership either by themselves or with others. See "Certain Information Concerning RiverDelta-- Security Ownership of Directors, Executive Officers and Principal Stockholders of RiverDelta" beginning on page 67. Scott E. Morrisse, who served as a director and executive officer of RiverDelta during the last fiscal year, owns 1,500,000 shares of RiverDelta common stock and 41,356 shares of RiverDelta Series B preferred stock. All of the RiverDelta directors, two of whom are executive officers, and one former director of RiverDelta have agreed to vote the issued and outstanding shares over which they have voting control in favor of the merger agreement and the merger. See also "The RiverDelta Special Meeting--Voting Agreement" beginning on page 21.

   12% Subordinated Convertible Promissory Notes. Certain directors and executive officers of RiverDelta and their affiliates hold 12% Subordinated Convertible Promissory Notes issued by RiverDelta. See "Certain Information Concerning RiverDelta--Security Ownership of Directors, Executive Officers and Principal Stockholders of RiverDelta" beginning on page 67. On July 11, 2001, the subordinated convertible promissory notes were amended to provide that the notes will be converted into shares of Series B preferred stock of RiverDelta immediately prior to the merger. The conversion rate is one share of Series B preferred stock for each $12.09 of principal and accrued interest. David F. Callan, a director and the President and CEO of RiverDelta, holds subordinated convertible promissory notes in the aggregate principal amount of $4,700,000. Assuming the merger occurs on September 25, 2001, the aggregate principal amount of Mr. Callan's subordinated convertible promissory notes, plus accrued interest thereon of $267,071, will convert into approximately 410,841 shares of Series B preferred stock. Bruce I. Sachs, a director of RiverDelta, is also a principal of Charles River Ventures and may be deemed to share beneficial ownership of the shares of Series B preferred stock issuable to certain funds affiliated with Charles River Ventures upon conversion of subordinated convertible promissory notes in the aggregate principal amount of $5,000,000 held by such funds. Assuming the merger occurs on September 25, 2001, the aggregate principal amount of the subordinated convertible promissory notes held by the funds affiliated with Charles River Ventures, plus accrued interest thereon of $379,726, will convert into approximately 444,972 shares of Series B preferred stock. Todd Dagres, a director of RiverDelta, is also a general partner of Battery Ventures and may be deemed to share beneficial ownership of the shares of Series B preferred stock issuable to funds affiliated with Battery Ventures upon conversion of subordinated convertible promissory notes in the aggregate principal amount of $5,000,000 held by such funds. Assuming the merger occurs on September 25, 2001, the aggregate principal amount of the subordinated convertible promissory notes held by the funds affiliated with Battery Ventures, plus accrued interest thereon of $379,726, will convert into approximately 444,973 shares of Series B preferred stock. Michael Karfopoulos, a director of RiverDelta, is also a principal of Pequot Capital Management, Inc. and may be deemed to share beneficial ownership of the shares of Series B preferred stock issuable to Pequot Private Equity Fund II, L.P. upon conversion of subordinated convertible promissory notes in the aggregate principal amount of $10,000,000 held by the fund. Assuming the merger occurs on September 25, 2001, the aggregate principal amount of the subordinated convertible promissory notes held by Pequot Private Equity Fund II, L.P., plus accrued interest thereon of $759,452, will convert into approximately 889,946 shares of Series B preferred stock. Scott E. Morrisse, who served as a director of RiverDelta during the last fiscal year, holds a subordinated convertible promissory note in the aggregate principal amount of $300,000. Assuming the merger occurs on September 25, 2001, the aggregate principal amount of Mr. Morrisse's subordinated convertible promissory note, plus accrued interest thereon of $22,784, will convert into approximately 26,698 shares of Series B preferred stock. If the merger occurs after September 25, 2001, the aggregate amount of accrued interest on the subordinated convertible promissory notes held by certain directors and executive officers of RiverDelta and their affiliates will increase at a rate of approximately $8,219 per day, thereby increasing the number of shares of Series B preferred stock issuable to the holders of the subordinated convertible promissory notes by approximately 680 shares of Series B preferred for each day after September 25, 2001. See "Certain Information Concerning RiverDelta--Security Ownership of Directors, Executive Officers and Principal Stockholders of RiverDelta" beginning on page 67.

   Accelerated Vesting of RiverDelta Stock Options and Accelerated Lapsing of RiverDelta's Repurchase Rights. As a result of the merger, the vesting of unvested stock options and the lapsing of RiverDelta's right to repurchase restricted stock held by certain executive officers of RiverDelta will be accelerated pursuant to the terms of existing stock option and stock purchase agreements. See "Certain Information Concerning RiverDelta--Security Ownership of Directors, Executive Officers and Principal Stockholders of RiverDelta" beginning on page 67.

   Retention Agreements. It is expected that certain executive officers of RiverDelta will enter into retention agreements with Motorola and RiverDelta that will provide for the accelerated vesting of unvested RiverDelta stock options they currently hold and accelerated lapsing of RiverDelta's rights to repurchase restricted stock, provided by the terms of existing stock option and stock purchase agreements, the grant of Motorola stock options, the payment of cash retention bonuses and other consideration. These retention agreements are currently the subject of negotiation among Motorola, RiverDelta and such executive officers and therefore it is not possible at this time to describe the particular terms thereof. It is anticipated, however, that the retention agreements to be entered into will have the following general terms:

  . the executive officer will receive accelerated vesting of 50% of his unvested stock options and accelerated lapsing of RiverDelta's repurchase right with respect to 50% of the shares of restricted stock held by such officer, in addition to the accelerated vesting and accelerated lapsing provided by the terms of existing stock option and stock purchase agreements;

  . the executive officer will receive stock options to purchase Motorola common stock following the merger; and

  . the executive officer will receive a cash bonus upon the second anniversary of the completion of the merger equal to such executive officer's base salary multiplied by a factor of two.

   It is expected that David F. Callan, a director and the President and Chief Executive Officer of RiverDelta, and Michael Brown, Chief Operating Officer and Vice President of Business Development of RiverDelta, will each enter into a retention agreement with Motorola, the terms of which have yet to be determined. See "Certain Information Concerning RiverDelta--Security Ownership of Directors, Executive Officers and Principal Stockholders of RiverDelta" on page 67.

   So that any benefits and compensation which certain executive officers of RiverDelta will receive pursuant to the terms of existing stock options and stock purchase agreements and upon execution of their respective retention agreements will not be deemed "parachute payments", pursuant to section 280G of the United States Internal Revenue Code of 1986, as amended, a vote of more than 75% of the outstanding shares of RiverDelta common stock and RiverDelta Series A and Series B preferred stock immediately prior to the merger on an as converted basis, voting together as a single class, will be required. For purposes of the 75% vote, shares of RiverDelta stock actually or constructively owned by the recipients of the benefits and compensation are disregarded. It is expected that RiverDelta will conduct this vote through a separate information statement once all of the retention agreements with the executive officers and other employees who may be deemed to be receiving parachute payments have been signed. If the requisite stockholder approval is not obtained, the executive officers will not be entitled to receive any such benefits or compensation.

   Employee Benefits. For a period of twelve months following the effective date of the merger, employees of RiverDelta who continue their employment will be provided with compensation and benefits (including salary and fringe benefits), employee benefits plans, agreements, programs, policies and arrangements which are no less favorable in the aggregate than those in effect immediately prior to the merger. It is expected that, as part of the retention agreements, effective immediately prior to the merger, RiverDelta will reduce the exercise price of all outstanding stock options with exercise prices greater than $1.60 per share to equal $1.60 per share. See "The Merger Agreement--Certain Covenants and Agreements" on page 44.

   You should also read the matters described under "Certain Information Concerning RiverDelta" on page 67.

Material Federal Income Tax Consequences of the RiverDelta Merger

   In the opinions of KPMG LLP, tax advisor to Motorola, and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., tax counsel to RiverDelta, the following is a summary of the material United States federal income tax consequences of the merger to RiverDelta stockholders who exchange their RiverDelta shares for Motorola common stock and, as applicable, cash in lieu of fractional shares of Motorola common stock pursuant to the merger agreement. This discussion addresses only stockholders who hold their RiverDelta shares as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules (including, without limitation, financial institutions, tax-exempt organizations, insurance companies,

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

dealers in securities or foreign currencies, foreign holders, persons who hold their RiverDelta shares as a hedge against currency risk, a constructive sale, or conversion transaction, holders who acquired their shares pursuant to the exercise of an employee stock option or otherwise as compensation, or holders whose shares are subject to repurchase rights and/or are subject to a substantial risk of forfeiture). The following summary is not binding on the Internal Revenue Service or a court. It is based upon the Internal Revenue Code, laws, regulations, rulings, and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local, and foreign laws are not addressed.

   The following discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. RiverDelta stockholders are strongly urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local, and foreign income and other tax laws on their particular circumstances.

   No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger. It is a condition to the consummation of the merger that RiverDelta receive an opinion from its counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. stating that the merger will qualify as a reorganization under the provisions of
Section 368(a) of the Internal Revenue Code and that each of Motorola, Bayou Merger Sub, Inc. and RiverDelta will be a party to a reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Motorola is obligated to use its reasonable best efforts to obtain such an opinion from its tax advisor, KPMG LLP. The issuance of such opinions will be conditioned on customary assumptions and representations made by Motorola, Bayou Merger Sub, Inc. and RiverDelta. An opinion of counsel is not binding on the Internal Revenue Service or a court. As a result, neither Motorola nor RiverDelta can assure you that the tax considerations and opinions contained in this discussion will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

   As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, RiverDelta stockholders who exchange their RiverDelta shares for Motorola common stock will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of fractional shares of Motorola common stock. The aggregate tax basis of a RiverDelta stockholder in the Motorola common stock received in exchange for RiverDelta shares pursuant to the merger will be the same as such holder's aggregate tax basis in the RiverDelta shares surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the Motorola common stock received in the merger by a RiverDelta stockholder will include the holding period of the RiverDelta shares surrendered in the merger.

   RiverDelta stockholders who receive cash in lieu of fractional shares of Motorola common stock in the merger generally will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in RiverDelta shares that is allocable to the fractional shares. The gain or loss generally will be capital gain or loss. In the case of an individual stockholder, capital gain is subject to a maximum tax rate of 20% if the individual held his or her RiverDelta shares for more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

   RiverDelta stockholders who exchange RiverDelta shares for Motorola common stock could be treated as receiving the escrowed Motorola common stock at the time of the merger and could be treated as owners of the escrowed shares of Motorola common stock for United States federal income tax purposes. As owners of the escrowed Motorola common stock, the former RiverDelta stockholders would be taxed currently on any dividends paid by Motorola on the escrowed shares of Motorola common stock during the life of the escrow even though no cash will be distributed from the escrow to pay such tax. No federal income tax consequences should then result from the receipt of any shares upon the termination of the escrow. Under the tax characterization of the escrowed shares of Motorola common stock described above, until the final distribution of the Motorola common stock from the escrow, the interim basis of the Motorola common stock received by a RiverDelta stockholder will be determined as if such stockholder received the maximum number of shares of Motorola common stock (including the escrowed shares of Motorola common stock) to be issued to such stockholder. Alternatively, the Internal Revenue Service might take the position that the RiverDelta stockholders did not receive the escrowed shares of Motorola common stock at the time of the merger and that the stockholders are not the owners of the escrowed shares of Motorola common stock for United States federal income tax purposes. In that case, a portion of the escrowed shares of Motorola common stock, as well as any dividends paid by Motorola on the escrowed shares of Motorola common stock during the life of the escrow, that the former RiverDelta stockholders receive upon termination of the escrow would be treated as taxed to the RiverDelta stockholders as interest income.

   To the extent the former RiverDelta stockholders are treated as owners of the escrowed shares of Motorola common stock for United States federal income tax purposes and shares of escrowed Motorola common stock are used to satisfy a claim, the former RiverDelta stockholders should recognize capital gain or loss. The amount of the gain or loss recognized should equal the difference between the stockholder's basis in the shares of escrowed Motorola common stock used to satisfy the claim and the fair market value of those shares. The value of such returned shares will be added back to the tax basis of the Motorola common stock retained by the stockholder.

   If the Internal Revenue Service were to successfully challenge the "reorganization" status of the merger, each RiverDelta stockholder would recognize taxable gain (or loss) with respect to the RiverDelta stock surrendered, measured by the difference between (i) the fair market value, as of the time of the merger, of the Motorola common stock received in the merger, and (ii) the stockholder's tax basis in the RiverDelta stock surrendered therefor in the merger. In such event, a stockholder's aggregate basis in the Motorola common stock so received would equal its fair market value as of the time of the merger and the holding period for such stock would begin the day after the merger.

   RiverDelta stockholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's RiverDelta stock and a description of the Motorola common stock received therefor. RiverDelta stockholders are urged to consult their tax advisors with respect to this statement and any other tax reporting requirements.

   The opinions described above do not apply to stockholders who exercise appraisal rights. A RiverDelta stockholder who exercises appraisal rights with respect to the merger and receives cash for shares of RiverDelta stock will generally recognize capital gain (or loss) measured by the difference between the amount of cash received and the stockholder's basis in those shares, provided that the payment is not treated as a dividend pursuant to Section 302 of the Internal Revenue Code or otherwise. A sale of shares based on an exercise of appraisal rights will not be treated as a dividend if the stockholder exercising appraisal rights owns no shares of RiverDelta immediately after the merger, after giving effect to the constructive ownership rules pursuant to the Internal Revenue Code. The capital gain or loss will be long-term capital gain or loss if the holder's holding period for the RiverDelta shares surrendered is more than one year.

   A noncorporate RiverDelta stockholder may be subject to backup withholding at a rate of 30.5% on cash payments received in lieu of a fractional share of Motorola common stock or upon the exercise of appraisal rights. Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to RiverDelta stockholders following the completion of the merger, (2) provides a certification of foreign status on Form W-8BEN or successor form, or (3) is otherwise exempt from backup withholding.


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

Regulatory Matters

   Motorola and RiverDelta must make certain filings and take other actions necessary to obtain approvals from U.S. governmental authorities in connection with the merger, including antitrust authorities. Both parties will use reasonable best efforts to make all necessary filings with respect to the merger required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law. However, Motorola is not required to agree to any conditions, divestitures or expenditures of money to a third party in exchange for any consent that, in any such case:

  . would have a material adverse effect on RiverDelta; or

  . if any such action relates to Motorola or its subsidiaries, would, if taken by RiverDelta or with respect to a comparable amount of assets, businesses or product lines of RiverDelta, have a material adverse effect on RiverDelta.

   The waiting period during which the U.S. antitrust authorities review the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will expire on September 13, 2001 unless the antitrust authorities grant early termination of the period or extend the period indefinitely by the issuance of a request for additional information. We expect to obtain all other material required governmental approvals and, if all other conditions to the merger are satisfied, complete the merger in the late third or early fourth quarter of 2001. We cannot be certain, however, that Motorola and RiverDelta will obtain all required governmental approvals, or that we will obtain these approvals without conditions that would be detrimental to Motorola or RiverDelta.

Statutory Appraisal Rights

   The Delaware General Corporation Law grants appraisal rights in the merger to the holders of RiverDelta common stock, Series A preferred stock and Series B preferred stock. Under Section 262 of the Delaware General Corporation Law, RiverDelta stockholders may object to the merger and demand in writing that RiverDelta pay to them the fair value of their shares of RiverDelta stock. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the applicable merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures set forth in Section 262 to preserve their appraisal rights. We have attached a copy of
Section 262 of the Delaware General Corporation Law (which sets forth the appraisal rights) as Appendix C to this proxy statement/prospectus.

   Section 262 sets forth the required procedure a stockholder requesting appraisal must follow. Making sure that you actually perfect your appraisal rights can be complicated. The procedural rules are specific and must be followed completely. Failure to comply with the procedure set forth in Section 262 may cause a termination of your appraisal rights. We are providing you only with a summary of your appraisal rights and the procedure. The following information is qualified in its entirety by the provisions of Section 262, a copy of which is attached as Appendix C to this proxy statement/prospectus. Please review Section 262 carefully for the complete procedure. RiverDelta will not give you any notice other than as described in this proxy statement/prospectus and as required by the Delaware General Corporation Law.

Appraisal Rights Procedures

   If you are a RiverDelta stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

     You Must Make a Written Demand for Appraisal. You must deliver a written demand for appraisal to RiverDelta before the vote on the merger agreement and the merger is taken at the special meeting. This written demand for appraisal must be provided to RiverDelta separately from your proxy. In other words, a vote against the RiverDelta merger agreement and the merger will not alone constitute a valid demand for appraisal. Additionally, this written demand must reasonably inform the corporation of your identity and of your intention to demand the appraisal of your shares of RiverDelta stock.

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

     You Must Refrain from Voting for Approval of the Merger. You must not vote for approval of the merger agreement and the merger. If you vote, by proxy or in person, in favor of the merger agreement and the merger, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy and (1) fail to vote against approval of the merger agreement and the merger or (2) fail to note that you are abstaining from voting. Your appraisal rights will be terminated even if you previously filed a written demand for appraisal.

     You Must Continuously Hold Your RiverDelta Shares. You must continuously hold your shares of RiverDelta stock, from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of RiverDelta stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal in respect of those shares. You should read the paragraphs below for more details on making a demand for appraisal.

   A written demand for appraisal of RiverDelta stock is effective only if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder's name appears on his/her/its stock certificate(s). If you are the beneficial owner of RiverDelta stock, but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.

   If you own RiverDelta stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

   If you own RiverDelta stock with more than one person, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose the identity of the stockholder of record and the fact that the agent is signing the demand as that stockholder's agent.

   If you are a RiverDelta stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to:

     RiverDelta Networks, Inc.
     3 Highwood Drive East
     Tewksbury, Massachusetts 01876
     Attention: Secretary

   It is important that RiverDelta receive all written demands for appraisal before the vote concerning the merger agreement and the merger is taken at the special meeting. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of that stockholder's shares.

   If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the merger consideration provided in the merger agreement.

     Written Notice. Within ten days after the effective date of the merger, RiverDelta must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

     Petition with the Chancery Court. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the conditions of Section 262, may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file such a petition in the chancery court. RiverDelta has no intention at this time to file such a petition. Because RiverDelta has no obligation to file such a

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

  petition, if you do not file such a petition within 120 days after the effective date of the merger, you will lose your rights of appraisal.

     Withdrawal of Demand. If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. You may also withdraw your demand for appraisal rights after 60 days after the effective date of the merger, but only with the written consent of RiverDelta. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

     Request for Appraisal Rights Statement. If you have complied with the conditions of Section 262, you are entitled to receive a statement from RiverDelta. This statement will set forth the number of shares that have demanded appraisal rights, and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to RiverDelta within 120 days after the effective date of the merger. After the merger, RiverDelta has 10 days after receiving a request to mail the statement to you.

     Chancery Court Procedures. If you properly file a petition for appraisal in the chancery court and deliver a copy to RiverDelta, RiverDelta will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with RiverDelta as to the value of their shares. The chancery court will then send notice to all of the stockholders who have demanded appraisal rights. If the chancery court thinks it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under that section. The chancery court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.

     Appraisal of Shares. After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct RiverDelta to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct RiverDelta to pay interest, simple or compound, on that value if the chancery court determines that the payment of interest is appropriate. In order to receive the fair value of your shares, you must then surrender your RiverDelta stock certificates to RiverDelta.

   The chancery court could determine that the fair value of your shares of RiverDelta stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement. You should also be aware that an opinion of an investment banking firm that the merger is fair is not an opinion that the merger consideration is the same as the fair value under Section 262.

     Costs and Expenses of Appraisal Proceeding. The costs and expenses of the appraisal proceeding may be assessed against RiverDelta and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You can request that the chancery court determine the amount of interest, if any, RiverDelta should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

     Loss of Stockholder's Rights. If you demand appraisal rights, from and after the effective date of the merger you will not be entitled to:

    . vote your shares of RiverDelta stock, for any purpose, for which you have demanded appraisal rights;

    . receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

    . receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

   If no petition for an appraisal is filed within 120 days after the effective date of the merger, your right to an appraisal will cease. You may withdraw your demand for appraisal and accept the merger consideration by delivering to RiverDelta a written withdrawal of your demand, except that (1) any attempt to withdraw your demand for appraisal made more than 60 days after the effective date of the merger will require the written approval of RiverDelta, and (2) an appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves such dismissal.

   If you fail to comply strictly with the procedures described above you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

   If you do not vote in favor of the merger and fail to properly demand appraisal rights, or if for some reason your right to appraisal is withdrawn or lost, your shares will, upon surrender as described above at the effective time of the merger, be converted into the right to receive the applicable merger consideration as described above, subject to the deposit of 10% of the shares of Motorola common stock payable to RiverDelta stockholders into escrow to be used in the event that Motorola is entitled to indemnification under the merger agreement or to the extent that there is a reduction in the purchase price based on a post-closing audit adjustment.

Resale of Motorola Common Stock

   The issuance of the shares of Motorola common stock to RiverDelta stockholders in the merger will have been registered under the Securities Act of 1933, as amended. Upon issuance, these shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of RiverDelta as that term is defined for purposes of Rule 145 under the Securities Act. An "affiliate" of RiverDelta for this purpose is a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, RiverDelta. Any subsequent transfer by an affiliate of RiverDelta must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act, in the case of any persons who become affiliates of Motorola) or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors, executive officers and holders of 10% or more of the RiverDelta shares (as well as to certain other related individuals or entities).

   This proxy statement/prospectus does not cover resales of Motorola common stock to be received by the stockholders of RiverDelta in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

Management and Operations of RiverDelta after the Merger

   RiverDelta's products and businesses will be integrated into Motorola's Broadband Communications Sector - specifically within Motorola Broadband's existing Network Infrastructure Solutions business. The Network Infrastructure Solutions business is part of Motorola Broadband's IP Systems Group. Motorola expects that the members of RiverDelta's management will continue their relationship with the business after the merger.

                              THE MERGER AGREEMENT

   The following is a summary, and is qualified in its entirety by, the terms of the merger agreement. The following does not purport to describe all the terms of the merger agreement. The full text of the merger agreement is attached as Appendix A-1 to this proxy statement/prospectus and is incorporated herein by reference (a minor amendment to the merger agreement is attached as Appendix A-2 to this proxy statement/prospectus). We urge you to read the merger agreement in its entirety.

The Merger

   Following the adoption of the merger agreement and approval of the merger by RiverDelta stockholders and the satisfaction or waiver of the other conditions to the merger, Bayou Merger Sub, Inc., a wholly-owned subsidiary of Motorola, will merge with and into RiverDelta. RiverDelta will survive the merger as a wholly-owned subsidiary of Motorola. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Delaware secretary of state or at such other time as may be specified in the certificate of merger or as mutually agreed by the parties.

  In addition, at the effective time of the merger:

  . RiverDelta's restated certificate of incorporation will be amended and restated to contain the provisions set forth in the charter of Bayou Merger Sub, Inc., and such amended and restated charter will become the charter of RiverDelta;

  . the by-laws of Bayou Merger Sub, Inc. will become the charter and by-laws of RiverDelta; and

  . the directors and officers of Bayou Merger Sub, Inc. will become the directors and officers of RiverDelta.

Merger Consideration

   Generally, at the effective time of the merger, the outstanding shares of RiverDelta common and preferred stock will be converted into the right to receive Motorola common stock. Subject to the post-closing adjustment described below, the aggregate merger consideration for the outstanding shares of RiverDelta common and preferred stock will be Motorola common stock valued at $300 million:

     (i) less the amount of RiverDelta's estimated debt as of the earlier of October 15 and the closing date of the merger;

     (ii) plus the estimated capital expenditures by RiverDelta between July 11, 2001 and the closing date of the merger (not to exceed $1 million);

     (iii) plus the estimated cash balance of RiverDelta as of the earlier of October 15, 2001 and the closing date of the merger;

     (iv) plus the estimated amount owed to RiverDelta by certain of its employees pursuant to certain secured loans as of the earlier of October 15, 2001 and the closing date of the merger;

     (v) plus the amount of the estimated aggregate exercise price of vested and unvested options to purchase common stock of RiverDelta that have an exercise price less than the value of the consideration to be received in the merger by holders of RiverDelta common stock for each share of common stock;

     (vi) plus the amount of expenses incurred by RiverDelta in connection with the retention plan (as defined in the merger agreement) and the integration of RiverDelta and Motorola; and

     (vii) less an amount equal to the amount by which RiverDelta's net working capital on April 30, 2001 minus $1 million exceeds the net working capital reflected on the estimated balance sheet as of the closing date (which will take into account, among other things, fees and expenses incurred by RiverDelta in the merger), or plus the amount by which RiverDelta's net working capital reflected on the estimated balance sheet as of the closing date exceeds the net working capital on April 30, 2001 minus $1 million.

   The estimated amounts described above will be contained in an estimated balance sheet as of the closing date but delivered by RiverDelta to Motorola at least 5 business days prior to the scheduled closing date.

   The valuation of the Motorola common stock for this purpose, and for the purpose of determining the exchange ratio applicable to shares of RiverDelta common and preferred stock, will be made on the basis of the average of the per share closing prices of the Motorola common stock on the New York Stock Exchange over each of the 20 consecutive trading days ending on (and including) the second trading day immediately preceding the date of the closing of the merger.

   Assuming the merger closes on September 25, 2001, holders of Series B preferred stock will receive approximately the first $62.6 million of consideration. If the merger occurs after September 25, 2001, additional shares of Series B preferred stock will be required to be issued to the holders of the subordinated convertible promissory notes in order to convert the additional accrued interest, which accrues at the rate of $8,219 per day, into Series B preferred stock upon conversion of the notes.

   The remaining consideration will be paid to the holders of RiverDelta Series A preferred stock and common stock. Pursuant to the merger agreement, upon the approval of the proposal for the holders of the Series A preferred stock to elect to be deemed to have converted all shares of Series A preferred stock into shares of RiverDelta common stock immediately prior to the effective time of the merger, the holders of Series A preferred stock will receive the same consideration that they would receive if they had converted to common stock.

   In addition, as no fractional shares of Motorola common stock will be issued, you will receive cash payments instead of any fractional shares of Motorola common stock that you would have otherwise received.

Post-Closing Adjustment

   The merger agreement provides for post-closing adjustments to the aggregate purchase price paid by Motorola based on variations between the amounts on the estimated balance sheet, dated as of the closing date and delivered by RiverDelta to Motorola at least 5 days prior to the closing date, and the closing balance sheet, audited by KPMG LLP and delivered by Motorola to the stockholders' representative within 90 days of the closing date. Both the estimated and the audited closing balance sheets will include cash capital expenditures and the aggregate exercise price of certain options. Pursuant to the post-closing adjustment mechanism, the aggregate purchase price paid by
Motorola:

     (i) will be reduced by the amount that RiverDelta's indebtedness contained in the audited balance sheet is more than the indebtedness contained in the estimated balance sheet, or increased by the amount that RiverDelta's indebtedness contained in the audited balance sheet is less than the indebtedness contained in the estimated balance sheet;

     (ii) will be reduced by the amount that RiverDelta's cash balance contained in the audited balance sheet is less than the cash balance contained in the estimated balance sheet, or increased by the amount that RiverDelta's cash balance contained in the audited balance sheet is more than the cash balance contained in the estimated balance sheet;

     (iii) will be reduced by the amount that RiverDelta's net working capital contained in the audited balance sheet is less than the net working capital contained in the estimated balance sheet, or increased by the amount that RiverDelta's net working capital contained in the audited balance sheet is more than the net working capital contained in the closing balance sheet;

     (iv) will be reduced by the amount that RiverDelta's cash capital expenditures between July 11, 2001 and the effective time of the merger (not to exceed $1 million) contained in the audited balance sheet are more than the capital expenditures for that period contained in the estimated balance sheet, or increased by the amount that RiverDelta's cash capital expenditures between July 11, 2001 and the effective time of the merger (not to exceed $1 million) contained in the estimated balance sheet are less than the capital expenditures for that period contained in the audited balance sheet; and

     (v) will be reduced by the amount that the aggregate exercise price of vested and unvested RiverDelta options assumed by Motorola at an exercise price less than the per share price paid to RiverDelta stockholders pursuant to the merger agreement contained in the audited balance sheet is less than the aggregate exercise price for such options contained in the estimated balance sheet, or increased by the amount that the aggregate exercise price of vested and unvested RiverDelta options assumed by Motorola at an exercise price less than the per share price paid to RiverDelta stockholders pursuant to the merger agreement contained in the audited balance sheet is more than the aggregate exercise price for such options contained in the estimated balance sheet.

   The stockholders' representative may dispute any discrepancy in the amount of RiverDelta's cash, indebtedness, cash capital expenditures or aggregate exercise price of options described above. The merger agreement provides for an independent accounting firm to render a final and binding determination of any such dispute.

   If the aggregate purchase price paid by Motorola is reduced as a result of the post-closing purchase price adjustments as determined following any such dispute, the number of shares in the escrow account will be reduced by an amount equal to the post-closing adjustment divided by the 20-day average closing price of Motorola common stock. If the aggregate purchase price paid by Motorola is increased as a result of the post-closing purchase price adjustments, Motorola will transfer 90% of the additional shares of Motorola common stock to the transfer agent for distribution to holders of RiverDelta Series A preferred stock and common stock, and the remaining 10% of the shares will be deposited with the escrow agent on behalf of holders of RiverDelta Series A preferred stock and common stock.

Treatment of RiverDelta Stock Generally

   At the effective time of the merger, all shares of RiverDelta stock will no longer be outstanding, will automatically be cancelled and will cease to exist. At that time, each holder of a certificate representing shares of RiverDelta stock (other than shares as to which dissenters' rights to appraisal have been perfected) will cease to have any rights as a stockholder except the right to receive Motorola common stock, the right to any dividends or other distributions in accordance with the merger agreement and the right to receive cash for any fractional share of Motorola common stock otherwise issuable in the merger. Holders who exercise and perfect appraisal rights will be paid cash in an amount determined as described in "The Merger--Statutory Appraisal Rights" on page 33, and will not receive a portion of the merger consideration.

   Shares of treasury stock held by RiverDelta and shares owned by Motorola or any direct or indirect wholly-owned subsidiary of Motorola or RiverDelta will be cancelled. Former RiverDelta stockholders will receive cash for any fractional shares of Motorola common stock which they would have otherwise received in the merger.

   Motorola will adjust the exchange ratio to provide for any reclassification, stock split, stock dividend, reorganization or other similar exchange with respect to Motorola common stock or RiverDelta common or preferred stock occurring before the merger.

   Following the merger, former RiverDelta stockholders will own less than 1% of Motorola's outstanding common stock.

   The precise number of shares of Motorola common stock that you will be entitled to receive at the effective time of the merger depends on:

  . whether you currently hold shares of RiverDelta common, Series A preferred, or Series B preferred stock;

  . the aggregate merger consideration paid by Motorola pursuant to the merger agreement;

  . the number of fully diluted shares, which is calculated by reference to:

           . the number of shares of RiverDelta common stock and Series A preferred stock, on an as converted basis, outstanding immediately prior to the effective time;

           . the number of shares of common stock issuable immediately prior to the effective time upon exercise of vested and unvested options to purchase RiverDelta common stock at an exercise price per share less than the price per share payable to holders of RiverDelta common stock at the effective time, without giving effect to any option repricing or cancellation as part of the retention agreements to be signed with Motorola or otherwise in connection with the retention plan, as defined in the merger agreement;

  . the date of the effective time, as the number of shares of Series B preferred stock issuable upon conversion of RiverDelta's 12% subordinated convertible promissory notes increases by approximately 680 shares each day as the interest thereon continues to accrue; and

  . the average of the per share closing prices on the NYSE of Motorola common stock during the 20 consecutive trading days ending on (and including) the second trading day immediately preceding the closing of the merger.

   Some of the factors described above will be calculated immediately prior to (and thus cannot be precisely determined before) the effective date of the merger. The information below describes how the exchange ratio for shares of RiverDelta common and preferred stock will be calculated at the effective time of the merger and provides an approximation of the value of Motorola common stock to which each of your shares of RiverDelta stock will entitle you.

Treatment of RiverDelta Series B Preferred Stock

   The merger agreement provides that at the effective time of the merger, each issued and outstanding share of RiverDelta Series B preferred stock (excluding treasury shares cancelled pursuant to the merger agreement and dissenting shares) will be converted into the right to receive that number of shares of Motorola common stock equal to the quotient of $12.09 (the liquidation preference of the Series B preferred stock as provided in RiverDelta's restated certificate of incorporation) divided by the 20-day average closing price of Motorola common stock.

Treatment of RiverDelta Common Stock

   The merger agreement provides that at the effective time of the merger, each issued and outstanding share of RiverDelta common stock (excluding treasury shares cancelled pursuant to the merger agreement and dissenting shares) will be converted into the right to receive that number of shares of Motorola common stock equal to (a)(i) the aggregate consideration to be paid by Motorola for RiverDelta stock minus the amounts paid to the holders of Series B preferred stock divided by (ii) the total fully diluted shares of common stock outstanding (this quotient is referred to below as the share price), divided by
(b) the 20-day average closing price of Motorola common stock.

Treatment of RiverDelta Series A Preferred Stock

   The merger agreement provides that at the effective time of the merger, each issued and outstanding share of RiverDelta Series A preferred stock (excluding treasury shares cancelled pursuant to the merger agreement and dissenting shares) will be converted into the right to receive that number of shares of Motorola common stock equal to the per share price multiplied by three (the number of shares of RiverDelta common stock that each Series A preferred share is convertible into as provided in RiverDelta's restated certificate of incorporation), divided by the 20-day average closing price of Motorola common stock.

   As the aggregate consideration to be paid by Motorola is subject to adjustment (see "The Merger--Merger Consideration" on page 27), the amount of shares of Motorola common stock that holders of RiverDelta common stock and Series A preferred stock will be entitled to receive may be less than as described above. In particular, there will certainly be an adjustment for indebtedness of RiverDelta, which is currently approximately $23.5 million but may increase to as much as $45 million, plus accrued interest thereon. The following table illustrates how the adjustment in the aggregate merger consideration to be paid by Motorola would affect the amount of Motorola common stock that holders of RiverDelta common stock and Series A preferred stock would be entitled to receive. The table assumes that the effective time is September 25, 2001, that the aggregate liquidation preference of the Series B preferred stock is $62.6 million and that there are 58,075,541 fully diluted shares (calculated as described in "The Merger Agreement--Treatment of RiverDelta Stock Generally" on page 39).

                                                  $ Amount of Motorola    $ Amount of Motorola
                         $ Amount of Motorola    common stock holders of common stock holders of
   Aggregate Merger    common stock holders of     RiverDelta Series A     RiverDelta Series B
    Consideration,        RiverDelta common       preferred stock would   preferred stock would
   after adjustment   stock would be entitled to be entitled to receive  be entitled to receive
      at closing         receive (per share)           (per share)             (per share)
   ----------------   -------------------------- ----------------------- -----------------------
   $280,000,000                 $3.74                    $11.22                  $12.09
   $270,000,000                 $3.57                    $10.71                  $12.09
   $260,000,000                 $3.40                    $10.20                  $12.09
   $250,000,000                 $3.23                    $ 9.69                  $12.09

Note: These are examples only. The aggregate merger consideration, after adjustment, may be different from the amounts set forth in the table.

Treatment of RiverDelta Stock Options and Restricted Shares

   The merger agreement provides that all options outstanding at the effective time of the merger, whether or not exercisable or vested, under RiverDelta's 1999 employee, director and consultant stock option plan or under any other stock option plans or agreements to which RiverDelta is a party will remain outstanding following the effective time of merger. The merger agreement also provides that at the effective time of the merger, Motorola and RiverDelta will take all actions necessary to enable Motorola to assume each such option. The merger agreement also provides that Motorola will assume RiverDelta's option plan. Each option assumed by Motorola will be exercisable upon the same terms and conditions as under the applicable stock option plan (and applicable stock option agreement) of RiverDelta. The number of shares of Motorola common stock rounded down to the nearest whole share to be subject to each RiverDelta stock option assumed by Motorola will be equal to the number of shares of RiverDelta common stock subject to the RiverDelta stock option immediately prior to the merger multiplied by the exchange ratio applicable to RiverDelta's common stock. Additionally, the exercise price per share of Motorola common stock issuable under each RiverDelta stock option will equal the per share exercise price of the RiverDelta common stock specified under the RiverDelta option divided by the exchange ratio applicable to RiverDelta's common stock. The exercise price per share of Motorola common stock will be rounded up to the nearest whole cent. Options described above will be subject to any adjustments provided for in any retention agreement between the holder of such option and Motorola. All shares of common stock acquired upon the exercise of a RiverDelta option assumed by Motorola and/or that may be repurchased by RiverDelta will be converted into Motorola common stock in the same manner as RiverDelta common stock (described above) subject to the same repurchase rights (unless otherwise agreed by the holder and Motorola). Motorola will also adjust this exchange ratio to provide for any reclassification, stock split, stock dividend, reorganization or other similar exchange with respect to Motorola or RiverDelta common stock occurring before the merger. Except as provided in the retention agreement (as defined in the merger agreement), Motorola intends that its assumption of the options that are "incentive stock options" as defined in
Section 422 of the Internal Revenue Code will be effected in a manner to preserve the benefits of such "incentive stock options".

   The merger agreement provides that no later than fifteen days following the effective time of the merger, Motorola will prepare and file with the SEC a registration statement on Form S-8 registering the shares of

Motorola common stock subject to the assumed RiverDelta stock options. That registration statement will be kept effective (and the current status of the prospectus required by that registration statement will be maintained in accordance with the relevant requirements of the Securities Act and the Exchange Act) at least for so long as any assumed RiverDelta stock options remain outstanding.

   Notwithstanding the provisions of the merger agreement providing for the assumption of the RiverDelta options by Motorola, it is currently expected that the holders of RiverDelta options will enter into retention agreements with Motorola pursuant to which, among other things, the RiverDelta options then held by such holders of RiverDelta options will be converted into Motorola options.

Fractional Shares

   Motorola will not issue any fractional shares in the merger. In lieu of any fractional shares of Motorola common stock, each RiverDelta stockholder who would otherwise have been entitled to a fraction of a share of Motorola common stock pursuant to the merger agreement will be paid an amount in cash, without interest, equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market of the aggregate fractional shares of Motorola common stock, if any, that would have been issued in the merger. ComputerShare Investor Services LLC, as Motorola's exchange agent, will sell such aggregate fractional shares at the then prevailing prices on the New York Stock Exchange. These sales will be executed through one or more member firms of the New York Stock Exchange and will be executed in round lots to the extent practicable. Motorola will pay all commissions, transfer taxes and other out-of-pocket transaction costs of Motorola's exchange agent, including the expenses and compensation of Motorola's exchange agent, incurred in connection with the sale of fractional shares.

Exchange of Certificates

   Within five business days after the merger, ComputerShare Investor Services LLC, Motorola's exchange agent, will mail to each holder of record of certificates that immediately prior to the merger represented outstanding RiverDelta shares of capital stock both a letter of transmittal and instructions for surrendering their RiverDelta stock certificates. The letter of transmittal and instructions are for use by each holder of record in surrendering RiverDelta stock certificates in exchange for certificates representing that number of shares of Motorola common stock, reduced by the number of shares that will be delivered as part of the escrow fund, and cash for any fractional shares thereof to which such holder would otherwise be entitled. We request that you not surrender your RiverDelta stock certificates for exchange until you receive the letter of transmittal and instructions. At and after the merger and until so surrendered, the RiverDelta stock certificates will represent only the right to receive the consideration described above. No dividends or other distributions declared or made after the merger with respect to Motorola common stock will be paid to the holder of record of any unsurrendered RiverDelta stock certificates. However, following surrender of any such RiverDelta stock certificates (subject to the effect of escheat, tax or any other applicable laws), the holder of record will be paid, without interest, with respect to each whole share of Motorola common stock which such person is entitled to receive in the merger, (1) the amount of any cash payable with respect to a fractional share of Motorola common stock to which such holder is entitled and the amount of any dividends or other distributions with a record date after the merger but a payment prior to surrender of such RiverDelta stock certificates and (2) at the appropriate payment date, the amount of dividends or distributions with a record date after the merger but prior to surrender of such RiverDelta stock certificates and a payment after the surrender of such RiverDelta stock certificates. No transfers of RiverDelta shares shall be made after the merger.

   If any RiverDelta stock certificate is lost, stolen or destroyed, a RiverDelta stockholder must provide an appropriate affidavit of that fact. Motorola may require a RiverDelta stockholder to deliver a bond in a reasonable amount as indemnity against any claim that may be made against Motorola with respect to any lost, stolen or destroyed certificate.

Listing of Motorola Common Stock

   Motorola has agreed to promptly prepare and submit to the New York Stock Exchange a listing application covering the shares of Motorola common stock to be issued in the merger or issuable upon the exercise of assumed options and to use reasonable best efforts to cause such shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the effective time of the merger. Approval for listing on the New York Stock Exchange of the Motorola common stock issuable to the RiverDelta stockholders in the merger, subject only to official notice of issuance, is a condition to the obligations of RiverDelta to complete the merger. See "The Merger Agreement--Conditions to the Merger" on page 47.

Representations and Warranties of RiverDelta

   The merger agreement includes customary representations and warranties by RiverDelta to Motorola, including representations and warranties as to:

  . corporate organization, qualification standing and power;

  . subsidiaries;

  . compliance with its charter and by-laws;

  . capitalization;

  . power and authority of RiverDelta to execute and deliver the merger agreement and to perform its obligations under, and to complete the transactions contemplated by, the merger agreement;

  . no conflict with its charter or by-laws, laws and orders and required consents and authorizations of governmental entities and third parties;

  . possession and validity of necessary government permits and compliance with applicable laws;

  . RiverDelta's financial statements;

  . the absence of certain changes in RiverDelta's business since April 31, 2001;

  . real property matters;

  . personal property matters;

  . RiverDelta's employee benefit plans and labor matters;

  . contracts, leases, agreements or understandings of RiverDelta;

  . customers;

  . pending or threatened litigation;

  . insurance matters;

  . environmental, health and safety matters;

  . intellectual property matters;

  . taxes;

  . the required vote of RiverDelta stockholders;

  . brokers, finders or investment bankers employed by RiverDelta;

  . software products; and

  . related party transactions.

Representations and Warranties of Motorola and Bayou Merger Sub, Inc.

   The merger agreement also contains customary representations and warranties by Motorola to RiverDelta, including representations and warranties as to:

  . corporate organization, standing and power of Motorola and Bayou Merger
    Sub, Inc.;

  . compliance with the charter and by-laws of Motorola and Bayou Merger Sub, Inc.;

  . capitalization of Motorola;

  . power and authority of Motorola and Bayou Merger Sub, Inc. to execute and deliver the merger agreement and to perform its obligations under, and to complete the transactions contemplated by, the merger agreement;

  . authorization and validity of the shares of Motorola common stock to be issued pursuant to the merger agreement;

  . no conflict with Motorola and Bayou Merger Sub, Inc. organization documents, laws and orders and required consents and authorizations of governmental entities and third parties;

  . Motorola's financial statements and reports filed with the SEC;

  . brokers, finders or investment bankers employed by Motorola; and

  . New York Stock Exchange requirements.

Certain Covenants and Agreements

   Conduct of Business of RiverDelta Pending the Merger. RiverDelta has agreed that, except in certain well defined and limited circumstances or as otherwise consented to by Motorola, RiverDelta will conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to keep available the services of its current officers, consultants and employees and preserve its and its subsidiary's current relationships with customers, suppliers and others having significant business relations as is reasonably necessary in order to preserve substantially intact its business organization. RiverDelta has also agreed to apply a portion of the proceeds of its initial drawing under its credit agreement with Motorola to repay a portion of the amounts owed to various vendors. RiverDelta has also agreed with Motorola that prior to the effective time of the merger it will not, in general terms, do any of the following without Motorola's consent:

  . amend or change its restated certificate of incorporation or by-laws
    (other than the amendment being voted on by RiverDelta stockholders at the special meeting);

  . sell or issue new securities or borrow against its stock, other than the issuance of RiverDelta common stock upon the exercise of existing options or warrants or the issuance of Series B preferred stock pursuant to the bridge holders agreement;

  . sell, lease or license any material property or assets, or pledge them as security;

  . pay dividends or other distributions on, split, repurchase or redeem its stock other than the repurchase of shares of capital stock of employees or consultants upon termination of their employment pursuant to agreements in effect as of the date of the merger agreement for a purchase price not to exceed $100,000 per employee or consultant;

  . engage in any business combination or acquire any interest in a business;

  . borrow money, guaranty an obligation or make a loan or advance or enter into any capital lease with an aggregate capitalized value of $25,000;

  . enter into any contract or agreement, lease or license involving more than $250,000 or terminate, cancel or agree to any material change in, a material contract, except in the ordinary course of business consistent with past practice;

  . except as may be required by certain contractual commitments or corporate policies of RiverDelta with respect to severance or termination pay;

   --increase the compensation payable or to become payable to its officers or employees;

   --grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees;

   --hire any employees or establish, adopt, enter into or amend any collective bargaining agreement or employee benefit arrangement;

  . make any pledge to make any charitable or other capital contribution outside the ordinary course of business;

  . materially change its accounting policies other than as required by GAAP or a governmental entity;

  . make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability;

  . waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration except where such release or settlement involves a payment of damages in an amount less than $50,000 individually or $250,000 in the aggregate;

  . delay or postpone payment of accounts payable and/or other liabilities
    (unless Motorola refuses to extend a loan pursuant to the credit agreement);

  . grant any license with respect to its or its subsidiary's intellectual property (except for non-exclusive use licenses granted in the ordinary course of business), develop any intellectual property jointly with any third party or disclose any confidential information except in the ordinary course of business subject to past practice;

  . amend or change the terms of any options or restricted stock, or reprice options granted under any of its stock option plans or authorize cash payments in exchange for any options granted under such plans;

  . authorize any capital expenditures in excess of $1,000,000 in the aggregate; or

  . authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

   No Solicitation. The merger agreement provides that RiverDelta will not, directly or indirectly, and will not authorize or permit any of its representatives or affiliates to solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate any inquiries or the making of any proposal or offer that constitutes or may reasonably be expected to lead to any competing transaction (defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries. RiverDelta will promptly notify Motorola if any proposal or offer, or any inquiry or contact with any person regarding a competing transaction is made. RiverDelta shall immediately cease all existing discussions or negotiations with any parties conducted heretofore with respect to a competing transaction. RiverDelta agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. A "competing transaction" is any of the following involving RiverDelta (other than the merger and the other transactions contemplated by the merger agreement):

  . a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction;

  . any sale, lease, exchange, transfer or other disposition of 20% or more of the assets of RiverDelta and its subsidiaries; or

  . an acquisition of 20% or more of the outstanding voting securities of the RiverDelta.

   Employee Benefits Matters. For a period of twelve months following the effective time of the merger, employees of RiverDelta who continue their employment after such time (including those on vacation, leave of absence, or short-term disability who return to active employment within six months after the merger) will be provided with compensation, benefits (including salary and fringe benefits) and employee benefits plans, agreements, programs, policies and arrangements, on no less favorable terms, in the aggregate, than what was provided immediately preceding the closing of the merger and with appropriate employment positions taking into consideration their respective prior experience and the best interests of RiverDelta following the merger. RiverDelta will, subject to certain exceptions, recognize such employee's service with RiverDelta prior to the merger as service with RiverDelta after the merger for eligibility and vesting purposes, but not for purposes of calculating most benefits. Motorola may terminate RiverDelta's 401(k) plan if Motorola determines that a merger of RiverDelta's 401(k) plan with Motorola's 401(k) plan will require Motorola to amend its 401(k) plan. Upon termination of RiverDelta's 401(k) plan, Motorola will take necessary action to obtain any necessary or advisable governmental approvals, and provide for the transfer of electing participants' account balances under RiverDelta's 401(k) plan to Motorola's 401(k) plan.

   Proxy Statement and Registration Statement. Motorola and RiverDelta have agreed to prepare, file and mail a proxy statement relating to the RiverDelta special meeting of stockholders which will include the recommendation of the RiverDelta board of directors to its stockholders to vote in favor of the merger agreement and the merger.

   Stockholders' Meeting. RiverDelta has agreed to call and hold a meeting of its stockholders for the purpose of voting upon the approval of the merger as promptly as practicable after the Motorola registration statement of which this proxy statement/prospectus is a part becomes effective.

   Indemnification. For three years after the effective date of the merger, Motorola will indemnify each present or former director or officer of RiverDelta pursuant to RiverDelta's restated certificate of incorporation and by-laws as in effect on the date of the merger agreement.

   Registration Statement on Form S-8. Motorola will file a registration statement on Form S-8 for the shares of Motorola common stock issuable with respect to RiverDelta options assumed by Motorola in connection with the merger no later than 15 days after the effective time.

   Further Action; Consents and Filings. The merger agreement provides that RiverDelta and Motorola will use their reasonable best efforts to:

  . take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to complete the transactions contemplated by the merger agreement;

  . obtain any consents, licenses, approvals or other items from any governmental entities or third parties that are required to be obtained in connection with the merger agreement and the completion of the transactions contemplated by the merger agreement;

  . make all necessary filings with respect to the merger agreement and the merger required under applicable law; and

  . provide all required notices to third parties.

   The merger agreement also provides that Motorola and RiverDelta will file as soon as practicable notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and will respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters. RiverDelta and Motorola have also agreed to cooperate in connection with the making of all such filings or responses.

   Regardless of the agreements described above, Motorola is not obligated under the merger agreement to agree to the imposition of conditions, the requirement of divestiture, or the requirement of expenditure of money by Motorola to a third party in exchange for any such consent that, in any case, would be materially adverse to Motorola, RiverDelta and their subsidiaries, taken as a whole.

   Public Announcements. Motorola and RiverDelta have agreed to use their reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements regarding the merger agreement.

   Plan of Reorganization. Each of Motorola, Bayou Merger Sub, Inc. and RiverDelta has agreed to use its reasonable best efforts to cause the merger to qualify, and will not knowingly take any action or cause any action to be taken that could reasonably be expected to prevent the merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. After the effective time of the merger, Motorola, the surviving corporation in the merger and their affiliates will not knowingly take any action or knowingly cause any action to be taken that could reasonably be expected to cause the merger to fail to qualify as a reorganization under
Section 368(a) of the Internal Revenue Code. RiverDelta, Motorola and Bayou Merger Sub, Inc. will deliver to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and KPMG LLP, on or about the closing date of the merger, certain certificates substantially in compliance with IRS published advance ruling guidelines. Motorola will use reasonable best efforts to cause KPMG LLP to render an opinion to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code and that each party to the merger will be a party to such reorganization.

   Conduct of Business of Motorola Pending the Merger. Motorola has agreed to cause Bayou Merger Sub, Inc. to perform its obligations under the merger agreement (unless required by applicable laws or New York Stock Exchange regulations) to take, between the date of the merger agreement and the effective time of the merger, directly or indirectly any action, without the consent of RiverDelta, that is intended or could reasonably be expected to result in any of the conditions to the merger not being satisfied.

   Motorola Board Approval. In the merger agreement, Motorola agreed to present the merger agreement to its board of directors for its approval prior to July 31, 2001.

   The Motorola board of directors approved the merger agreement the week ending July 29, 2001.

   Restrictive Legend. Following the effective time of the merger, upon notice from a holder of shares of Motorola common stock issued in connection with the merger, or an agent of such stockholder, of a proposed transfer or request to remove a restrictive legend, Motorola must use reasonable efforts to provide a legal opinion regarding such transfer within two business days of Motorola's receipt of the request.

   Affiliate Letters. RiverDelta has agreed to use its reasonable best efforts to cause the affiliate letter attached as Appendix F to be executed by each of its affiliates and delivered to Motorola.

Conditions to the Merger

   Neither Motorola nor RiverDelta will be obligated to complete the merger unless certain conditions are satisfied or are waived, including the following:

  . the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must become effective under the Securities Act of 1933 and must not be the subject of any stop order or proceedings seeking a stop order;

  . approval of the merger agreement and the merger by the requisite vote of the RiverDelta stockholders;

  . no order, writ, judgment, injunction, award, decree, stipulation or determination entered by any government body may be in effect for either party that prevents or prohibits the merger; and

  . the waiting period under applicable federal antitrust laws and any extension must have expired or been terminated.

Conditions to the Obligations of Motorola and Bayou Merger Sub, Inc.

   Neither Motorola nor Bayou Merger Sub, Inc. is obligated to complete the merger unless the following additional conditions are satisfied by RiverDelta or waived by Motorola:

  . RiverDelta's representations and warranties must remain true and correct in all material respects on the closing date of the merger (unless inaccuracies do not have a material adverse effect on RiverDelta's business, and RiverDelta must have delivered an officer's certificate to such effect);

  . RiverDelta must have performed in all material respects all of its obligations and covenants required to be performed prior to the effective time of the merger and must have delivered a certificate to such effect signed by its chief executive officer; and

  . no event or change that is or is reasonably expected to be materially adverse to the business, operations, assets or liabilities, or results of operations of RiverDelta and its subsidiary (other than changes that result from economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the industries in which Motorola and RiverDelta operate) and losses of customers, suppliers, or distribution channel partners (as defined in the merger agreement resulting from the announcement of the merger) must have occurred;

  . appraisal rights under Delaware law must not have been perfected, asserted or demanded with respect to more than 5% of the aggregate number of shares of RiverDelta stock on a fully converted basis;

  . RiverDelta must have received a payoff letter in form and substance reasonably acceptable to Motorola in connection with the Loan and Security Agreement between Silicon Valley Bank and RiverDelta dated as of June 30, 2000 and amended as of November 29, 2000 and as of May 31, 2001;

  . the stockholders' representative must have executed and delivered the escrow agreement; and

  . at the effective time of the merger, certain of RiverDelta's employees must continue to be employed by RiverDelta, must have entered into a retention agreement (as defined in the merger agreement), and must not be in breach of the retention agreement.

Conditions to the Obligations of RiverDelta

   RiverDelta is not obligated to complete the merger unless the following additional conditions are satisfied by Motorola or waived by RiverDelta:

  . the representations and warranties of Motorola and Bayou Merger Sub, Inc.
    must remain true and correct in all material respects on the closing date of the merger (unless inaccuracies do not have a material adverse effect on Motorola's business, and Motorola must have delivered an officer's certificate to such effect);

  . Motorola and Bayou Merger Sub, Inc. must have performed in all material respects all of their obligations and covenants required to be performed prior to the effective time of the merger, and Motorola must have delivered an officer's certificate to such effect;

  . RiverDelta must have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., based upon representations of Motorola, Bayou Merger Sub, Inc. and RiverDelta, and customary assumptions, that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code, and that each will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

  . the escrow agreement must have been executed by all the parties thereto;
    and

  . all shares of Motorola common stock issuable in the merger or upon the exercise of assumed options to the stockholders of RiverDelta shall have been approved for listing on the NYSE.

   Each of the foregoing conditions is waivable by Motorola or RiverDelta, as the case may be, to the extent legally permissible.

Termination

   The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger agreement and the merger by the RiverDelta stockholders, in any of the following ways, including by mutual written consent of Motorola and RiverDelta:

   by either RiverDelta or Motorola if:

  . the merger does not occur before October 31, 2001. However, either party may extend such date until November 30, 2001 if the failure to consummate the merger resulted from the failure of the conditions to the obligations of each party (see "The Merger Agreement--Conditions to the Obligations of Motorola and Bayou Merger Sub, Inc." on page 48 and "The Merger Agreement--Conditions to the Obligations of RiverDelta" on page 48), excluding achievement of the requisite vote of the stockholders of RiverDelta, to be satisfied. In the event any party is in material breach of its obligations under the merger agreement and such material breach has resulted in failure of the merger to occur, such party will not be able to terminate the merger agreement until December 31, 2001; or

  . there is any governmental order that is final and nonappealable making the merger illegal;

   by Motorola if:

  . there has been a breach or failure to perform by RiverDelta of any of its representations, warranties, covenants or agreements contained in the merger agreement, or if any of its representations or warranties becomes untrue and such breach has not been cured within 20 business days following receipt by RiverDelta of written notice of its breach;

   by RiverDelta if:

  . there has been a breach or failure to perform by Motorola of any of its representations, warranties, covenants or agreements contained in the merger agreement, or if any of its representations or warranties becomes untrue and such breach has not been cured within 20 business days following receipt by Motorola of written notice of its breach; or

  . the transactions contemplated by the merger agreement are not approved by Motorola's board of directors prior to July 31, 2001 or if Motorola's board of directors rejects a proposal to approve the merger agreement.

Effect of Termination

   The merger agreement provides that no termination of the merger agreement will release any party of any liabilities for any breaches of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Fees and Expenses

   Whether or not the merger is completed, each party to the merger agreement will pay its own fees, costs and expenses. However, at the closing of the merger, RiverDelta will deliver to Motorola a certificate that sets forth the amount of all fees and expenses incurred by RiverDelta for the retention of advisors in connection with the transactions contemplated by the merger agreement. Motorola will pay such amount by means of wire transfer of funds at the closing of the merger. These expenses will be deemed to be current liabilities (without duplication of such expenses already on any balance sheet) in the calculation of the net working capital as described in the merger agreement.

Amendment

   The merger agreement may not be amended except by an instrument in writing signed by Motorola, RiverDelta and Bayou Merger Sub, Inc. or by a waiver as described below.

Waiver

   Any party to the merger agreement may:

  . extend the time for the performance of any obligation or other act of any other party to the merger agreement;

  . waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  . waive compliance with any agreement or condition contained in the merger agreement.

   Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of the merger agreement.

Voting Agreement

   On July 11, 2001, in connection with the merger agreement, Pequot Private Equity Fund II, L.P., Battery Ventures V, L.P., Battery Investment Partners V, LLC, Battery Ventures Convergence Fund, L.P., Charles River Partnership X, a Limited Partnership, Charles River Partnership X-A, a Limited Partnership, Charles River Friends X-B, LLC, Charles River Friends X-C, LLC, David Callan, Scott E. Morrisse, Michael Brown, Bayou Merger Sub, Inc. and Motorola entered into a voting agreement pursuant to which the RiverDelta stockholders parties to the voting agreement agreed to vote all of the shares that they will beneficially own at the record date of the special meeting of RiverDelta stockholders for the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the appointment of Todd Dagres as stockholders' representative under the merger agreement. The signatories who are holders of the Series A preferred stock also agreed to vote in favor of the deemed conversion of the Series A preferred stock immediately prior to the merger. As of the date of the voting agreement, the RiverDelta stockholders that entered into the voting agreement represented that they collectively held approximately 14,630,853 shares of RiverDelta common stock, 6,622,516 shares of RiverDelta Series A preferred stock, and 2,936,311 shares of RiverDelta Series B preferred stock, representing approximately 64.2% of the RiverDelta common and Series A and Series B preferred stock on an as converted basis, voting together as a single class, and approximately 90% of the outstanding RiverDelta Series A preferred stock, voting as a separate class.

   In the voting agreement, a copy of which is attached as Appendix B to this proxy statement/prospectus, such RiverDelta stockholders agreed to use reasonable best efforts to cooperate fully with Motorola and RiverDelta in connection with implementing the voting agreement. The stockholders also agreed not to initiate, solicit or facilitate any discussions, inquiries or proposals with any third party that constitute or may reasonably be expected to lead to an acquisition of RiverDelta.

   The voting agreement also provides that each stockholder that is a party to it will not, and will not agree to, contract to or sell or otherwise transfer or dispose of any of his, her or its shares of RiverDelta stock, or any interest in those shares, or convertible securities, or any shares obtained upon the exercise of convertible securities, or any other securities convertible into or exchangeable for RiverDelta common stock or any voting rights with respect thereto, other than:

  . pursuant to the merger; or

  . pursuant to certain limited agreements scheduled in the voting agreement.

   The voting agreement is intended to bind each stockholder that is a party to it only with respect to the specific matters set forth in the voting agreement, and shall not prohibit such stockholders from acting in accordance with their fiduciary duties as officers and/or directors of RiverDelta.

   The voting agreement terminates upon the earlier of:

  . the termination of the merger agreement; and

  . the effective time of the merger.

Appointment of Stockholders' Representative

   Pursuant to the terms of the merger agreement, each holder of shares of RiverDelta who votes in favor of the merger or who receives or accepts shares of Motorola common stock as the merger consideration will be deemed to have appointed Todd Dagres as stockholders' representative and will be deemed to have consented to the performance by the stockholders' representative of all rights and obligations conferred on the stockholders' representative under the merger agreement and the escrow agreement. The stockholders' representative is not liable to the RiverDelta stockholders with respect to any action or inaction taken or suffered by him, in the absence of willful misconduct or gross negligence on the part of the stockholders' representative. For more information on the escrow agreement, see "The Merger Agreement--Indemnification of Motorola; Escrow Agreement" on page 51.

Indemnification of Motorola; Escrow Agreement

   The merger agreement provides that 10% of the shares of Motorola common stock that would otherwise be issued to RiverDelta stockholders in connection with the merger will be deposited in escrow with an escrow agent as soon as practicable after the closing date of the merger. The escrow account is the only source available to compensate Motorola for the indemnification obligations of each RiverDelta stockholder under the merger agreement, except that each stockholder is also personally liable up to the amount of the merger consideration with respect to representations relating to the capitalization of RiverDelta and the stockholders' title to shares.

   The RiverDelta stockholders have agreed to indemnify Motorola and its directors, officers, employees, agents and advisors, from and against any and all damages and liabilities (including reasonable legal fees) arising out of:

  . any breach in any representation or warranty made by RiverDelta in the merger agreement or in any certificate delivered pursuant to the merger agreement;

  . any breach or default by RiverDelta of any of the covenants or agreements given or made by it in the merger agreement or in any certificate delivered pursuant to the merger agreement; or

  . certain other matters described in the disclosure schedule to the merger agreement.

   With respect to claims for indemnification, Motorola may not seek indemnification from the RiverDelta stockholders until the aggregate amount of all damages for which Motorola is seeking indemnification is at least $350,000, and the RiverDelta stockholders are then liable for the amount of any such damages in excess of $250,000.

   Upon written notice to the stockholders' representative in accordance with the instructions of the letter of transmittal sent to RiverDelta after the effective date of the merger, any RiverDelta stockholder may elect to substitute for some or all of the escrowed shares, cash in an amount equal to the share price paid to holders of RiverDelta common stock, as described on page 40 under the heading "The Merger Agreement--Treatment of RiverDelta Common Stock", for each escrowed share being substituted. Moreover, if the stockholders' representative receives notice of a claim made against the stockholders for indemnification, the RiverDelta stockholders may elect to substitute cash for an amount of escrowed shares of Motorola common stock equal to such claim. In this case, the cash substituted for each escrowed share shall be an amount equal to the average closing price of the Motorola common stock on the New York Stock Exchange during the five business days ending on the last business day prior to the distribution of the escrowed shares.

   All property held in escrow is available to be applied to claims by Motorola for indemnification. In the event that any escrowed shares are removed from escrow and transferred to Motorola to satisfy any indemnification claims, such shares will be valued for such purpose at their fair market value based on trading prices on the five days prior to the date the claim is paid. Therefore, in the event that some stockholders elect to substitute cash for escrowed shares while others do not, stockholders that substitute cash are at risk that the escrowed shares may decline in value and that, in the event of substantial indemnity payments, the value of the escrowed shares will be exhausted prior to the escrowed cash. This would result in any additional claims being satisfied solely from the remaining cash substituted by shareholders that chose to do so.

   The escrow fund will terminate on the eighteenth-month anniversary of the closing date of the merger. Within five business days after the eighteenth-month anniversary of the closing date of the merger, all shares of Motorola common stock remaining in the escrow fund will be released, except for shares as to which Motorola has made a claim and which claim is unresolved. If Motorola has made a claim for indemnification prior to such date, the escrow agent will retain in escrow shares and dividends that have a value equal to the claimed amount. Escrowed shares that are released from the escrow fund will be promptly delivered by the escrow agent to the RiverDelta stockholders in accordance with each stockholder's percentage of the escrow fund.

   The merger agreement provides that Todd Dagres is appointed as representative of, for and on behalf of RiverDelta stockholders to take all actions necessary or appropriate in his judgment for the accomplishment of the terms of the merger agreement. Notices of communications to or from the stockholders' representative will constitute notice to or from each of the RiverDelta stockholders. If the stockholders' representative dies or is otherwise no longer able or willing to serve as the stockholders' representative, a new stockholders' representative will be chosen by RiverDelta stockholders holding a majority of RiverDelta common stock immediately prior to the merger after having given effect to the provisions of the bridge holders agreement (see "The Merger Agreement--Bridge Holders Agreement" on page 53).

   The stockholders' representative will not be liable for any act done or omitted in the absence of willful misconduct or gross negligence pursuant to the advice of counsel.

   The stockholders' representative has full power and authority to represent the RiverDelta stockholders and their successors with respect to all matters under the escrow agreement. All actions taken by the stockholders' representative under the escrow agreement will be binding upon the RiverDelta stockholders and their successors. The escrow agent may rely on the stockholders' representative as the exclusive agent of the RiverDelta Stockholders under the escrow agreement and will not incur any liability to any party in so relying.

   Any dividends distributed on the escrowed shares are to be held in the escrow fund. Additionally, the stockholders' representative has the right to direct the escrow agent to exercise the voting rights of the escrow shares in his sole discretion.

   The value of the escrowed shares is the average of the last reported sale price per share of Motorola common stock over the five consecutive trading days preceding the date of distribution of the escrow shares.

   Motorola will pay the fees and expenses of the escrow agent.

Letter of Transmittal

   Each RiverDelta stockholder must use a specified letter of transmittal to receive the RiverDelta common stock to be issued in connection with the merger.

   In this letter of transmittal, each RiverDelta stockholder will make representations and warranties as to certain matters, including as to title of their respective RiverDelta shares, and their authority, capacity and legal right to participate in the transaction. The letter of transmittal also includes:

  . an instruction to the exchange agent to deliver 10% of the shares of Motorola common stock which will be received in the merger to the escrow agent;

  . an agreement to be bound by the terms of the indemnification provisions of the merger agreement; and

  . the appointment of Todd Dagres as stockholders' representative for all RiverDelta stockholders for purposes of taking all necessary action on behalf of all RiverDelta stockholders in connection with the post-closing audit and indemnification provisions in the merger agreement.

Bridge Holders Agreement

   On July 11, 2001, in connection with the merger agreement, RiverDelta, Pequot Private Equity Fund II, L.P., Battery Ventures V, L.P., Battery Investment Partners V, LLC, Battery Ventures Convergence Fund, L.P., Charles River Partnership X, a Limited Partnership, Charles River Partnership X-A, a Limited Partnership, Charles River Friends X-B, LLC, Charles River Friends X-C, LLC, David Callan and Scott E. Morrisse, the holders of subordinated convertible promissory notes of RiverDelta dated as of February 7, 2001 and May 16, 2001, and Battery Management Corp., Charles River Partnership X, a Limited Partnership, Charles River Partnership X-A, a Limited Partnership, Charles River Friends X-B, LLC, Charles River Friends X-C, LLC and David Callan, the holders of Series C convertible preferred stock purchase warrants of RiverDelta dated as of December 12, 2000, entered into a bridge holders agreement with Motorola under which they agreed to amend such subordinated convertible promissory notes and cancel such preferred stock purchase warrants. The aggregate principal amount of the subordinated convertible promissory note is $25,000,000 and interest accrues at the rate of 12% per year. The preferred stock purchase warrants entitle the holder to purchase an aggregate total of 198,538 shares of a newly issued series of RiverDelta preferred stock.

   Pursuant to the bridge holders agreement, a copy of which is attached as Appendix E-1 to this proxy statement/prospectus (together with an amendment to the bridge holders agreement, a copy of which is attached as Appendix E-2 to this proxy statement/prospectus), each of the subordinated convertible promissory notes dated as of February 7, 2001, which was due and payable on demand on or after May 1, 2001, was amended to be due and payable on or after the closing date of the merger, and the subordinated convertible promissory note dated as of May 16, 2001, which was due and payable on the earlier of July 1, 2001 and the date of demand for payment by the holder of subordinated convertible promissory notes dated as of February 7, 2001, was amended to be due and payable on or after the closing date of the merger.

   Each of the subordinated convertible promissory notes, which provided for optional conversion of all or part of the balance due thereon into shares of Series B preferred stock prior to an acquisition of RiverDelta, was amended to provide for the automatic conversion, immediately prior to the merger contemplated by the merger agreement, of the balance due on such subordinated convertible promissory notes into fully paid and non-assessable shares of RiverDelta Series B preferred stock. Upon such conversion, the holders of the subordinated convertible promissory notes will be entitled to a number of shares of Series B preferred stock rounded to the nearest whole share, determined by dividing the aggregate principal amount of the subordinated convertible promissory notes plus accrued interest thereon by $12.09 per share (subject to equitable adjustment in the event of any stock split, stock dividend, combination, reclassification or similar event after the date of the bridge holders agreement). Assuming the merger occurs on September 25, 2001, the aggregate principal amount of the subordinated convertible promissory notes plus interest thereon will be converted into 2,217,432 shares of Series B preferred stock.

   Under the bridge holders agreement, the holders of the subordinated convertible promissory notes agreed and elected to receive, upon conversion of the balance due thereon, the Series B preferred stock consideration described in the preceding paragraph.

   The bridge holders agreement also provides that, immediately prior to the effective time, each of the preferred stock purchase warrants, which were exercisable from their date of issue to December 12, 2003, will be cancelled without any payment in respect thereof by RiverDelta or any other person.

   Furthermore, the bridge holders agreement provides that each securityholder that is a party to it will not, and will not agree to, contract to or sell or otherwise transfer or dispose of any of his, her or its RiverDelta subordinated convertible promissory notes or preferred stock purchase warrants, or any interest in those securities other than pursuant to the merger agreement, the bridge holders agreement or the investor rights agreement.

Credit Agreement

   On July 11, 2001, in connection with the merger agreement, Motorola and RiverDelta entered into a credit agreement pursuant to which Motorola will provide RiverDelta with loans of up to $35 million to fund its working capital requirements from and after the execution of the merger agreement. The loans extended under the credit agreement will accrue interest at a rate of 10% per annum. The interest will be capitalized at the end of each fiscal quarter but is not payable until the maturity of the loans.

   The loans and interest are due and payable on the earlier of (a) July 11, 2002 and (b) the date of termination of Motorola's loan commitment due to an event of default.

   RiverDelta borrowed $10 million on July 11, 2001 and a further $3.5 million on August 7, 2001.

   Security Agreement. In connection with the credit agreement, RiverDelta executed a security agreement in favor of Motorola on July 11, 2001, pursuant to which RiverDelta granted to Motorola a lien and security interest in all of RiverDelta's assets (hereinafter referred to as the "Collateral") in order to secure the loans.

   Subordination. RiverDelta's obligations to Motorola under the credit agreement and Motorola's lien on RiverDelta's assets are subordinate to the claims and liens of Silicon Valley Bank arising under the loan and security agreement dated as of June 30, 2000 (as amended) between Silicon Valley Bank and RiverDelta. RiverDelta's obligations to Motorola under the credit agreement and Motorola's lien on RiverDelta's assets are senior to and have priority over the claims of all of RiverDelta's other creditors.

   Representations; Covenants of RiverDelta and Motorola. The credit agreement contains customary representations, warranties and covenants.

   Events of Default. The credit agreement provides for limited events of default subject to, in certain circumstances, grace periods, relating to the following:

  . RiverDelta's failure to pay the loans or interest due on the loans when due and payable;

  . RiverDelta's breach of representations, warranties and covenants contained in the credit agreement and the documents related thereto;

  . RiverDelta's failure to pay principal or interest on debt in a principal amount of at least $5,000,000 when due and payable or if any such debt is accelerated;

  . insolvency events related to RiverDelta;

  . if any judgment or order is entered against RiverDelta and enforcement proceedings are commenced for payment of more than $1 million;

  . if any provision of the credit agreement or any document related thereto ceases to be valid and binding on or enforceable against RiverDelta (unless cured as provided in the credit agreement); or

  . if a "change of control" occurs, other than a "qualified financing"
    (meaning the first closing after July 11, 2001 of an equity financing by RiverDelta in which the gross proceeds received by it are equal to or greater than $20 million; a "change of control" means (a) any person or persons other than holders of equity interests in RiverDelta (hereinafter referred to as the "Equity Holders"), Motorola or any of its subsidiaries acquires beneficial ownership of more than 15% of the voting interests of RiverDelta, or (b) at any time individuals who on July 11, 2001 were directors of RiverDelta cease to constitute a majority of the board of directors, or (c) any person or persons other than Motorola or any of its subsidiaries and other than pursuant to the merger agreement has acquired or has entered into a contract that will result in the acquisition of the power to exercise a controlling influence over the management or policies of RiverDelta, or (d) the Equity Holders, or any other person controlled by them creates, incurs, assumes or suffers to exist liens on equity interests in RiverDelta in an aggregate amount in excess of such equity interests that if otherwise sold, transferred or otherwise disposed of would cause a change of control).

If an event of default occurs, Motorola may, with notice to RiverDelta, terminate Motorola's commitment to make loans to RiverDelta and declare the loans, all interest on the loans and all other amounts payable under the credit agreement and the loan documents to be due and payable and may, subject to the provisions described above under "subordination", exercise its rights under the security agreement to foreclose on the Collateral.

   Further, upon such event of default, if the merger agreement is terminated, and then only in certain circumstances, either Motorola or RiverDelta may elect to convert all or part of the aggregate principal and interest of the loans then outstanding under the credit agreement into stock of RiverDelta, as provided in the promissory note, which is attached as Exhibit A to the credit agreement.

Original Equipment Manufacturer (OEM) Agreement

   Independent of the merger RiverDelta and Motorola entered into an original equipment manufacturer agreement (hereinafter referred to as the "OEM agreement") on August 1, 2001. Pursuant to the OEM agreement, RiverDelta will, as an original equipment manufacturer, manufacture, test, deliver, and sell data communications products of its design and manufacture to Motorola, and provide support for such products. The term of the OEM agreement commenced on August 1, 2001 and will continue in effect until July 31, 2002. Motorola has the right to extend the term for up to twelve months, subject to the parties' mutual agreement on pricing and discount terms for the renewal period.

                              ADDITIONAL PROPOSALS

   In connection with the merger, RiverDelta stockholders have been asked to vote on two other proposals. These proposals are as follows:

Amendment to Certificate of Incorporation

   At the RiverDelta special meeting, holders of RiverDelta common stock, Series A preferred stock and Series B preferred stock will be asked to approve the amendment of RiverDelta's restated certificate of incorporation. The amendment will increase the total number of shares of authorized capital stock of RiverDelta to 85,860,000 by increasing the number of authorized shares of RiverDelta preferred stock to 13,860,000, and will designate 6,500,000 shares of preferred stock as Series B preferred stock.

   RiverDelta's restated certificate of incorporation currently authorizes 79,360,000 shares of capital stock consisting of 72,000,000 shares of common stock, 12,000,000 shares of preferred stock, of which 7,360,000 shares are designated as Series A preferred stock and 2,980,000 shares are designated as Series B preferred stock. On July 10, 2001, RiverDelta's board of directors adopted a resolution approving an amendment to the restated certificate of incorporation to increase the authorized capital stock of RiverDelta to 85,860,000 by increasing the number of authorized shares of RiverDelta preferred stock to 13,860,000, and designating 6,500,000 shares of preferred stock as Series B preferred stock.

   On July 27, 2001, 33,841,200 shares of common stock, 7,358,358 shares of Series A preferred stock and 2,956,988 shares of Series B preferred stock were issued and outstanding and 34,287,558 shares of common stock were reserved for issuance upon the conversion of all outstanding shares of Series A preferred stock and Series B preferred stock and the exercise of stock options granted pursuant to RiverDelta's 1999 Employee, Director and Consultant Stock Option Plan. Accordingly, RiverDelta has 3,871,242 shares of common stock, 1,660,000 shares of undesignated preferred stock and 23,012 shares of Series B preferred stock available for issuance.

   On July 11, 2001, in connection with the merger agreement, RiverDelta, Pequot Private Equity Fund II, L.P., Battery Ventures V, L.P., Battery Investment Partners V, LLC, Battery Ventures Convergence Fund, L.P., Charles River Partnership X, a Limited Partnership, Charles River Partnership X-A, a Limited Partnership, Charles River Friends X-B, LLC, Charles River Friends X-C, LLC, David Callan and Scott E. Morrisse, the holders of subordinated convertible promissory notes of RiverDelta dated as of February 7, 2001 and May 16, 2001, entered into a bridge holders agreement with Motorola under which they agreed to amend such subordinated convertible promissory notes to provide for the automatic conversion, immediately prior to the merger contemplated by the merger agreement, of the aggregate amount of principal and accrued interest thereon of the subordinated convertible promissory notes into fully paid and non-assessable shares of RiverDelta Series B preferred stock.

   RiverDelta expects that approximately 2,217,432 shares of Series B preferred stock will be required to be issued to the holders of the subordinated convertible promissory notes upon the automatic conversion of the notes immediately prior to the merger, assuming the merger occurs on September 25, 2001. If the merger occurs after September 25, 2001, additional shares of Series B preferred stock will be required to be issued to the holders of the subordinated convertible promissory notes in order to convert the additional accrued interest, which accrues at the rate of $8,219 per day, into Series B preferred stock upon conversion of the notes.

   Presently, RiverDelta has 1,660,000 shares of undesignated preferred stock and 23,012 shares of Series B preferred stock available for issuance. For this reason, RiverDelta does not presently have a sufficient number of shares of undesignated preferred stock or Series B preferred stock available for such issuance to the holders of the subordinated convertible promissory notes upon the automatic conversion of the notes. Accordingly, RiverDelta needs to authorize approximately 1,860,000 additional shares of undesignated preferred stock and to designate approximately 6,500,000 shares as Series B preferred stock.

   Approval by the RiverDelta stockholders of the foregoing amendment to the restated certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of RiverDelta common stock, Series A preferred stock and Series B preferred stock, on an as converted basis, voting together as a single class.

   RiverDelta's board of directors has determined that the amendment to the restated certificate of incorporation is in the best interests of RiverDelta and its stockholders and unanimously recommends that RiverDelta stockholders vote "FOR" the amendment to RiverDelta's restated certificate of incorporation. Proxies solicited by the board of directors will be voted in favor of the amendment unless a stockholder has indicated otherwise on the proxy.

Deemed Conversion of Series A Preferred Stock

   In order to complete the merger, the holders of Series A preferred stock must elect to treat the merger as a deemed conversion of their shares. Pursuant to Article IV, Section B.1(a)(i) of RiverDelta's restated certificate of incorporation, the holders of RiverDelta Series A preferred stock are entitled to receive an amount equal to $1.359 per share of Series A preferred stock upon the occurrence of a liquidation, dissolution or winding up of RiverDelta, including a capital reorganization, a consolidation or merger, or a sale of all or substantially all of RiverDelta's assets.

   Pursuant to Article IV, Section B.2(d)(vii)(A) of RiverDelta's restated certificate of incorporation, the holders of at least sixty-six and two-thirds percent (66 2/3%) of RiverDelta's Series A preferred stock may elect to receive the per share consideration that they would have been entitled to receive if such holders had converted their shares of Series A preferred stock into shares of common stock immediately prior to the effective time of the merger in lieu of receiving the payment in liquidation, dissolution or winding up discussed above.

   On July 11, 2001, holders of 90% of the shares of RiverDelta Series A preferred stock entered into a voting agreement, dated as of July 11, 2001, among Motorola, Bayou Merger Sub, Inc., and certain stockholders of RiverDelta pursuant to which such holders of Series A preferred stock have agreed to receive the per share consideration that they would have received if their shares of Series A preferred stock had been converted into shares of RiverDelta common stock immediately prior to the merger.

   Approval by the RiverDelta stockholders of the foregoing deemed conversion of the Series A preferred stock requires the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A preferred stock, voting as a separate class.

   RiverDelta's board of directors has determined that the deemed conversion of the Series A preferred stock immediately prior to the merger is in the best interest of RiverDelta and its stockholders and unanimously recommends that holders of the RiverDelta Series A preferred stock vote "FOR" such deemed conversion. Proxies solicited by the board of directors will be voted in favor of the amendment unless a stockholder has indicated otherwise on the proxy.

                     DESCRIPTION OF MOTOROLA CAPITAL STOCK

   The following description of Motorola's capital stock is subject to the detailed provisions of Motorola's restated certificate of incorporation, as amended, and by-laws, as amended, and to the rights agreement described below. The following description of certain terms of the capital stock of Motorola does not purport to be complete and is qualified in its entirety by reference to the restated certificate of incorporation, the by-laws and the rights agreement, which are filed as exhibits to the registration statement. See "Where You Can Find More Information" on page 73.

Motorola Common Stock

   The Motorola charter authorizes Motorola to issue up to 4.2 billion shares of Motorola common stock, par value $3.00 per share. Each Motorola share is entitled to one vote, in person or by proxy, at any and all meetings of the Motorola stockholders on all propositions before such meetings and on all elections of directors of Motorola. The Motorola charter does not provide for cumulative voting in the election of directors. The shares of Motorola common stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. Subject to any preferential rights of any outstanding series of Motorola preferred stock created by the Motorola board of directors from time to time, the holders of Motorola common stock are entitled to dividends only if, when and as the dividends are declared by the Motorola board of directors and as may be permitted by law, and, upon liquidation, will be entitled to receive pro rata all assets of Motorola available for distribution to such holders. As of June 30, 2001, approximately 2,212,943,842 shares of Motorola common stock were issued and outstanding, held by approximately 111,836 holders of record. For a description of voting requirements and change of control restrictions, see "Description of Motorola Capital Stock--Motorola Rights Plan" beginning on page 59 and "Comparison of Certain Rights of Common Stockholders of Motorola and Stockholders of RiverDelta" beginning on page 61.

Motorola Preferred Stock

   Motorola is also authorized to issue up to 500,000 shares of preferred stock, par value $100 per share, from time to time, in one or more series and with such designation for each such series as determined by the Motorola board of directors. The Motorola board of directors may, without further action by the Motorola stockholders, issue a series of Motorola preferred stock and state and fix the rights and preferences of those shares, including:

  . the voting powers, if any, of the holders of stock of such series;

  . the rate per annum and the times at and conditions upon which the holders of stock of such series will be entitled to receive dividends, and whether such dividends will be cumulative or non-cumulative and, if cumulative, the terms upon which such dividends will be cumulative;

  . the price or prices and the time or times at and the manner in which the stock of such series will be redeemable;

  . the right to which the holders of the shares of stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding-up of Motorola;

  . the terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of any stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

  . any other designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof so far as they are not inconsistent with the provisions of the Motorola certificate of incorporation, as amended, and to the full extent now or hereafter permitted by the laws of Delaware.

   On November 5, 1998, the Motorola board of directors designated a series of Motorola preferred stock, Junior Participating Preferred Stock, Series B (hereinafter referred to as "Motorola Series B Preferred Stock") and authorized 250,000 shares for issuance in connection with the adoption of the Motorola rights plan. As of August 14, 2001, no shares of Motorola preferred stock of any series were outstanding.

Motorola Rights Plan

   On November 5, 1998, the Motorola board of directors authorized the issuance of one preferred share purchase right (hereinafter referred to as a "Right") for each outstanding share of Motorola common stock, pursuant to a Rights Agreement between Motorola and Harris Trust and Savings Bank, as Rights Agent. Each Right entitles the registered holder to purchase from Motorola one thirty-thousandth of a share of Motorola Series B Preferred Stock at an exercise price of $66.66 per one thirty-thousandth of a share of Motorola Series B Preferred Stock, subject to adjustment. The Rights become exercisable on the earlier of:

  . the tenth day after a public announcement that a person or group of affiliated or associated persons has acquired or obtained the right to acquire 10% or more of the outstanding shares of Motorola common stock (thereby becoming an "Acquiring Person"); and

  . the tenth business day after the commencement or public disclosure of an intention to commence a tender offer or exchange offer by a person other than an exempt person, if, upon completion of the offer, such person could become an Acquiring Person.

   A majority of the Motorola board of directors may elect to defer the date on which the Rights become exercisable. The Rights expire on November 20, 2008 unless earlier redeemed or exchanged by Motorola as described below.

   If a person or group becomes an Acquiring Person, each holder of a Right (except those held by the Acquiring Person and its affiliates and associates) will have the right to purchase, upon exercise, Motorola common stock (or, in certain circumstances, shares of Motorola Series B Preferred Stock, common stock equivalents or cash) having a value equal to two times the exercise price of the Right. In addition, in the event that, at the time or after a person becomes an Acquiring Person, Motorola is involved in a merger or other business combination in which (1) Motorola is not the surviving corporation, (2) Motorola common stock is changed or exchanged, or (3) 50% or more of Motorola's consolidated assets or earning power are sold, then each Right (other than Rights that are or were owned by the Acquiring Person and certain related persons and transferees, which will thereafter be void) will thereafter be exercisable for a number of shares of common stock of the acquiring company having a market value of two times the exercise price of the Right. In addition, at any time after any person or group becomes an Acquiring Person and before any person acquires 50% or more of the outstanding Motorola common stock and before a business combination occurs, the Motorola board of directors may exchange the Rights (other than Rights owned by the Acquiring Person which will have become void), in whole or in part, at an exchange ratio of one share of Motorola common stock, or one thirty-thousandth of a share of Motorola Series B Preferred Stock (or a common stock equivalent), per Right (subject to adjustment).

   The Motorola board of directors may redeem all, but not less than all, Rights at a redemption price of $.0033 per Right at any time prior to the time that a person or a group has become an Acquiring Person. Immediately upon redemption, the right to exercise will terminate, and the only right of holders will be to receive the redemption price. As long as the Rights are redeemable, the terms of the Rights may be amended by the Motorola board of directors in its discretion without the consent of the Rights holders. After that time, no amendment may adversely affect the interests of the Rights holder (other than the Acquiring Person).

   The Rights will not prevent a takeover of Motorola. The Rights, however, may have certain antitakeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Motorola on terms not approved by the Motorola board of directors or make the acquisition of Motorola substantially more costly, unless the Motorola board of directors redeems the Rights prior to the person becoming an Acquiring

Person. The Rights should not interfere with any merger or other business combination approved by the Motorola board of directors because of the board's ability to redeem the Rights or amend the Motorola rights plan. A description of the Motorola rights plan specifying the terms of the Rights and the Motorola Series B Preferred Stock has been included in reports filed by Motorola under the Securities Exchange Act. See "Where You Can Find More Information" on page 73. This summary description is qualified in its entirety by reference to the Motorola rights plan.

   Each share of Motorola common stock issued in the merger will have a corresponding Right attached to it.

Transfer Agent; Registrar and Exchange Agent

   ComputerShare Investor Services LLC is the transfer agent and registrar for the Motorola common stock. ComputerShare Investor Services LLC is also the exchange agent.

      COMPARISON OF CERTAIN RIGHTS OF COMMON STOCKHOLDERS OF MOTOROLA AND
                           STOCKHOLDERS OF RIVERDELTA

   The rights of Motorola and RiverDelta stockholders are currently governed by the Delaware General Corporation Law, and the respective charter and by-laws of Motorola and RiverDelta. Upon completion of the merger, the rights of RiverDelta stockholders who become stockholders of Motorola in the merger will be governed by the Delaware General Corporation Law, Motorola's charter and Motorola's by-laws.

   The following description summarizes the material provisions and certain material differences that may affect the rights of stockholders of Motorola and stockholders of RiverDelta but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. You should read carefully the relevant provisions of the Delaware General Corporation Law, Motorola's charter, Motorola's by-laws, RiverDelta's restated certificate of incorporation and RiverDelta's by-laws.

Capitalization

   As discussed in "Description of Motorola Capital Stock" beginning on page 58, Motorola's authorized capital stock consists of 4.2 billion shares of common stock and 500,000 shares of preferred stock. The authorized capital stock of RiverDelta consists of 72,000,000 shares of common stock, par value $0.01 per share, and 12,000,000 shares of preferred stock, par value $0.01 per share. As of August 8, 2001, 34,043,181 shares of RiverDelta common stock, 7,358,358 shares of RiverDelta Series A preferred stock and 2,956,988 shares of RiverDelta Series B preferred stock are issued and outstanding.

Voting Stock

   Each holder of Motorola common stock is entitled to one vote for each share held at all meetings of stockholders. Motorola's charter does not provide for cumulative voting.

   Each holder of RiverDelta common stock is entitled to one vote for each share held at all meetings of stockholders and written actions in lieu of meetings. Each holder of RiverDelta preferred stock is entitled to that number of votes equal to the largest number of whole shares of common stock into which the shares of preferred stock held are then convertible. Except as provided by law, and in certain situations set forth in RiverDelta's restated certificate of incorporation, holders of preferred stock vote together with the holders of common stock as a single class. RiverDelta's restated certificate of incorporation does not provide for cumulative voting.

Number of Directors

   The Motorola by-laws provide that the Motorola board of directors shall consist of 16 directors or such other number that the Motorola board of directors may fix. The Motorola board currently consists of 13 directors.

   RiverDelta's by-laws provide that the RiverDelta board of directors shall have that number of directors as determined by resolution of the board of directors or the stockholders at the annual meeting or any special meeting. The RiverDelta board of directors currently consists of 5 directors.

Classification of Board of Directors

   Motorola does not have a classified board of directors.

   RiverDelta does not have a classified board of directors.

Quorum for Meeting of Directors

   The Motorola by-laws provide that one-third of the number of directors fixed in accordance with the provisions of the Motorola by-laws shall constitute a quorum at all meetings of the board of directors.

   RiverDelta's by-laws provide that a majority of the total number of members of the board of directors shall constitute a quorum at any meeting of the board of directors.

Election of Directors

   The Motorola by-laws provide that directors shall be elected by the affirmative vote of a plurality of the shares of Motorola common stock represented at the meeting and entitled to vote on the election of directors.

   RiverDelta's restated certificate of incorporation provides that as long as at least 1,600,000 shares of Series A preferred stock remain outstanding, the holders of such shares of Series A preferred stock, voting as a separate class, will be entitled to elect two directors of RiverDelta. Subject to an investor rights agreement among RiverDelta and the stockholders of RiverDelta parties thereto, the holders of the Series A preferred stock, Series B preferred stock and common stock of RiverDelta, voting together as a single class, will be entitled to elect any remaining directors of RiverDelta.

Removal of Directors

   The Motorola charter and the Motorola by-laws contain no specific provision regarding removal. Delaware law provides that in the absence of such a provision, directors of a corporation may be removed with or without cause by the holders of a majority of the shares entitled to vote in the election of directors.

   RiverDelta's by-laws provide that directors may be removed with or without cause, at any time, by the holders of a majority of the shares then entitled to vote at an election of directors. Additionally, RiverDelta's restated certificate of incorporation provides that any director elected by the holders of a class or series of stock may be removed from office with or without cause by an affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director at a special meeting called for that purpose or pursuant to a written consent of stockholders.

Amendments to Charter

   Motorola's charter may be amended in any manner provided for by law.

   RiverDelta's restated certificate of incorporation may be amended in any manner provided for by law, except that the restated certificate of incorporation may not, without the prior written consent or affirmative vote of at least two-thirds of the then outstanding shares of Series A preferred stock and Series B preferred stock, respectively, each voting as a separate class, be amended, altered, repealed or added to if such action would adversely affect the preferences of such preferred stock.

Filling Vacancies on the Board of Directors

   Motorola's by-laws provide that a vacancy on the board of directors, however occurring, may be filled by the board of directors for the unexpired portion of the term.

   RiverDelta's by-laws provide that, subject to the rights of holders of preferred stock of RiverDelta to elect directors, a vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by a majority vote of the directors then in office, although less than a quorum, or by the sole remaining director.

Amendments to By-Laws

   Motorola's by-laws authorize the board of directors to alter, amend or repeal Motorola's by-laws, and to adopt new by-laws. Delaware law provides that stockholders entitled to vote also have the power to adopt, amend or repeal the by-laws. Amendment of the Motorola by-laws by the Motorola stockholders requires the affirmative vote of holders of a majority of the shares of voting stock represented at the meeting and entitled to vote on that subject matter.

   RiverDelta's restated certificate of incorporation authorizes the board of directors to adopt, amend or repeal RiverDelta's by-laws.

Rights Plan

   As discussed in "Description of Motorola Capital Stock--Motorola Rights Plan" beginning on page 59, each share of Motorola common stock has attached to it one Right issued under the Motorola rights plan.

   RiverDelta has not adopted a rights plan.

Special Stockholder Meetings

   The Motorola by-laws provide that either the Motorola board of directors or its chairman may call a special meeting.

   RiverDelta's by-laws provide that the RiverDelta board of directors may call a special meeting pursuant to a resolution adopted by a majority of the total number of directors authorized.

Stockholder Action by Written Consent

   Motorola's by-laws do not provide for stockholder action by written consent instead of a stockholder meeting.

   RiverDelta's by-laws provide for stockholder action by written consent instead of a stockholder meeting, provided that such written consent is signed and dated by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and that such consent is delivered to RiverDelta within 60 days of the earliest dated consent.

Limitation of Personal Liability of Directors and Indemnification

   Motorola's charter provides that a director will not be personally liable to the corporation or to its stockholders for monetary damages for a breach of fiduciary duty as a director, except, if required by law, for liability:

  . for any breach of the director's duty of loyalty to the corporation or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions; and

  . for any transaction from which the director derived an improper personal benefit.

   Motorola's charter provides a right to indemnification to directors and officers of Motorola to the fullest extent permitted by the Delaware General Corporation Law.

   In addition, Motorola must indemnify any present or former director or officer of the corporation who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation who has been successful on the merits or otherwise in the defense of any claim or proceeding for expenses (including attorneys' fees) actually and reasonably incurred. Motorola will indemnify in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by Motorola's board of directors.

   RiverDelta's restated certificate of incorporation provides that a director will not be personally liable to RiverDelta or its stockholders for monetary damages for breach of fiduciary duty as a director, except if required by law. RiverDelta's by-laws provide that RiverDelta will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of RiverDelta) by reason of the fact that he or she is or was a director, officer, employee or agent of RiverDelta, or is or was serving at the request of RiverDelta as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of RiverDelta and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

   Under RiverDelta's restated certificate of incorporation, RiverDelta agreed to indemnify and advance expenses to any person who was or is a party to any suit by or in the right of RiverDelta by reason of the fact that he or she is or was, or has agreed to become, a director, officer, employee or agent of RiverDelta or is serving at the request of RiverDelta as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise only if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of RiverDelta, except that no indemnification will be made if the person is held to be liable to RiverDelta, unless and to the extent the Delaware Court of Chancery determines that despite such liability, he or she is fairly and reasonably entitled to such indemnity. RiverDelta's by-laws further provide that if an indemnitee is successful, on the merits or otherwise, of a suit, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her.

   Any indemnification above (unless ordered by a court) will be made by RiverDelta only as authorized in the specific case upon a determination that indemnification of any person described above is proper in the circumstances because he or she has met the applicable standard of conduct set forth above. This determination will be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of RiverDelta.

Dividends

   Motorola's charter provides that the board of directors may, by resolution, state the conditions upon which the holders of preferred stock shall be entitled to receive dividends. The common stockholders shall be entitled to dividends only if the board of directors declares dividends and as may be permitted by law.

   RiverDelta's restated certificate of incorporation provides that dividends may be declared and paid on the common stock from funds lawfully available therefor as and when determined by the board of directors, subject to provisions of law and to any preferential dividend rights of any then outstanding preferred stock.

   The holders of the preferred stock are entitled, when, as and if declared by the board of directors of RiverDelta, to dividends out of the corporation's assets legally available therefor at the annual rate of $.1087 per share of Series A preferred stock and $.9672 per share of Series B preferred stock, provided that no dividend may be declared or paid on the Series A preferred stock unless RiverDelta simultaneously declares and pays a dividend on the Series B preferred stock, and vice-versa.

   The rights to receive dividends on the preferred stock are non-cumulative, and holders of preferred stock will not have any rights to dividends by reason of the fact that no dividend has been declared on the preferred stock in any prior year. RiverDelta may not declare or pay any cash dividends on shares of common stock unless the holders of the preferred stock then outstanding have first received a dividend at the rates specified above.

Liquidation

   Motorola's charter provides that the board of directors may, by resolution, state the right to which the preferred stockholders shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation. Holders of Motorola common stock have no preferential rights with respect to liquidation.
   RiverDelta's restated certificate of incorporation provides that in the event of any voluntary or involuntary liquidation, dissolution or winding up of RiverDelta, the holders of shares of RiverDelta preferred stock then outstanding are entitled to be paid first out of RiverDelta's assets available for distribution to its stockholders before any payment may be made to the holders of RiverDelta common stock by reason of their ownership thereof:

  . an amount equal to $1.359 for each share of Series A preferred stock then held by them; and

  . an amount equal to $12.09 for each share of Series B preferred stock then held by them,

in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination, reclassification or other similar event affecting such preferred shares, plus any dividends declared and unpaid on such preferred shares. If the assets of RiverDelta are insufficient to permit the payment in full of the above amounts to holders of preferred stock, then the entire assets of RiverDelta available for distribution will be distributed ratably among holders of preferred stock in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distributions if all amounts payable on or with respect to such shares were paid in full. In addition, after payment in full of the above amounts to the holders of preferred stock, the remaining assets of RiverDelta available for distribution to holders of RiverDelta's capital stock will be distributed on a pro rata basis among the holders of common stock.

   RiverDelta's restated certificate of incorporation also provides that a reorganization, consolidation, merger or sale of assets will be regarded as a liquidation, dissolution or winding up of the affairs of RiverDelta. In the event of reorganization, consolidation, merger or sale of assets, then the holders of at least two-thirds of each of the outstanding shares of Series A preferred stock and Series B preferred stock, respectively, will have the option to elect the following benefits instead of receiving payment as provided in the preceding paragraph: the holders of preferred stock will be entitled to receive upon conversion of the shares of the preferred stock the same kind and amount of stock or other securities or property of RiverDelta or any successor corporation to which they would have been entitled had such holders converted their shares immediately prior to such reorganization, consolidation, merger or sale of assets.

Conversion

   Motorola's charter provides that the board of directors may, by resolution, state the terms upon which shares of preferred stock shall be convertible into, or exchangeable for, shares of stock of any other class or classes of any other series, including the price, the rate of conversion and the terms of adjustment. Holders of Motorola common stock have no rights to convert their shares into any other securities.

   Holders of RiverDelta common stock have no rights to convert their shares into any other securities. Subject to certain terms, conditions, limitations and adjustments set forth in RiverDelta's restated certificate of incorporation, holders of Series A and Series B preferred stock have the right at their option to convert any such shares, without the payment of additional consideration, into the number of fully paid and nonassessable shares of RiverDelta common stock as is determined by the formulae set forth in the restated certificate of incorporation. Based on the formulae contained in RiverDelta's restated certificate of incorporation, each share of RiverDelta Series A preferred stock is currently convertible into three shares of RiverDelta common stock and each share of RiverDelta Series B preferred stock is convertible into one and one-half shares of RiverDelta common stock.

   RiverDelta's restated certificate of incorporation also provides that each share of preferred stock will be automatically converted into the number of shares of common stock into which such shares are convertible at the then effective conversion rate upon the occurrence of certain events.

                   CERTAIN INFORMATION CONCERNING RIVERDELTA

Security Ownership of Directors, Executive Officers and Principal Stockholders of RiverDelta

   The following table sets forth information regarding the beneficial ownership of RiverDelta's common stock as of July 27, 2001, by:

  . each person that beneficially owns more than 5% of the outstanding shares of RiverDelta common stock or preferred stock;

  . each director of RiverDelta;

  . each executive officer of RiverDelta; and

  . all executive officers and directors of RiverDelta as a group.

   To the knowledge of RiverDelta and unless otherwise indicated, each person named in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. The address of each RiverDelta officer and director is c/o RiverDelta Corporation, 3 Highwood Drive East, Tewksbury, Massachusetts 01876.

   The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days after July 27, 2001 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. The vesting and promissory note conversion information set forth below has been calculated assuming a closing date of the merger on September 25, 2001. Restricted stock described below is subject to repurchase by RiverDelta if the owner ceases to be employed by RiverDelta.

                      Number of Shares Beneficially Owned

                                                  Series A           Series B
                             Common Stock     Preferred Stock    Preferred Stock          Percent of
Name                      (% of Class) (/1/) (% of Class) (/2/) (% of Class) (/3/) Total Voting Power (/4/)
----                      ------------------ ------------------ ------------------ ------------------------
5% STOCKHOLDERS

Battery Ventures(/5/)...           0             3,311,258            858,538                18.4%
20 William St.                                     (44.9%)            (25.2%)
Wellesley, MA 02481

Charles River
 Partners(/6/)..........           0             3,311,258            858,538                18.4%
100 Winter Street, Suite
 3300                                              (44.9%)            (25.2%)
Waltham, MA 02451

Pequot Capital
 Management, Inc.(/7/)..           0                     0          2,544,206                 6.2%
500 Nyala Farm Road                                                   (66.1%)
Westport, CT 06880

                                                 Series A           Series B
                            Common Stock     Preferred Stock    Preferred Stock            Percent of
Name                     (% of Class) (/1/) (% of Class) (/2/) (% of Class) (/3/)   Total Voting Power (/4/)
----                     ------------------ ------------------ ------------------   ------------------------
EXECUTIVE OFFICERS AND DIRECTORS

Michael Brown(/8/)......      1,655,853                 0                  0                   2.7%
                                 (4.8%)

David F. Callan(/9/)....     11,475,000                 0            824,406                  21.0%
                                (33.9%)                              (24.5%)

Joseph A.
 Cozzolino(/10/)........      1,748,201                 0                  0                   2.9%
                                 (5.1%)

Jeffrey A.
 Walker(/11/)...........      1,103,901                 0                  0                   1.8%
                                 (3.2%)

Gerard White(/12/)......      1,379,877                 0                  0                   2.2%
                                 (4.0%)

Todd Dagres(/13/).......              0         3,311,258            858,538                  18.4%
                                                  (44.9%)            (25.2%)

Michael
 Karfopoulos(/14/)......              0                 0          2,544,206                   6.2%
                                                                     (66.1%)

Bruce I. Sachs(/15/)....              0         3,311,258            858,538                  18.4%
                                                  (44.9%)            (25.2%)

All executive officers
 and directors as a
 group (8 persons)......     17,362,832         6,622,516          5,085,688(/16/)            70.5%
                                (47.6%)             (90%)            (98.8%)

--------
 (1) Based on 33,841,200 shares of common stock issued and outstanding as of July 27, 2001.
 (2) Based on 7,358,358 shares of Series A preferred stock issued and outstanding as of July 27, 2001.
 (3) Based on 2,956,988 shares of Series B preferred stock issued and outstanding as of July 27, 2001.
 (4) Based on 60,351,756 shares of RiverDelta capital stock issued and outstanding, on an as-converted basis, as of July 27, 2001. Each share of common stock is entitled to one vote. Each share of Series A preferred stock is convertible into three shares of common stock and therefore is entitled to three votes. Each share of Series B preferred stock is convertible into one and one-half shares of common stock and therefore is entitled to one and one-half votes.
 (5) Includes 2,945,447 shares of Series A preferred stock held directly by Battery Ventures V, L.P., 298,013 shares of Series A preferred stock held directly by Battery Ventures Convergence Fund, L.P., and 67,798 shares of Series A preferred stock held directly by Battery Investment Partners V, LLC. Includes 367,876 shares of Series B preferred stock held directly by Battery Ventures V, L.P., 37,221 shares of Series B preferred stock held directly by Battery Ventures Convergence Fund, L.P., and 8,468 shares of Series B preferred stock held directly by Battery Investment Partners V, LLC. Also includes 395,814 shares of Series B preferred stock issuable to Battery Ventures V, L.P., 40,047 shares of Series B preferred stock issuable to Battery Convergence Fund, L.P., and 9,111 shares of Series B preferred stock issuable to Battery Investment Partners V, LLC upon conversion of the principal amount of the subordinated convertible promissory notes, and accrued interest thereon, immediately prior to the merger, assuming the merger occurs on September 25, 2001. Todd Dagres is a director of RiverDelta. Mr. Dagres is also a managing member of Battery Partners V, LLC, the sole general partner of Battery Ventures V, L.P., and thus may be deemed to share beneficial ownership of the shares of Series A preferred stock and Series B preferred stock held by Battery Ventures V, L.P. Battery Investment Partners V, LLC coinvests with Battery Ventures V, L.P. in all portfolio companies. Accordingly, Mr. Dagres may be deemed to share beneficial ownership of the shares of Series A preferred stock and Series B preferred stock held by

    Battery Investment Partners V, LLC. Mr. Dagres is also a managing member of Battery Convergence Partners, LLC, the sole general partner of Battery Ventures Convergence Fund, L.P., and thus may be deemed to share beneficial ownership of the shares of Series A preferred stock and Series B preferred stock held by Battery Ventures Convergence Fund, L.P. Mr. Dagres disclaims beneficial ownership of the shares held by Battery Ventures V, L.P., Battery Investment Partners V, LLC and Battery Ventures Convergence Fund, L.P., in each case except to the extent of his proportionate pecuniary interest therein.
 (6) Includes 2,996,835 shares of Series A preferred stock held directly by Charles River Partnership X, a Limited Partnership, 82,223 shares of Series A preferred stock held directly by Charles River Partnership X-A, a Limited Partnership, 197,594 shares of Series A preferred stock held directly by Charles River Friends X-B, LLC and 34,606 shares of Series A preferred stock held directly by Charles River Friends X-C, LLC. Includes 374,295 shares of Series B preferred stock held directly by Charles River Partnership X, a Limited Partnership, 10,269 shares of Series B preferred stock held directly by Charles River Partnership X-A, a Limited Partnership, 24,679 shares of Series B preferred stock held directly by Charles River Friends X-B, LLC and 4,322 shares of Series B preferred stock held directly by Charles River Friends X-C, LLC. Also includes 402,720 shares of Series B preferred stock issuable to Charles River Partnership X, a Limited Partnership, 11,049 shares of Series B preferred stock issuable to Charles River Partnership X-A, a Limited Partnership, 26,553 shares of Series B preferred stock issuable to Charles River Friends X-B, LLC and 4,650 shares of Series B preferred stock issuable to Charles River Friends, X-C, LLC upon conversion of the principal amount of subordinated convertible promissory notes, and the accrued interest thereon, immediately prior to the merger, assuming the merger occurs on September 25, 2001. Bruce Sachs is a director of RiverDelta. Mr. Sachs is also a managing member of Charles River X GP, LLC, which is the general partner of Charles River Partnership X, a Limited Partnership, and Charles River Partnership X-A, a Limited Partnership, and thus may be deemed to share beneficial ownership of the shares of Series A preferred stock and Series B preferred stock held of record by or issuable to Charles River Partnership X, a Limited Partnership, and Charles River Partnership X-A, a Limited Partnership. Mr. Sachs is also a limited partner of both Charles River Partnership X, a Limited Partnership, and Charles River Partnership X-A, a Limited Partnership. Mr. Sachs disclaims beneficial ownership of the shares held of record by or issuable to Charles River Partnership X, a Limited Partnership, and Charles River Partnership X-A, a Limited Partnership, in each case except to the extent of his proportionate pecuniary interest therein. Mr. Sachs is neither an officer nor director of Charles River Friends VII, Inc., which is the general partner of Charles River Partnership X-B, LLC and Charles River Partnership X-C, LLC, but because Charles River Partnership X, a Limited Partnership, Charles River Partnership X-A, a Limited Partnership, Charles River Partnership X-B, LLC and Charles River Partnership X-C, LLC coinvest, Mr. Sachs may be deemed to share beneficial ownership of the shares of Series A preferred stock and Series B preferred stock held of record by or issuable to Charles River Partnership X-B, LLC and Charles River Partnership X-C, LLC. Mr. Sachs disclaims beneficial ownership of the shares of Series A preferred stock and Series B preferred stock held of record by or issuable to Charles River Partnership X-B, LLC and Charles River Partnership X-C, LLC.
 (7) Shares consist of 1,654,260 shares of Series B preferred stock held of record by Pequot Private Equity Fund II, L.P. and 889,946 shares of Series B preferred stock issuable to Pequot Private Equity Fund II, L.P. upon conversion of the principal amount of a subordinated convertible promissory note, and the accrued interest thereon, immediately prior to the merger, assuming the merger occurs on September 25, 2001. Michael Karfopoulos is a director of RiverDelta and a principal of Pequot Capital Management, Inc., which serves as the investment manager for Pequot Private Equity Fund II, L.P. Mr. Karfopoulos may be deemed to share beneficial ownership of the shares of Series B preferred stock held of record by or issuable to Pequot Private Equity Fund II, L.P. Mr. Karfopoulos disclaims beneficial ownership of the shares held of record by or issuable to Pequot Private Equity Fund II, L.P., except to the extent of his proportionate pecuniary interest therein.
 (8) Includes 1,500,000 shares of restricted stock issued to Mr. Brown as founder's shares, 875,000 shares of which were vested as of July 27, 2001, 62,500 shares which will vest within 60 days of July 27, 2001, in accordance with normal vesting provisions, and 281,250 shares which will vest in accordance with accelerated vesting provisions upon completion of the merger. 281,250 shares will remain unvested after the acquisition. Also includes 155,853 shares of restricted stock issued to Mr. Brown upon the exercise of stock options, 90,914 shares of which were vested as of July 27, 2001, 6,494 shares which will vest within 60 days of July 27, 2001, in accordance with normal vesting provisions, and 29,222 shares which will vest in accordance with accelerated vesting provisions upon completion of the merger.
 (9) Includes 11,475,00 shares of common stock held directly by Mr. Callan. Also includes 413,565 shares of Series B preferred stock held of record by Mr. Callan and 410,841 shares of Series B preferred stock issuable to Mr. Callan upon conversion of the principal amount of a subordinated convertible promissory note, and accrued interest thereon, immediately prior to the merger.
(10) Shares consist of restricted stock held of record by Mr. Cozzolino, 509,892 shares of which were vested as of July 27, 2001, 72,842 shares which will vest within 60 days of July 27, 2001, in accordance with normal vesting provisions, and 291,367 shares which will vest in accordance with accelerated vesting provisions upon completion of the merger. 874,100 shares will remain unvested after the acquisition. It is anticipated that Mr. Cozzolino will enter into a retention agreement with Motorola that will provide for additional accelerated vesting of 50% of his unvested shares of restricted stock upon completion of the merger.
(11) Shares consist of restricted stock held of record jointly by Mr. Walker and his wife, 390,965 shares of which were vested as of July 27, 2001, 45,996 shares which will vest within 60 days of July 27, 2001, in accordance with normal vesting provisions, and 275,975 shares which will vest in accordance with accelerated vesting provisions upon completion of the merger. 390,965 shares will remain unvested after the acquisition. It is anticipated that Mr. Walker will enter into a retention agreement with Motorola that will provide for additional accelerated vesting of 50% of his unvested shares of restricted stock upon completion of the merger.
(12) Shares consist of restricted stock held of record jointly by Mr. White and his wife, 603,696 shares of which were vested as of July 27, 2001, 57,495 shares which will vest within 60 days of July 27, 2001, in accordance with normal vesting provisions, and 359,343 shares which will vest in accordance with accelerated vesting provisions upon completion of the merger. 359,343 shares will remain unvested after the acquisition. It is anticipated that Mr. White will enter into a retention agreement with Motorola that will provide for additional accelerated vesting of 50% of his unvested shares of restricted stock upon completion of the merger.
(13) Mr. Dagres is a director of RiverDelta. Mr. Dagres is also a managing member of Battery Partners V, LLC, the sole general partner of Battery Ventures V, L.P., and thus may be deemed to share beneficial ownership of the shares of Series A preferred stock and Series B preferred stock held of record by or issuable to Battery Ventures V, L.P. Battery Investment Partners V, LLC coinvests with Battery Ventures V, L.P. in all portfolio companies. Accordingly, Mr. Dagres may be deemed to share beneficial ownership of the shares of Series A preferred stock and Series B preferred stock held of record by or issuable to Battery Investment Partners V, LLC. Mr. Dagres is also a managing member of Battery Convergence Partners, LLC, the sole general partner of Battery Ventures Convergence Fund, L.P., and thus may be deemed to share beneficial ownership of the shares of Series A preferred stock and Series B preferred stock held of record by or issuable to Battery Ventures Convergence Fund, L.P. Mr. Dagres disclaims beneficial ownership of the shares held of record by or issuable to Battery Ventures V, L.P., Battery Investment Partners V, LLC and Battery Ventures Convergence Fund, L.P., in each case except to the extent of his proportionate pecuniary interest therein.
(14) Mr. Karfopoulos is a director of RiverDelta. Mr. Karfopoulos is also a principal of Pequot Capital Management, Inc., which serves as the investment manager for Pequot Private Equity Fund II, L.P. Mr. Karfopoulos may be deemed to share beneficial ownership of the shares of Series B preferred stock held of record by or issuable to Pequot Private Equity Fund II, L.P. Mr. Karfopoulos disclaims beneficial ownership of the shares held of record by or issuable to Pequot Private Equity Fund II, L.P., except to the extent of his proportionate pecuniary interest therein.
(15) Mr. Sachs is a director of RiverDelta. Mr. Sachs is also a managing member of Charles River X GP, LLC, which is the general partner of Charles River Partnership X, a Limited Partnership, and Charles

    River Partnership X-A, a Limited Partnership, and thus may be deemed to share beneficial ownership of the shares of Series A preferred stock and Series B preferred stock held of record by or issuable to Charles River Partnership X, a Limited Partnership, and Charles River Partnership X-A, a Limited Partnership. Mr. Sachs is also a limited partner of both Charles River Partnership X, a Limited Partnership, and Charles River Partnership X-A, a Limited Partnership. Mr. Sachs disclaims beneficial ownership of the shares held of record by or issuable to Charles River Partnership X, a Limited Partnership, and Charles River Partnership X-A, a Limited Partnership, in each case except to the extent of his proportionate pecuniary interest therein. Mr. Sachs is neither an officer nor director of Charles River Friends VII, Inc., which is the general partner of Charles River Partnership X-B, LLC and Charles River Partnership X-C, LLC, but does share voting and investment power with respect to Charles River Partnership X-B, LLC and Charles River Partnership X-C, LLC, and thus may be deemed to share beneficial ownership of the shares of Series A preferred stock and Series B preferred stock held of record by or issuable to Charles River Partnership X-B, LLC and Charles River Partnership X-C, LLC. Mr. Sachs disclaims beneficial ownership of the shares of Series A preferred stock and Series B preferred stock held of record by or issuable to Charles River Partnership X-B, LLC and Charles River Partnership X-C, LLC.

(16) Includes 2,190,733 shares of Series B preferred stock issuable upon conversion of the principal amount of subordinated convertible promissory notes, and accrued interest thereon, immediately prior to the merger, assuming the merger occurs on September 25, 2001.

                                    EXPERTS

   The consolidated financial statements and schedule of Motorola, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, incorporated by reference herein, have been audited by KPMG LLP, independent certified public accountants. Such financial statements and schedule have been incorporated by reference herein in reliance upon the reports with respect thereto of KPMG LLP, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             LEGAL AND TAX MATTERS

   The validity of the shares of Motorola common stock to be issued in connection with the merger is being passed upon for Motorola by Jeffrey A. Brown, Esq., Senior Corporate Counsel, Corporate Law Department. As of August 1, 2001, Mr. Brown owned 1,500 shares of Motorola common stock and held options to purchase an additional 27,400 shares of Motorola common stock (of which 5,375 were exercisable).

   Certain of the tax consequences of the merger will be passed upon at the effective time of the merger by KPMG LLP, tax advisor to Motorola, and by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to RiverDelta. See "The Merger Agreement--Conditions to the Merger" on page 47. A member of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. owns 600,000 shares of RiverDelta common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This proxy statement/prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Such statements are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "will be positioned," "expects," "expected," "anticipates," and "anticipated." These forward-looking statements are based on current expectations of Motorola or RiverDelta, as the case may be. All statements other than statements of historical facts included in this proxy statement/prospectus, including those regarding the financial position, results of operations, cash flows, business strategy, projected costs, growth opportunities for existing products, benefits from new technology and plans and objectives of management for future operations of Motorola or RiverDelta, as the case may be, are forward-looking statements. Although Motorola or RiverDelta believes that the expectations of Motorola or RiverDelta, as the case may be, reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Because forward-looking statements involve risks and uncertainties, the actual results of Motorola and RiverDelta, as the case may be, could differ materially. Important factors that could cause actual results to differ materially from the expectations of Motorola or RiverDelta, as the case may be ("Cautionary Statements"), are disclosed under "Risk Factors--Risks Relating to the Merger," on page 15, "The Merger--Motorola's Reasons for the Merger," on page 25, "The Merger--RiverDelta's Reasons for the Merger," on page 25, and elsewhere in this proxy statement/prospectus and in the SEC filings by Motorola listed on page 73. These forward-looking statements represent the judgment of Motorola or RiverDelta, as the case may be, as of the date of this proxy statement/prospectus. All subsequent written and oral forward-looking statements attributable to Motorola or RiverDelta or persons acting on behalf of Motorola or RiverDelta are expressly qualified in their entirety by the Cautionary Statements. Motorola and RiverDelta disclaim, however, any intent or obligation to update their respective forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

   Motorola files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Motorola files at the SEC's public reference rooms at the following locations:

  Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C.
  20549
                               New York Regional Office 7 World Trade Center Suite 1300 New York, NY 10048
                                                             Chicago Regional
                                                             Office Citicorp
                                                             Center 500 West
                                                             Madison Street
                                                             Suite 1400
                                                             Chicago, IL
                                                             60661-2511

   Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Motorola's SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

   Motorola filed a registration statement on Form S-4 to register with the SEC the Motorola common stock to be issued to RiverDelta stockholders in the merger. This proxy statement/prospectus is a part of the Motorola registration statement and constitutes both a prospectus of Motorola and a proxy statement of RiverDelta for its special meeting.

   As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the Motorola registration statement or the exhibits to the Motorola registration statement. You may obtain copies of the registration statement in the manner described above.

   The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/ prospectus, except for any information superseded by information contained directly in this proxy statement/ prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC.

   These documents contain important information about Motorola and its financial condition.

        Motorola SEC Filings (File No. 1-07221)               Period
        ---------------------------------------    ----------------------------
      Annual Report on Form 10-K.................  Year ended December 31, 2000

      Quarterly Report on Form 10-Q..............  Quarter Ended March 31, 2001

      Quarterly Report on Form 10-Q..............  Quarter Ended June 30, 2001

      Current Report on Form 8-K.................  Dated April 3, 2001

      Proxy Statement............................  Dated March 30, 2001

      The description of Motorola's common stock contained in its Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

      The description of the Rights contained in its Registration Statement on Form 8-A dated November 5, 1998, including any amendment or report filed for the purpose of updating such description.

   Motorola also incorporates by reference into this proxy statement/prospectus additional documents that may be filed with the SEC from the date of this proxy statement/prospectus to the date of the special meeting of RiverDelta stockholders under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. These include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   Motorola has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Motorola, and RiverDelta has supplied all such information relating to RiverDelta.

   If you are already a Motorola stockholder, we may already have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's website as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                                 Motorola, Inc.
                            1303 East Algonquin Road
                           Schaumburg, Illinois 60196
                              Tel: (800) 262-8509
                           Attn.: Investor Relations

   You may also obtain information from Motorola's website:
www.motorola.com/investor.

   If you would like to request documents from us, please do so by [     ],
2001 to receive them before the RiverDelta special meeting.

   RiverDelta is a privately held corporation that is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and therefore does not incorporate information in this proxy statement/ prospectus by reference unless such information appears in an Appendix to this proxy statement/prospectus.
   You should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus to vote on the transactions. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated August 15, 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Motorola common stock in the merger shall create any implication to the contrary.

                                                                    Appendix A-1


--------------------------------------------------------------------------------
                          AGREEMENT AND PLAN OF MERGER
                                     among
                                MOTOROLA, INC.,
                             BAYOU MERGER SUB, INC.
                                      and
                           RIVERDELTA NETWORKS, INC.
                           Dated as of July 11, 2001
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

                                   ARTICLE I

                                  Definitions

Section 1.01. Certain Defined Terms.......................................  A-1
Section 1.02. Additional Defined Terms....................................  A-7

                                  ARTICLE II

                                  The Merger

Section 2.01. The Merger..................................................  A-9
Section 2.02. Effective Time..............................................  A-9
Section 2.03. Effect of the Merger........................................  A-9
Section 2.04. Certificate of Incorporation; By-laws.......................  A-9
Section 2.05. Directors and Officers......................................  A-9

                                  ARTICLE III

          Closing; Conversion of Securities; Exchange of Certificates

Section 3.01. Closing.....................................................  A-9
Section 3.02. Closing Transactions........................................  A-9
Section 3.03. Conversion of Securities.................................... A-10
Section 3.04. Exchange of Certificates.................................... A-11
Section 3.05. Stock Transfer Books........................................ A-13
Section 3.06. Company Options and Restricted Shares....................... A-13
Section 3.07. Dissenting Shares........................................... A-14
Section 3.08. Parent Rights Plan.......................................... A-14
Section 3.09. Adjustment of Merger Consideration.......................... A-14

                                  ARTICLE IV

                 Representations and Warranties of The Company

Section 4.01. Organization and Qualification.............................. A-17
Section 4.02. Subsidiaries................................................ A-17
Section 4.03. Authority; No Conflict; Required Filings and Consents....... A-17
Section 4.04. Capitalization.............................................. A-18
Section 4.05. Financial Statements........................................ A-19
Section 4.06. Absence of Certain Changes or Events........................ A-19
Section 4.07. Properties.................................................. A-20
Section 4.08. Permits; Compliance......................................... A-21
Section 4.09. Contracts and Commitments................................... A-21
Section 4.10. Intellectual Property....................................... A-23
Section 4.11. Absence of Litigation and Products Liability................ A-27
Section 4.12. Customers................................................... A-27
Section 4.13. Employee Benefit Plans; Labor Matters....................... A-27
Section 4.14. Insurance................................................... A-29
Section 4.15. Taxes....................................................... A-30
Section 4.16. Environmental, Health and Safety Matters.................... A-31
Section 4.17. Related Party Transactions.................................. A-33
Section 4.18. Software Products........................................... A-33

                                                                          Page
                                                                          ----
Section 4.19. Stockholder Approval....................................... A-33
Section 4.20. Brokers.................................................... A-33

                                  ARTICLE V

                   Representations and Warranties of Parent

Section 5.01. Organization and Qualification............................. A-34
Section 5.02. Merger Sub................................................. A-34
Section 5.03. Authority; No Conflict; Required Filings and Consents...... A-34
Section 5.04. Capitalization............................................. A-35
Section 5.05. SEC Filings; Financial Statements.......................... A-35
Section 5.06. NYSE Requirements.......................................... A-36

                                  ARTICLE VI

                   Conduct of Businesses Pending the Merger

Section 6.01. Conduct of Business by the Company Pending the Merger...... A-36
Section 6.02. Notification of Certain Matters............................ A-38

                                 ARTICLE VII

                            Additional Agreements

Section 7.01. Access to Information...................................... A-38
Section 7.02. No Solicitation of Transactions............................ A-38
Section 7.03. Employee Benefits Matters.................................. A-39
Section 7.04. Obligations of Merger Sub.................................. A-40
Section 7.05. Plan of Reorganization..................................... A-40
Section 7.06. Further Action; Consents; Filings.......................... A-40
Section 7.07. Public Announcements....................................... A-41
Section 7.08. Registration Statement; Proxy Statement.................... A-41
Section 7.09. Company Stockholders' Meeting.............................. A-42
Section 7.10. Stock Exchange Listing..................................... A-42
Section 7.11. Indemnification............................................ A-42
Section 7.12. Registration Statement on Form S-8......................... A-42
Section 7.13. Parent Board Approval...................................... A-42
Section 7.14. Affiliate Letters.......................................... A-43

                                 ARTICLE VIII

                           Conditions to the Merger

Section 8.01. Conditions to the Obligations of Each Party................ A-43
Section 8.02. Conditions to the Obligations of Parent and Merger Sub..... A-43
Section 8.03. Conditions to the Obligations of the Company............... A-44

                                  ARTICLE IX

                               Indemnification

Section 9.01. Survival of Representations and Warranties................. A-44
Section 9.02. Indemnification by the Stockholders........................ A-44
Section 9.03. Indemnification by Parent.................................. A-45
Section 9.04. Indemnification Procedures................................. A-45
Section 9.05. Distributions from the Escrow Fund......................... A-46
Section 9.06. Stockholder Representative; Approval of Stockholders....... A-46

                                   ARTICLE X

                       Termination, Amendment and Waiver

                                                                            Page
                                                                            ----
Section 10.01. Termination................................................. A-47
Section 10.02. Effect of Termination....................................... A-48
Section 10.03. Amendment................................................... A-48
Section 10.04. Waiver...................................................... A-48

                                   ARTICLE XI

                               General Provisions

Section 11.01. Expenses.................................................... A-48
Section 11.02. Notices..................................................... A-48
Section 11.03. Third-Party Beneficiaries................................... A-50
Section 11.04. Severability................................................ A-50
Section 11.05. Assignment; Binding Effect.................................. A-50
Section 11.06. Incorporation of Disclosure Schedule........................ A-50
Section 11.07. Specific Performance........................................ A-50
Section 11.08. Governing Law............................................... A-50
Section 11.09. Headings.................................................... A-50
Section 11.10. Counterparts................................................ A-50
Section 11.11. Entire Agreement............................................ A-50
Section 11.12. Waiver of Jury Trial........................................ A-51

EXHIBITS

Exhibit AVoting Agreement
Exhibit BForm of Company Affiliate Agreement
Exhibit CBridge Holders Agreement
Exhibit DForm of Transmittal Letter
Exhibit 3.02Form of Escrow Agreement

   AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2001 (this "Agreement"), among MOTOROLA, INC., a Delaware corporation ("Parent"), BAYOU MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and RIVERDELTA NETWORKS, INC. a Delaware corporation (the "Company").

   WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Parent, Merger Sub and the Company will consummate a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

   WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has recommended the adoption of this Agreement by the stockholders of the Company;

   WHEREAS, the Board of Directors of Merger Sub has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

   WHEREAS, certain of the Stockholders (as defined in Section 1.01 below) have, on the date hereof, entered into the Voting Agreement attached hereto as Exhibit A pursuant to which they have, among other things, granted to Parent an irrevocable proxy with respect to the Company Shares (as defined in Section
1.01 below) for purposes of signing a written consent or voting at any meeting to approve this Agreement and in favor of any matter relating to the consummation of the transactions contemplated by this Agreement;

   WHEREAS, the holders of Convertible Promissory Notes and Warrants (each as defined in Section 1.01 below) have agreed pursuant to an agreement in the form attached as Exhibit C hereto (the "Bridge Holders Agreement"), dated as of the date hereof, that immediately prior to the Effective Time the Convertible Promissory Notes will be converted into Series B Preferred Shares (as defined in Section 3.03) in the manner set forth in the Bridge Holders Agreement and that the related Warrants shall be cancelled without any payment due thereunder;

   WHEREAS, as fully described herein and in the Escrow Agreement (as defined in Section 3.02), a specified percentage of the shares of Parent Common Stock to be received by the Stockholders shall be placed in escrow to satisfy any indemnification claims arising after the Effective Time; and

   WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder (the "Reorganization").

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I

                                  Definitions

   Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Action" means any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     "affiliate" of a specified person means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

     "Aggregate Consideration" means (a) $300 million minus (b) the sum of
  (i) the liquidation preference of each share of Series B Preferred Stock determined in accordance with Article Fourth (B)(1)(a)(i)(2) of the Certificate of Incorporation of the Company multiplied by the total number of issued and outstanding shares of Series B Preferred Stock immediately prior to the Effective Time and (ii) the Company Debt on the Cut-Off Date, plus (c) the Surplus, if any, plus (d) Cash Capital Expenditures in an amount not to exceed $1,000,000 minus (e) the Deficiency, if any, plus (f) Cash on the Cut-Off Date, plus (g) the aggregate exercise price of vested and unvested "in the money" Company Options without giving effect to any repricing or option cancellation in connection with the Retention Plan (the "Exercise Amount") plus (h) the amount of Retention/Integration Expenses actually paid from the date hereof through the Closing Date.

     "April 30, 2001 Balance Sheet" means the unaudited consolidated balance sheet of the Company and the Company Subsidiaries, dated as of April 30, 2001, a copy of which is set forth in Section 4.05 of the Disclosure Schedule.

     "Average Closing Price" means the average of the per share closing prices on the NYSE Composite Tape of shares of Parent Common Stock during the 20 consecutive trading days ending on (and including) the second trading day immediately preceding the Closing Date.

     "business day" means any day on which banks are not required or authorized to close in The City of New York.

     "Cash" means cash, cash equivalents, deposits for collateral on letters of credit and the principal and interest owed on loans to stockholders secured by the Stock Pledge Agreements.

     "Cash Capital Expenditures" means, from the date hereof through the Closing Date, the amount of any capital expenditures by the Company as would be recorded on a cash flow statement prepared in accordance with U.S. GAAP, except to the extent the purchase price of such capital expenditures are included in the accounts payable balance on the date of Closing and except to the extent such capital expenditures are funded through capital leases.

     "Closing Balance Sheet" means the audited consolidated balance sheet of the Company and the Company Subsidiaries dated as of the Closing Date.

     "Company Accountants" means Arthur Andersen LLP or after the Effective Time an accounting firm selected by the Stockholders' Representative.

     "Company Debt" means, as of any given date, the amount of any indebtedness for borrowed money of the Company and the Company
  Subsidiaries, including, without limitation, the Company Loan Amount and the principal and accrued interest outstanding under the Credit Agreement.

     "Company Employees" means the employees of the Company listed in Section 1.01(a)(i), Section 1.01(a)(ii) or Section 1.01(a)(iii) of the Disclosure Schedule.

     "Company Expenses" means fees and expenses incurred by the Company or any Company Subsidiary for the retention of advisors in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of CSFB, Company's counsel and accountants.

     "Company Loan Amount" means the principal and accrued interest under the Loan and Security Agreement between Silicon Valley Bank and the Company dated as of June 30, 2000 and amended as of November 29, 2000 and as of May 31, 2001.

     "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects, is or is reasonably expected to be materially adverse to the business, operations, assets or liabilities, or results of operations of the Company and the Company Subsidiaries taken as a whole (other than changes that result from economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the industries in which Parent and the Company operate); provided, however, that Company Material Adverse Effect does not include losses of customers, suppliers, or Distribution Channel Partners of the Company resulting from the announcement of this Agreement.

     "Company Shares" means, collectively, the Company Common Shares, the Series A Preferred Shares and the Series B Preferred Shares.

     "Competing Transaction" means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (a) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction; (b) any sale, lease, exchange, transfer or other disposition of 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole; or (c) an acquisition of 20% or more of the outstanding voting securities of the Company.

     "Confidentiality Agreement" means the Confidentiality Agreement dated May 1, 2000 between the Company and Parent.

     "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

     "Convertible Promissory Notes" means the Subordinated Convertible Promissory Notes of the Company dated February 7, 2001 and the Subordinated Convertible Promissory Note of the Company dated May 16, 2001.

     "Credit Agreement" means the credit agreement dated as of the date hereof between Parent and the Company.

     "Credit Agreement Note" means the promissory note issued by the Company to Parent under the Credit Agreement.

     "Cut-Off Date" means the earlier of October 15, 2001 and the Closing
  Date.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

     "Distribution Channel Partner" means a person that is a party to an agreement with the Company providing for the marketing, distribution, sale or resale of the Company's products by such other person, regardless of whether such product is a component or a separate product, including, but not limited to, OEM, VAR, distributor, sales agency, sales representative and co-marketing agreements.

     "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and non-United States statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agent" means Harris Trust and Savings Bank.

     "Escrow Fund" means the number of shares of Parent Common Stock that Parent will deposit with the Escrow Agent at Closing in accordance with this Agreement and the Escrow Agreement equal to 10% of the total number of shares of Parent Common Stock to be issued to the holders of each of Company Common Shares, Series A Preferred Shares and Series B Preferred Shares including, without limitation, Series B Preferred Shares issued pursuant to the Bridge Holders Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fully Diluted Shares" means (a) the total number of Company Common Shares outstanding immediately prior to the Effective Time (excluding treasury stock) plus (b) the total number of Company Common Shares that the Series A Preferred Shares are convertible into in accordance with the Certificate of Incorporation plus (c) the number of Company Common Shares that are issuable upon the exercise of the "in the money" Company Options without giving effect to any repricing of options, grant of restricted stock or unrestricted stock or options, or option cancellation in connection with the Retention Plan.

     "Governmental Authority" means any United States federal, state or local or any non-United States government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Hazardous Material" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, radon, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "in the money" means at an exercise price less than Per Share Price.

     "Indebtedness" means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business),
  (c) obligations as lessee under leases that have been or should have been, in accordance with U.S. GAAP, recorded as capital leases, (d) obligations under direct or indirect guaranties in respect of Liabilities of others and
  (e) accrued interest, if any, on and all other amounts owed in respect of any of the foregoing.

     "Investor Rights Agreement" means the First Amended and Restated Investor Rights Agreement dated March 22, 2000 among the Company and certain Stockholders, as amended pursuant to the amendment dated February 7, 2001.

     "knowledge" means, when used with respect to the Company, the actual knowledge, after reasonable inquiry, of Jon Benett, Michael Brown, David Callan, Weidong Chen, Joe Cozzolino, Raj Duggal, Jerry Guo, Bob Kelly, Zhao Liu, Swarup Sahoo, Jeff Walker, and Gerry White.

     "Law" means any United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, Governmental Order or other requirement or rule of law.

     "Leased Real Property" means the real property and interests in real property leased or subleased by the Company or any Company Subsidiary, as tenant, together with, to the extent leased by the Company or any Company Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Company Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

     "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order, and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "Net Working Capital" means the current assets minus current liabilities (including Company Expenses) of the Company and the Company Subsidiaries, shown on any specified balance sheet of the Company and the Company Subsidiaries; provided, however, the foregoing amount shall not include principal and accrued interest under the Convertible Promissory Notes, the Company Debt, Cash, the accrued or incurred and unpaid Retention/Integration Expenses, in each case as of the date of such balance sheet.

     "NYSE" means New York Stock Exchange, Inc.

     "Owned Real Property" means the real property and interests in real property owned in fee by the Company or any Company Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Company Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

     "Parent Accountants" means KPMG LLP.

     "Parent Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects, is or is reasonably expected to be materially adverse to the business, operations, assets or liabilities or results of operations of Parent and the Parent Subsidiaries taken as a whole (other than changes that result from economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the industries in which Parent and the Company operate).

     "Parent Subsidiary" means each Significant Subsidiary (as defined in Rule 405 promulgated under the Securities Act) of Parent.

     "Per Share Price" means (i) the Aggregate Consideration divided by (ii) the Fully Diluted Shares.

     "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $50,000 in the case of a single property or $100,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under worker's compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

     "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or government, political subdivision, agency or instrumentality of a government.

     "Post-Closing Adjustment" means the sum of the adjustments provided for in Section 3.09(d)(i)-(v).

     "Real Property" means the Leased Real Property and the Owned Real
  Property.

     "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

     "Remedial Action" means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the environment, (b) restore or reclaim the environment or natural resources, (c) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (d) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring on, about or in any Real Property.

     "Retention Agreements" means written agreements between the Company and the Company Employees relating to the employment and compensation of the Company Employees that are mutually acceptable to Parent and the Company and the affected Company Employee and consistent with the Retention Plan.

     "Retention/Integration Expenses" means expenses incurred by the Company upon the written request of Parent in connection with the Retention Plan or the integration of the Company and Parent.

     "Retention Plan" means those actions, arrangements and agreements related to the employment and compensation of the Company Employees and the other employees of the Company as are mutually and reasonably agreed to be implemented by the Company and Parent, as promptly as practicable after the date hereof, including, but not limited to, (i) any option or restricted stock agreement (ii) any retention bonuses (iii) any repricing, acceleration or other amendment of any option or restricted stock agreement, (iv) any termination of employment or other action related to employment outside of the ordinary course of business that is authorized by Parent in writing, and (v) the Retention Agreements; provided, however, that the Retention Plan shall not include any arrangement or agreement that would disqualify the Reorganization or prevent the issuances of the opinions referred to in Section 7.05 of this Agreement.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Software" means all computer software (a) material to the business of the Company and the Company Subsidiaries or (b) distributed, sold, licensed or marketed by the Company or any Company Subsidiary.

     "Stockholders" means holders of Company Shares after giving effect to the conversion of the Convertible Promissory Notes into Series B Preferred Stock.

     "Stockholders' Representative" means Todd Dagres.

     "Stock Option Agreements" means the various agreements between the Company and certain of its employees, consultants and advisors pursuant to which such persons have received restricted shares of Company Stock and options to acquire shares of Company Stock, in each case listed on Section 4.03(b) of the Disclosure Schedule.

     "Stock Pledge Agreements" means the Stock Pledge Agreements between the Company and Joseph Cozzolino dated May 9, 2000, between the Company and Sal Turnello dated July 12, 2000, and between the Company and Brian Bentley dated as June 12, 2000.

     "Stock Repurchase Rights" means the right of the Company to repurchase restricted shares of Company Stock pursuant to various Stock Option Agreements between the Company and various employees.

     "subsidiary" of any person has the meaning set forth in Rule 405 promulgated under the Securities Act.

     "Tax" or "Taxes" means any federal, state, local or non-United States net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or National Insurance Contribution or similar), unemployment, disability, real property, personal property, sales, use, transfer, gains, capital gains, registration, goods and services, value-added, alternative or add-on minimum, windfall profits, estimated or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority or other Tax authority or arising under any Tax law or agreement, including, without limitation, any joint venture or partnership agreement. For purposes of the definition of Tax, any interest, penalties, additions to tax or additional amounts that relate to taxes for any period, or a portion of any period, ended on or before the Closing Date shall include any interest, penalties, additions to tax, or additional amounts relating to taxes for such periods, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

     "Tax Return" shall mean any return, declaration, report, claim for refund, form, or information or return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

     "Transaction Documents" means this Agreement, the Disclosure Schedule, the Transmittal Letter, the Company Affiliate Agreement, the Voting Agreement, the Bridge Holders Agreement, the Credit Agreement, the Credit Agreement Note and the Escrow Agreement.

     "U.S. GAAP" means United States generally accepted accounting principles and practices applied consistently throughout the periods involved.

     "Warrants" means the Warrants dated December 12, 2000 to purchase shares of Series C Convertible Preferred Stock of the Company.

   Section 1.02. Additional Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

        Definition                         Location
        ----------                         ---------
        Agreement                          Preamble
        Assumed Company Options            (S)3.06(a)
        Blue Sky Laws                      (S)5.03(c)
        Bridge Holders Agreement           Recitals
        CERCLA                             (S)4.16(a)
        Certificate                        (S)3.04(a)
        Certificate of Merger              (S)3.02(a)
        Certificates                       (S)3.04(a)
        Closing                            (S)3.01
        Closing Date                       (S)3.01
        Code                               Recitals
        Common Stock Exchange Ratio        (S)3.03(a)
        Common Stock Merger Consideration  (S)3.03(a)
        Company                            Preamble
        Company Affiliate Agreement        Recitals
        Company Common Stock               (S)3.03(a)
        Company Common Shares              (S)3.03(a)
        Company Employment Agreements      Recitals
        Company Intellectual Property      (S)4.10(a)
        Company Licenses                   (S)4.10(l)
        Company Options                    (S)3.06
        Company Permits                    (S)4.08
        Company Software                   (S)4.10(a)
        Company Stock Option Plans         (S)3.06
        Company Subsidiary                 (S)4.02
        CSFB                               (S)4.21
        Customers                          (S)4.12
        Deficiency                         (S)3.09(a)

        Definition                                     Location
        ----------                                     ---------
        Delaware Law                                   Recitals
        Disclosure Documents                           (S)7.09(d)
        Dissenting Shares                              (S)3.07
        Effective Time                                 (S)2.02
        Escrow Agreement                               (S)3.02(d)
        Estimated Balance Sheet                        (S)3.09(a)
        Excess Shares                                  (S)3.04(d)
        Exchange Agent                                 (S)3.04(a)
        Exchange Agreement                             (S)3.04(a)
        Exchange Fund                                  (S)3.04(a)
        Excluded Licenses                              (S)4.10(a)
        Financial Statements                           (S)4.05(a)
        Indemnified Party                              (S)9.02(a)
        Indemnifying Parties                           (S)9.02(a)
        Independent Accounting Firm                    (S)3.09(c)
        Intellectual Property                          (S)4.10(a)
        IRS                                            (S)4.15(b)
        Leases                                         (S)4.07(b)
        Losses                                         (S)9.02(a)
        Material Contracts                             (S)4.09(a)
        Merger                                         Recitals
        Merger Sub                                     Preamble
        Non-U.S. Benefit Plan                          (S)4.13(f)
        Option Spread                                  (S)3.06(b)
        Parent                                         Preamble
        Parent Common Stock                            Recitals
        Parent Preferred Stock                         (S)5.04
        Parent Rights Plan                             (S)3.08
        Parent SEC Reports                             (S)5.05(a)
        Plans                                          (S)4.13(a)
        Pro Rata Factor                                (S)9.02(f)
        Proprietary Rights Agreement                   (S)4.13(h)
        Ratable Share                                  (S)9.02(f)
        RCRA                                           (S)4.16(a)
        Registered Intellectual Property               (S)4.10(a)
        Registration Statement                         (S)7.09(a)
        Requisite Stockholder Approval                 (S)4.19
        Reorganization                                 Recitals
        SEC                                            (S)7.08(a)
        Series A Preferred Shares                      (S)3.03(b)
        Series A Preferred Stock                       (S)3.03(b)
        Series A Preferred Stock Exchange Ratio        (S)3.03(b)
        Series A Preferred Stock Merger Consideration  (S)3.03(b)
        Series B Preferred Shares                      (S)3.03(c)
        Series B Preferred Stock                       (S)3.03(c)
        Series B Preferred Stock Exchange Ratio        (S)3.03(c)
        Series B Preferred Stock Merger Consideration  (S)3.03(c)
        Surplus                                        (S)3.09(a)
        Surviving Corporation                          (S)2.01
        SWDA                                           (S)4.16(a)
        2001 Budget                                    (S)6.01(b)

                                   ARTICLE II

                                   The Merger

   Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   Section 2.02. Effective Time. The Merger shall become effective on such date and at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger (the "Effective Time").

   Section 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

   Section 2.04. Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to contain the provisions set forth in the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time. Such Certificate of Incorporation, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

   (b) At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

   Section 2.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the persons whose names and titles are set forth on Schedule 2.05 shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

          Closing; Conversion of Securities; Exchange of Certificates

   Section 3.01. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 a.m. on the third business day following satisfaction or waiver of all of the closing conditions set forth in Article VIII hereof (other than those conditions that will be satisfied at the Closing) or on such other date as may be mutually agreed by Parent and the Company. The date and time of the Closing are herein referred to as the "Closing Date".

   Section 3.02. Closing Transactions. At the Closing,

   (a) the Company and Merger Sub shall cause a certificate of merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in such form and such manner as is required by the relevant provisions of Delaware Law and make all other filings or recordings required by Delaware Law in connection with the Merger;

   (b) Parent and the Company shall deliver to each other the certificates required by Article VIII and, unless delivered prior to Closing, other documents required to be delivered hereunder prior to the Effective Time; and

   (c) Parent and the Stockholders' Representative shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit 3.02 (the "Escrow Agreement"), and, in accordance with the terms of the Escrow Agreement, Parent shall deposit the Escrow Fund with the Escrow Agent to be managed and distributed by the Escrow Agent in accordance with the Escrow Agreement.

   Section 3.03. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders thereof:

   (a) each share of common stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 3.03(d) (the "Company Common Stock"; all such issued and outstanding shares of the Company Common Stock, other than shares of Company Common Stock to be cancelled pursuant to Section 3.03(d), being collectively referred to as the "Company Common Shares") and other than any Dissenting Shares, shall be cancelled and shall be converted, subject to
Section 3.04(d), into the right to receive such number of shares of Parent Common Stock (the "Common Stock Exchange Ratio") as shall equal the quotient of
(i) the Per Share Price divided by (ii) the Average Closing Price (the "Common Stock Merger Consideration");

   (b) each share of Series A preferred stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 3.03(d) (the "Series A Preferred Stock"; all such issued and outstanding shares of the Series A Preferred Stock being collectively referred to as the "Series A Preferred Shares") and other than any Dissenting Shares, shall be converted into the right to receive such number of shares of Parent Common Stock (the number of shares of Parent Common Stock to be issued with respect to each Series A Preferred Share, being the "Series A Preferred Stock Exchange Ratio") as shall equal the quotient of (i) (A) the Per Share Price multiplied by (B) the number of Company Common Shares that each Series A Preferred Share is convertible into in accordance with the Certificate of Incorporation of the Company divided by
(ii) the Average Closing Price (the "Series A Preferred Stock Merger Consideration");

   (c) each share of Series B preferred stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time, including, without limitation, shares issued pursuant to the Bridge Holders Agreement, other than shares to be cancelled pursuant to Section 3.03(d) (the "Series B Preferred Stock"; all such issued and outstanding shares of the Series B Preferred Stock being collectively referred to as the "Series B Preferred Shares") and other than any Dissenting Shares, shall be converted into the right to receive such number of shares of Parent Common Stock (the number of shares of Parent Common Stock to be issued with respect to each Series B Preferred Share, being the "Series B Preferred Stock Exchange Ratio") as shall equal the quotient of (i) the liquidation preference of each Series B Preferred Share determined in accordance with Article Fourth (B)(1)(a)(i)(2) of the Certificate of Incorporation of the Company divided by (ii) the Average Closing Price (the "Series B Preferred Stock Merger Consideration");

   (d) each Company Share held in the treasury of the Company and each Company Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto; and

   (e) each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

   If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend (including dividends or distributions of securities convertible into shares of Parent Common Stock), subdivision, reorganization, reclassification, recapitalization, split, combination or exchange of shares, the Common Stock Exchange Ratio, the Series A Preferred Stock Exchange Ratio and the Series B Preferred Stock Exchange Ratio shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

   Section 3.04. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Harris Trust and Savings Bank or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the Stockholders for exchange in accordance with this Article III certificates representing the shares of Parent Common Stock issuable pursuant to Section 3.03 as of the Effective Time, and any dividends or distributions with respect thereto (such dividends and certificates for shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall deliver the Parent Common Stock contemplated to be issued pursuant to Section 3.03 out of the Exchange Fund in accordance with the terms of the Exchange Agreement to be entered into on the Effective Date between Parent and the Exchange Agent in a form reasonably acceptable to the Stockholder Representative (the "Exchange Agreement"). Parent shall cause the Exchange Agent to mail, within five business days after the Effective Time, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (other than Company Shares that shall be cancelled pursuant to Section 3.03(d)) (each, a "Certificate" and, collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) substantially in the form of Exhibit D with such changes as proposed by Parent and approved by the Stockholder Representative, such approval not to be unreasonably withheld and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Company Shares formerly owned by such holder reduced by the number of shares of Parent Common Stock that will be delivered to the Escrow Agent as part of the Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement, (y) cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.04(d), and
(z) any dividends or other distributions to which such holder is entitled pursuant to Section 3.04(b), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 3.04, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock to which such Stockholder is entitled hereunder, cash in lieu of any fractional shares of Parent Common Stock to which such Stockholder is entitled pursuant to Section 3.04(d) and any dividends or other distributions to which such holder is entitled to pursuant to Section 3.04(b).

   (b) Distributions with Respect to Unexchanged Shares of Parent Common
Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.04(d), until the holder of such Certificate shall surrender such

Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.04(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

   (c) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the Company Shares in accordance with the terms hereof (including any cash paid pursuant to Section 3.04(b) or (d) and any additional shares of Parent Common Stock issued pursuant to Section 3.09) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

   (d) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.

     (ii) As promptly as practicable after the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 3.04(a) over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Shares pursuant to Section 3.04(a) (such excess being herein called the "Excess Shares"). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided in paragraph
  (iii) of this Section 3.04(d).

     (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Shares, the Exchange Agent will hold such proceeds in trust for such holders of Company Shares as part of the Exchange Fund. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, Parent shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Share shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Shares is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Shares are entitled.

     (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Shares subject to and in accordance with the terms of Section 3.04(b).

   (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Shares for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.04(d) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to
Section 3.04(b), in each case, without any interest thereon.

   (f) No Liability. Neither Parent nor the Company shall be liable to any holder of Company Shares for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

   (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.04(d) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.04(b), in each case, without any interest thereon.

   (h) Withholding Rights. Each of the Surviving Corporation, Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-United States Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

   Section 3.05. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to Parent for any reason shall be converted into the applicable shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.04(d).

   Section 3.06. Company Options and Restricted Shares. All options outstanding at the Effective Time (the "Company Options"), whether or not exercisable and whether or not vested, under the 1999 Employee, Director and Consultant Stock Option Plan or under any other stock option plans or agreements to which the Company is a party (the "Company Stock Option Plans") (the "Assumed Company Options") shall remain outstanding following the Effective Time. The Company Options and the Company Stock Option Plans are listed on Section 3.06(a) of the Disclosure Schedule. At the Effective Time, Parent and the Company shall take all actions necessary to provide for the assumption of the Assumed Company Options by Parent. From and after the Effective Time, all references to the Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall have assumed the Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Assumed Company Option shall be exercisable upon the same terms and conditions (including, without limitation, all provisions related to acceleration of vesting) as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Assumed Company Option shall be exercisable for, and represent the right to acquire, that whole number of shares of the Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of the Company Common Stock subject to such Assumed Company Option multiplied by the Common Stock Exchange Ratio and (B) the exercise price per share of the Parent Common Stock shall be an amount equal to the exercise price per share of the Company Common Stock subject to such Assumed Company Option in effect immediately prior to the Effective Time divided by the Common Stock Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent); provided any such option shall be subject to any adjustments provided for in any Retention Agreement agreed be a holder of such option and Parent. All shares of common stock that were acquired upon the exercise of a Company Option and/or which are subject to repurchase rights shall be converted as of the Effective Time into shares of Parent Common Stock in accordance with Section 3.03(a) subject to the same repurchase rights, unless otherwise agreed by a holder of such Company shares and Parent. Except to the extent agreed in any Retention Agreement, the assumption of any Company Options that are "incentive stock options" as defined in Section 422 of the Code at the Effective Time shall be and are intended to be effected in a manner that is consistent with Section 424(a) of the Code so as to preserve the benefits of such "incentive stock options."

   Section 3.07. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Common Stock Merger Consideration, the Series A Preferred Stock Merger Consideration or the Series B Preferred Stock Merger Consideration, as applicable. Such Stockholders shall be entitled to receive payment of the appraised value of such Company Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Shares under such
Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Common Stock Merger Consideration, the Series A Preferred Stock Merger Consideration or the Series B Preferred Stock Merger Consideration, as applicable, less 10% of the total number of shares of Parent Common Stock issuable to such holder (the "Escrow Shares") without any interest thereon, upon surrender, in the manner provided in Section 3.04, of the Certificate or Certificates that formerly evidenced such Company Shares. Promptly following such event, Parent shall deliver to the Exchange Agent a certificate representing shares of Parent Common Stock issuable to such holder and shall deliver to the Escrow Agent a certificate representing the Escrow Shares (which shares shall be considered Escrow Fund for purposes of this Agreement). All consideration paid in accordance with section 262 of DGCL to the holders of Dissenting Shares shall be paid by the Company out of the Company's own assets. Such payments will not be considered to be current liabilities for purposes of the adjustments provided for in Section 3.09.

   (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

   Section 3.08. Parent Rights Plan. Each person entitled to receive shares of Parent Common Stock pursuant to this Article III shall receive together with such shares of Parent Common Stock the number of Parent preferred share purchase rights (pursuant to the Rights Agreement dated as of November 5, 1998 between Parent and Harris Trust and Savings Bank (the "Parent Rights Plan")) per share of Parent Common Stock equal to the number of Parent preferred share purchase rights associated with one share of Parent Common Stock at the Effective Time.

   Section 3.09. Adjustment of Merger Consideration. (a) At least five business days prior to the scheduled Closing Date, the Company shall deliver to Parent an unaudited estimated balance sheet of the Company, as of the Closing Date (the "Estimated Balance Sheet"), prepared in conformity with U.S. GAAP applied on a basis consistent with the preparation of the April 30, 2001 Balance Sheet and certified by the Chief Operating Officer of the Company as a good faith estimate of the Closing Balance Sheet and, for purposes of calculating Aggregate Consideration, estimates of the Cash and Company Debt as of the Cut-Off Date, Cash Capital Expenditures (which shall not exceed $1,000,000) and Retention/Integration Expenses, in each case from the date hereof through the Closing Date and the Exercise Amount. In the event that the remainder of (i) Net Working Capital reflected on the April 30, 2001 Balance Sheet minus (ii) $1,000,000 exceeds the Net Working Capital reflected on the Estimated Balance Sheet, then the Aggregate Consideration shall be adjusted downward in an amount equal to such excess (the "Deficiency"). In the event that Net Working Capital reflected on the Estimated Balance Sheet exceeds the remainder of (x) the Net Working Capital reflected on the April 30, 2001 Balance Sheet minus (y) $1,000,000, then the Aggregate Consideration shall be adjusted upward in an amount equal to such excess (the "Surplus").

   (b) As promptly as practicable, but in any event within ninety calendar days following the Closing Date, Parent shall deliver to the Stockholder Representative (i) the Closing Balance Sheet, together with an unqualified report thereon of the Parent's Accountants stating that the Closing Balance Sheet fairly presents in all material respects the consolidated financial position of the Company at the Closing Date in conformity with U.S. GAAP applied on a basis consistent with the preparation of the April 30, 2001 Balance Sheet, and (ii) notice of any discrepancy in the amount of Cash, Company Debt, Cash Capital Expenditures or the Exercise Amount (the "Other Disputed Amounts").

   (c) (i) Subject to clause (ii) of this Section 3.09(c), the Closing Balance Sheet and the Other Disputed Amounts delivered by Parent to the Stockholder Representative shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

      (ii) The Stockholder Representative may dispute any amounts (A) reflected on the Closing Balance Sheet but only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in accordance with U.S. GAAP applied on a basis consistent with the preparation of the April 30, 2001 Balance Sheet and as adjusted in accordance with this Agreement and (B) reflected in the calculation of the Other Disputed Amounts; provided, however, that the Stockholder Representative shall have notified Parent and Parent's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty business days of Parent's delivery of the Closing Balance Sheet and the Other Disputed Amounts to the Stockholder Representative. In the event of such a dispute, Parent's Accountants and the Company's Accountants shall attempt to reconcile their differences, and any written resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Company's Accountants and Parent's Accountants are unable to reach a resolution within thirty business days after receipt by Parent and Parent's Accountants of the Stockholder Representative's written notice of dispute, the Company's Accountants and Parent's Accountants shall submit the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to the Stockholder Representative and Parent (such accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, within thirty business days after such submission, determine and report to the Stockholder Representative and Parent upon such remaining disputed items, and such written report shall be final, binding and conclusive on the Stockholder Representative and Parent. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Stockholder Representative (whose portion thereof shall be paid by the release of property from the Escrow Fund) and Parent in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

      (iii) In acting under this Agreement, the Company's Accountants, Parent's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

      (iv) During any period of review or dispute within the contemplation of Section 3.09 or Article IX of this Agreement or of the Escrow Agreement, Parent, the Surviving Corporation and the Stockholder Representative shall provide to each other and their respective authorized representatives, reasonable access to such books, records and employees of the Company or the Stockholder Representative, if any, as the case may be, relating to the Company and any dispute under this Agreement or the Escrow Agreement, to the extent such materials or persons are within their possession or control. Subject to providing an appropriate waiver to Parent's Accountants, the Company's Accountants shall be permitted to review the relevant work papers of Parent's Accountants.

   (d) The Closing Balance Sheet and Other Disputed Amounts shall be deemed final for the purposes of this Section 3.09 upon the earliest of (A) the failure of the Stockholder Representative to notify Parent of a dispute within thirty business days of Parent's delivery of the Closing Balance Sheet and Other Disputed Amounts to the Stockholder Representative, (B) the written resolution of all disputes, pursuant to Section 3.09(c)(ii), by the Company's Accountants and Parent's Accountants and (C) the written resolution of all disputes, pursuant to Section 3.09(c)(ii), by the Independent Accounting Firm. Within three business days of the Closing Balance Sheet and the Other Disputed Amounts being deemed final, a Post-Closing Adjustment shall be made as follows:

     (i) if final Company Debt as of the Cut-Off Date (A) is more than Company Debt estimated pursuant to Section 3.09(a), the Post-Closing Adjustment will be reduced by the amount of such difference, or (B) is less than the Company Debt estimated pursuant to Section 3.09(a), the Post-Closing Adjustment will be increased by such difference;

     (ii) if final Cash as of the Cut-Off Date (A) is more than Cash estimated pursuant to Section 3.09(a), the Post-Closing Adjustment will be increased by the amount of such difference, or (B) is less than Cash estimated pursuant to Section 3.09(a), the Post-Closing Adjustment will be reduced by such difference; and

     (iii) if final Net Working Capital on the Closing Balance Sheet (A) is more than Net Working Capital on the Estimated Balance Sheet, the Post-Closing Adjustment will be increased by the amount of such difference, or
  (B) is less than Net Working Capital on the Estimated Balance Sheet, the Post-Closing Adjustment will be reduced by such difference.

     (iv) if final Cash Capital Expenditures, (which in no event may exceed $1,000,000) (A) are more than the Cash Capital Expenditures estimated pursuant to Section 3.09(a), the Post-Closing Adjustment will be increased by such difference, or (B) are less than the Cash Capital Expenditures estimated pursuant to Section 3.09(a), the Post-Closing Adjustment will be decreased by such difference; and

     (v) if the final Exercise Amount (A) is more than the Exercise Amount estimated pursuant to Section 3.09(a), the Post-Closing Adjustment will be increased by such difference, or (B) is less than the Exercise Amount estimated pursuant to Section 3.09(a), the Post-Closing Adjustment will be decreased by such difference.

   (e) (i) if the aggregate net amount of the Post-Closing Adjustment referred to in paragraph (d) above is a negative amount, then Parent shall deliver written notice to the Escrow Agent and the Stockholders' Representative specifying the amount of such Post-Closing Adjustment, and the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, deliver to Parent out of the Escrow Fund that number of shares of Parent Common Stock as shall equal the quotient of (i) the amount of such Post-Closing Adjustment divided by
(ii) the Average Closing Price; and

     (ii) if the net amount of the Post-Closing Adjustment referred to in paragraph (d) above is a positive amount, additional shares of Parent Common Stock will be transferred to Exchange Agent for distribution to the holders of Company Common Shares and Series A Preferred Shares and the Escrow Agent in accordance with Paragraph (f) below.

   (f) in the event there is to be a distribution of shares of Parent Common Stock pursuant to Section 3.09(e)(ii), such additional shares of Parent Common Stock will be distributed as follows:

     (i) each Stockholder that, as of the Effective Time held Company Common Shares shall receive with respect to each such Company Common Share, other than Dissenting Shares, such number of shares of Parent Common Stock as shall equal the quotient of (A) the Per Share Adjustment (as defined below) divided by (B) the Average Closing Price;

     (ii) each Stockholder that, as of the Effective Time held Series A Preferred Shares shall receive with respect to each such Series A Share, other than Dissenting Shares, such number of shares of Parent

  Common Stock as shall equal the quotient of (A) the Per Share Adjustment multiplied by the number of Company Common Shares that each Series A Preferred Share was convertible into immediately prior to the Effective Time divided by (B) the Average Closing Price;

     (iii) Parent shall deposit with the Escrow Agent such number of shares of Parent Common Stock as shall equal the quotient of (A) 10% of the net Post-Closing Adjustment, divided by (B) the Average Closing Price;

     (iv) as used herein, the "Per Share Adjustment" means an amount equal to the quotient of (A) 90% of the net Post-Closing Adjustment divided by (B)
  (1) the number of Company Common Shares outstanding as of the Effective Time plus (2) an amount equal to the product of (x) the number of Series A Preferred Shares outstanding as of the Effective Time multiplied by (y) the number of Company Common Shares that each Series A Preferred Share was convertible into immediately prior to the Effective Time.

   (g) No fractional shares of Parent Common Stock will be issued in connection with the adjustment described in this Section 3.09. Any fractional shares that would otherwise be issuable under this Section 3.09 will be converted into cash in accordance with the procedures described in Section 3.04.

                                   ARTICLE IV

                 Representations and Warranties of the Company

   As an inducement to Parent to enter into this Agreement, the Company represents and warrants to Parent and Merger Sub, except as set forth on the Disclosure Schedule (whether or not a representation states that there is an exception), which identifies exceptions by specific section references, as follows:

   Section 4.01. Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws of the Company. Such Certificate of Incorporation and By-laws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-laws.

   Section 4.02. Subsidiaries. Section 4.02 of the Disclosure Schedule lists each subsidiary of the Company (each, a "Company Subsidiary"). Except for the Company Subsidiaries, and except as set forth in Section 4.02 of the Disclosure Schedule, neither the Company nor any Company Subsidiary owns, or holds the right to acquire, any stock, partnership interest, joint venture interest or other equity interest in any other person. Each Company Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have a Company Material Adverse Effect. Each Company Subsidiary's Certificate of Incorporation and By-laws are in full force and effect. None of the Company Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws.

   Section 4.03. Authority; No Conflict; Required Filings and Consents. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the Requisite Stockholder Approval and the filing and recordation of such appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and the Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

   (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in
Section 4.03(c) have been obtained and all filings and obligations described in
Section 4.03(c) have been made, conflict with or violate in any material respect any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any material breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract.

   (c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the pre-merger notification requirements of the HSR Act and the filing and recordation of appropriate merger documents as required by Delaware Law.

   Section 4.04. Capitalization. The authorized capital stock of the Company consists of (a) 72,000,000 shares of Company Common Stock and (b) 12,000,000 shares of preferred stock, of which 7,360,000 shares are designated as Series A Preferred Stock and 2,980,000 shares are designated as Series B Preferred Stock. As of the date hereof, (i) 33,841,200 shares of Company Common Stock, 7,358,358 shares of Series A Preferred Stock and 2,956,988 shares of Series B Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Stockholders in the amounts set forth in Section 4.04(a) of the Disclosure Schedule, (ii) 3,643,112 shares of Company Common Stock are held in the treasury of the Company or by the Company Subsidiaries and (iii) 7,777,002 shares of Company Common Stock are reserved for future issuance pursuant to the Company Options. Except for the Company Shares, the Company Options and the Warrants and the Convertible Promissory Notes there are no other shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company issued and outstanding. Except for the Company Options granted pursuant to the Company Stock Option Plan or pursuant to agreements or arrangements described in Section 4.04(b) of the Disclosure Schedule, the Warrants and the Convertible Promissory Notes, there are no options, warrants, notes, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock, options, warrants or convertible securities of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of any Encumbrances of any nature whatsoever. There are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

   Section 4.05. Financial Statements. (a) True and complete copies of (i) the April 30, 2001 Balance Sheet, (ii) the unaudited balance sheet of the Company and the Company Subsidiaries for the fiscal year ended as of December 31, 2000, and the related unaudited statements of income, retained earnings, stockholders' equity and cash flow of the Company and the Company Subsidiaries together with all related notes and schedules thereto, and (iii) the audited balance sheet of the Company and the Company Subsidiaries for the fiscal year ended as of December 31, 1999, and the related audited statements of income, retained earnings, stockholders' equity and cash flow of the Company and the Company Subsidiaries together with all related notes and schedules thereto, accompanied by the reports thereon of the Company Accountants (collectively, the "Financial Statements") have been delivered by the Company to Parent. The Company has no subsidiaries the financial results of which are required by U.S. GAAP to be consolidated with the Company. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Company Subsidiaries, (ii) present fairly the financial condition and results of operations of the Company and the Company Subsidiaries as at the respective dates thereof or for the respective periods indicated therein, (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and the Company Subsidiaries (except in the case of interim Financial Statements that such statements do not contain footnotes and are subject to normal year-end adjustments) and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Company and the Company Subsidiaries and the results of the operations of the Company and the Company Subsidiaries as of the dates thereof or for the periods covered thereby.

   (b) The books of account and other financial records of the Company and the Company Subsidiaries: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and the Company Subsidiaries, respectively, and (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

   (c) There are no Liabilities of the Company or any Company Subsidiary other than Liabilities (i) reflected or reserved against on the April 30, 2001 Balance Sheet, (ii) disclosed in Section 4.05 of the Disclosure Schedule or
(iii) incurred since April 30, 2001 in the ordinary course of business consistent with past practice that would not have a Company Material Adverse Effect.

   Section 4.06. Absence of Certain Changes or Events. Since April 30, 2001, except as set forth in Section 4.06 of the Disclosure Schedule, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice. As amplification and not limitation of the foregoing, except as set forth in Section 4.06 of the Disclosure Schedule, since April 30, 2001, there has not been (a) any Company Material Adverse Effect, (b) any change by the Company in its accounting methods, principles or practices, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein other than changes required by changes in U.S. GAAP, (c) any declaration, setting aside or payment of any dividend or distribution in respect of the Company Common Shares or any redemption, purchase or other acquisition of any of the Company's securities (other than repurchases from terminated employees and consultants), or (d) any increase in or establishment, amendment, modification or termination of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, incentive, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers and employees of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice. Since April 30, 2001, except as set forth in Section 4.06 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in clauses (i), (ii), (iv), (v), (xiii) and (xiv) of Subsection (b) of Section 6.01.

   Section 4.07. Properties. (a) The Company owns good and valid title to all of the personal property shown on the April 30, 2001 Balance Sheet and thereafter acquired, free and clear of all Encumbrances, except for Permitted Encumbrances.

   (b) Section 4.07(b) of the Disclosure Schedule contains a full and complete list of the Leased Real Property. The leases or subleases, as modified or amended, for the Leased Real Property listed in Section 4.07(b) of the Disclosure Schedule (the "Leases") are in full force and effect, and the Company or a Company Subsidiary holds a good and valid and existing leasehold or subleasehold interest under each of the Leases for the term set forth in
Section 4.07(b) of the Disclosure Schedule. The Company has delivered to Parent complete and accurate copies of each of the Leases, and none of the Leases has been modified in any material respect.

   (c) Subject to laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies and subject further to receipt of any required consent of the landlords of such premises as listed in Section 4.07(c) of the Disclosure Schedule, the landlord of any premises leased or subleased to the Company will not be entitled to recapture such leased or subleased space upon the consummation of the Merger.

   (d) The Company is not and, to the knowledge of the Company, no other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder.

   (e) The Company has not and, to the knowledge of the Company, no other party to the lease or sublease has, repudiated in writing any provision thereof.

   (f) To the knowledge of the Company, there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease.

   (g) To the knowledge of the Company, with respect to each sublease, the representations and warranties set forth in subsections (a) through (f) above are true and correct with respect to the underlying lease.

   (h) The Company has not subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

   (i) With respect to the Company's leased facilities located in Tewksbury, Massachusetts, the monthly rent and all other charges due under such leases are current and will have been paid in full through Closing.

   (j) To the knowledge of the Company, all facilities leased or subleased pursuant to the Leases have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the use of the facilities of the Company and have been operated and maintained in accordance with applicable laws, rules, and regulations.

   (k) To the knowledge of the Company, all facilities leased or subleased pursuant to the Leases are supplied with utilities and other services necessary for the operation of said facilities.

   (l) There are no parties (other than the Company) in possession of the Leased Real Property, other than tenants under any leases disclosed in Section
4.07 of the Disclosure Schedule, who are in possession of space to which they are entitled.

   (m) The Company has received no written notice of any pending condemnation proceedings, lawsuits, or administrative actions relating to the Leased Real Property or other matters affecting materially and adversely the current use, occupancy, or value thereof and, to the knowledge of the Company, none are threatened.

   (n) None of the Company or any Company Subsidiary has any Owned Real
Property.

   Section 4.08. Permits; Compliance. (a) Except as disclosed in Section 4.08(a) of the Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, certifications, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits") except for such authorizations, licenses, permits and approvals, the absence of which would not have a Company Material Adverse Effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

   (b) Except as disclosed in Section 4.08(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is, or has since July 28, 1998 been, in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) any Company Permits, except in the case of clause (i) for any such conflicts, defaults or violations that would not have a Company Material Adverse Effect.

   (c) Except as disclosed in Section 4.08(c) of the Disclosure Schedule, since July 23, 1998, there have been no written notices, citations or decisions by any Governmental Authority that the Company or any Company Subsidiary fails to meet any applicable standards promulgated by any such Governmental Authority, and to the knowledge of the Company there are no such failures.

   (d) None of the Company or any Company Subsidiary, or, to the Company's knowledge, any other person purporting to act on behalf of the Company, has made any payment to, or conferred any benefit, directly or indirectly, on, suppliers, customers, employees, or agents of suppliers or customers, or officials or employees of any Government Authority or any political parties or candidates for office, which is or was unlawful under any applicable law, including without limitation the United States Foreign Corrupt Practices Act, as amended.

   Section 4.09. Contracts and Commitments. (a) Section 4.09(a) of the Disclosure Schedule lists each of the following contracts and agreements, whether written or oral, to which the Company or any Company Subsidiary is a party (such contracts and agreements, together with the Leases and the Licenses, being "Material Contracts"):

     (i) any contract or agreement which (A) is likely to involve consideration in excess of $25,000 during the fiscal year ending December 31, 2001 or (B) is likely to involve consideration in excess of $50,000 over the remaining term of such contract or agreement;

     (ii) any management contract or agreement or contract or agreement with independent contractors or consultants (or similar arrangements) that is not cancelable without penalty or further payment and without more than 30 days' notice;

     (iii) any contract or agreement relating to Indebtedness and the respective principal amounts outstanding thereunder as of the date of this Agreement;

     (iv) any contract or agreement with any Governmental Authority;

     (v) any contract or agreement that limits or purports to limit the ability of the Company or any Company Subsidiary, or, to the Company's knowledge, any employees of the Company or any Company

  Subsidiary, to compete in any line of business or with any person or in any geographic area or during any period of time, other than any such agreement between the Company and any employee restricting the ability of any employee to compete against the Company;

     (vi) any agreement that contains restrictions with respect to payment of dividends or any other distribution in respect of the equity of the Company or any Company Subsidiary;

     (vii) any letters of credit or similar arrangements relating to the Company or any Company Subsidiary;

     (viii) any agreement concerning a partnership or joint venture;

     (ix) any employment agreement (other than offer letter and other employment arrangements providing for at-will employment, copies of which have been provided to Parent), or management, consulting or advisory agreements with any employee, consultant or advisor of the Company or any Company Subsidiary or other person;

     (x) any severance (including early retirement and redundancy) plans or arrangements for any current or former employee of the Company or any Company Subsidiary;

     (xi) to the Company's knowledge, any non-disclosure agreements and non-compete agreements or other agreements containing confidentiality provisions or restrictive covenants binding a current or former employee of the Company or any Company Subsidiary, other than any such agreements between the Company and any current or former employee, substantially in the form attached in Section 4.09(a)(xi) of the Disclosure Schedule;

     (xii) any agreement under which the Company or any Company Subsidiary is lessee of or holds or operates (A) any real property or (B) any personal property providing for payments in excess of $25,000 annually;

     (xiii) any agreement under which the Company or any Company Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal;

     (xiv) other than the Stock Repurchase Rights, any agreement relating to the acquisition or divestiture of the capital stock or other equity securities, assets or business of any person involving the Company or any Company Subsidiary or pursuant to which the Company or any Company Subsidiary has any Liability in excess of $25,000, contingent or otherwise;

     (xv) any powers of attorney granted by or on behalf of the Company or any Company Subsidiary;

     (xvi) any agreement, other than agreements entered into in the ordinary course of business, which prevents the Company or any Company Subsidiary from disclosing confidential information;

     (xvii) any sales or distribution agreements, franchise agreements and advertising agreements relating to the Company or any Company Subsidiary;

     (xviii) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or any Company Subsidiary;

     (xix) other than employment arrangements, any agreement with any of the stockholders of the Company or affiliates of the Company or any such stockholders;

     (xx) any agreement under which the Company or any Company Subsidiary has advanced or loaned any amount to any of its directors, officers and employees outside the ordinary course of business;

     (xxi) any agreement pursuant to which the Company or any Company Subsidiary has agreed to defend, indemnify or hold harmless any other person;

     (xxii) any agreement pursuant to which the Company or any Company Subsidiary has agreed to settle any Liability for Taxes;

     (xxiii) any agreement pursuant to which the Company or any Company Subsidiary has agreed to shift or allocate the Liability of the Company or any Company Subsidiary or any other person for Taxes;

     (xxiv) any agreement whereby the Company or any Company Subsidiary has entered into an escrow agreement for Company Software; and

     (xxv) any other contract or agreement, whether or not made in the ordinary course of business, which is material to the Company, any Company Subsidiary or the conduct of the business.

   (b) Except as disclosed in Section 4.09(b) of the Disclosure Schedule, each Material Contract: (i) is legal, valid, binding and enforceable on the Company or a Company Subsidiary, as the case may be, and, to the knowledge of the Company, the other parties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement shall continue in full force and effect and shall not give rise to any termination, amendment, acceleration, cancellation or penalty. None of the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in material breach of, or material default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a breach of or default under), or has repudiated in writing any provision of any Material Contract.

   (c) Parent either has been supplied with, or has been given access to, a true and correct copy of all written Material Contracts, together with all material amendments, waivers or other changes thereto, and has been given a written description of all Material Contracts that are oral agreements.

   (d) None of the Company or any Company Subsidiary is a party to: (A) contracts with Governmental Authority (the "Direct Contracts"); (B) contracts with a non-Governmental Authority in support of a contract with a Governmental Authority (the "Subcontracts"); (C) Direct Contracts or Subcontracts in which the Company or any Company Subsidiary was subject to the requirements of the Truth in Negotiations Act ("TINA"), 10 U.S.C. (S) 2306(f), or claimed an exemption from TINA based upon any reason other than adequate price competition; (D) Direct Contracts or Subcontracts in which the Company or any Company Subsidiary applied for payments based upon representations of cost incurred; or (E) Direct Contracts or Subcontracts in which the Company or any Company Subsidiary agreed to provide "most favored" or other preferential treatment with regard to prices.

   Section 4.10. Intellectual Property. (a) For purposes of this Section 4.10, the following terms shall have the following meanings:

     (i) "Company Intellectual Property" means (A) the Registered
  Intellectual Property; (B) any and all other Intellectual Property that is owned by the Company, including the Company Software and the Unregistered Intellectual Property; and (C) any and all Intellectual Property of third parties that is exclusively licensed to the Company or any Company Subsidiary.

     (ii) "Company Software" means all computer software, databases and data collections and all rights thereto, including all enhancements, versions, releases and updates of such computer software, developed by or for the Company as of the Closing Date, and any other computer software regardless of the computer software's stage of development used by the Company as of the Closing Date. Company Software includes all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded. For purposes of clarification, Company Software does not include computer software that is licensed under the Excluded Licenses.

     (iii) "Excluded Licenses" means contracts, licenses, or other agreements currently in effect relating to any Intellectual Property that constitutes:
  (A) "shrink wrap" software; or (B) third party software generally available to the public at a cost of less than Ten Thousand Dollars ($10,000).

     (iv) "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith, whether registered or unregistered, as applicable: (A) United States and non-United States patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;
  (B) inventions and discoveries (whether or not patentable and whether disclosed or undisclosed), disclosures on inventions, trade secrets, proprietary information, know-how, technical data and customer lists, and all documentation relating to any of the foregoing; (C) copyrights, copyright registrations and applications therefor and all other corresponding rights thereto throughout the world; (D) industrial designs and any registrations and applications therefor throughout the world; (E) trade names, logos, trademarks and service marks, and trademark and service mark registrations and applications therefor and all goodwill associated with the foregoing throughout the world; (F) all domain names; (G) computer software; (H) any similar corresponding or equivalent rights to any one of the foregoing; and (I) all documentation directly related to any of the foregoing.

     (v) "Registered Intellectual Property" means all of the following items of Intellectual Property owned by the Company: (A) United States and non-United States patents, patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent to use applications or other registrations related to trade identity and trademarks; (C) registered copyrights and applications for copyright registration; (D) mask work registrations and applications to register mask works; (E) all Web addresses, sites and domain names; and (F) any other Intellectual Property that is the subject of an application, certificate or registration filed with, issued by, or recorded by, any state, government, or other public legal authority.

   (b) Schedule 4.10(b) contains a complete list and description (showing in each case the registered or other owner, registration, application or issue date and number, if any) of all Registered Intellectual Property.

   (c) Schedule 4.10(c) contains a list of all Company Intellectual Property, other than the Registered Intellectual Property and Company Software, that is material to conducting the business of the Company as it is now being conducted including: (i) disclosures on inventions; (ii) documented proprietary information relevant to conducting the business of the Company; (iii) unregistered trademarks; and (iv) all unregistered Web sites and domain names (collectively the "Unregistered Intellectual Property").

   (d) Except as set forth in Section 4.10(d) of the Disclosure Schedule, the Company (i) owns all rights, title, and interest in all Company Intellectual Property free and clear of any Encumbrance, including ownership of pending and accrued causes of action for patent, trademark, or copyright infringement, misappropriation, and unfair business practice and has the sole and exclusive right to bring actions for infringement and misappropriation of such Company Intellectual Property, and (ii) owns free and clear of any Encumbrances or otherwise has the right to all material Intellectual Property necessary to conduct the business of the Company as it is currently conducted, including its design, development, manufacture, and sale of its products, services and Company Software (including those products, services and Company Software currently under development).

   (e) Each item of Registered Intellectual Property is valid and subsisting; all necessary registration, maintenance or annuity, and renewal fees in connection with such item of Registered Intellectual Property have been made; all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or non-United States jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property; and all patent, trademark, service mark and copyright applications set forth on Schedule 4.10(b) have been duly filed.

   (f) All employees, agents, consultants, contractors, or other persons who have contributed to or participated in the creation or development of any Company Intellectual Property, including Computer Software: (i) made such contribution pursuant to and within the scope of employment with the Company as an employee or otherwise as a party to a "work-for-hire" agreement under which the Company is deemed to be the owner and/or author, as applicable, of all right, title, and interest therein; or (ii) have executed a written assignment or other agreement to assign in favor of the Company legally transferring to the Company all right, title and interest in such Company Intellectual Property and ownership of all pending and accrued causes of action relating thereto.

   (g) Except as set forth on Schedule 4.10(g), all employees and non-employees (including interns, trainees, independent contractors to the Company, vendors, customers, joint-venturers, and other potential claimants) who have had access to any Company Intellectual Property, including Company Software, have executed a confidentiality agreement substantially in the form attached hereto in
Section 4.09(a)(xi) of the Disclosure Schedule, prior to receipt of the Company confidential/proprietary information.

   (h) Schedule 4.10(h) contains a list of the Company Software that is material to conducting the business of the Company as it is now being conducted. Except as set forth on Schedule 4.10(h): (i) the Company has developed the Company Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or persons (other than persons that are employees of the Company); (ii) the Company has complete and exclusive right, title and interest in and to the Company Software; (iii) no third party has any interest in, or right to compensation from the Company by reason of, the use, exploitation, or sale of the Company Software; (iv) none of the Company Software contains any source code or portions of source code (including any "canned program" or "free-ware") created by any party other than the authors of the Company Software on behalf of the Company; (v) the Company Software is not subject by agreement to any transfer, assignment, site, equipment, or other operational limitation, and no situation, matter, or agreement exists that would prevent the Company or the Surviving Corporation from making any change to the Company Software or combining it with other software in a lawful manner; (vi) the Company has maintained and protected the Company Software with appropriate proprietary notices (including, without limitation, the notice of copyright in accordance with the requirements of 17 U.S.C. (S) 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the proprietary, trade secret or confidential information contained therein; (vii) the Company Software has been registered or is eligible for protection and registration under applicable U.S. copyright law and has not been forfeited to the public domain; (viii) the Company has copies of all releases or separate versions of the Company Software so that the same may be subject to registration in the United States Copyright Office; (ix) to the knowledge of Company without further inquiry, the Company Software does not infringe any copyright or other Intellectual Property rights of any other person; (x) any Company Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or "proprietary") language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by Company;
(xi) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Company Software by any other person; and (xii) Company does not have any source code for the Company Software or other Company Intellectual Property in escrow; and (xiii) the Company has received no notice of, and the Company has no knowledge of, any complaint, assertion, threat, or allegation inconsistent with the preceding statements in this paragraph.

   (i) No claims of any kind have been made by the Company against any third party that, and the Company has no knowledge that, any third party infringes, or has previously infringed, misappropriates, or has previously misappropriated any Company Intellectual Property.

   (j) No claims of any kind have been made or asserted by any party against the Company, or against, or to, the employees, agents or contractors, customers, vendors, suppliers, or distributors claiming or alleging that the Company or any of its products (including products currently under development), services, or methods of operation infringe, have infringed, contribute to the infringement or induce the infringement of, misappropriate the Intellectual Property of any third party, violate the right of any Person (including rights of privacy or publicity), or constitute unfair competition, nor is the Company or any of the Company Subsidiaries aware of or on notice of any such infringement, misappropriation or violation. The Company has not infringed any Intellectual Property right of any third party or breached any obligation of confidentiality owed to a third party, and to the knowledge of the Company the continued operation of the Company's business consistent with past practices will not infringe any Intellectual Property rights of a third party.

   (k) No Company Intellectual Property or product or service of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof by the Company or its Subsidiaries.

   (l) Schedule 4.10(l) contains a list (showing in each case the parties thereto and the material terms thereof) of all material contracts, licenses, assignments, software escrows, and other agreements to which the Company is a party relating to any Intellectual Property licensed or assigned to the Company (collectively the "Company Licenses") other than Excluded Licenses. The Company Licenses listed on Schedule 4.10(m) represent all contracts, licenses, software escrows, and other agreements to which the Company is a party relating to any Intellectual Property licensed or assigned to the Company, except for the Excluded Licenses. Except as set forth on Schedule 4.10(l): (i) the Company Licenses listed on Schedule 4.10(l) are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of the Company Licenses listed on Schedule 4.10(l) under the terms thereof; (iii) the Company is in compliance with and has not breached any term of, the Company Licenses listed on Schedule 4.10(l); and (iv) all other parties to the Company Licenses listed on Schedule 4.10(l) are in compliance with, and have not breached any term of such Company Licenses. Except as disclosed on
Schedule 4.10(l), following the Closing Date, the Surviving Corporation will be permitted to exercise all of its rights under the Company Licenses listed on
Schedule 4.10(l) without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay.

   (m) Except as set forth on Schedule 4.10(m) and other than end-user licenses, the Company has not: (i) licensed, or otherwise authorized any third party reseller, or original equipment manufacturer (OEM) to make, have made, use or sell, copy, distribute, modify, reverse engineer, decompile, prepare derivatives of, or disclose, any Company Intellectual Property including the Company Software; (ii) conveyed, disclosed, or licensed to any third party any proprietary or trade secret information (as "trade secret" is defined in the Uniform Trade Secrets Act), under circumstances that could cause a Company Material Adverse Effect; and (iii) by any of its acts or omissions (or by acts or omissions of its directors, officers, employees, or agents) caused any proprietary rights in the Company Intellectual Property, including the Company Software, to be diminished, or adversely affected to any material extent.

   (n) Schedule 4.10(n) lists all contracts, licenses, software escrows, and other agreements between the Company and any other person wherein or whereby the Company has agreed to assume, or assumed, any obligation or duty to indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement by the Company or such other person of the Intellectual Property rights of any other person; provided, however, that the foregoing only applies to agreements for which the Company's obligations are continuing as of the date of this Agreement and where compliance with such obligations could cause a Company Material Adverse Effect.

   (o) Except as set forth in Schedule 4.10(o), there are no contracts, licenses, software escrows, and other agreements between the Company and any other person with respect to the Company Intellectual Property with respect to which the Company has received notice of any dispute that could be reasonably considered to be a material dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

   (p) No government funding or university or college facilities were used in the development of any Company Intellectual Property in a manner that would give such government or university or college any interest in the Company Intellectual Property.

   (q) To the knowledge of the Company, (i) no product, service, or publication of the Company, (ii) no material published or distributed by the Company, and
(iii) no conduct or statement of the Company, constitutes obscene material, a defamatory statement or material, or violates any rights, including rights of publicity or privacy, of any person.

   Section 4.11. Absence of Litigation and Products Liability. (a) Except as disclosed in Section 4.11(b) or 4.11(c) of the Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Except as set forth in Section 4.11(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any Governmental Order or any continuing order of, judgment, award, consent decree, injunction, rule, order or settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority.

   (b) Neither the Company nor any Company Subsidiary has any Liability (and, to the Company's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the license, possession, or use of any product of the Company or any Company Subsidiary that would have a Company Material Adverse Effect.

   Section 4.12 Customers. Section 4.12 of the Disclosure Schedule lists the seven largest customers of the Company and the Company Subsidiaries by revenue during the 12-month period ended December 31, 2000 (the "Customers") and the amount of gross revenue (net of setoffs, chargebacks and credits) received by the Company and the Company Subsidiaries as a result of orders by each of the Customers during such period. As of the date hereof, to the knowledge of the Company, the Company has not received any written notice that any of the Customers is materially reducing the amount or size of orders placed with the Company or any Company Subsidiary.

   Section 4.13 Employee Benefit Plans; Labor Matters. (a) Section 4.13(a) of the Disclosure Schedule lists each employee benefit plan, program, arrangement or contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of ERISA) maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary could reasonably be expected to incur liability under section 4069, 4201 or 4212(c) of ERISA (the "Plans"). With respect to each Plan, the Company has made available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed by the Company for each Plan, (ii) a complete copy of each such Plan, (iii) each trust agreement, insurance contract or funding agreement relating to each such Plan, (iv) the most recent summary plan description for each Plan for which a summary plan description is required, summaries of material modification that have not yet been incorporated into the summary plan descriptions, award agreements, summaries of outstanding awards, (v) the most recent actuarial report or valuation relating to each Plan subject to Title IV of ERISA, if any, (vi) a report of current premium costs, with the employer- and employee-paid portions identified, and
(vii) all correspondence from any Governmental Authority regarding the Plans, including the most recent determination letter, if any, issued by the IRS with respect to any Plan qualified under section 401(a) of the Code.

   (b) With respect to the Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be reasonably expected to be subject to any material liability under the terms of such Plans, ERISA, the Code or any other applicable law. Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws and administrative or governmental rules and regulations, including, but not limited to, ERISA (including the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code section 4980B) and the Code. Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received or is the subject of a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which could be reasonably expected to cause the loss of any such qualification. The Company has no actual or contingent material liability under Title IV of ERISA (other than the payment of premiums to the Pension Benefit Guaranty Corporation in the ordinary course).

   (c) The Company is not a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. As of the date of this Agreement, there is no labor dispute, strike, work stoppage or other industrial action against the Company or any Company Subsidiary pending, to the knowledge of the Company, or threatened which may interfere with the respective business activities of the Company or any Company Subsidiary. As of the date of this Agreement, to the knowledge of the Company, neither the Company, any Company Subsidiary, nor its representatives or employees, has committed any unfair labor practices or violated any applicable laws, including non-United States laws, relating to employment or employment practices or termination of employment, including those relating to prices, wages and hours, discrimination in employment, collective bargaining and the payment of social security and taxes, nor is the Company or any Company Subsidiary liable for any arrears of wages or any tax or any penalty for failure to comply with any of the foregoing. There is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency pending or to the knowledge of the Company, threatened, including any claim against the Company or any Company Subsidiary based on actual or alleged wrongful termination or any claim of unlawful dismissal or unfair dismissal or any claim on the basis of race, age, sex, disability or other harassment or discrimination, nor, to the knowledge of the Company, any reasonable basis for any such claim. There have been no "Prohibited Transactions" (as set forth in ERISA section 406 and Code section 4975) with respect to the Plans. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the Plans. No claim, action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand with respect to the administration or the investment of the assets of the Plans is pending or, to the knowledge of the Company, threatened. The Company has no knowledge of any basis for any such claim, action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand. There is no pending claim, threatened claim in writing delivered to the Company or, to the knowledge of the Company, any other threatened claim against or under any Plans, other than claims for benefits in the ordinary course of business.

   (d) All contributions (including all employer contributions and employee salary reduction contributions or other contributions) which are due have been paid to each Plan, and all contributions for any period ending on or before the Effective Time which are not yet due have been paid to each Plan or accrued in accordance with the past custom and practice of the Company. All required premiums or other payments for all periods ending on or before the Effective Time have been paid with respect to each Plan.

   (e) The Company has made available to Parent prior to the date of this Agreement (i) copies of all employment agreements with officers or key employees of the Company and the Company Subsidiaries; (ii) copies of all severance agreements, programs and policies of the Company and the Company Subsidiaries with or relating to its employees; and (iii) copies of all plans, programs, agreements and other arrangements of the Company and the Company Subsidiaries with or relating to its employees which contain change of control provisions. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, "golden parachute" or otherwise) becoming due to any director, officer or employee of the Company or any Company Subsidiary under any of the Plans or otherwise, (ii) materially increase any benefits otherwise payable under any of the Plans or (iii) result in any acceleration of the time of payment or vesting of any material benefits. None of the Plans in effect on the date hereof would result, separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby), in the payment of any "excess parachute payment" within the meaning of section 280G of the Code.

   (f) No Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension benefit plan" (as such term is defined in section

3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

   (g) In addition to the foregoing, (i) the Company has not incurred any material liability with respect to and has adequately reserved for each Plan that is not subject to United States law (a "Non-U.S. Benefit Plan"), (ii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and (iii) each Non-U.S. Benefit Plan is now and has always been operated in material compliance with all applicable non-United States laws.

   (h) Section 4.13(h) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee and independent contractor of the Company and each Company Subsidiary, including each employee on leave of absence or layoff status: name; job title; current compensation or remuneration paid or payable; employer (if other than the Company); vacation accrued; and initial service dates. To the Company's knowledge, no current or former employee or current or former officer or director of the Company or any Company Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement (which includes any agreement containing any confidentiality provisions or restrictive covenants), between such employee or officer or director and any other person ("Proprietary Rights Agreement") that in any way adversely affected, affects, or will affect (A) the performance of his or her duties as an employee or officer or director of the Company or any Company Subsidiary, (B) the ability of the Company or any Company Subsidiary to conduct its business, or (C) the ability of the Company or any Company Subsidiary to enforce or enjoy the benefits of any Proprietary Rights Agreement between the Company or any Company Subsidiary and any employee or director.

   (i) The Company and each Company Subsidiary has timely filed, for all years prior to the year in which the Closing occurs, all Forms 1099 (including corrected or amended forms) and any comparable form required to be filed under the applicable law of any state or non-United States jurisdiction, for all workers which the Company or any Company Subsidiary has classified and treated as independent contractors.

   (j) Except as set forth in written offer letters and employment agreements of the Company employees and in the Stock Option Agreements (copies of each of which have been provided to Parent), neither the Company nor any Company Subsidiary has made any promises for the payment of any bonuses, backpay or other remuneration to any employees, contractors, interns or other persons for their work on behalf of such entity.

   Section 4.14. Insurance. Section 4.14 of the Disclosure Schedule sets forth the following information with respect to each insurance policy and/or self-insurance plan, including, without limitation, property, casualty, employers liability insurance, workers compensation insurance programs and surety, to which the Company and each Company Subsidiary has been a party, a named insured, established claim reserves, qualified as a "self-insurer," joined a state fund or risk sharing pool or is otherwise the beneficiary of coverage at any time:

     (i) the name, address, and telephone number of each broker, agent or other representative providing policies and/or services;

     (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

     (iii) the policy number, the period of coverage and type, i.e. occurrence, claims made or other basis.

   With respect to each such insurance policy and self-insurance plan described in Section 4.14 of the Disclosure Schedule: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Merger; (C) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) none of the Company, any Company Subsidiary, or, to the knowledge of the Company, any other party to the policy has repudiated any provision thereof. To the knowledge of the Company, no claim by any third party against the Company or any Company Subsidiary is being handled by an insurer of the Company which has a significant settlement or judgment value in excess of $100,000.

   Section 4.15. Taxes. (a) (i) The Company, each of the Company Subsidiaries, and any affiliated group, within the meaning of section 1504(a) of the Code, or "any predecessor of the Company, or any person or entity from which the Company incurs a liability for Taxes as a result of transferee liability, joint and several liability, contract or otherwise", of which the Company or such Company Subsidiary is or has been a member has filed or caused to be filed in a timely manner (within any applicable extension periods) for all years and all periods (and portions thereof) all Tax Returns or estimates, all prepared in accordance with applicable laws, required to be filed by the Code or by applicable state, local or non-United States Tax laws; (ii) all Taxes shown to be due on such Tax Returns or estimates have been timely paid in full or will be timely paid in full by the due date thereof; and all Taxes not yet due and payable have been fully accrued on the books of the Company and adequate reserves have been established therefor; (iii) all such Tax Returns are true, correct and complete; (iv) there are no proposed adjustments or pending or threatened Actions for the assessment or collection of Taxes against the Company or any Company Subsidiary and there is no basis therefor; (v) neither the Company nor any Company Subsidiary has been at any time a member of any partnership or joint venture or other arrangement that could be reported as a partnership for federal income Tax purposes for any period for which the statute of limitations for any Tax has not expired; (vi) there are no proposed reassessments by Tax authorities of any real property owned by the Company or any Company Subsidiary that could increase any Tax to which the Company or any Company Subsidiary would be subject; (vii) neither the Company nor any Company Subsidiary is a party to, is bound by, or has any obligation under any Tax sharing or allocation agreement or similar agreement; and (viii) neither the Company nor any Company Subsidiary has any liability for the Taxes of any corporation (other than members of the affiliated group of which the Company is the common parent) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-United States law), or as a transferee or successor.

   (b) Neither the Company nor any Company Subsidiary has made any consent under section 341 of the Code and none of the Company and the Company Subsidiaries is a corporation described in section 341(b) of the Code; (ii) neither the Company nor any Company Subsidiary (A) is or was a "controlled foreign corporation" or a "United States Shareholder" as defined in the Code,
(B) has an unrecaptured overall foreign loss within the meaning of section 904(f) of the Code or (C) files, has filed or is required to file Tax Returns in jurisdictions outside the United States; (iii) neither the Company nor any Company Subsidiary has any income reportable for a period ending after the Closing Date that is attributable to an activity or a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method; neither the IRS nor any other agency has proposed any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date; neither the Company nor any Company Subsidiary has any application pending with any Taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date; and (iv) no material Tax liens exist or have been filed on any assets of the Company or any Company Subsidiary (other than liens for Taxes not yet due and payable). The federal consolidated income Tax Returns in which the Company and the Company Subsidiaries have joined have never been examined by the Internal Revenue Service.

   (c) The Company and each Company Subsidiary has (A) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; (B) paid all employer contributions and premiums; and (C) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security unemployment Taxes and premiums, all in compliance with the withholding Tax provisions of the Code as in effect for the applicable year and other applicable federal, state, local or non-United States laws.

   (d) No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary and no additional issues are being asserted against the Company or any Company Subsidiary in connection with any existing audits of the Company.

   (e) Neither the Company nor any Company Subsidiary has entered into any agreement relating to Taxes which affects any taxable year ending after the Closing Date.

   (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment by the Company or any Company Subsidiary of any amount that would not be deductible by reason of Code section 280G.

   (g) No asset of the Company or any Company Subsidiary is tax-exempt use property under Code section 168(h).

   (h) No portion of the cost of any asset of the Company or any Company Subsidiary has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code section 103(a).

   (i) None of the assets of the Company or any Company Subsidiary is property that the Company or any Company Subsidiary is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code section 168(f)(8).

   (j) In the past five years, neither the Company nor any Company Subsidiary has been a party to a transaction that is reported to qualify as a reorganization within the meaning of Code section 368, distributed a corporation in a transaction that is reported to qualify under Code section 355, or been distributed in a transaction that is reported to qualify under Code section 355.

   (k) The Company Shares are not United States real property interests within the meaning of Code section 897(c). There are no outstanding agreements or waivers extending or having the effect of extending the statutory period of limitation for assessment, reassessment or collection of Tax applicable to any material Tax Returns required to be filed with respect to the Company or any Company Subsidiary; and none of the Company, the Company Subsidiaries, or any affiliated group, within the meaning of section 1504(a) of the Code, of which the Company or any Company Subsidiary is or has been a member, has requested any extension of time within which to file any material Tax Return, which return has not yet been filed, and no power of attorney granted by the Company or any Company Subsidiary with respect to Taxes is currently in force.

   (l) The Company has delivered to Parent correct and complete copies of all material federal, state, local and foreign income and franchise Tax Returns of the Company and the Company Subsidiaries for the fiscal years ended December 31, 1998 and 1999 and thereafter and IRS Revenue Agent Reports and similar reports issued by any state, local or foreign Tax authority for such returns, and statements of material Tax deficiencies assessed against or agreed to by the Company or any Company Subsidiary since the date of the incorporation of the Company.

   Section 4.16. Environmental, Health and Safety Matters. (a)

     (i) Solely with respect to the business conducted by the Company and each Company Subsidiary, each of the Company, the Company Subsidiaries and their respective predecessors and affiliates has complied in all material respects and is in material compliance with all Environmental, Health, and Safety Requirements.

     (ii) Without limiting the generality of the foregoing, each of the Company, the Company Subsidiaries and their respective affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and leased locations and the operation of its business; a list of all such permits, licenses and other authorizations is set forth in
  Section 4.16(a) of the Disclosure Schedule.

     (iii) Neither the Company nor any Company Subsidiary has received any written notice, written report or other written information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory or corrective obligations or Remedial Action, relating to any of them or its facilities or any third party facilities arising under Environmental, Health, and Safety Requirements.

     (iv) Neither the Company nor any Company Subsidiary has caused the following to exist or be operated at any property or facility leased or subleased by the Company, any Company Subsidiary or their respective predecessors and to the knowledge of the Company none of the following exists at any property or facility leased or subleased by the Company, any Company Subsidiary or their respective predecessors: (A) underground storage tanks, (B) asbestos-containing material in any form or condition,
  (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments, or disposal areas.

     (v) Neither the Company nor any Company Subsidiary, nor their respective predecessors or affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including without limitation any Hazardous Materials except in material compliance with all applicable Environmental, Health and Safety Requirements, or owned or operated any property or facility in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act, as amended ("RCRA"), the Solid Waste Disposal Act, as amended ("SWDA"), or any other Environmental, Health, and Safety Requirements.

     (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

     (vii) Neither the Company nor any Company Subsidiary has, either expressly or to the knowledge of the Company, by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or Remedial Action, of any other person relating to Environmental, Health, and Safety Requirements.

     (viii) To the Company's knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any Company Subsidiary will prevent, materially hinder or materially limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory or corrective obligations or Remedial Action pursuant to Environmental, Health, and Safety Requirements, or give rise to any material Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite Releases or threatened Releases of Hazardous Materials, substances or wastes, personal injury, property damage or natural resources damage.

     (ix) The Company and the Company Subsidiaries can maintain present production levels or any planned expansion of production levels upon which financial projections provided to Parent have been based in material compliance with applicable Environmental, Health and Safety Requirements without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits.

   (b) The Company has provided Parent with copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Real Property, the Company, the Company Subsidiaries and their business and
(ii) all insurance policies issued at any time that may provide coverage to the Company or any Company Subsidiary or their business for environmental matters.

   Section 4.17. Related Party Transactions. Except as set forth in Section
4.17 of the Disclosure Schedule, no officer, director, stockholder or affiliate of the Company or any Company Subsidiary nor any relative or affiliate of such officer, director or stockholder is a party to any agreement, contract, commitment, arrangement or transaction with the Company or any Company Subsidiary or is entitled to any payment or transfer of any assets from the Company or any Company Subsidiary or has any material interest in any material property used by the Company or any Company Subsidiary or has an interest in any Customer, supplier of the Company or any Company Subsidiary or provider of any services to the Company or any Company Subsidiary.

   Section 4.18. Software Products. (a) The Company is in conformity with all applicable material contractual commitments and all material express and implied warranties with regard to all the Company Software sold or licensed and all warranty/maintenance service that the Company has agreed to provide. Other than the Company Software, the Company has not sold or licensed any software products.

   (b) No claim has been made or asserted in writing by any third party against the Company or, to the knowledge of the Company, against any customer of the Company related to any breach of any such commitment or warranty, other than claims that would be the subject of routine warranty/maintenance items with respect to the Company Software.

   (c) There are no material defects in the Company Software provided to a licensee or customer, which defects or errors would in any material respect affect such licensee's or customer's use of such software or the functioning of such software in accordance with the published specifications for such software, other than defects or errors that would be the subject of routine warranty/maintenance items.

   (d) The Company Software does not intentionally contain any back door, time bomb, Trojan horse, worm, drop-dead device, virus (as these terms are commonly used in the computer software industry), or other software routines or hardware components designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of functions.

   Section 4.19. Stockholder Approval. Except for the approval of the stockholders of the Company representing at least a majority of the voting power of the outstanding Company shares, voting as a single class and 66 2/3% of the Series A Preferred Shares, voting as a single class (the "Requisite Stockholder Approval"), no other approval of the holders of any class or series of capital stock of the Company is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

   Section 4.20. Brokers. No broker, finder, investment banker nor any affiliate of the Company (other than Credit Suisse First Boston "CSFB") is entitled to any brokerage, finder's, consulting or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to Parent a complete and correct copy of all agreements between the Company and CSFB pursuant to which such firm would be entitled to any payment relating to the Merger or any other transactions.

                                   ARTICLE V

                    Representations and Warranties of Parent

   As an inducement to the Company to enter into this Agreement, Parent represents and warrants to the Company as follows:

   Section 5.01. Organization and Qualification. (a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have a Parent Material Adverse Effect.

   (b) The copies of Parent's Certificate of Incorporation and By-laws that are set forth or incorporated by reference as exhibits to Parent's Form 10-K for the year ended December 31, 2000 are complete and correct copies thereof as in effect on the date hereof.

   Section 5.02. Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

   Section 5.03. Authority; No Conflict; Required Filings and
Consents. (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. Each of (i) the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and
(ii) the issuance of shares of Parent Common Stock in the Merger has been duly and validly authorized by all necessary corporate action and, other than approval of the board of directors of Parent, no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, the Requisite Stockholder Approval, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

   (b) The execution and delivery of this Agreement by Parent and Merger Sub and the performance of this Agreement by Parent and Merger Sub do not and will not (i) assuming the approval of the board of directors of Parent, conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(c) have been obtained and all filings and obligations described in Section 5.03(c) have been made, conflict with or violate any Law applicable to either Parent or Merger Sub or by which any property or asset of Parent is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

   (c) The execution and delivery of this Agreement by Parent and Merger Sub and the performance of this Agreement by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Registration Statement, (ii) for applicable requirements, if any, of the Exchange Act, the state securities or "blue sky" laws ("Blue Sky Laws"), the NYSE, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger documents as required by Delaware Law and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect and could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

   Section 5.04. Capitalization. The authorized capital stock of Parent consists of 4,200,000,000 shares of Parent Common Stock and 500,000 shares of preferred stock, par value $100 per share (the "Parent Preferred Stock"). As of June 30, 2001, (i) 2,217,657,645 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 193,729 shares of Parent Common Stock are held in the treasury of Parent or by the Parent Subsidiaries and
(iii) 294,263,732 shares of Parent Common Stock are reserved for future issuance pursuant to Parent's employee stock option plans. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock, Parent Preferred Stock or any capital stock of any Parent Subsidiary. The shares of Parent Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated herein, will be validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

   Section 5.05. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC from January 1, 1998 through the date of this Agreement (collectively, the "Parent SEC Reports"). As of the respective dates they were filed, (i) the Parent SEC Reports were prepared, and all forms, reports and documents filed with the SEC after the date of this Agreement and prior to the Effective Time will be prepared, in all material respects in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained, nor will any forms, reports and documents filed after the date of this Agreement and prior to the Effective Time contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports and in any form, report or document filed after the date of this Agreement and prior to the Effective Time was, or will be, as the case may be, prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presented or will present fairly, in all material respects, the consolidated financial condition and results of operations of Parent and the Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not have a Parent Material Adverse Effect).

   (c) Parent has no Liabilities, other than Liabilities (i) reflected in the Parent SEC Reports or (ii) incurred since the date of the most recent balance sheet contained in the Parent SEC Reports in the ordinary course of business consistent with past practice that would not have a Parent Material Adverse Effect.

   (d) No broker, finder, investment banker or any affiliate of Parent is entitled to any brokerage, finder's, consulting or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent other than brokerage, finder's, consulting or other fees or commissions for which Parent is exclusively responsible.

   Section 5.06. NYSE Requirements. Parent is not required to obtain stockholder approval of this Agreement or the transactions contemplated hereby pursuant to the rules of the NYSE applicable to listed companies.

                                   ARTICLE VI

                    Conduct of Businesses Pending the Merger

   Section 6.01. Conduct of Business by the Company Pending the Merger. (a) The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or any of the Transaction Documents, unless Parent shall otherwise consent in writing:

     (i) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice;

     (ii) the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations; and

     (iii) the Company will apply a portion of the proceeds of the initial drawing under the Credit Agreement to repay a portion of the amounts owed to various vendors, including, without limitation, those vendors that have asserted claims against the Company which are described in Section 4.11(b) of the Disclosure Schedule.

   (b) By way of amplification and not limitation of Section 6.01(a), except as contemplated by this Agreement or any of the Transaction Documents or as set forth in Section 6.01 of the Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

     (i) amend or otherwise change its Certificate of Incorporation or By-laws, except to increase the authorized amount of Preferred Stock and Company Common Stock to effect the conversion of the Convertible Promissory Notes into Series B Preferred Shares and to have shares of Company Common Stock reserved for issuance upon the conversion of such Preferred Stock and as otherwise appropriate to implement the Retention Plan;

     (ii) (A) issue, sell, pledge, dispose of, or grant an Encumbrance on, or authorize the issuance, sale, pledge, disposition, or grant of an Encumbrance on, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, other than (I) the issuance of Company Common Stock upon the exercise of Company Options or Company Warrants in accordance with their terms or in accordance with the terms of Section 6.01(c) below or
  (II) the issuance of Series B Preferred Stock pursuant to the Bridge Holders Agreement or (B) sell, pledge, dispose of, transfer, lease or grant an encumbrance on or authorize the issuance, sale, pledge, disposition, grant of an encumbrance on any material assets of the Company, or any Company Subsidiary, except for sales of inventory in the ordinary course of business and in a manner consistent with past practice;

     (iii) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

     (iv) except for the repurchase of shares of capital stock of employees or consultants upon termination of their employment or engagement with the Company pursuant to agreements in effect on the date hereof for a purchase price not to exceed a maximum amount of $100,000 per employee or consultant, reclassify, combine, split, subdivide or redeem, change material terms, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any security exercisable for or convertible into any of its capital stock;

     (v) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) (I) any interest in any corporation, partnership, other business organization or any division thereof or (II) any assets other than acquisitions of assets in the ordinary course of business;

     (vi) incur any indebtedness for borrowed money or issue any note, bond or other debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, or make any loans or advances or enter into any capital leases with an aggregate capitalized value of $25,000;

     (vii) enter into any contract or agreement, lease or license involving consideration in excess of $250,000 or outside the ordinary course of business, or cancel, terminate, or agree to any material change in, any Material Contract, other than acceleration, cancellation, modification, amendments or terminations in the ordinary course of business, consistent with past practice; or

     (viii) authorize any capital expenditures, in the aggregate, in excess of $1,000,000 for the Company and the Company Subsidiaries taken as a whole;

     (ix) except as set forth on Section 6.01(a)(ix) of the Disclosure Schedule, increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, hire any employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee except to the extent required by applicable law;

     (x) make or pledge to make any charitable or other capital contribution outside the ordinary course of business;

     (xi) materially change the Company's accounting policies, other than as required by U.S. GAAP;

     (xii) unless Parent shall have refused to extend a loan to the Company under the Credit Agreement in violation thereof, delay or postpone the payment of accounts payable or other Liabilities outside the ordinary course of business;

     (xiii) except for non-exclusive "use" licenses granted in the ordinary course of business, (A) grant any license in respect of any Intellectual Property of the Company or any Company Subsidiary, (B) develop any Intellectual Property jointly with any third party, or (C) disclose any confidential Intellectual Property or other confidential information of the Company or any Company Subsidiary, unless such disclosure is made in the ordinary course of business consistent with past practice and the disclosed confidential Intellectual Property or other confidential information is subject to a confidentiality agreement prohibiting any further disclosure and unauthorized use thereof;

     (xiv) amend or change the terms of any options or restricted stock, or reprice options granted under the Company Stock Option Plans or authorize cash payments in exchange for any options granted under any such plans;

     (xv) cancel, compromise, waive, release or settle any material Action, except with respect to any cancellation, compromise, waiver, release or settlement which involves only the payment of damages in an amount less than $50,000 individually or in an aggregate amount of less than $250,000 and does not involve any other relief;

     (xvi) other than as required by a Tax regulation, make or revoke any material Tax election, change any tax accounting methods, or settle or compromise any material federal, state, local or non-United States Tax liability or take any material action with respect to the computation of Taxes or the preparation of Tax Returns that is inconsistent with past practice; or

     (xvii) authorize or enter into any agreement to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

   (c) If the Company wishes to obtain the consent of the Parent to take actions for which prior consent is required pursuant to this Section 6.01, the Company shall request such consent in writing by facsimile to the attention of Richard C. Smith and Dan Maloney of Parent at the telecopy number specified in
Section 11.02(a) with a copy to the other persons specified therein at least five business days prior to the date that such consent is required. A consent signed by an authorized officer of the Company shall be deemed sufficient for purposes hereof. In addition, if neither of the persons receiving such a request does not respond in writing (which may include an e-mailed response) to such request within five business days after the date the request is faxed, the receiving party shall be deemed to have consented to the requested action for all purposes of this Agreement. The request of the Company shall state the date upon which this five business day period will expire.

   Section 6.02. Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.02 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                  ARTICLE VII

                             Additional Agreements

   Section 7.01. Access to Information. From the date hereof until the Closing, upon reasonable notice, the Company shall cause its affiliates, officers, directors, employees, agents, representatives, accountants and counsel, and shall cause each Company Subsidiary and its officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel and representatives of Parent reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and the Company Subsidiaries and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Company Subsidiary who have any knowledge relating to the Company or any Company Subsidiary, (ii) furnish to the officers, employees, agents, accountants, counsel and representatives of Parent such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company and the Company Subsidiaries (or legible copies thereof) as Parent may from time to time reasonably request and (iii) cooperate in such other way as may be reasonably necessary for the consummation of the transactions contemplated hereby. The information provided under this Section 7.01 shall be subject to the terms and conditions of the Confidentiality Agreement.

   Section 7.02. No Solicitation of Transactions. The Company shall not, directly or indirectly, and shall instruct its stockholders, affiliates, officers, directors, employees, agents, advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, solicit, initiate or knowingly encourage (including, without limitation, by way of furnishing any nonpublic information with respect to the Company, any Company Subsidiary, this Agreement or the transactions contemplated hereby), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of such party or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of such party's subsidiaries, to take any such action. The Company shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. The Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall be liable for any action prohibited by this Section 7.02 taken by any of its stockholders, affiliates, officers, directors, employees, agents, advisors or other representatives.

   Section 7.03. Employee Benefits Matters. (a) For a period of twelve (12) months following the Effective Time, employees of the Company who continue their employment after the Effective Time with the Surviving Corporation (including those on vacation, leave of absence, or short-term disability who return to active employment within six (6) months after the Effective Time) ("Transferred Employees") shall be provided with compensation and benefits (including salary and fringe benefits) which, in the aggregate, are no less favorable than those provided to such employees immediately preceding the Effective Time, and with appropriate employment positions taking into consideration their respective prior experience and the best interests of the Surviving Corporation and Parent.

   (b) For a period of twelve (12) months following the Effective Time, Parent shall cause the Surviving Corporation to provide the Transferred Employees with employee benefit plans, agreements, programs, policies and arrangements that are no less favorable, in the aggregate, than the Plans (as defined in Section 4.13(a)) in effect immediately prior to the Effective Time. Nothing provided herein shall limit the Parent or the Surviving Corporation from offering Transferred Employees benefits under Parent employee benefit plans or arrangements; provided, that, such plans shall provide at the Effective Time employee benefits that, in the aggregate, are no less favorable than those in effect immediately prior to the Effective Time under the comparable Plans. Notwithstanding anything contained herein to the contrary, those Transferred Employees identified on Schedule 7.03(b) shall at all times be entitled to vacation equivalent to the greater of (i) the number of days listed on such schedule or (ii) the number of days available under the Surviving Corporation's vacation policy, taking into consideration the service allocation provided for in subsection (c) next following.

   (c) The Surviving Corporation shall recognize each Transferred Employee's service with the Company as of the Effective Time ("Prior Service") as service with the Surviving Corporation for eligibility and vesting purposes, but not for purposes of calculating benefits, as applicable in the "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), disability, fringe benefits and other employee benefit plans or policies that cover the employees of the Surviving Corporation ("Surviving Corporation Plans"), other than retiree medical and pension plans and employer matching contributions under the 401(k) plan; provided that, Prior Service of Transferred Employees shall be counted for purposes of determining vacation accrual and severance benefits under any Surviving Corporation Plan; and further provided, that, with respect to any Surviving Corporation Plan that is a welfare benefit plan, or any plan that would be a welfare benefit plan if it were subject to ERISA, for purposes of the Transferred Employees (their spouses and eligible dependants), Surviving Corporation shall (i) cause there to be waived any pre-existing condition, (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by the Company immediately prior to the Effective Time and (iii) (other than under any Surviving Corporation Plan which is a retiree medical plan) recognize all credited service with the Company.

   (d) As soon as practicable after the execution of this Agreement, the Company shall have provided Parent with all of the documentation and information (including the applicable documentation and information described in Section 4.13(a) of this Agreement) reasonably necessary for Parent to determine whether a merger of the Company's 401(k) plan into the Parent's 401(k) plan would require amendment of the Parent's 401(k) plan in order to satisfy Section 411(d)(6) of the Code and the IRS regulations and rulings issued pursuant thereto. If Parent determines that such amendment would be required, then as soon as practicable after that determination but in any event at least three days prior to the Effective Time, the Board of Directors of the Company shall adopt resolutions terminating the Company's 401(k) plan effective as of the date those resolutions are adopted and authorizing the officers of the Company to take such actions as they reasonably deem necessary or advisable to implement the termination of the plan, secure any necessary or advisable governmental approvals, and (subject to said approvals and any other reasonable conditions) provide for the transfer of electing participants' account balances thereunder to the Parent's 401(k) plan.

   Section 7.04. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

   Section 7.05. Plan of Reorganization. (a) This Agreement is a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action that could cause the Merger to fail to qualify as a reorganization under section 368(a) of the Code.

   (b) The Company will deliver to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Company, and KPMG LLP, on or about the Closing Date, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.05(d) and 8.03(c).

   (c) Parent and Merger Sub will deliver to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and KPMG LLP, on or about the Closing Date, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.05(d) and 8.03(c).

   (d) Parent shall use its reasonable best efforts to cause KPMG LLP to render an opinion to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to a reorganization within the meaning of
Section 368(b) of the Code. In the event that KPMG LLP is unable to render such an opinion, the parties agree that appropriate disclosure will be required to discuss such situation in the Registration Statement.

   Section 7.06. Further Action; Consents; Filings. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under the HSR Act and any other applicable Law and (iv) provide all required notices to third parties, including those notices required to be given to persons or pursuant to agreements described in Sections 4.03(b) and 4.07(c) of the Disclosure Schedule. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

   (b) Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. Notwithstanding anything to the contrary contained herein, nothing contained in this Section 7.06 shall require Parent to agree to (i) the imposition of conditions, (ii) the requirement of divestiture or (iii) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent that, in any such case, (x) would have a Company Material Adverse Effect or (y) if such action relates to Parent or any of its Subsidiaries, would, if taken by the Company or with respect to a comparable amount of assets, businesses or product lines of the Company would have a Company Material Adverse Effect.

   Section 7.07. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company and which initial press release shall not be issued unless and until the board of directors of Parent shall have approved this Agreement. Thereafter, unless otherwise required by applicable Law or the requirements of the NYSE, each of Parent and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

   Section 7.08. Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement and in any event prior to 30 days from the date hereof, Parent and the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement") and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company will use all reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders and the holders of Convertible Promissory Notes. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger. No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   (b) The information supplied by Parent and Merger Sub for inclusion in the Registration Statement and the Proxy Statement shall not, at (1) the time the Registration Statement is declared effective, (2) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (3) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (4) the time of the Company Stockholders' Meeting, and (5) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any Parent subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   (c) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (1) the time the Registration Statement is declared effective, (2) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (3) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (4) the time of the Company Stockholders' Meeting, and
(5) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent.

   (d) Following the Effective Time, upon notice from a Stockholder or a Stockholder's agent of a proposed transfer or request to remove a restrictive legend, the Parent shall use reasonable efforts to provide a legal opinion regarding such within two business days of Parent's receipt thereof.

   Section 7.09. Company Stockholders' Meeting. The Company shall call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable after the Registration Statement shall become effective for the purpose of voting upon the approval of the Merger, and the Company shall use its best efforts to hold the Company Stockholders' Meeting as soon as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its best efforts to hold the Company Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective.

   Section 7.10. Stock Exchange Listing. Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock to be issued in the Merger or issuable upon the exercise of the Assumed Options and shall use reasonable best efforts to cause such shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the Effective Time.

   Section 7.11. Indemnification. From and after the Effective Time for a period of three years, Parent shall fulfill and honor in all respects the obligations of the Company to indemnify each person who is or was a director or officer of the Company pursuant to any indemnification provision contained in the Company's Certificate of Incorporation or By-laws, each as amended and as in effect on the date hereof.

   Section 7.12. Registration Statement on Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to Assumed Options no later than fifteen days after the Closing Date.

   Section 7.13. Parent Board Approval. Prior to July 31, 2001, Parent shall present to the board of directors of Parent, for its consideration and approval, this Agreement, the issuance of shares of Parent Common Stock hereunder and the other transactions contemplated hereby. Parent shall notify the Company in writing on or prior to July 31, 2001 as to whether the board of Parent has acted to approve unconditionally or disapprove the Merger and the other transactions referred to in the preceding sentence.

   Section 7.14. Affiliate Letters. The Company shall use reasonable best efforts to cause to be delivered to Parent prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit B (the "Company Affiliate Agreement") executed by each of the affiliates of the Company.

                                  ARTICLE VIII

                            Conditions to the Merger

   Section 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

   (a) The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent, threatened by the SEC;

   (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

   (c) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

   (d) the Requisite Stockholder Approval shall have been obtained.

   Section 8.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

   (a) each of the representations and warranties of the Company contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects as of such date and except that the failure to be true and correct (without regard to materiality or Company Material Adverse Effect qualifications contained therein), have not had a Company Material Adverse Effect and Parent shall have received a certificate of the Company to such effect signed by the Chief Executive Officer of the Company;

   (b) the Company shall have performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of the Company to that effect signed by the Chief Executive Officer of the Company;

   (c) Intentionally Omitted;

   (d) Intentionally Omitted;

   (e) no Company Material Adverse Effect shall have occurred;

   (f) appraisal rights under Delaware Law shall not have been perfected, asserted or demanded with respect to more than 5% of the aggregate number of Company Shares on a fully converted basis;

   (g) the Company shall have received a pay off letter in form and substance reasonably acceptable to Parent in respect of the Company Loan Amount;

   (h) the Stockholder Representative shall have executed and delivered the Escrow Agreement;

   (i) the transactions contemplated by this Agreement shall have been approved by the board of directors of Parent and Parent shall have delivered to the Company a certificate of an officer of Parent to such effect (it being agreed by the parties hereto that this condition will be satisfied notwithstanding any subsequent revocation of such approval); and

   (j) as of the Effective Time, (i) all Company Employees listed in Section 1.01(a)(i) of the Disclosure Schedule, 50% of the Company Employees listed in
Section 1.01(a)(ii) and 75% of all Company Employees listed in Section 1.01(a)(iii) shall continue to be employed by the Company, (ii) Retention Agreements shall have been entered into by the specified percentages of Company Employees and shall be in full force and effect, and (iii) the specified percentages of Company Employees shall not be in breach or violation of, or default under, such Retention Agreement.

   Section 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

   (a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date and except that the failure to be true and correct (without regard to materiality or Parent Material Adverse Effect qualifications contained therein), have not had a Parent Material Adverse Effect, and the Company shall have received a certificate of Parent to such effect signed by a duly authorized officer thereof;

   (b) each of Parent and Merger Sub shall have performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate of Parent to that effect signed by a duly authorized officer thereof;

   (c) the Company shall have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., dated on or about the Closing Date, based upon representations of Parent, Merger Sub and the Company, and customary assumptions, to the effect that the Merger will qualify as a reorganization under the provisions of section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code. The issuance of such opinion shall be conditioned upon receipt by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of representation letters from each of Parent and the Company as contemplated in Section 7.05 and each such letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time; and

   (d) Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

   (e) the shares of Parent Common Stock issuable in the Merger or upon the exercise of the Assumed Options shall have been approved for listing on the NYSE, subject to official notice of issuance.

                                   ARTICLE IX

                                Indemnification

   Section 9.01. Survival of Representations and Warranties. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of 18 months after the Closing Date; provided, however, that the representations and warranties contained in Sections 4.04 and 5.04 shall survive the Closing indefinitely.

   Section 9.02. Indemnification by the Stockholders. (a) The Stockholders agree, from and after the Effective Time, severally and not jointly and subject to the limitations contained in this Section 9.02, to indemnify Parent, Merger Sub and their affiliates (including, without limitation, from and after the Effective Time, the Surviving Corporation), and their officers, directors, employees, members, agents, successors and assigns (as used in this Article IX, each, a "Parent Indemnified Party") against and hold them harmless, from all Liabilities, losses, damages, claims, costs and expenses (including reasonable attorney's fees) (collectively, "Losses") actually incurred by them arising out of (i) the breach of any representation or warranty of the Company contained in this Agreement or in any certificate delivered pursuant to this Agreement, it being understood and agreed that for all purposes of this Section 9.02, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material") or "Company Material Adverse Effect", (ii) the breach of any covenant or agreement of the Company contained in this Agreement or in any certificate delivered pursuant to this Agreement and (iii) those matters described in Section 4.11(c) of the Disclosure Schedule.

   (b) No claim may be made against the Stockholders for indemnification pursuant to this Section 9.02 unless the aggregate of all Losses of the Parent Indemnified Parties with respect to this Section 9.02 shall exceed an amount equal to $350,000 (the "Threshold"), and the Stockholders shall then be liable for the amount of any such Losses in excess of $250,000; provided, however, that payments in respect of Losses from the Escrow Fund shall be made only in increments of at least $100,000 with the exception of any payments owed in respect of Losses upon the date of the final distribution of the Escrow Fund; provided further that, notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, the indemnification obligation of the Stockholders under this Agreement (other than with respect to the representations and warranties set forth in Section 4.04, which shall be limited to the Aggregate Consideration although claims for Losses thereunder will be first satisfied from the Escrow Fund until it is exhausted) shall be limited to, and the sole and exclusive recourse of the Parent Indemnified Parties with respect thereto shall be limited to, the Escrow Fund. The Stockholders agree that all Escrow Shares, Cash and other property contained in the Escrow Fund shall be available to indemnify the Parent Indemnified Parties in accordance with this Section regardless of the identity of the Stockholder that would be entitled to receive such Escrow Shares, cash or other property upon the termination of the escrow.

   Section 9.03. Indemnification by Parent. (a) Parent agrees, subject to the limitations contained in this Section 9.03, to indemnify the Stockholders against and hold them harmless from Losses actually incurred by them arising out of (i) the breach of any representation or warranty of Parent contained in this Agreement or in any certificate delivered pursuant to this Agreement, it being understood and agreed that for all purposes of this Section 9.03, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material") or "Parent Material Adverse Effect", and (ii) the breach of any covenant or agreement of Parent contained in this Agreement or in any certificate delivered pursuant to this Agreement.

   (b) No claim may be made against Parent for indemnification pursuant to this
Section 9.03 unless the aggregate of all Losses of the Stockholders with respect to this Section 9.03 shall exceed an amount equal to $350,000, and Parent shall then be liable for the amount of any such Losses in excess of $250,000; provided, however, that, notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, the indemnification obligation of Parent for Losses under Article IX of this Agreement (other than with respect to the representations and warranties set forth in Section 5.04 and the covenants and agreements in Article III, which shall be limited to the Aggregate Consideration) shall be limited to, and the sole and exclusive recourse of the Company Indemnified Parties' indemnification obligation shall be limited to an amount in cash equal to the product of (x) the Average Closing Price multiplied by (y) the number of shares of Parent Common Stock delivered to the Escrow Agent at the Closing.

   Section 9.04. Indemnification Procedures. For purposes of this Section 9.04, a party against whom indemnification may be sought (which for purposes of this Agreement shall include the Stockholder Representative) is referred to as the "Indemnifying Party" and the party which may be entitled to indemnification (which for purposes of this Agreement shall include the Stockholder Representative) is referred to as the "Indemnified Party". An Indemnified Party shall give the Indemnifying Parties prompt written notice in accordance with
Section 11.02 of any claim, assertion, event or proceeding by or in respect of a third party of which such Indemnified Party has knowledge concerning any Loss as to which such Indemnified Party may request indemnification hereunder. The Indemnifying Parties shall have the right to direct, through counsel of their own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, the defense or settlement of any claim or proceeding the subject of indemnification hereunder at its own expense. If the Indemnifying Parties elect to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. The Indemnified Party shall provide the Indemnifying Parties with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Parties in the defense or settlement thereof, and the Indemnifying Parties shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Parties elect to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties consent in writing to such payment or unless the Indemnifying Party withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Parties is entered against the Indemnified Party for such liability. No settlement in respect of any third-party claim may be effected by the Indemnifying Parties without the Indemnified Party's prior written consent unless the settlement involves a full and unconditional release of the Indemnified Party, provided, however, that, in the event that the settlement involves payment to a third party of an amount, that together with the aggregate amounts of all other claims for indemnity hereunder, exceeds the amounts remaining in the Escrow Fund, no settlement with respect to a claim involving such payment shall be effected without the prior written consent of the Indemnified Party. If the Indemnifying Parties shall fail to undertake any such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties' expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.04 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding in the event the Indemnifying Parties agree to assume liability for any Losses arising from such claim or proceeding. All notices required to be sent by the Indemnified Party to any of the Indemnifying Parties, all notices required to be sent by such Indemnifying Party to the Indemnified Party and all decisions or actions required to be taken by any of the Indemnifying Parties shall be sent to, sent by and taken by the Stockholders' Representative on behalf of any such Indemnifying Party.

   Section 9.05. Distributions from the Escrow Fund. Distributions from the Escrow Fund shall be made pursuant to the Escrow Agreement.

   Section 9.06. Stockholder Representative; Approval of Stockholders. (a) The Stockholder Representative shall be constituted and appointed as agent for and on behalf of the Stockholders to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by a majority vote or by the written consent of the majority of the Stockholders from time to time upon not less than ten business days' prior written notice to Parent. In the event of the death or disability (for more than 15 business days) of the Stockholder Representative or his resignation as Stockholder Representative and until a successor Stockholder Representative shall be appointed as provided above or in
Section 7(b) of the Escrow Agreement, David Callan shall act as the Stockholder Representative pending the appointment of the successor Stockholder Representative. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for his/her services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders. In connection with this Agreement, the Escrow Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representative hereunder or thereunder, the Stockholder Representative shall incur no responsibility whatsoever to any

Stockholder by reason of any error in judgment or other act or omission performed or omitted hereunder or thereunder or any other agreement, instrument or document, excepting the only responsibility for any act or failure to act which represents willful misconduct. The Stockholder Representative shall be indemnified by the Stockholders, but only from any amounts remaining from the Escrow Fund after the payment of all claims successfully asserted against the Escrow Fund by all Parent Indemnified Parties and the retention of any portion of the Escrow Fund by the Escrow Agent due to any Claim Notice, after the 18 month anniversary of the Closing Date and thereafter from any amounts no longer retained by the Escrow Agent (except to the extent delivered to any Parent Indemnified Party), against all Losses of any nature whatsoever, arising out of or in connection with any claim or proceeding relating to the acts or omissions of the Stockholder Representative hereunder or pursuant to the Escrow Agreement.

   (b) The approval of the Stockholders of the Merger shall be deemed to be approval of the terms of the provisions of this Article IX, including the appointment of the Stockholder Representative.

   (c) A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Stockholders and shall be final, binding and conclusive upon each such Stockholder, and Parent may rely upon any such decision, act, consent, or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each Stockholder. Parent is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholder Representative.

   (d) The Parent and the Company agree that, after the Effective Time, the reasonable administrative expenses of Stockholder Representative, but not any fees or expenses of attorneys or other advisors, shall be paid from time to time from the Escrow Fund; provided, that, such fees and expenses of attorneys and other advisors may be paid only out of, and prior to, any final distribution from the Escrow Fund to the Stockholders.

                                   ARTICLE X

                       Termination, Amendment and Waiver

   Section 10.01. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

   (a) by mutual written consent of Parent and the Company;

   (b) by either Parent or the Company if the Effective Time shall not have occurred on or before October 31, 2001; provided, however, that either party may, by written notice to the other party delivered on or prior to October 31, 2001, extend such date until November 30, 2001 if the failure to consummate the Merger on or prior to October 31, 2001 shall have resulted from the failure of the conditions set forth in Section 8.01(a), (b) or (c) to be satisfied; provided, however, that in the event any party is in material breach of its obligations under this Agreement, and such material breach has been the cause of, or resulted in, the failure of the Effective Time to occur, such party may not terminate this Agreement pursuant to this Section 10.01(b) until December 31, 2001.

   (c) by either Parent or the Company if there shall be any Governmental Order that is final and nonappealable having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

   (d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied, if such breach is not cured within 20 business days from the date of notice thereof;

   (e) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied, if such breach is not cured within 20 business days from the date of notice thereof; or

   (f) by the Company if (i) the condition to Parent's obligations contained in
Section 8.02(i) is not satisfied on or prior to July 31, 2001 or (ii) if the board of directors of Parent rejects a proposal to approve this Agreement.

   Section 10.02. Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; and provided further that Section 11.01 shall survive termination of this Agreement.

   Section 10.03. Amendment. This Agreement may not be amended except (a) by an instrument in writing signed by each of the parties hereto or (b) by a waiver in accordance with Section 10.04.

   Section 10.04. Waiver. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

                                   ARTICLE XI

                               General Provisions

   Section 11.01. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, financial advisors, experts and consultants to a party hereto and its affiliates) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated. Notwithstanding the preceding sentence, at the Closing, the Company shall deliver to Parent a certificate setting forth the amount of all Company Expenses, which amount shall be paid by Parent by means of wire transfer of funds at Closing. Such Company Expenses shall be deemed to be current liabilities (without duplication of any such Company Expenses already on any such balance sheet) in the calculation of the Net Working Capital on the Estimated Balance Sheet and the Closing Balance Sheet.

   Section 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

   (a) if to Parent or Merger Sub:

     Motorola, Inc.
     1303 East Algonquin Road
     Schaumberg, IL 60196
     Telephone: (847) 576-3482
     Telecopy: (847) 576-3628
     Attention: General Counsel

     with a copy to:

     Motorola, Inc.
     Broadband Communications Sector
     101 Tournament Drive
     Horsham, PA 19044
     Telephone: (215) 323-2885
     Telecopy: (215) 323-1300
     Attention: Paul Fleck, Esq.

     with a copy to:

     Shearman & Sterling
     599 Lexington Avenue
     New York, New York 10022
     Telephone: (212) 848-4000
     Telecopy: (212) 848-7179
     Attention: Clare O'Brien, Esq.

   (b) if to the Company:

     RiverDelta Networks, Inc.
     3 Highwood Drive East
     Tewksbury, MA 01876
     Telephone: (978) 858-2300
     Telecopy: (978) 858-2399
     Attention: David F. Callan, President

     with a copy to:

     Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
     One Financial Center
     Boston, MA 02111
     Telephone: (617) 542-6000
     Telecopy: (617) 542-2241
     Attention: Joseph P. Curtin, Esq.

   (c) if to the Stockholders' Representative:

     Todd Dagres
     Battery Ventures
     20 William Street
     Wellesley, MA
     Telephone: (781) 237-1001
     Telecopy: (781) 577-1001
     with a copy to:

     Testa Hurwitz & Thibeault, LLP
     125 High Street
     Boston, MA 02111
     Telephone: (617) 248-7000
     Telecopy: (617) 248-7100
     Attention: Howard Rosenblum

   Section 11.03. Third-Party Beneficiaries. Except for the provisions contained in Article III and Section 7.11, nothing in this Agreement shall be construed as giving any person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement.

   Section 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

   Section 11.05. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

   Section 11.06. Incorporation of Disclosure Schedule. The Disclosure Schedule attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

   Section 11.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   Section 11.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the County of New York, New York.

   Section 11.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 11.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   Section 11.11. Entire Agreement. This Agreement (including the Transaction Documents) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

   Section 11.12. Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the Actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          Motorola, Inc.

                                                   /s/ Richard C. Smith
                                          By: _________________________________
                                             Name:  Richard C. Smith
                                             Title:  Corporate Vice President
                                                     & Director Business
                                                     Development

                                          RiverDelta Networks, Inc.

                                                    /s/ David F. Callan
                                          By: _________________________________
                                             Name:  David F. Callan
                                             Title:  President

                                          Bayou Merger Sub, Inc.

                                                     /s/ Paul P. Fleck
                                          By: _________________________________
                                             Name:  Paul P. Fleck
                                             Title:  Assistant Secretary

                                                                       EXHIBIT A

                                VOTING AGREEMENT

                                                                       EXHIBIT B

                      FORM OF COMPANY AFFILIATE AGREEMENT

                                                                       EXHIBIT C

                        FORM OF BRIDGE HOLDERS AGREEMENT

                                                                       EXHIBIT D

                           FORM OF TRANSMITTAL LETTER

                                                                    EXHIBIT 3.02

                            FORM OF ESCROW AGREEMENT

                                                                    Appendix A-2

                                AMENDMENT NO. 1
                            TO THE MERGER AGREEMENT

   THIS AMENDMENT NO. 1, dated August 13, 2001 (this "Amendment"), to the AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2001 (the "Merger Agreement"), among MOTOROLA, INC., a Delaware corporation ("Parent"), BAYOU MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and RIVERDELTA NETWORKS, INC. a Delaware corporation (the "Company"), is made pursuant to Section 10.03 of the Merger Agreement;

   WHEREAS, the parties desire to amend the Merger Agreement to correct certain matters as provided in this Amendment;

   NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Merger Agreement and herein, the parties agree as follows:

   SECTION 1. Definitions. Capitalized terms used but not defined herein are used as defined in the Merger Agreement.

   SECTION 2. Amendment to Merger Agreement. The Merger Agreement is hereby amended by: (i) in Section 1.01, replacing the words "Harris Trust and Savings Bank" in the defined term "Escrow Agent" with the words "Bank One Trust Company, N.A. or another bank or trust company designated by Parent and reasonably satisfactory to the Company"; and (ii) in Section 3.04(a), replacing the words "Harris Trust and Savings Bank" in each case with the words "ComputerShare Investor Services LLC".

   SECTION 3. Effect of Amendment. Except as otherwise provided in this Amendment, all terms and conditions of the Merger Agreement remain in full force and effect.

   SECTION 4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all shall constitute one and the same Amendment.

   SECTION 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Amendment shall be heard and determined exclusively in any New York state or federal court sitting in the County of New York, New York.

   IN WITNESS WHEREOF, this Amendment is signed by duly authorized representatives of the parties on the date mentioned on the first page of this Amendment.

                                          Motorola, Inc.

                                                   /s/ Richard C. Smith
                                          By: _________________________________
                                             Name: Richard C. Smith
                                             Title: Corporate Vice President

                                          Riverdelta Networks, Inc.

                                                    /s/ David F. Callan
                                          By: _________________________________
                                             Name: David F. Callan
                                             Title: President

                                          Bayou Merger Sub, Inc.

                                                     /s/ Paul P. Fleck
                                          By: _________________________________
                                             Name: Paul P. Fleck
                                             Title: Assistant Secretary

                                     A-2-1

                                                                      Appendix B


--------------------------------------------------------------------------------
                                VOTING AGREEMENT
                           Dated as of July 11, 2001
                                  By and Among
                                 MOTOROLA, INC.
                             BAYOU MERGER SUB, INC.
                                      and
                       THE STOCKHOLDERS SIGNATORY HERETO
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                   ARTICLE I

                                Voting Agreement

Section 1.01. Preferred Stock Consent...................................... B-1
Section 1.02. Voting Agreement............................................. B-1
Section 1.03. Irrevocable Proxy............................................ B-2
Section 1.04. Conflicts.................................................... B-2
Section 1.05. No Ownership Interest........................................ B-2

                                   ARTICLE II

               Representations and Warranties of the Stockholders

Section 2.01. Organization, Qualification.................................. B-2
Section 2.02. Authority Relative to this Agreement......................... B-3
Section 2.03. No Conflict.................................................. B-3
Section 2.04. Title to the Shares.......................................... B-3
Section 2.05. Required Majority of Stockholders............................ B-3
Section 2.06. Accredited Investor.......................................... B-4
Section 2.07. Intermediary Fees............................................ B-4

                                  ARTICLE III

            Representations and Warranties of Parent and Merger Sub

Section 3.01. Corporate Organization....................................... B-4
Section 3.02. Authority Relative to this Agreement......................... B-4
Section 3.03. No Conflict; Required Filings and Consents................... B-4

                                   ARTICLE IV

                         Covenants of the Stockholders

Section 4.01. No Disposition or Encumbrance of Shares...................... B-5
Section 4.02. No Solicitation of Transactions.............................. B-5
Section 4.03. Further Action; Reasonable Best Efforts...................... B-5
Section 4.04. Termination of Investor Rights Agreement..................... B-5
Section 4.05. Release...................................................... B-5

                                   ARTICLE V

                                  Termination

Section 5.01. Termination.................................................. B-5

                                                                            Page
                                                                            ----

                                   ARTICLE VI

                                 Miscellaneous

Section 6.01. Notices...................................................... B-5
Section 6.02. Severability................................................. B-6
Section 6.03. Assignment................................................... B-6
Section 6.04. Parties in Interest.......................................... B-6
Section 6.05. Specific Performance......................................... B-6
Section 6.06. Governing Law................................................ B-7
Section 6.07. Waiver of Jury Trial......................................... B-7
Section 6.08. Headings..................................................... B-7
Section 6.09. Counterparts................................................. B-7
Section 6.10. Amendment.................................................... B-7
Section 6.11. Waiver....................................................... B-7
Section 6.12. Expenses..................................................... B-7
Section 6.13. Adjustments.................................................. B-7
Section 6.14. Entire Agreement............................................. B-7

Schedule I -- Stockholders
Schedule II -- Permitted Encumbrances

                                VOTING AGREEMENT

   VOTING AGREEMENT dated as of July 11, 2001 (this "Agreement"), among MOTOROLA, INC., a Delaware corporation ("Parent"), BAYOU MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and each of the parties identified on Schedule I hereto (each, a "Stockholder" and, collectively, the "Stockholders"), as stockholders of RIVERDELTA NETWORKS, INC., a Delaware corporation (the "Company").

   WHEREAS, Parent and Merger Sub are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement"; capitalized terms used but not defined in this Agreement have the meanings attributed to such terms in the Merger Agreement), with the Company, pursuant to which Merger Sub shall merge with and into the Company (the "Merger");

   WHEREAS, each Stockholder is the record or beneficial owner of the number of shares of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock (together with any shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock acquired after the date hereof, such Stockholder's "Shares") set forth on Schedule I hereto;

   WHEREAS, the holders of (i) 66 2/3% of the issued and outstanding shares of Series A Preferred Stock and (ii) Shares having a majority of the voting power of all classes of Company Shares voting as a single class, are signatories to this Agreement;

   WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, Parent and Merger Sub have required that the Stockholders agree to enter into this Agreement and thereby agree to vote in favor of the approval and adoption of the Merger Agreement, and each of the Stockholders is willing to enter into this Agreement;

   WHEREAS, the Stockholders are willing to enter into this Agreement to induce Parent and Merger Sub to enter into the Merger Agreement.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                Voting Agreement

   Section 1.01. Preferred Stock Consent. Each Stockholder who is a party hereto and who is a record or beneficial owner of shares of Series A Preferred Stock hereby agrees and elects to receive the Series A Preferred Stock Consideration pursuant to Section 3.03 of the Merger Agreement in lieu of (x) receiving payments set forth in Article Fourth (B)(1)(a)(i)(1) of the Certificate of Incorporation of the Company or (y) electing the benefits of Article Fourth (B)(2)(d)(vii) of the Certificate of Incorporation of the Company.

   Section 1.02. Voting Agreement. Each Stockholder hereby agrees that, from and after the date hereof and until the close of business on the day of the termination of the Merger Agreement, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, such Stockholder shall vote (or cause to be voted), or act by written consent with respect to, such Stockholder's Shares
(i) in favor of approval of the Merger, adoption of the Merger Agreement and approval of all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger, (ii) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Competing Transaction) that could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Merger or this Agreement. Any vote, or written consent, by such Stockholder that is not in accordance with this Section 1.02 shall be considered null and void.

   Section 1.03. Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Parent and its Secretary, Assistant Secretary and Assistant Treasurer as such Stockholder's attorney, agent and proxy, with full power of substitution, (a) to vote and otherwise act with respect to such Stockholder's Shares at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) and (b) to act by written consent (if authorized by the Company's board of directors) with respect to such Stockholder's Shares, on the matters and in the manner specified in
Section 1.02. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A STOCKHOLDER MAY TRANSFER ANY OF HIS OR HER SHARES, AND THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to such Stockholder's Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given by any Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Stockholder and the termination of any previously appointed proxy and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder. Parent hereby agrees that it will cause its Secretary, Assistant Secretary and Assistant Treasurer to vote the Shares at any such meeting or in any such written consent in favor of the Merger on the terms set forth in the Merger Agreement as executed (with such changes as are not materially adverse to the rights of the Stockholders in the Merger) and with respect to other matters in connection therewith.

   Section 1.04. Conflicts. In the case of any Stockholder who is or becomes an officer or director of the Company, such Stockholder makes no agreement or understanding herein in his capacity as such director or officer. Each of the Stockholders signs solely in his or her capacity as the record and beneficial owner of the Stockholder's Shares.

   Section 1.05. No Ownership Interest. Except as set forth in this Agreement, all rights, ownership and economic benefits of and relating to the Shares shall remain and belong to such Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company.

                                   ARTICLE II

               Representations and Warranties of the Stockholders

   Each Stockholder, severally and not jointly, hereby represents and warrants (with respect to such Stockholder only and not with respect to each other Stockholder) to Parent and to Merger Sub in respect of such Stockholder as follows:

   Section 2.01. Organization, Qualification. (a) Such Stockholder, if he or she is an individual, has all legal capacity to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby.

   (b) Such Stockholder, if it is a corporation or other legal entity, (i) is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or, if applicable, in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Stockholder from performing its obligations under this Agreement.

   Section 2.02. Authority Relative to this Agreement. Such Stockholder has all necessary right, power and authority to execute and deliver this Agreement, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder, if it is a corporation, and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of such Stockholder is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

   Section 2.03. No Conflict. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, (i) conflict with or violate the certificate of incorporation or by-laws of each such Stockholder that is a corporation, (ii) conflict with or violate the terms of any trust agreements or equivalent organizational documents of any Stockholder that is a trust, (iii) assuming satisfaction of the requirements set forth in Section 2.03(b) below, conflict with or violate any Law applicable to such Stockholder or by which the Shares owned by such Stockholder are bound or affected or (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or except as contemplated by this Agreement, result in the creation of an Encumbrance on any of the Shares owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares owned by such Stockholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Stockholder from performing its obligations under this Agreement.

   (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, state takeover laws and the pre-merger notification requirements of the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement, or otherwise prevent such Stockholder from performing its obligations under this Agreement.

   Section 2.04. Title to the Shares. As of the date hereof, such Stockholder is the record or beneficial owner of, and has good title to, the number of Shares set forth beneath such Stockholder's name on Schedule I hereto. Such Shares are all the shares of capital stock of the Company owned, either of record or beneficially, by such Stockholder. The Shares owned by such Stockholder are owned free and clear of all Encumbrances, other than any Encumbrances created by this Agreement, the Stock Repurchase Rights, the Stock Pledge Agreements, the Investor Rights Agreement or Stock Option Agreements with the Company. Except as provided in this Agreement, such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Stockholder. At the Closing, such Stockholder shall deliver, and upon such delivery and payment of the Merger Consideration therefor, as applicable, Merger Sub shall receive good, valid and marketable title to such Stockholder's Shares free and clear of any Encumbrances, other than pursuant to this Agreement.

   Section 2.05. Required Majority of Stockholders. The Stockholders signatory hereto constitute: (a) holders of a number of shares of Company Stock sufficient to provide the Requisite Stockholder Approval; and

   (b) holders of the amount and type of shares of Company Stock necessary to approve the amendment to the Investor Rights Agreement provided for in Section
5.01 of this Agreement, including without limitation (i) David F. Callan and Scott E. Morrisse (the Founders referred to in the Investor Rights Agreement) and (ii) holders of at least two thirds of the shares of Company Common Stock issued or issuable upon conversion of all outstanding shares of Company Preferred Stock.

   Section 2.06. Accredited Investor. Each Stockholder is an "Accredited Investor" (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).

   Section 2.07. Intermediary Fees. No investment banker, broker, finder or other intermediary is, or shall be, entitled to a fee or commission in respect of this Agreement based on any arrangement or agreement made by or on behalf of such Stockholder in this Agreement or otherwise in his or her capacity as a stockholder of the Company.

                                  ARTICLE III

            Representations and Warranties of Parent and Merger Sub

   Parent and Merger Sub hereby, jointly and severally, represent and warrant to each Stockholder as follows:

   Section 3.01. Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

   Section 3.02. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and Merger Sub of their obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms.

   Section 3.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or Merger Sub and (ii) assuming satisfaction of the requirements set forth in 3.03(b) below, conflict with or violate any Law applicable to Parent or Merger Sub, except for any such conflicts or violations that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

   (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover laws and the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent Parent or Merger Sub from performing their obligations under this Agreement.

                                   ARTICLE IV

                         Covenants of the Stockholders

   Section 4.01. No Disposition or Encumbrance of Shares. Each Stockholder, severally and not jointly, hereby agrees that, except as contemplated by this Agreement or the Merger Agreement and except as otherwise set forth in Schedule II hereto, such Stockholder shall not (i) sell, transfer, tender, pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Encumbrance of any nature whatsoever with respect to, any of such Stockholder's Shares (or agree or consent to, or offer to do, any of the foregoing), or (ii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations hereunder.

   Section 4.02. No Solicitation of Transactions. Each Stockholder, severally and not jointly, agrees to comply with and be bound by Section 7.02 of the Merger Agreement as if such Stockholder were a party thereto and shall be restricted by the provisions thereof.

   Section 4.03. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, Parent, Merger Sub and each Stockholder shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement.

   Section 4.04. Termination of Investor Rights Agreement. Each Stockholder party hereto and the Company hereby authorize and approve an amendment to the Investor Rights Agreement, amending such agreement by inserting the following sentence at the end of Section 7.11 thereof:

            "This Agreement shall terminate in its entirety immediately prior to the effective time of the merger provided for in the Agreement and Plan of Merger dated as of July 11, 2001 among Motorola, Inc., RiverDelta Networks, Inc. and Bayou Merger Sub, Inc."

   Section 4.05. Release. Each Stockholder hereby releases any claims such Stockholder may have against the Company, its directors and officers in its capacity as a Stockholder of the Company arising prior to the Effective Time, other than any claims arising under the Merger Agreement and the Transaction Documents. Nothing contained in this Section 4.05 shall be deemed to be a release or waiver by any Stockholder that is a director, officer, employee or agent of the Company of any claims such Stockholder may have against the Company in such capacity.

                                   ARTICLE V

                                  Termination

   Section 5.01. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement. Nothing in this Section 5.01 shall relieve any party of liability for any willful breach of this Agreement.

                                   ARTICLE VI

                                 Miscellaneous

   Section 6.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) (i) to the Stockholders at the address indicated on the signature pages hereto and
(ii) to the respective parties listed below at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.01):

     if to Parent or Merger Sub:

     Motorola, Inc.
     1303 East Algonquin Road
     Schaumberg, IL 60196
     Telephone: (847) 576-3482
     Telecopy: (847) 576-3628
     Attention: General Counsel

     with a copy to:

     Motorola, Inc.
     Broadband Communications Sector
     101 Tournament Drive
     Horsham, PA 19044
     Telephone: (215) 323-2885
     Telecopy: (215) 323-1300
     Attention: Paul Fleck, Esq.

     with a copy to:

     Shearman & Sterling
     599 Lexington Avenue
     New York, New York 10022
     Telephone: (212) 848-4000
     Telecopy: (212) 848-7179
     Attention: Clare O'Brien, Esq.

   Section 6.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

   Section 6.03. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights and obligations hereunder to any wholly-owned direct or indirect subsidiary of Parent, provided that no such assignment shall relieve Merger Sub of its obligations hereunder if such assignee does not perform such obligations.

   Section 6.04. Parties in Interest.   This Agreement shall be binding upon
and inure solely to the benefit of the parties hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   Section 6.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   Section 6.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the County of New York, New York.

   Section 6.07. Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

   Section 6.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 6.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   Section 6.10. Amendment. This Agreement may not be amended except (a) by an instrument in writing signed by all the parties hereto or (b) by a waiver in accordance with Section 6.11.

   Section 6.11. Waiver. No provision of this Agreement may be waived, except by written consent of the party or parties against which enforcement of the waiver is sought. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

   Section 6.12. Expenses. Except as otherwise specified in this Agreement or the Merger Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, accountants, experts and consultants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

   Section 6.13. Adjustments. (a) In the event of (i) any increase or decrease or other change in the Shares by reason of stock dividend, stock split, recapitalizations, combinations, exchanges of shares or the like or (ii) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement, including the term "Shares" as defined herein, shall apply to the shares of capital stock and other securities of the Company held by such Stockholder immediately following the effectiveness of the events described in clause (i), or such Stockholder becoming the beneficial owner thereof pursuant to clause (ii).

   (b) Each Stockholder hereby agrees to promptly notify Parent and Merger Sub of the number of any new Shares acquired by such Stockholder, if any, after the date hereof.

   Section 6.14. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                          STOCKHOLDERS:

                                          Pequot Private Equity Fund II, L.P.

                                          By: Pequot Capital Management, Inc.
                                              Its Investment Manager

                                                   /s/ Kevin E. O'Brien
                                          By: _________________________________
                                            Name:Kevin E. O'Brien
                                            Title:General Counsel
                                            Address: 500 Nyala Farm Road
                                                   Westport, CT 06880

                                          Battery Ventures V, L.P.

                                          By: Battery Partners V, LLC

                                                      /s/ Todd Dagres
                                          By: _________________________________
                                            Name: Todd Dagres
                                            Title:General Partner
                                            Address: 20 William Street
                                                   Wellesley, MA 02181

                                          Battery Investment Partners V, LLC

                                                      /s/ Todd Dagres
                                          By: _________________________________
                                            Name:Todd Dagres
                                            Title:General Partner
                                            Address: 20 William Street
                                                   Wellesley, MA 02181

                                          Battery Ventures Convergence Fund,
                                           L.P.

                                          By: Battery Convergence Partners,
                                           LLC

                                                      /s/ Todd Dagres
                                          By: _________________________________
                                            Name:Todd Dagres
                                            Title:General Partner
                                            Address: 20 William Street
                                                   Wellesley, MA 02181

                                          Charles River Partnership X, a
                                           Limited Partnership

                                          By: Charles River X GP, LLC
                                              Its General Partner

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name:Bruce I. Sachs
                                            Title:General Partner
                                            Address: 100 Winter Street, Suite
                                            3300
                                                   Waltham, MA 02451

                                          Charles River Partnership X-A, a
                                           Limited Partnership

                                          By: Charles River X GP LLC
                                              Its General Partner

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name:Bruce I. Sachs
                                            Title:General Partner
                                            Address: 100 Winter Street, Suite
                                            3300
                                                   Waltham, MA 02451

                                          Charles River Friends X-B, LLC

                                          By: Charles River Friends VII, Inc.
                                              Its Manager

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name:Bruce I. Sachs
                                            Title:Authorized Manager
                                            Address: 100 Winter Street, Suite
                                            3300
                                                   Waltham, MA 02451

                                          Charles River Friends X-C, LLC

                                          By: Charles River Friends VII, Inc.
                                              Its Manager

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name:Bruce I. Sachs
                                            Title:Authorized Manager
                                            Address: 100 Winter Street, Suite
                                            3300
                                                   Waltham, MA 02451

                                                     /s/ David Callan
                                          _____________________________________
                                            David Callan
                                            Address: 67 Spinnaker Way
                                                   Portsmouth, NH 03801

                                                   /s/ Scott E. Morrisse
                                          _____________________________________
                                            Scott E. Morrisse
                                            Address: 69 Spinnaker Way
                                                   Portsmouth, NH 03801

                                                     /s/ Michael Brown
                                          _____________________________________
                                            Michael Brown
                                            Address: 3 Indian Hill Lane
                                                   Melrose, MA 02176

                                          Motorola, Inc.

                                                   /s/ Richard C. Smith
                                          By: _________________________________
                                            Name:Richard C. Smith
                                            Title:Corporate Vice President &
                                            Director
                                                   Business Development

                                          Bayou Merger Sub, Inc.

                                                     /s/ Paul P. Fleck
                                          By: _________________________________
                                            Name:Paul P. Fleck
                                            Title:Assistant Secretary

                                   SCHEDULE I

                                                     Series A  Series B
                                            Common   Preferred Preferred
Name                                        Stock      Stock     Stock
----                                      ---------- --------- ---------
PEQUOT PRIVATE EQUITY FUND II, L.P.              --        --  1,654,260
BATTERY VENTURES V, L.P.                         --  2,945,447   367,876
BATTERY INVESTMENT PARTNERS V, LLC               --     67,798     8,468
BATTERY VENTURES CONVERGENCE FUND, L.P.          --    298,013    37,221
CHARLES RIVER PARTNERSHIP X, A LIMITED
 PARTNERSHIP                                     --  2,996,835   374,295
CHARLES RIVER PARTNERSHIP X-A, A LIMITED
 PARTNERSHIP                                     --     82,223    10,269
CHARLES RIVER FRIENDS X-B, LLC                   --    197,594    24,679
CHARLES RIVER FRIENDS X-C, LLC                   --     34,606     4,322
David Callan                              11,475,000       --    413,565
Scott E. Morrisse                          1,500,000       --     41,356
Michael Brown                              1,500,000       --        --

                                  SCHEDULE II

   Encumbrances created or existing under the following agreements:

   1. Stock Purchase and Repurchase Agreement between RiverDelta Networks, Inc. and Michael R. Brown dated May 8, 1999, as amended by letter agreement dated May 21, 1999.

   2. Incentive Stock Option Agreement between RiverDelta Networks, Inc. and Michael R. Brown dated November 15, 1999.

   3. First Amended and Restated Investor Rights Agreement between RiverDelta Networks, Inc. and the Stockholders (as defined therein) dated March 22, 2000, as amended by the First Amendment dated as of February 7, 2001.

                                                                      Appendix C

                        DELAWARE GENERAL CORPORATION LAW

   (S)262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                                                      Appendix D

                            FORM OF ESCROW AGREEMENT

   This Escrow Agreement is entered into as of [    ], 2001 (this "Agreement")
by and among Motorola, Inc., a Delaware corporation ("Parent"), Todd Dagres (the "Stockholder Representative"), and Bank One Trust Company N.A. (the "Escrow Agent").

   WHEREAS, Parent, RiverDelta Networks, Inc. (the "Company") and Bayou Merger Sub, Inc., a Delaware corporation and a subsidiary of Parent ("Merger Sub") have entered into an Agreement and Plan of Merger dated as of July [ ], 2001 (the "Merger Agreement"), pursuant to which Merger Sub will be merged (the "Merger") with and into the Company which, as the surviving corporation (the "Surviving Corporation"), will become a wholly-owned subsidiary of Parent (the defined terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement);

   WHEREAS, the Merger Agreement provides that the Escrow Fund (as defined in Section 2(a) below) will be established to secure certain indemnification and expense obligations of the Stockholders to Parent;

   WHEREAS, the Escrow Agent is willing to act in the capacity of Escrow Agent hereunder subject to, and upon the terms and conditions of, this Agreement; and

   WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which the Escrow Fund will be established and maintained;

   NOW, THEREFORE, the parties hereto hereby agree as follows:

   1. Consent of Stockholders; Designation of Escrow Agent. The Stockholders have by virtue of their approval of the Merger Agreement consented to: (a) the establishment of the Escrow Fund (as defined below) to secure the Stockholders' indemnification obligations under Article IX of the Merger Agreement in the manner set forth herein and the post-closing adjustment obligations under
Section 3.09 of the Merger Agreement (b) the appointment of the Stockholder Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Stockholder, and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and (c) all of the other terms, conditions and limitations contained in this Agreement. Parent and the Stockholder Representative, on behalf of the Stockholders, hereby mutually designate and appoint Bank One Trust Company, N.A. to serve as Escrow Agent for the purposes set forth herein. The Escrow Agent hereby accepts such appointment and agrees to act in furtherance of the terms and conditions herein.

   2. Escrow and Indemnification.

     (a) Escrow of Shares. As of the Effective Time, Parent shall deposit
  with the Escrow Agent a certificate for [   ] shares of Parent Common Stock
  (the "Escrow Shares") issued in the name of the Escrow Agent or its nominee. Parent may deposit with the Escrow Agent additional shares of Parent Common Stock pursuant to the terms of the Merger Agreement. The Escrow Shares, any cash substituted therefor in accordance with the provisions of Section 3 or Section 4 hereof (the "Escrow Cash") and any Dividends (as defined below) shall be held as a trust fund (the "Escrow Fund") and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to hold the Escrow Fund subject to the terms and conditions of this Agreement.

     (b) Indemnification. The Stockholders have agreed in Article IX of the Merger Agreement to indemnify and hold harmless Parent Indemnified Parties to the extent set forth therein. The Escrow Fund shall secure such indemnity and payment obligations of the Stockholders, subject to the limitations, and in the manner provided, in the Merger Agreement and this Agreement. It is further acknowledged and agreed that the Escrow Fund is established hereunder to secure the indemnity and payment obligations of the Stockholders under Article IX of the Merger Agreement and the post-closing adjustment in Section 3.09 of the Merger Agreement.

     (c) Dividends, Etc. Any cash dividends or property or any securities distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise and any interest earned on any investment of the Escrow Cash (collectively, the "Dividends"), shall be delivered to or issued in the name of the Escrow Agent or its nominee, and the Escrow Agent shall hold the Dividends in the Escrow Fund. Such securities shall be considered Escrow Shares for purposes hereof and such cash or other property shall be considered part of the Escrow Fund.

     (d) Voting of Shares. The Stockholder Representative shall have the right, in its sole discretion, on behalf of the Stockholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Stockholder Representative shall have no obligation to solicit consents or proxies from the Stockholders for purposes of any such vote.

     (e) Transferability. The respective interests of the Stockholders in the Escrow Fund shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and Parent, and no such assignment or transfer shall be valid until such notice is given.

     (f) Investments. (i) If requested in writing by the Stockholder Representative, the Escrow Agent shall invest any cash held in the Escrow Fund. If the Escrow Agent shall have received specific written investment instruction from the Stockholder Representative (which shall include instruction as to term to maturity, if applicable), on a timely basis, the Escrow Agent shall invest the Escrow Cash in Eligible Investments, pursuant to and as directed in such instruction.

       (ii) Eligible Investments means (A) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (B) obligations (including certificates of deposit and banker's acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000; (C) repurchase obligations for underlying securities of the type described in clause
    (A); (D) investment in the Escrow Agent's "Insured Money Market Fund"
    (IMMA). Income from any such investment shall be held by the Escrow Agent, shall be reinvested in accordance with this Section 2(f) and shall be considered part of Escrow Cash.

   3. Distribution of the Escrow Fund.

     (a) The Escrow Agent shall distribute the Escrow Fund only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both Parent and the Stockholder Representative and that instructs the Escrow Agent as to the distribution of some or all of the Escrow Fund, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either Parent or the Stockholder Representative, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Fund, (iii) the provisions of Section 3(b) hereof, (iv) the provisions of Section 3(c) hereof or (v) a written notice from the Stockholder Representative of a claim for reimbursement of reasonable administrative expenses (not to include fees or expenses of attorneys or other advisors) with a description in reasonable detail of the asserted claim for expense reimbursement; provided that such fees and expenses of attorneys and other advisors may be paid only out of, and prior to, any final distribution from the Escrow Fund to Stockholders. All distributions under this Agreement shall first come from a Stockholder's Escrow Cash, if any, then from such Stockholder's Escrow Shares.

     (b) Within five business days after the eighteenth month anniversary hereof (the "Termination Date"), the Escrow Agent shall distribute to the Stockholders all of the Escrow Shares, Escrow Cash, cash and other property from the Escrow Fund, registered, in the case of the Escrow Shares, in the name of the Stockholders in accordance with the percentages set forth opposite such holders' respective names on Attachment A (as such attachment may be supplemented from time to time in accordance with Section 3(d)). Notwithstanding the foregoing, if Parent has previously delivered to the Escrow Agent a copy of the written notice delivered by an Indemnified Party pursuant to the second sentence of Section 9.04 of the Merger Agreement (the "Claim Notice") and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, the Escrow Agent shall retain in escrow after the Termination Date such amount of property from the Escrow Fund as has a Value (as defined in Section 5 below) equal to the amount covered by such Claim Notice. Any portion of the Escrow Fund so retained in escrow shall be distributed only in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof.

     (c) (i) If at any time Parent determines the existence of a cause of action with respect to matters set forth in Section 9.02 of the Merger Agreement, Parent shall notify the Stockholder Representative and the Escrow Agent by delivery to the Stockholder Representative and the Escrow Agent of a Claim Notice.

       (ii) The determination of Parent as set forth in the Claim Notice shall be deemed final and binding upon the Stockholder Representative and the Escrow Agent, and the Escrow Agent shall deliver the amount of Escrow Shares, Escrow Cash, cash and other property from the Escrow Fund as has a Value equal to the amount set forth in the Claim Notice pursuant to the instructions set forth in the Claim Notice on the twentieth (20th) Business Day after its receipt of the Claim Notice unless within twenty (20) Business Days after delivery of the Claim Notice to the Escrow Agent a written notice ("Notice of Objection") is given by the Stockholder Representative to Parent and the Escrow Agent of the Stockholder Representative's objection to the Claim Notice setting forth the basis of its objection to the Claim Notice.

       (iii) If the Notice of Objection is given as provided above, the Escrow Agent shall keep the amount of Escrow Shares, cash and other property as has a Value equal to the amount set forth in the Claim Notice until the Escrow Agent receives written joint instructions from the Stockholder Representative and Parent. The Stockholder Representative and Parent shall promptly consult with each other with respect to their disagreement for purposes of prompt and amicable resolution of the dispute.

       (iv) If the Stockholder Representative and Parent are able to resolve the dispute, Parent and the Stockholder Representative shall promptly provide the Escrow Agent with joint written instructions executed by the Stockholder Representative and Parent with respect to the distribution of the Escrow Fund subject to the dispute. If the instructions are not precise, the Escrow Agent, in its sole and absolute discretion, shall (i) request additional instructions and (ii) keep the Escrow Fund until receipt of such additional instructions. The Escrow Agent shall disburse the Escrow Fund in accordance with the joint written instructions on the fifth business day after its receipt thereof.

       (v) If the Stockholder Representative and Parent are unable to reach agreement within the thirty (30) days after the Notice of Objection has been given to Parent and the Escrow Agent, the dispute shall be referred for resolution to a court of competent jurisdiction pursuant to Section 11. When such court issues a final judgment, decree or order (which judgment, decree or order is no longer subject to appeal), the Stockholder Representative and Parent shall deliver to the Escrow Agent joint written instructions executed by the Stockholder Representative and Parent pursuant to the terms of the decision. Upon receipt of such instructions, the Escrow Agent shall promptly release the Escrow Fund subject to the dispute pursuant to such instructions.

     (d) Any distribution of all or a portion of the Escrow Fund to the Stockholders shall be made by delivery of (i) stock certificates issued in the name of the Stockholders covering such percentage of the Escrow Shares, including, for purposes hereof, the Dividends in the form of shares of Parent Common Stock, being distributed as is calculated in accordance with the percentages set forth opposite such holders' respective names on Attachment A attached hereto and (ii) checks for cash, if any; provided, however, that such Attachment A shall be appropriately revised by Parent to reflect changes in the interests of the holders of shares of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock in the Escrow Fund in the event (A) Parent deposits additional Escrow Shares, cash or other property with the Escrow Agent following the date of this Agreement due to an adjustment of the Aggregate Consideration pursuant to Section
  3.09 of the Merger Agreement (such revisions to include among other things a list showing the number of shares added for each Stockholder) (B) Stockholders elect to substitute cash for Escrow Shares in accordance with
  Section 3 or Section 4 or (C) distributions are made from the Escrow Fund. No fractional Escrow Shares shall be distributed to Stockholders pursuant to this Agreement. Instead, the number of shares that each Stockholder shall receive shall be rounded up or down to the nearest whole number (the Stockholder Representative shall have the authority to effect such rounding in such a manner that the total number of whole Escrow Shares to be distributed equals the number of Escrow Shares then held in the Escrow
  Fund).

     (e) (i) Notwithstanding anything to the contrary contained herein, if any Escrow Shares are to be delivered to Parent pursuant to Section 3(c), each Stockholder may substitute cash with a Value equal to such Stockholder's portion of such Escrow Shares in accordance with the percentages set forth opposite such Stockholder's name on Attachment A.

       (ii) As promptly as practicable, but in no event later than five business days) after, (x) the date of delivery of joint instructions of Parent and the Stockholder Representative pursuant to Section 3(c) or
    (y) the expiration of the 20 business day period in Section 3(c)(ii) during which the Stockholder Representative may deliver a Notice of Objection, the Stockholder Representative shall mail a notice to all the Stockholders notifying the Stockholders that they may substitute cash as set forth in Section 3(e)(i) above and specifying that if any Stockholder desires to substitute cash, it may do so by delivering the required amount of funds in the form of (A) a wire transfer of immediately available funds or (B) in the case of payments of less than $500,000, a wire transfer or a certified check, in each case to the Escrow Agent, within five business days from the date of such notice to Parent at the address set forth in such notice. All instructions provided to the Escrow Agent pursuant to Section 3(a) will be subject to the notice and timing requirements of Section 3(e) and Section 4 relating to the substitution of Cash for Escrow Shares.

       (iii) If any Stockholder desires to substitute cash for Escrow Shares as set forth in Section 3(e)(i) above, the Stockholder Representative shall deliver the aggregate cash amount by wire transfer to Parent as promptly as practicable (but in no event later than seven business days) after the date of delivery of joint instructions of Parent and the Stockholder Representative pursuant to Section 3(c). Immediately after the delivery of cash to Parent, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to distribute such number of Escrow Shares to the Stockholder Representative as shall have a Value equal to the cash amount substituted therefore. The Stockholder Representative shall promptly thereafter distribute such Escrow Shares to the Stockholders who opted to substitute cash for Escrow Shares pursuant to Section 3(e)(ii).

     (f) The Escrow Agent and Parent shall acknowledge such elections in writing to the Stockholder Representative who shall notify the various Stockholders and direct such Stockholders to remit the Escrow Cash to the Escrow Agent. Promptly upon receipt of the Escrow Cash the Escrow Agent shall distribute the corresponding Escrow Shares to the appropriate Stockholders.

   4. Substitution of Cash for Shares Near the Beginning of the Escrow
Period. (a) Upon written notice delivered to the Stockholder Representative in accordance with the instructions provided in the Letter of Transmittal, each Stockholder may elect to substitute for some or all of the Escrow Shares attributed to such Stockholder on Attachment A, cash in an amount equal to the Per Share Price multiplied by the number of Escrow Shares such Stockholder desires to remove from the Escrow Fund.

     (b) Upon receipt of the notice described in clause (a) above, the Stockholder Representative shall notify the Escrow Agent and Parent promptly and in any event within five business days of the receipt of elections made by the various Stockholders.

     (c) The Escrow Agent and Parent shall acknowledge such elections in writing to the Stockholder Representative. The Escrow Agent shall notify the various Stockholders of wiring or certified check delivery instructions to remit the Escrow Cash to the Escrow Agent. Promptly upon receipt of the Escrow Cash the Escrow Agent shall distribute the corresponding Escrow Shares to the appropriate Stockholders. If any Stockholder shall fail to remit the amount of cash specified in the notice referred to in this first sentence of this paragraph (c) their right to so substitute cash pursuant to Section 4(a) shall expire.

   5. Valuation of Escrow Shares. For purposes of this Agreement, the "Value" per Escrow Share or other securities shall be the average of the last reported sale price per share of (a) the common stock of Parent Common Stock on the NYSE (in the case of Escrow Shares) or (b) such other securities on the principal exchange on which they are listed, over the five consecutive trading days ending on the last business day immediately preceding (x) the date of the distribution of the applicable Escrow Shares pursuant to Section 3 or 4 hereof or (y) the Termination Date (for purposes of determining the amount of Escrow Shares, Escrow Cash, Cash and other property to be retained in the Escrow Fund by the Escrow Agent). Any securities not publicly traded or other property shall be valued at the fair market value thereof as of the last business day preceding the dates referred to in clauses (x) and (y) above.

   6. Fees and Expenses of Escrow Agent. Parent shall pay all of the fees and expenses of the Escrow Agent (including reasonable legal fees and expenses) for the services to be rendered by the Escrow Agent hereunder.

   7. Limitation of Escrow Agent's Liability.

     (a) The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents (whether in original or facsimile form) believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement (including the form, execution, validity, value or genuineness of Escrow Shares or other property deposited hereunder, or for the identity, authority or rights of persons executing or delivering or purporting to execute and deliver any such Escrow Shares or other property). In all questions arising under the Escrow Agreement, the Escrow Agent may consult with counsel of its own selection and may rely conclusively on the advice of such counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

     (b) Parent and the Stockholders hereby, severally and not jointly, agree to fully indemnify the Escrow Agent for, and hold it harmless against, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. The obligation of the Stockholders under this
  Section 7(b) shall be paid from the Escrow Fund, provided that such amounts may be paid only out of and prior to any final distribution from the Escrow Fund to the Stockholders. Parent, on the one hand, and the Stockholders, on the other hand, shall each be liable for one-half of such amounts.

   8. Liability and Authority of Stockholder Representative; Successors and Assignees.

     (a) The Stockholder Representative shall incur no liability to the Stockholders with respect to any action taken or suffered by them in reliance upon any note, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for other action or inaction except his or her own willful misconduct or gross negligence. The Stockholder Representative may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and the Stockholder Representative shall not be liable to the Stockholders of anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice. The Stockholder Representative shall be indemnified by the Stockholders, but only from any amounts remaining from the Escrow Fund after the payment of all claims successfully asserted against the Escrow Fund by all Parent Indemnified Parties and the retention of any portion of the Escrow Fund by the Escrow Agent due to any Claim Notice, after the 18 month anniversary of the Closing Date and thereafter from any amounts no longer retained by the Escrow Agent (except to the extent delivered to any Parent Indemnified Party), against all Losses of any nature whatsoever, arising out of or in connection with any claim or proceeding relating to the acts or omissions of the Stockholder Representative hereunder or pursuant to the Merger Agreement.

     (b) In the event of the death or disability (for more than fifteen (15) Business Days) of the Stockholder Representative, his resignation as the Stockholder Representative or otherwise, a successor Stockholder Representative shall be elected by a majority vote or written consent of the Stockholders upon not less than ten (10) Business Days prior written notice to Parent, with each such Stockholder (or his, her or its successors or assigns) to be given a vote equal to the number of votes represented by the shares of stock of the Company held by such Stockholder immediately prior to the Effective Time (after giving effect to the provisions of the Bridge Holders Agreement); provided, however, that David Callan shall act as the Stockholder Representative pending the appointment of a successor Stockholder Representative. Each successor Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term "Stockholder Representative" as used herein shall be deemed to include successor Stockholder Representative.

     (c) The Stockholder Representative shall have full power and authority to represent the Stockholders and their successors, with respect to all matters arising under this Agreement and all actions taken by any Stockholder Representative hereunder shall be binding upon the Stockholders and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize any release of the Escrow Fund to be made with respect thereto, on behalf of the Stockholders and their successors.

     (d) The Escrow Agent may rely on the Stockholder Representative as the exclusive agent of the Stockholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.

   9. Termination. This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Escrow Fund in accordance with this Agreement; provided that the provisions of Sections 7 and 8 shall survive such termination.

   10. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

     If to Parent or Merger Sub:

     Motorola, Inc.
     1303 East Algonquin Road
     Schaumburg, IL 60196
     Telephone No.: (847) 576-3628
     Telecopier No.: (847) 576-3482
     Attention: General Counsel
     with a copy to:

     Motorola, Inc.
     Broadband Communications Sector
     101 Tournament Drive
     Horsham, PA 19044
     Telephone No.: (215) 323-2885
     Telecopier No.: (215) 323-1300
     Attention: Paul Fleck, Esq.

     with a copy to:

     Shearman & Sterling
     599 Lexington Avenue
     New York, NY 10022
     Telephone No.: (212) 848-4000
     Telecopier No.: (212) 848-7179
     Attention: Clare O'Brien, Esq.

     If to the Stockholder Representative:

     Todd Dagres
     Battery Ventures
     20 William Street
     Wellesley, MA [   ]
     Telephone No.: (781) 237-1001
     Telecopier No.: (781) 577-1001
     www.battery.com

     with a copy to:

     Testa Hurwitz & Thibeault, LLP
     125 High Street
     Boston, Massachusetts 02111
     Telephone No.: (617) 248-7000
     Telecopier No.: (617) 248-7100
     Attention: Howard Rosenblum

     If to the Escrow Agent:

     Bank One Trust Company, N.A.
     [      ]
     [      ]
     [      ]
     Telephone No.: [      ]
     Telecopier No.: [      ]
     Attention: [      ]

   Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this
Section 9.

   11. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than sixty (60) days prior to the date when such resignation shall take effect. Parent may appoint a successor Escrow Agent (i) without the consent of the Stockholder Representative so long as such successor is a bank with assets of at least $500 million, and (ii) and in all other cases with the consent of the Stockholder Representative, which shall not be unreasonably withheld. If, within such notice period, Parent and the Stockholder Representative provide to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares and any Escrow Cash then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor. If no successor Escrow Agent is named as provided in this Section 10 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

   12. General.

     (a) Governing Law; Assigns. This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York, and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Each of the signatories to this Agreement hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York. Each of Parent and the Stockholder Representative hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any signatory to the Agreement may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each of Parent and the Stockholder Representative waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

     (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (c) Entire Agreement. This Agreement and the attachment hereto constitute the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

     (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

     (e) Amendment. This Agreement may be amended only with the written consent of Parent, the Escrow Agent and the Stockholder Representative.

                            [signature page follows]

   IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                          Motorola, Inc.


                                          By: _________________________________
                                            Name:
                                            Title:


                                          -------------------------------------
                                          Todd Dagres, not in his individual
                                           capacity but solely as the
                                           Stockholder Representative
                                           hereunder


                                          Bank One Trust Company, N.A.


                                          By: _________________________________
                                            Name:
                                            Title:

                                  ATTACHMENT A

 Stockholder
    Name       Percentage Interest     No. of Shares held     Amount of Cash held
 and Address     in Escrow Fund            in Escrow               in Escrow
 -----------   -------------------     ------------------     -------------------









                                                                   Appendix E-1

                        AGREEMENT TO AMEND SUBORDINATED
                         CONVERTIBLE PROMISSORY NOTES
                      AND TO CANCEL SERIES C CONVERTIBLE
                       PREFERRED STOCK PURCHASE WARRANTS

   AGREEMENT to amend Subordinated Convertible Promissory Notes and to cancel Series C Convertible Preferred Stock Purchase Warrants, dated as of July 11, 2001, among RiverDelta Networks, Inc., a Delaware corporation (the "Company"), the holders (the "Noteholders") of Subordinated Convertible Promissory Notes of the Company (the "Notes") dated as of February 7, 2001 and May 16, 2001, the holders (the "Warrantholders") of the Series C Convertible Preferred Stock Purchase Warrants (the "Warrants") of the Company dated as of December 12, 2001 and Motorola, Inc., a Delaware corporation ("Parent").

   WHEREAS, Parent and Bayou Merger Sub, Inc., a Delaware corporation ("Merger Sub"), are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement"; capitalized terms used but not defined in this Agreement have the meanings attributed to such terms in the Merger Agreement), with the Company, pursuant to which Merger Sub shall merge with and into the Company (the "Merger");

   WHEREAS, each Noteholder and Warrantholder is the record or beneficial owner of (i) the principal amount of Notes and/or (ii) Warrants to purchase the number of shares of Series C Convertible Preferred Stock set forth on the signature pages hereto; and

   WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, Parent and Merger Sub have required that the Noteholders and Warrantholders enter into this Agreement.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                Amendment to Notes and Cancellation of Warrants

   Section 1.01 Amendment of Notes.

   (a) Each of the Notes dated February 7, 2001 is hereby amended by deleting the phrase "on or after May 1, 2001" in the first paragraph thereof and inserting in place thereof the phrase "on or after the Closing Date (as defined under that certain Merger Agreement by and between Motorola, Inc. and RiverDelta Networks, Inc. dated July 11, 2001)."

   (b) The Note dated May 16, 2001 is hereby amended by deleting the phrase "on or after the earlier of (i) July 1, 2001 and (ii) the date of the demand for payment by the holder of any of the other Notes (as defined in Section 7 hereof)" and inserting in place thereof the phrase "on or after the Closing Date (as defined under that certain Merger Agreement by and between Motorola, Inc. and RiverDelta Networks, Inc. dated July 11, 2001)."

   (c) Effective immediately prior to the Merger, each of the Notes is hereby amended by deleting in its entirety Section 4(ii) thereof and inserting in place thereof the following:

     (ii) Automatic Conversion Immediately Prior to the Merger contemplated by the Merger Agreement.

       (a) Immediately prior to the closing of the merger as contemplated by that certain Merger Agreement among Motorola, Inc., Bayou Merger Sub, Inc. and RiverDelta Networks, Inc. dated

    July 11, 2001 (the "Acquisition"), the Note Balance shall be automatically converted into fully paid and non-assessable shares of the Company's Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Stock").

       (b) Upon the conversion of this Note immediately prior to the Acquisition, the Holder shall be entitled to a number of shares of Series B Stock rounded to the nearest whole share, determined by dividing (A) the amount of the Note Balance by (B) the Acquisition Conversion Price (as defined below). The price per share of the Series B Stock issued to the Holder upon conversion in connection with an Acquisition (the "Acquisition Conversion Price") shall equal $8.06 per share (subject to equitable adjustment in the event of any stock split, stock dividend, combination, reclassification or similar event after the date of this Amendment).

       (c) The Company shall cause notice of the Closing Date to be mailed to the Holder at least ten (10) days prior to the Closing Date. On or before the Closing Date, the Holder shall surrender this Note for conversion at the place designated in such notice. Such notice by the Holder shall state the Holder's name or names in which the Holder wishes the certificate or certificates for shares of the Series B Stock to be issued. If required by the Company, the Note surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of surrender, in form satisfactory to the Company, duly executed by the Holder.

       (d) The Company shall, prior to the consummation of the Acquisition, for the purpose of effecting the conversion of this Note, authorize a sufficient additional number of shares of Series B Stock to effect the conversion of the Note Balance.

       (e) The Company shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of the Series B Stock, upon conversion of this Note. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares in a name other than that of the Holder and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

   Section 1.02 Noteholder Consent. Upon the conversion of the Note Balance into Series B Stock as set forth in Section 1.01, each Noteholder further agrees and elects to receive the Series B Preferred Stock Consideration pursuant to Section 3.03 of the Merger Agreement in lieu of (x) receiving payments set forth in Article Fourth (B)(1)(b)(i)(2) of the Certificate of Incorporation of the Company or (y) electing the benefits of Article Fourth
(B)(2)(d)(vii) of the Certificate of Incorporation of the Company.

   Section 1.03 Cancellation of Warrants. Effective upon the Closing Date, each of the Warrants shall be cancelled without any payment in respect thereof by the Company or any other person. Each Warrantholder shall surrender the Warrants held by such Warrantholder to the Company on the Closing Date.

                                   ARTICLE II

      Representations and Warranties of the Noteholders and Warrantholders

   Each Noteholder and Warrantholder (hereinafter collectively referred to as "Securityholders"), severally and not jointly, hereby represents and warrants to the Company and Parent in respect of such Securityholder as follows:

   Section 2.01 Organization, Qualification. (a) Such Securityholder, if it is an individual, has all legal capacity to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby.

   (b) Such Securityholder, if it is a corporation or other legal entity, is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or, if applicable, in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Securityholder from performing its obligations under this Agreement.

   Section 2.02 Authority Relative to this Agreement. Such Securityholder has all necessary right, power and authority to execute and deliver this Agreement, to perform such Securityholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Securityholder, if it is a corporation, and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of such Securityholder is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by such Securityholder and, assuming due authorization, execution and delivery by each of Parent and the Company, constitutes a legal, valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms.

   Section 2.03 No Conflict. (a) The execution and delivery of this Agreement by such Securityholder do not, and the performance of this Agreement by such Securityholder shall not, (i) conflict with or violate the certificate of incorporation or by-laws of each such Securityholder that is a corporation,
(ii) assuming satisfaction of the requirements set forth in Section 2.03(b) below, conflict with or violate the terms of any trust agreements or equivalent organizational documents of any Securityholder that is a trust, (iii) conflict with or violate any Law applicable to such Securityholder or by which the Notes or Warrants owned by such Securityholder are bound or affected or (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Notes or Warrants owned by such Securityholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Securityholder is a party or by which such Securityholder or the Notes or Warrants owned by such Securityholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Securityholder from performing its obligations under this Agreement.

   (b) The execution and delivery of this Agreement by such Securityholder do not, and the performance of this Agreement by such Securityholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, state takeover laws and the pre-merger notification requirements of the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement, or otherwise prevent such Securityholder from performing its obligations under this Agreement.

   Section 2.04 Title to the Notes or Warrants. As of the date hereof, such Securityholder is the record or beneficial owner of, and has good title to, (a) the principal amount of Notes and/or (b) Warrants to purchase the number of shares of Series C Convertible Preferred Stock set forth beneath such Securityholder's name on the signature pages hereto. Such Notes and Warrants are all the Notes and Warrants of the Company owned, either of record or beneficially, by such Securityholder and such Securityholder does not have any option or other right to acquire any other Notes or Warrants of the Company. The Notes and Warrants owned by such Securityholder are owned free and clear of all Encumbrances except those arising under the Investor Rights Agreement. Except as provided in this Agreement, such Securityholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Notes and Warrants owned by such Securityholder.

                                  ARTICLE III

            Representations and Warranties of Parent and the Company

   Parent and the Company hereby, severally and not jointly, represent and warrant, each as to itself, to each Securityholder as follows:

   Section 3.01 Corporate Organization. Each of Parent and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or the Company from performing its obligations under this Agreement.

   Section 3.02 Authority Relative to this Agreement. Each of Parent and the Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and the Company and the performance by Parent and the Company of their obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or the Company is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and the Company and, assuming due authorization, execution and delivery by the Securityholders, constitutes a legal, valid and binding obligation of each of Parent and the Company enforceable against each of Parent and the Company in accordance with its terms.

   Section 3.03 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and the Company do not, and the performance of this Agreement by Parent and the Company shall not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or the Company and (ii) assuming satisfaction of the requirements set forth in 3.03(b) below, conflict with or violate any Law applicable to Parent or the Company, except any such conflicts or violations that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or the Company from performing its obligations under this Agreement.

   (b) The execution and delivery of this Agreement by Parent and the Company do not, and the performance of this Agreement by Parent and the Company shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent Parent or the Company from performing their obligations under this Agreement.

                                   ARTICLE IV

                        Covenants of the Securityholders

   Section 4.01 No Disposition or Encumbrance of Notes and Warrants. Each Securityholder, severally and not jointly, hereby agrees that, except as contemplated by this Agreement, the Investor Rights Agreement, or the Merger Agreement, such Securityholder shall not (i) sell, transfer, tender, pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Encumbrances of any nature whatsoever with respect to, any of such Securityholder's Notes or Warrants (or agree or consent to, or offer to do, any of the foregoing).

   Section 4.02 Further Action. Upon the terms and subject to the conditions hereof, Parent, the Company and each Securityholder shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement.

                                   ARTICLE V

                                  Termination

   Section 5.01 Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the termination of the Merger Agreement. Nothing in this Section 5.01 shall relieve any party of liability for any breach of this Agreement.

                                   ARTICLE VI

                                 Miscellaneous

   Section 6.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) (i) to the Securityholders at the address indicated on the signature pages hereto and (ii) to the respective parties listed below at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

     if to Parent:

     Motorola, Inc.
     1303 East Algonquin Road
     Schaumberg, IL 60196
     Telephone: (847) 576-3482
     Telecopier: (847) 576-3628
     Attention: General Counsel

     with a copy to:

     Motorola, Inc.
     Broadband Communications Sector
     101 Tournament Drive
     Horsham, PA 19044
     Telephone: (215) 323-2885
     Telecopy: (215) 323-1300
     Attention: Paul Fleck, Esq.

     with a copy to:

     Shearman & Sterling
     599 Lexington Avenue
     New York, New York 10022
     Telephone: (212) 848-4000
     Telecopy: (212) 848-7179
     Attention: Clare O'Brien, Esq.

     if to the Company:

     RiverDelta Networks, Inc.
     3 Highwood Drive East
     Tewksbury, MA 01876
     Telephone: (978) 858-2300
     Telecopy: (978) 858-2399
     Attention: David F. Callan, President

     with a copy to:

     Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
     One Financial Center
     Boston, MA 02111
     Telephone: (617) 542-6000
     Telecopy: (617) 542-2241
     Attention: Joseph P. Curtin, Esq.

   Section 6.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

   Section 6.03 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

   Section 6.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   Section 6.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   Section 6.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof and, as to all other matters, shall be governed by and construed and enforced in accordance with the internal law of The Commonwealth of Massachusetts without giving effect to the conflicts of laws principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the County of New York, New York.

   Section 6.07 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

   Section 6.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 6.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   Section 6.10 Amendment. This Agreement may not be amended except (a) by an instrument in writing signed by all the parties hereto or (b) by a waiver in accordance with Section 6.11.

   Section 6.11 Waiver. No provision of this Agreement may be waived, except by written consent of the party or parties against which enforcement of the waiver is sought. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

   Section 6.12 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, accountants, experts and consultants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                          NOTEHOLDERS:

                                          Pequot Private Equity Fund II, L.P.

                                          By: Pequot Capital Management, Inc.
                                              Its Investment Manager

                                                   /s/ Kevin E. O'Brien
                                          By: _________________________________
                                            Name:Kevin E. O'Brien
                                            Title:General Counsel
                                            Principal Amount: $10,000,000.00
                                            Address: 500 Nyala Farm Road
                                                  Westport, CT 06880

                                          Battery Ventures V, L.P.

                                          By: Battery Partners V, LLC

                                                      /s/ Todd Dagres
                                          By: _________________________________
                                            Name:Todd Dagres
                                            Title:General Partner
                                            Principal Amount: $4,447,620.00
                                            Address: 20 Williams Street
                                                  Wellesley, MA 02181

                                          Battery Investment Partners V, LLC

                                                      /s/ Todd Dagres
                                          By: _________________________________
                                            Name:Todd Dagres
                                            Title:General Partner
                                            Principal Amount: $102,380.00
                                            Address: 20 Williams Street
                                                  Wellesley, MA 02181

                                          Battery Ventures Convergence Fund,
                                           L.P.

                                          By: Battery Convergence Partners,
                                           LLC
                                                      /s/ Todd Dagres
                                          By: _________________________________
                                            Name:Todd Dagres
                                            Title:General Partner
                                            Principal Amount: $450,000.00
                                            Address: 20 William Street
                                                  Wellesley, MA 02181

                                          Charles River Partnership X,
                                          a Limited Partnership

                                          By: Charles River X GP, LLC
                                              Its General Partner

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name:Bruce I. Sachs
                                            Title:General Partner
                                            Principal Amount: $4,525,221.70
                                            Address: 100 Winter Street, Suite
                                                  3300 Waltham, MA 02451

                                          Charles River Partnership X-A, a
                                           Limited Partnership

                                          By: Charles River X GP LLC
                                              Its General Partner

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name:Bruce I. Sachs
                                            Title:General Partner
                                            Principal Amount: $124,156.50
                                            Address: 100 Winter Street, Suite
                                                  3300 Waltham, MA 02451

                                          Charles River Friends X-B, LLC

                                          By: Charles River Friends VII, Inc.
                                              Its Manager

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name:Bruce I. Sachs
                                            Title:Authorized Manager
                                            Principal Amount: $298,366.30
                                            Address: 100 Winter Street, Suite
                                                  3300 Waltham, MA 02451

                                          Charles River Friends X-C, LLC

                                          By: Charles River Friends VII, Inc.
                                              Its Manager

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name:Bruce I. Sachs
                                            Title:Authorized Manager
                                            Principal Amount: $52,255.50
                                            Address: 100 Winter Street, Suite
                                                  3300 Waltham, MA 02451

                                                     /s/  David Callan
                                             __________________________________
                                            David Callan
                                            Principal Amounts: $3,000,000.00
                                            and
                                                           $1,700,000.00
                                            Address: 67 Spinnaker Way
                                                  Portsmouth, NH 03801

                                                   /s/ Scott E. Morrisse
                                             __________________________________
                                            Scott E. Morrisse
                                            Principal Amount: $300,000.00
                                            Address: 69 Spinnaker Way
                                                  Portsmouth, NH 03801

                                          WARRANTHOLDERS:

                                          Battery Management Corp.

                                                      /s/ Todd Dagres
                                          By: _________________________________
                                            Name:Todd Dagres
                                            Title:General Partner
                                            Amount of Warrants: 63,099 shares
                                            of Series C
                                                            Preferred Stock
                                            Address: 20 William Street
                                                  Wellesley, MA 02181

                                          Charles River Partnership X,a
                                           Limited Partnership

                                          By: Charles River X GP, LLC
                                              Its General Partner

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name:Bruce I. Sachs
                                            Title:General Partner
                                            Amount of Warrants: 57,132 shares
                                                           of Series C
                                                           Preferred Stock
                                            Address: 100 Winter Street, Suite
                                                  3300 Waltham, MA 02451

                                          Charles River Partnership X-A,a
                                           Limited Partnership

                                          By: Charles River X GP LLC
                                              Its General Partner

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name:Bruce I. Sachs
                                            Title:General Partner
                                            Amount of Warrants: 1,567 shares
                                                           of Series C
                                                           Preferred Stock
                                            Address: 100 Winter Street, Suite
                                                  3300 Waltham, MA 02451

                                          Charles River Friends X-B, LLC

                                          By: Charles River Friends VII, Inc.
                                              Its Manager

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name:Bruce I. Sachs
                                            Title:Authorized Manager
                                            Amount of Warrants: 3,767 shares
                                                           of Series C
                                                           Preferred Stock
                                            Address: 100 Winter Street, Suite
                                                  3300 Waltham, MA 02451

                                          Charles River Friends X-C, LLC

                                          By: Charles River Friends VII, Inc.
                                              Its Manager

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name:Bruce I. Sachs
                                            Title:Authorized Manager
                                            Amount of Warrants: 660 shares of
                                                           Series C Preferred
                                                           Stock
                                            Address: 100 Winter Street, Suite
                                                  3300 Waltham, MA 02451

                                                     /s/ David Callan
                                            ___________________________________
                                            David Callan
                                            Amount of Warrants: 72,313 shares
                                                           of Series C
                                                           Preferred Stock
                                            Address: 67 Spinnaker Way
                                                   Portsmouth, NH 03801

                                          Motorola, Inc.

                                                   /s/ Richard C. Smith
                                          By: _________________________________
                                            Name:Richard C. Smith
                                            Title:Corporate Vice President &
                                            Director
                                                   Business Development

                                          RiverDelta Networks, Inc.

                                                    /s/ David F. Callan
                                          By: _________________________________
                                            Name:David F. Callan
                                            Title:President

                                                                    Appendix E-2

                    AGREEMENT TO FURTHER AMEND SUBORDINATED
                          CONVERTIBLE PROMISSORY NOTES

   AGREEMENT to further amend Subordinated Convertible Promissory Notes dated as of August 10, 2001, among RiverDelta Networks, Inc., a Delaware corporation (the "Company"), the holders (the "Noteholders") of Subordinated Convertible Promissory Notes of the Company, as amended by the July Agreement (as defined below) (as amended, the "Notes") dated as of February 7, 2001 and May 16, 2001, the holders (the "Warrantholders") of the Series C Convertible Preferred Stock Purchase Warrants (the "Warrants") of the Company dated as of December 12, 2000 and Motorola, Inc., a Delaware corporation ("Parent").

   WHEREAS, Parent and Bayou Merger Sub, Inc., a Delaware corporation ("Merger Sub"), have entered into an Agreement and Plan of Merger dated as of July 11, 2001 (as amended from time to time, the "Merger Agreement"; capitalized terms used but not defined in this Agreement have the meanings attributed to such terms in the Merger Agreement), with the Company, pursuant to which Merger Sub shall merge with and into the Company (the "Merger");

   WHEREAS, each Noteholder and Warrantholder is the record or beneficial owner of (i) the principal amount of Notes and/or (ii) Warrants to purchase the number of shares of Series C Convertible Preferred Stock set forth on the signature pages hereto;

   WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, Parent and Merger Sub required that the Noteholders and Warrantholders enter into the Agreement to Amend Subordinated Convertible Promissory Notes and to Cancel Series C Convertible Preferred Stock Purchase Warrants, dated as of July 11 2001, among the Company, the Noteholders, the Warrantholders and Parent (the "July Agreement"); and

   WHEREAS, the Company, the Noteholders, the Warrantholders and Parent wish to further amend the Notes as set forth herein to reflect the intent of the parties by correcting an inadvertent error in the July Agreement.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                           FURTHER AMENDMENT TO NOTES

   SECTION 1.01 Further Amendment of Notes. Each of the Notes is hereby further amended by deleting the amount "$8.06" in Section 4(ii)(b) thereof and inserting in place thereof the amount "$12.09."

                                   ARTICLE II

      REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDERS AND WARRANTHOLDERS

   Each Noteholder and Warrantholder (hereinafter collectively referred to as "Securityholders"), severally and not jointly, hereby represents and warrants to the Company and Parent in respect of such Securityholder as follows:

   SECTION 2.01 Organization, Qualification. (a) Such Securityholder, if it is an individual, has all legal capacity to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby.

                                     E-2-1

   (b) Such Securityholder, if it is a corporation or other legal entity, is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or, if applicable, in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Securityholder from performing its obligations under this Agreement.

   SECTION 2.02 Authority Relative to this Agreement. Such Securityholder has all necessary right, power and authority to execute and deliver this Agreement, to perform such Securityholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Securityholder, if it is a corporation, and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of such Securityholder is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by such Securityholder and, assuming due authorization, execution and delivery by each of Parent and the Company, constitutes a legal, valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms.

   SECTION 2.03 No Conflict. (a) The execution and delivery of this Agreement by such Securityholder do not, and the performance of this Agreement by such Securityholder shall not, (i) conflict with or violate the certificate of incorporation or by-laws of each such Securityholder that is a corporation,
(ii) assuming satisfaction of the requirements set forth in Section 2.03(b) below, conflict with or violate the terms of any trust agreements or equivalent organizational documents of any Securityholder that is a trust, (iii) conflict with or violate any Law applicable to such Securityholder or by which the Notes or Warrants owned by such Securityholder are bound or affected or (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Notes or Warrants owned by such Securityholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Securityholder is a party or by which such Securityholder or the Notes or Warrants owned by such Securityholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Securityholder from performing its obligations under this Agreement.

   (b) The execution and delivery of this Agreement by such Securityholder do not, and the performance of this Agreement by such Securityholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, state takeover laws and the pre-merger notification requirements of the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement, or otherwise prevent such Securityholder from performing its obligations under this Agreement.

   SECTION 2.04 Title to the Notes or Warrants. As of the date hereof, such Securityholder is the record or beneficial owner of, and has good title to, (a) the principal amount of Notes and/or (b) Warrants to purchase the number of shares of Series C Convertible Preferred Stock set forth beneath such Securityholder's name on the signature pages hereto. Such Notes and Warrants are all the Notes and Warrants of the Company owned, either of record or beneficially, by such Securityholder and such Securityholder does not have any option or other right to acquire any other Notes or Warrants of the Company. The Notes and Warrants owned by such Securityholder are owned free and clear of all Encumbrances except those arising under the Investor Rights Agreement. Except as provided in this Agreement, such Securityholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Notes and Warrants owned by such Securityholder.

                                     E-2-2

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY

   Parent and the Company hereby, severally and not jointly, represent and warrant, each as to itself, to each Securityholder as follows:

   SECTION 3.01 Corporate Organization. Each of Parent and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or the Company from performing its obligations under this Agreement.

   SECTION 3.02 Authority Relative to this Agreement. Each of Parent and the Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and the Company and the performance by Parent and the Company of their obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or the Company is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and the Company and, assuming due authorization, execution and delivery by the Securityholders, constitutes a legal, valid and binding obligation of each of Parent and the Company enforceable against each of Parent and the Company in accordance with its terms.

   SECTION 3.03 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and the Company do not, and the performance of this Agreement by Parent and the Company shall not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or the Company and (ii) assuming satisfaction of the requirements set forth in 3.03(b) below, conflict with or violate any Law applicable to Parent or the Company, except any such conflicts or violations that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or the Company from performing its obligations under this Agreement.

   (b) The execution and delivery of this Agreement by Parent and the Company do not, and the performance of this Agreement by Parent and the Company shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent Parent or the Company from performing their obligations under this Agreement.

                                   ARTICLE IV

                        COVENANTS OF THE SECURITYHOLDERS

   SECTION 4.01 No Disposition or Encumbrance of Notes and Warrants. Each Securityholder, severally and not jointly, hereby agrees that, except as contemplated by this Agreement, the Investor Rights Agreement, or the Merger Agreement, such Securityholder shall not (i) sell, transfer, tender, pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Encumbrances of any nature whatsoever with respect to, any of such Securityholder's Notes or Warrants (or agree or consent to, or offer to do, any of the foregoing).

                                     E-2-3

   SECTION 4.02 Further Action. Upon the terms and subject to the conditions hereof, Parent, the Company and each Securityholder shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement.

                                   ARTICLE V

                                  TERMINATION

   SECTION 5.01 Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the termination of the Merger Agreement. Nothing in this Section 5.01 shall relieve any party of liability for any breach of this Agreement.

                                   ARTICLE VI

                                 MISCELLANEOUS

   SECTION 6.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) (i) to the Securityholders at the address indicated on the signature pages hereto and (ii) to the respective parties listed below at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

  if to Parent:
     Motorola, Inc.
     1303 East Algonquin Road
     Schaumburg, IL 60196
     Telephone: (847) 576-3482
     Telecopier: (847) 576-3628
     Attention: General Counsel

     with a copy to:
     Motorola, Inc.
     Broadband Communications Sector
     101 Tournament Drive
     Horsham, PA 19044
     Telephone: (215) 323-2885
     Telecopy: (215) 323-1300
     Attention: Paul Fleck, Esq.

     with a copy to:
     Shearman & Sterling
     599 Lexington Avenue
     New York, New York 10022
     Telephone: (212) 848-4000
     Telecopy: (212) 848-7179
     Attention: Clare O'Brien, Esq.

                                     E-2-4
  if to the Company:
     RiverDelta Networks, Inc.
     3 Highwood Drive East
     Tewksbury, MA 01876
     Telephone: (978) 858-2300
     Telecopy: (978) 858-2399
     Attention: David F. Callan, President

     with a copy to:
     Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
     One Financial Center
     Boston, MA 02111
     Telephone: (617) 542-6000
     Telecopy: (617) 542-2241
     Attention: Joseph P. Curtin, Esq.

   SECTION 6.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

   SECTION 6.03 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

   SECTION 6.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   SECTION 6.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   SECTION 6.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof and, as to all other matters, shall be governed by and construed and enforced in accordance with the internal law of The Commonwealth of Massachusetts without giving effect to the conflicts of laws principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the County of New York, New York.

   SECTION 6.07 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

   SECTION 6.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                                     E-2-5

   SECTION 6.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   SECTION 6.10 Amendment. This Agreement may not be amended except (a) by an instrument in writing signed by all the parties hereto or (b) by a waiver in accordance with Section 6.11.

   SECTION 6.11 Waiver. No provision of this Agreement may be waived, except by written consent of the party or parties against which enforcement of the waiver is sought. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

   SECTION 6.12 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, accountants, experts and consultants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.


                                     E-2-6

   IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                          NOTEHOLDERS:

                                          PEQUOT PRIVATE EQUITY FUND II, L.P.

                                          By: Pequot Capital Management, Inc.
                                              Its Investment Manager

                                                   /s/ Kevin E. O'Brien
                                          By: _________________________________
                                            Name: Kevin E. O'Brien
                                            Title: General Counsel
                                            Principal Amount: $10,000,000.00
                                            Address: 500 Nyala Farm Road
                                                    Westport, CT 06880

                                          BATTERY VENTURES V, L.P.

                                          By: Battery Partners V, LLC

                                                      /s/ Todd Dagres
                                          By: _________________________________
                                            Name: Todd Dagres
                                            Title: Managing Partner
                                            Principal Amount: $4,447,620.00
                                            Address: 20 Williams Street
                                                    Wellesley, MA 02181

                                          BATTERY INVESTMENT PARTNERS V, LLC

                                                      /s/ Todd Dagres
                                          By: _________________________________
                                            Name: Todd Dagres
                                            Title: Managing Partner
                                            Principal Amount: $102,380.00
                                            Address: 20 Williams Street
                                                    Wellesley, MA 02181

                                          BATTERY VENTURES CONVERGENCE FUND,
                                          L.P.

                                          By: Battery Convergence Partners,
                                              LLC

                                                      /s/ Todd Dagres
                                          By: _________________________________
                                            Name: Todd Dagres
                                            Title: Managing Partner
                                            Principal Amount: $450,000.00
                                            Address: 20 William Street
                                                    Wellesley, MA 02181

                                     E-2-7

                                          CHARLES RIVER PARTNERSHIP X, A
                                          LIMITED PARTNERSHIP

                                          By: Charles River X GP, LLC Its
                                              General Partner

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name: Bruce I. Sachs
                                            Title: General Partner
                                            Principal Amount: $4,525,221.70
                                            Address: 100 Winter Street, Suite
                                            3300
                                                    Waltham, MA 02451

                                          CHARLES RIVER PARTNERSHIP X-A, A
                                          LIMITED PARTNERSHIP

                                          By: Charles River X GP LLC Its
                                              General Partner

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name: Bruce I. Sachs
                                            Title: General Partner
                                            Principal Amount: $124,156.50
                                            Address: 100 Winter Street, Suite
                                            3300
                                                    Waltham, MA 02451

                                          CHARLES RIVER FRIENDS X-B, LLC

                                          By: Charles River Friends VII, Inc.
                                              Its Manager

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name: Bruce I. Sachs
                                            Title: Authorized Manager
                                            Principal Amount: $298,366.30
                                            Address: 100 Winter Street, Suite
                                            3300
                                                    Waltham, MA 02451

                                          CHARLES RIVER FRIENDS X-C, LLC

                                          By: Charles River Friends VII, Inc.
                                              Its Manager

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name: Bruce I. Sachs
                                            Title: Authorized Manager
                                            Principal Amount: $52,255.50
                                            Address: 100 Winter Street, Suite
                                            3300
                                                    Waltham, MA 02451

                                     E-2-8

                                                     /s/ David Callan
                                          _____________________________________
                                            David Callan
                                            Principal Amounts: $3,000,000.00
                                            and
                                                           $1,700,000.00
                                            Address: 67 Spinnaker Way
                                                    Portsmouth, NH 03801

                                                  /s/ Scott E. Morrissee
                                          _____________________________________
                                            Scott E. Morrisse
                                            Principal Amount: $300,000.00
                                            Address: 69 Spinnaker Way
                                                    Portsmouth, NH 03801

                                          WARRANTHOLDERS:

                                          BATTERY MANAGEMENT CORP.

                                                      /s/ Todd Dagres
                                          By: _________________________________
                                            Name: Todd Dagres
                                            Title: General Partner
                                            Amount of Warrants: 63,099 shares
                                            of Series C
                                                            Preferred Stock
                                            Address: 20 William Street
                                                    Wellesley, MA 02181

                                          CHARLES RIVER PARTNERSHIP X,
                                          A LIMITED PARTNERSHIP

                                          By: Charles River X GP, LLC Its
                                              General Partner

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name: Bruce I. Sachs
                                            Title: Managing Member
                                            Amount of Warrants: 57,132 shares
                                            of Series C
                                                            Preferred Stock
                                            Address: 100 Winter Street, Suite
                                            3300
                                                    Waltham, MA 02451

                                     E-2-9

                                          CHARLES RIVER PARTNERSHIP X-A,
                                          A LIMITED PARTNERSHIP

                                          By: Charles River X GP LLCIts
                                              General Partner

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name: Bruce I. Sachs
                                            Title: Managing Member
                                            Amount of Warrants: 1,567 shares
                                            of Series C
                                                            Preferred Stock
                                            Address: 100 Winter Street, Suite
                                            3300
                                                    Waltham, MA 02451

                                          CHARLES RIVER FRIENDS X-B, LLC

                                          By: Charles River Friends VII, Inc.
                                              Its Manager

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name: Bruce I. Sachs
                                            Title: Authorized Manager
                                            Amount of Warrants: 3,767 shares
                                            of Series C
                                                            Preferred Stock
                                            Address: 100 Winter Street, Suite
                                            3300
                                                    Waltham, MA 02451

                                          CHARLES RIVER FRIENDS X-C, LLC

                                          By: Charles River Friends VII, Inc.
                                              Its Manager

                                                    /s/ Bruce I. Sachs
                                          By: _________________________________
                                            Name: Bruce I. Sachs
                                            Title: Authorized Manager
                                            Amount of Warrants: 660 shares of
                                            Series C
                                                            Preferred Stock
                                            Address: 100 Winter Street, Suite
                                            3300
                                                    Waltham, MA 02451

                                                     /s/ David Callan
                                          _____________________________________
                                            David Callan
                                            Amount of Warrants: 72,313 shares
                                            of Series C
                                                            Preferred Stock
                                            Address: 67 Spinnaker Way
                                                    Portsmouth, NH 03801

                                     E-2-10

                                          MOTOROLA, INC.

                                                   /s/ Richard C. Smith
                                          By: _________________________________
                                            Name: Richard C. Smith
                                            Title: Corporate Vice President

                                          RIVERDELTA NETWORKS, INC.

                                                    /s/ David F. Callan
                                          By: _________________________________
                                            Name: David F. Callan
                                            Title: President

                                     E-2-11

                                                                      Appendix F

                        FORM OF COMPANY AFFILIATE LETTER

Motorola, Inc.
101 Tournament Drive
Horsham, PA 19044

Attention: General Counsel

Ladies and Gentlemen:

   The undersigned, a holder of shares of common stock, par value $0.01 per share ("Company Common Stock"), of RiverDelta Networks, Inc., a Delaware corporation (the "Company"), is entitled to receive in connection with the merger (the "Merger") of a subsidiary of Motorola, Inc., a Delaware corporation ("Parent"), with and into the Company shares of common stock, par value $3.00 per share ("Parent Common Stock"), of Parent. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact, nor as a waiver of any right the undersigned may have to object to any claim that the undersigned is such an affiliate on or after date of this letter.

   If, in fact, the undersigned were such an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and, to the extent the undersigned felt or feels necessary, the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent is under no obligation to register Parent Common Stock for sale, transfer or other disposition by the undersigned or take any action (other than as provided in the penultimate paragraph of this letter) to make compliance with an exemption from registration available to the undersigned.

   The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign, transfer or otherwise dispose of any of the Parent Common Stock received (including through a cashless exercise of stock options) by the undersigned in the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of the general counsel of Parent, Shearman & Sterling, or other counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

   In the event of a sale or other disposition by the undersigned of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in form and substance reasonably satisfactory to Parent and, to the extent required by the preceding paragraph, the opinion of counsel or no-action letter referred to in such paragraph. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the Parent Common Stock sold as indicated in such letter. Notwithstanding the foregoing, Parent shall revoke the stop transfer instructions with respect to any shares of Parent Common Stock held by the undersigned or a transferee of the undersigned as to which the legend referred to below has been removed.

   The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing any Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates (A) upon the transfer by the undersigned of Parent Common Stock in a sale made in conformity within the provisions of Rule 145(d) or pursuant to an effective registration statement under the Securities Act or (B) upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent (which may be Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.) to the effect that such legends are no longer required for purposes of the Securities Act.

   There will be placed on the certificates for Parent Common Stock issued to the undersigned, or, except as otherwise provided herein, any substitutions therefor, a legend stating in substance:

  "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended. The shares may not be sold, pledged or otherwise disposed of except pursuant to a registration statement under, or in accordance with an exemption from the registration requirements of, the Securities Act of 1933."

   It is understood and agreed that certificates with the legend set forth in the preceding paragraph will be substituted by delivery of certificates without such legend if:

     (i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned;

     (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned;

     (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned; or

     (iv) any registration statement registering the resale of Parent Common Stock issued to the undersigned is declared effective by the SEC or automatically becomes effective.

   For so long as and to the extent necessary to permit the undersigned to sell its shares of the Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall take all such actions as reasonably available to file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), referred to in paragraph (c)(1) of Rule 144 (or, if applicable, Parent shall use reasonable efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), furnish to the undersigned upon request a written statement as to whether Parent has complied with such reporting requirements during the twelve months preceding any proposed sale under Rule 145 and otherwise take all such actions as reasonably available to permit such sales pursuant to Rule 145 and Rule 144. Parent has filed, on a timely basis, all reports required to be filed with the SEC under Section 13 of the Exchange Act during the preceding twelve months.

   The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of shares of Company Common Stock and Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                          Very truly yours,

                                          [NAME]

Dated: ,

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against the expenses, including attorneys' fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that, if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

   As permitted by Section 102 of the DGCL, the registrant's Restated Certificate of Incorporation provides that no director shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breaches of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

   The registrant's Restated Certificate of Incorporation further provides that the registrant must indemnify and hold harmless, to the fullest extent authorized by the DGCL, as the same exists or may be hereafter amended (but, in the case of any such amendment, only to the extent that the amendment permits the registrant to provide broader indemnification rights than the DGCL permitted the registrant to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant or is or was serving (at such time as such person is or was a director or officer of the registrant) at the request of the registrant as a director, officer, employee or agent of another entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith. This right to indemnification will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the indemnitee's heirs, executors and administrators. However, except as provided below with respect to proceedings to enforce rights to indemnification, the registrant will indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by that indemnitee only if the proceeding was authorized by the registrant's Board of Directors.

   The Restated Certificate of Incorporation provides that the right to indemnification is a contract right and includes the right to be paid by the registrant the expenses incurred in defending any such proceeding in advance of its final disposition. However, if and to the extent that the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision that such indemnitee is not entitled to be indemnified for such expenses. The registrant's Restated Certificate of Incorporation also provides that the registrant may, by action of the registrant's Board of Directors or by action of any person to whom the registrant's Board of Directors has delegated such authority, provide indemnification to employees and agents of the registrant with the same scope and effect as the indemnification of the registrant's officers and directors. The rights to indemnification and to the advancement of expenses conferred in the Restated Certificate of Incorporation will not be exclusive of any other right which any person may have or hereafter acquire under the Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

   Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation (or who was serving at the request of the corporation in such position at another entity) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL. The Restated Certificate of Incorporation provides that the registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL. All of the directors and officers of the registrant are covered by insurance policies maintained and held in effect by the registrant against liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended, subject to certain exclusions.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

     Exhibit
     Number                              Description
     -------                             -----------
       2.1   Agreement and Plan of Merger, dated as of July 11, 2001, among the registrant, Bayou Merger Sub, Inc. and RiverDelta Networks, Inc.
             (included as Appendix A to the prospectus incorporated as part of this registration statement).

       4.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(i)(b) to the registrant's Quarterly Report on Form 10-Q for the quarter ended April 1, 2000 (File No. 1-
             07221)).

       4.2   Certificate of Designations, Preferences and Rights of Junior
             Participating Preferred Stock, Series B (incorporated by reference to Exhibit 3.3 to the registrant's Registration Statement on Form
             S-3 dated January 20, 1999 (Registration No. 333-70827)).

       4.3 By-laws, as amended through March 9, 2001 (incorporated by reference to Exhibit 3.3 to the registrant's Annual Report on Form
             10-K for the fiscal year ended December 31, 2000 (File No. 1-
             07221)).

       4.4 Rights Agreement, dated as of November 5, 1998, between the registrant and Harris Trust and Savings Bank, as Rights Agent
             (incorporated by reference to Exhibit 1.1 to the registrant's
             Amendment No. 1 to Registration Statement on Form 8-A/A dated
             March 16, 1999 (File No. 1-07221)).

       5.1   Opinion of Jeffrey A. Brown, Esq., Senior Corporate Counsel,
             Corporate Law Department, Motorola, Inc. as to the legality of the shares being issued.

       8.1 Opinion of KPMG LLP regarding the federal income tax consequences of the Merger.

       8.2   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             regarding the federal income tax consequences of the Merger.

     Exhibit
     Number                              Description
     -------                             -----------
      21.1   Subsidiaries of registrant (incorporated by reference to Exhibit
             21 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000
             (File No. 1-07221)).

      23.1   Consent of KPMG LLP.

      23.2   Consent of Jeffrey A. Brown, Esq., Senior Corporate Counsel,
             Corporate Law Department, Motorola, Inc. (included in Exhibit No.
             5.1).

      23.3   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             (included in
             Exhibit No. 8.2).

      23.4   Consent of KPMG LLP (included in Exhibit 8.1).

      99.1 Form of Proxy Card for RiverDelta Networks, Inc. Special Meeting of Stockholders.

      99.2   Voting Agreement, dated as of July 11, 2001, among Pequot Private
             Equity Fund II, L.P., Battery Ventures V, L.P., Battery Investment
             Partners V, LLC, Battery Ventures Convergence Fund, L.P., Charles
             River Partnership X, a Limited Partnership, Charles River
             Partnership X-A, a Limited Partnership, Charles River Friends X-B,
             LLC, Charles River Friends X-C, LLC, David Callan, Scott E.
             Morrisse, Michael Brown, Bayou Merger Sub, Inc. and the registrant
             (included as Appendix B to the prospectus incorporated as part of this registration statement).

      99.3 Form of Escrow Agreement by and among the registrant, Todd Dagres, as Stockholder Representative, and Bank One Trust Company, N.A.
             (included as Appendix D to the prospectus incorporated as part of this registration statement).

      99.4   Bridge Holders Agreement, dated as of July 11, 2001, among
             RiverDelta Networks, Inc., Pequot Private Equity Fund II, L.P.,
             Battery Ventures V, L.P., Battery Investment Partners V, LLC,
             Battery Ventures Convergence Fund, L.P., Charles River Partnership
             X, a Limited Partnership, Charles River Partnership X-A, a Limited
             Partnership, Charles River Friends X-B, LLC, Charles River Friends
             X-C, LLC, Battery Management Corp., David Callan and Scott E.
             Morrisse (included as Appendix E to the prospectus incorporated as part of this registration statement).

      99.5   Credit Agreement, dated as of July 11, 2001, between RiverDelta
             Networks, Inc. and the registrant.

      99.6   Original Equipment Manufacturing (OEM) Agreement, dated as of
             August 1, 2001, between RiverDelta Networks, Inc. and the registrant.

Item 22. Undertakings.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

   (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in Schaumburg, Illinois, on August 14, 2001.

                                          Motorola, Inc.

                                                /s/ Christopher B. Galvin
                                          By: _________________________________
                                                   Christopher B. Galvin
                                                 Chairman of the Board and
                                                  Chief Executive Officer

   Each of the undersigned hereby constitutes and appoints Christopher B. Galvin, Robert L. Growney, Carl F. Koenemann and Anthony M. Knapp, and each of them, as attorneys for him or her and in his or her name, place and stead, and in any and all capacities, to execute and file any amendments, supplements or statements with respect thereto, hereby giving and granting to said attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he or she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys, or any of them, or their or his or her substitute or substitutes, may or shall lawfully do, or cause to be done, by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----


     /s/ Christopher B. Galvin       Chairman of the Board and      August 14, 2001
____________________________________  Chief Executive Officer
       Christopher B. Galvin          (Principal Executive
                                      Officer)

       /s/ Carl F. Koenemann         Executive Vice President and   August 14, 2001
____________________________________  Chief Financial Officer
         Carl F. Koenemann            (Principal Financial
                                      Officer)

        /s/ Anthony M. Knapp         Senior Vice President and      August 14, 2001
____________________________________  Controller (Principal
          Anthony M. Knapp            Accounting Officer)

         /s/ Ronnie C. Chan          Director                       August 14, 2001
____________________________________
          Ronnie C. Chan

       /s/ H. Laurence Fuller        Director                       August 14, 2001
____________________________________
        H. Laurence Fuller

       /s/ Robert L. Growney         Director                       August 14, 2001
____________________________________
         Robert L. Growney


             Signature                           Title                    Date
             ---------                           -----                    ----


         /s/ Anne P. Jones           Director                       August 14, 2001
____________________________________
           Anne P. Jones

         /s/ Judy C. Lewent          Director                       August 14, 2001
____________________________________
           Judy C. Lewent

      /s/ Dr. Walter E. Massey       Director                       August 14, 2001
____________________________________
        Dr. Walter E. Massey

      /s/ Nicholas Negroponte        Director                       August 14, 2001
____________________________________
        Nicholas Negroponte

      /s/ John E. Pepper, Jr.        Director                       August 14, 2001
____________________________________
        John E. Pepper, Jr.

      /s/ Samuel C. Scott III        Director                       August 14, 2001
____________________________________
        Samuel C. Scott III

        /s/ B. Kenneth West          Director                       August 14, 2001
____________________________________
          B. Kenneth West

       /s/ Dr. John A. White         Director                       August 14, 2001
____________________________________
         Dr. John A. White